As filed with the Securities and Exchange Commission on July 12, 2012

Registration No. 333-181876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncor Electric Delivery Company LLC

(Exact name of registrant issuer as specified in its charter)

Delaware	4911	75-2967830
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Allen Nye, Jr.

Senior Vice President, General Counsel & Corporate Secretary

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(214) 486-2067 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

W. Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

(214) 978-3099 (facsimile)

Approximate date of commencement of proposed exchange offers: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a small reporting company)	Small reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offers or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2012

PROSPECTUS

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offers to Exchange

$400,000,000 aggregate principal amount of its 4.10% Senior Secured Notes due 2022, $300,000,000 aggregate principal amount of its 4.55% Senior Secured Notes due 2041 and $500,000,000 aggregate principal amount of its 5.30% Senior Secured Notes due 2042 (collectively, the exchange notes), each of which have been registered under the Securities Act of 1933, as amended (the Securities Act), for any and all of its outstanding 4.10% Senior Secured Notes due 2022, 4.55% Senior Secured Notes due 2041 and 5.30% Senior Secured Notes due 2042 (collectively, the outstanding notes), respectively (such transactions, collectively, the exchange offers)

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered outstanding notes for the exchange notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are registered under the Securities Act.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offers.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2012, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for US federal income tax purposes.

•

The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes of the respective series, except that the exchange notes will be registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or additional interest provisions.

Results of the Exchange Offers

•

Except as prohibited by applicable law, the exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. There is no existing market for the exchange notes to be issued, and we do not plan to list the exchange notes on a national securities exchange or market.

•	We will not receive any proceeds from the exchange offers.

All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making or other trading activities.

We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offers or such time as broker-dealers no longer own any notes. See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business profile, financial condition, results of operations or prospects may have changed since that date. The representations and warranties contained in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may publicly file in the future may contain representations and warranties made by and to the parties thereto as of specific dates. While we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement of which this prospectus is a part not misleading, those representations and warranties may be subject to exceptions and qualifications contained in separate disclosure schedules; may represent the parties’ risk allocation in the particular transaction; or may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes. No offer of these securities is being made in any jurisdiction where such offer is prohibited.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before participating in the exchange offers. You should carefully read the entire prospectus, including the section entitled “Risk Factors.” See the section entitled “Available Information”. Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “Oncor,” “we,” “our” and “us” refer to Oncor Electric Delivery Company LLC and its consolidated subsidiary. References to “EFH Corp.” refer to Energy Future Holdings Corp., and/or its subsidiaries, depending on context. For your convenience, we have also provided a Glossary, beginning on page 130, of selected terms and abbreviations.

Our Business

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about 40 percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. We are neither a seller of electricity nor a purchaser of electricity for resale. We provide transmission services to other electricity distribution companies, cooperatives, municipalities and retail electric providers (REPs). We provide distribution services to REPs that sell power to retail customers. Our transmission and distribution rates are regulated by the Public Utility Commission of Texas (PUCT) and, in certain instances, the United States Federal Energy Regulatory Commission (FERC), as well as certain cities and are subject to cost-of-service regulation and annual earnings oversight.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than three million homes and businesses and operating more than 118,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At March 31, 2012, Oncor had approximately 3,700 full-time employees, including approximately 830 employees under collective bargaining agreements.

Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of more than 80 REPs in our certificated service area, including certain electric cooperatives and subsidiaries of our affiliate, Texas Competitive Electric Holdings Company LLC (TCEH), an indirect subsidiary of EFH Corp. Distribution revenues from TCEH represented 33% of our total revenues for the year ended December 31, 2011 and 29% of our total revenue for the three months ended March 31, 2012. Revenues from REP subsidiaries of a non-affiliated entity collectively represented 15% of our total revenues for each of the year ended December 31, 2011 and the three months ended March 31, 2012. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

We are a direct, majority-owned subsidiary of Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. (formerly TXU Corp.). As of December 31, 2011 and May 30, 2012, Oncor Holdings owned 80.03% of our outstanding equity interests, Texas Transmission Investment LLC (Texas Transmission) owned 19.75% of our equity interests, and certain members of our management team and board of directors indirectly beneficially owned 0.22% of our equity interests through Oncor Management Investment LLC.

On October 10, 2007, we were converted from a Texas corporation to a Delaware limited liability company in connection with the merger of Texas Energy Future Merger Sub Corp (Merger Sub) with and into EFH Corp. (the Merger). As a result of the Merger, investment funds associated with or designated by Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Capital, L.P. (TPG) and Goldman, Sachs & Co. (Goldman, Sachs & Co. and, together with KKR and TPG, the Sponsor Group), and certain other co-investors (collectively with the Sponsor Group, the Investors), own EFH Corp. through Texas Energy Future Holdings Limited Partnership (Texas Holdings), with the Sponsor Group controlling Texas Holdings’ general partner, Texas Energy Future Capital Holdings LLC.

Various “ring-fencing” measures have been taken to enhance the separateness of the Oncor Ring-Fenced Entities and the Texas Holdings Group (each as defined below) and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to Texas Holdings and its direct and indirect subsidiaries (Texas Holdings Group) and to reduce the risk that the assets and liabilities of Oncor or Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for Oncor Holdings and its direct and indirect subsidiaries (Oncor Ring-Fenced Entities); our board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. We are operated as a separate, stand-alone business from EFH Corp., and EFH Corp. does not participate in the management of our business.

Recent Developments

Pursuant to the terms of our revolving credit facility, we requested and received an increase in our commitment under the revolving credit facility. Effective May 15, 2012, our total commitments under our revolving credit facility are $2.4 billion.

On May 18, 2012, we issued $400 million aggregate principal amount of 4.10% Senior Secured Notes due 2022 (2022 notes) and $500 million aggregate principal amount of 5.30% Senior Secured Notes due 2042 (2042 notes) to Credit Suisse Securities (USA) LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Comerica Securities, Inc. and The Williams Capital Group, L.P. as initial purchasers. The initial purchasers resold the 2022 notes and the 2042 notes (i) to qualified institutional buyers under Rule 144A of the Securities Act in private sales exempt from the registration requirements of the Securities Act, and (ii) outside of the US to non-US persons (foreign purchasers) in reliance upon Regulation S of the Securities Act. We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $889.7 million from the sale of the 2022 notes and the 2042 notes to repay borrowings under our revolving credit facility, to pay the redemption price of our redemption of all of our 5.95% Senior Secured Notes due 2013 (2013 notes) on June 18, 2012, and for other general corporate purposes.

On June 18, 2012, we redeemed all of our 2013 notes, of which an aggregate of approximately $524 million principal amount was outstanding. We paid a redemption price equal to 100% of the principal amount of the 2013 notes redeemed plus a make whole amount of approximately $33 million.

Notice of Corporate Separateness

Pursuant to commitments made to the Public Utility Commission of Texas, we and our majority equity investor, EFH Corp., have implemented certain structural and operational “ring-fencing” measures that are intended to further separate us from EFH Corp. and certain of its other subsidiaries. See “Prospectus Summary” and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for more information regarding these “ring-fencing” measures. By your receipt of this prospectus, you acknowledge the receipt of the notice of corporate separateness given hereby.

We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001. Our principal executive offices are located at 1616 Woodall Rodgers Freeway, Dallas, TX 75202. The telephone number of our principal executive offices is (214) 486-2000. Our Internet address is http://www.oncor.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

The Exchange Offers

In November 2011, we issued the outstanding 4.55% Senior Secured Notes due 2041 (outstanding 2041 notes) in a private offering. In May 2012, we issued the outstanding 4.10% Senior Secured Notes due 2022 (outstanding 2022 notes) and the outstanding 5.30% Senior Secured Notes due 2042 (outstanding 2042 notes, and collectively with the outstanding 2022 notes and the outstanding 2041 notes, the outstanding notes) in a private offering. The term “2022 exchange notes” refers to the 4.10% Senior Secured Notes due 2022, the term “2041 exchange notes” refers to the 4.55% Senior Secured Notes due 2041 and the term “2042 exchange notes” refers to the 5.30% Senior Secured Notes due 2042, each as registered under the Securities Act, and all of which collectively are referred to as the “exchange notes.” The term “notes” collectively refers to the outstanding notes and the exchange notes.

General

In connection with the private offering of the outstanding notes, we entered into registration rights agreements with the initial purchasers in such offerings pursuant to which we agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offers within 315 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offers your outstanding notes for the respective series of exchange notes that are identical in all material respects to the outstanding notes except:

•   the exchange notes have been registered under the Securities Act;

•   the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the applicable registration rights agreement; and

•   the additional interest provisions of the applicable registration rights agreement are not applicable.

The Exchange Offers

We are offering to exchange:

•   $400,000,000 aggregate principal amount of 4.10% Senior Secured Notes due 2022 that have been registered under the Securities Act for any and all of our existing 4.10% Senior Secured Notes due 2022;

•   $300,000,000 aggregate principal amount of 4.55% Senior Secured Notes due 2041 that have been registered under the Securities Act for any and all of our existing 4.55% Senior Secured Notes due 2041; and

•   $500,000,000 aggregate principal amount of 5.30% Senior Secured Notes due 2042 that have been registered under the Securities Act for any and all of our existing 5.30% Senior Secured Notes due 2042.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission (SEC) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•   you are acquiring the exchange notes in the ordinary course of your business; and

•   you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you are not our affiliate and did not purchase your outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Any holder of outstanding notes who:

•   is our affiliate;

•   does not acquire exchange notes in the ordinary course of its business; or

•   tenders its outstanding notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2012, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offers. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offers.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular outstanding notes. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes

If you wish to participate in any of the exchange offers, you must either:

•   complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•   if you hold outstanding notes through the Depository Trust Company (DTC), comply with DTC’s Automated Tender Offer Program procedures described in this prospectus, by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•   you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•   you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•   you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•   you are acquiring the exchange notes in the ordinary course of your business;

•   if you are a broker-dealer, that you did not purchase your outstanding notes from us or any of our affiliates; and

•   if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in any of the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offers, we will have fulfilled a covenant under the registration rights agreements applicable to the outstanding notes. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in the registration rights agreements applicable to the outstanding notes. If you do not tender your outstanding notes in any of the exchange offers, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the Indenture (as defined below), except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreements applicable to the outstanding notes. To the extent that outstanding notes are tendered and accepted in the exchange offers, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will remain outstanding and continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offers will not be a taxable event for US federal income tax purposes. See “Summary of Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offers. Any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to the exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the respective series of outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Securities Offered

$1,200,000,000 aggregate principal amount of exchange notes consisting of:

•   $400,000,000 principal amount of 2022 exchange notes

•   $300,000,000 principal amount of 2041 exchange notes; and

•   $500,000,000 principal amount of 2042 exchange notes.

Maturity Dates	The exchange notes will mature on the following dates: • June 1, 2022 for the 2022 exchange notes; • December 1, 2041 for the 2041 exchange notes; and • June 1, 2042 for the 2042 exchange notes.

Indenture	We will issue the exchange notes under the Indenture dated as of August 1, 2002, as amended and supplemented (the Indenture), between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the Trustee).

Interest Rate	The 2022 exchange notes, 2041 exchange notes and 2042 exchange notes will bear interest at an annual rate equal to 4.10%, 4.55% and 5.30%, respectively. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period.

Interest Payment Dates

Interest on the exchange notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including May 18, 2012 for the 2022 exchange notes and the 2042 exchange notes and November 23, 2011 for the 2041 exchange notes. We will pay interest in US dollars on the exchange notes semi-annually for:

•   the 2022 exchange notes on June 1 and December 1 of each year, beginning on December 1, 2012;

•   the 2041 exchange notes on June 1 and December 1 of each year, beginning on June 1, 2012; and

•   the 2042 exchange notes on June 1 and December 1 of each year, beginning on June 1, 2012.

Ranking	The exchange notes will be senior secured obligations of Oncor and will rank pari passu with our other secured indebtedness. The exchange notes will be senior in right of payment to all subordinated indebtedness. At March 31, 2012, we had approximately $5.869 billion principal amount of senior secured debt outstanding, including $744 million of short-term debt outstanding under our revolving credit facility (including $6 million of letters of credit issued thereunder), all of which is secured by the Collateral (as defined below), after giving pro forma effect to our repayment of $376 million of principal amount of our 6.375% senior secured notes due May 2012 at maturity on May 1, 2012, our issuance of $900 million aggregate principal amount of 2022 notes and 2042 notes on May 18, 2012, and our redemption of approximately $524 million aggregate principal amount of our 2013 notes, on June 18, 2012. Our secured indebtedness does not include $528 million aggregate principal amount of transition bonds issued by Bondco, our bankruptcy remote financing subsidiary, which are not secured by the Collateral.

Collateral	Our obligations under the exchange notes will be secured by a lien on certain of our transmission and distribution assets, mortgaged under our deed of trust (as amended, Deed of Trust), dated as of May 15, 2008, from us to The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as described in the Deed of Trust (Collateral). See “Description of the Notes — Security.”

Optional Redemption	We may at our option redeem all or part of the exchange notes at the respective “make-whole” redemption prices discussed in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Limitation of Secured Debt	If any of the exchange notes are outstanding under the Indenture, we will not issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as defined in the Indenture), except for certain permitted secured debt, unless the exchange notes are also secured by that lien, without the consent of the holders of a majority in principal amount of all outstanding securities issued under the Indenture, including the exchange notes. See “Description of the Notes — Limitation on Secured Debt.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

No Prior Market	The exchange notes have no established trading market. We have not listed and do not intend to list any of the exchange notes on any securities exchange. Certain financial institutions have informed us that they intend to make a market in the exchange notes. However, these financial institutions may cease their market-making efforts at any time. If no active trading market exists, you may not be able to resell the exchange notes at their fair market value or at all.

Summary Consolidated Financial Data of Oncor and Subsidiary

The following table sets forth our summary historical consolidated financial data as of and for the periods indicated. The summary financial data as of March 31, 2012 and for three months ended March 31, 2012 and 2011 have been derived from our unaudited historical consolidated financial statements and related notes included in this prospectus (Interim Financial Statements). The summary financial data as of December 31, 2011 and 2010 and for each of the three fiscal years ended December 31, 2011, 2010 and 2009, have been derived from our audited historical consolidated financial statements and related notes included in this prospectus (Annual Financial Statements). The summary financial data as of March 31, 2011 and December 31, 2009 and as of and for the periods ending December 31, 2008 and 2007, for the Successor period from October 11, 2007 through December 31, 2007 and Predecessor period from January 1, 2007 through October 10, 2007 have been derived from our historical consolidated financial statements that are not included in this prospectus.

The summary consolidated financial data should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

	March 31,		December 31,
	2012	2011	2011	2010	2009	2008	2007
	(millions of dollars, except ratios)
Total assets	$17,523	$16,991	$17,371	$16,846	$16,232	$15,706	$15,434
Property, plant & equipment — net	10,775	9,851	10,569	9,676	9,174	8,606	8,069
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,894

Capitalization
Long-term debt, less amounts due currently (a)	$5,119	$5,309	$5,144	$5,333	$4,996	$5,101	$3,702
Membership interests	7,212	7,033	7,181	6,988	6,847	6,799	7,618

Total	$12,331	$12,342	$12,325	$12,321	$11,843	$11,900	$11,320

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	41.5%	43.0%	41.7%	43.3%	42.2%	42.9%	32.7%
Membership interests	58.5	57.0	58.3	56.7	57.8	57.1	67.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Amounts include transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, for which, at March 31, 2012, the aggregate principal amount totaled $528 million. Amounts do not include $400 million aggregate principal amount of the 2022 notes or $500 million aggregate principal amount of the 2042 notes issued on May 18, 2012.

(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at March 31, 2012 was 59.5% debt and 40.5% equity.

	Successor (a)							Predecessor
	Three Months Ended March 31,		Year Ended December 31,				Period from October 11, 2007 through December 31,	Period from January 1, 2007 through October 10,
	2012	2011	2011	2010	2009	2008	2007	2007
	(millions of dollars, except ratios)
Operating revenues	$783	$706	$3,118	$2,914	$2,690	$2,580	$533	$1,967
Net income (loss) (b)	$75	$65	$367	$352	$320	$(487)	$64	$263

Capital expenditures	$402	$285	$1,362	$1,020	$998	$919	$162	$580

Ratio of earnings to fixed charges (c)(d)	2.31	2.14	2.62	2.60	2.40	—	2.30	2.68

Embedded interest cost on long-term debt — end of period (e)	6.6%	6.5%	6.6%	6.5%	6.6%	6.7%	6.7%	6.6%

(a)	In October 2007, in connection with the merger of the Merger Sub with and into EFH Corp., Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements of the Successor reflect the application of purchase accounting.
(b)	Amount in 2008 includes an $860 million goodwill impairment charge (see Note 2 to Annual Financial Statements).
(c)	Fixed charges exceeded earnings by $266 million for the year ended December 31, 2008.
(d)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(e)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period and for the Predecessor periods excludes advances from affiliates.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to participate in the exchange offers. Any of these risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, these risks are not our only risks. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose all or part of your original investment.

Risks Relating to Our Business

Our business is subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our business and/or results of operations.

Our business operates in a changing market environment influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry. We will need to continually adapt to these changes.

Our business is subject to changes in state and federal laws (including the Texas Public Utility Regulatory Act (PURA), the Federal Power Act, the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 2005), changing governmental policy and regulatory actions (including those of the PUCT, the North American Electric Reliability Corporation (NERC), the Texas Reliability Energy, Inc. (TRE), the Texas Commission on Environmental Quality (TCEQ), the FERC and the US Environmental Protection Agency (EPA) and the rules, guidelines and protocols of the Electric Reliability Counsel of Texas (ERCOT) with respect to matters including, but not limited to, market structure and design, construction and operation of transmission facilities, acquisition, disposal, depreciation and amortization of regulated assets and facilities, recovery of costs and investments, return on invested capital and environmental matters. Changes in, revisions to, or reinterpretations of existing laws and regulations may have an adverse effect on our business and we could be exposed to increased costs to comply with the more stringent requirements or new interpretations and to potential liability for customer refunds, penalties or other amounts. If it is determined that we did not comply with applicable statutes, regulations, rules, tariffs or orders and we are ordered to pay a material amount in customer refunds, penalties or other amounts, our financial condition, results of operations and cash flow would be materially adversely affected.

For example, under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches. In addition, the PUCT may impose penalties on us if it finds that we violated any law, regulation, PUCT order or other rule or requirement. The PUCT has the authority to impose penalties of up to $25,000 per day, per violation.

The Texas Legislature meets every two years. The last regular session ended on May 30, 2011. The next regular session is scheduled to commence January 8, 2013. However, at any time the governor may convene a special session of the Legislature. During any regular or special session bills may be introduced that, if adopted, could materially and adversely affect our business and our business prospects.

The rates of our electricity delivery business are subject to regulatory review and may be reduced below current levels, which could adversely impact our financial condition and results of operations.

The rates we charge are regulated by the PUCT and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs, including regulatory assets reported in the balance sheet, and the return on invested capital allowed by the PUCT.

In addition, in 2007 we made several commitments to the PUCT regarding our rates. For example, we committed that we will, in rate reviews after our 2008 general rate review through proceedings initiated prior to December 31, 2012, support a cost of debt that will be no greater than the then-current cost of debt of electric utilities with credit ratings equal to our ratings as of October 1, 2007. As a result, we may not be able to recover all of our debt costs if they are above those levels.

Attacks on our infrastructure or other events that disrupt or breach our cyber/data security measures could have an adverse impact on our reputation, disrupt business operations and expose us to significant liabilities including penalties for failure to comply with federal, state or local statutes and regulations, which could have a material effect on our results of operations, liquidity and financial condition.

A breach of cyber/data security measures that impairs our information technology infrastructure could disrupt normal business operations and affect our ability to control our transmission and distribution assets, access customer information and limit communication with third parties. Much of our information technology infrastructure is connected (directly or indirectly) to the internet. Recently there have been numerous attacks on government and industry information technology systems through the internet that have resulted in material operational, reputation and/or financial costs. While we have controls in place designed to protect our infrastructure and have not had any significant breaches, any loss of confidential or proprietary data through a breach could adversely affect our reputation, expose us to material legal/regulatory claims, impair our ability to execute on business strategies and/or materially affect our results of operations, liquidity and financial condition.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets that a utility has identified as “critical cyber assets.” Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

We participate in industry groups and discussions with regulators to remain current on emerging threats and mitigating techniques. These groups include, but are not limited to: the US Cyber Emergency Response Team, the National Electric Sector Cyber Security Organization, the Department of Homeland Security, the NRC and NERC. We also apply the knowledge gained by continuing to invest in technology, processes and services to detect, mitigate and protect our cyber assets. These investments include upgrades to network architecture, regular intrusion detection monitoring and compliance with emerging industry regulation.

Our capital deployment program may not be executed as planned, which could adversely impact our financial condition and results of operations.

There can be no guarantee that the execution of our capital deployment program for our electricity delivery facilities will be successful, and there can be no assurance that the capital investments we intend to make in connection with our electricity delivery business will produce the desired reductions in cost and improvements to service and reliability. Furthermore, there can be no guarantee that our capital investments, including our investments associated with projects to construct Competitive Renewable Energy Zone (CREZ)-related transmission lines and facilities and additional voltage support projects will ultimately be recoverable through rates or, if recovered, that they will be recovered on a timely basis. For more information regarding the limitation on recovering the value of investments using rates and the CREZ project, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Risks and Challenges” and “— Regulation and Rates.” There can also be no assurance that the PUCT’s award of CREZ construction projects will not be delayed, modified or otherwise vacated through judicial or administrative actions, or that CREZ-related costs will not be materially increased as a result of administrative actions of the finalization of voltage support facilities and final detailed designs of subsequent project routes.

Market volatility may impact our business and financial condition in ways that we currently cannot predict.

Because our operations are capital intensive, we expect to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows or our revolving credit facility. With the construction of our CREZ-related transmission lines and facilities and our other planned projects, it is likely we will incur additional debt. In addition, we may incur additional debt in connection with other investments in infrastructure or technology, such as our advanced metering systems. Our ability to access the capital or credit markets may be severely restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially and adversely impacted by these market conditions. Even if we are able to obtain debt financing, we may be unable to recover in rates some or all of the costs of such debt financing as a result of our agreement with the PUCT that we will, in rate reviews initiated prior to December 31, 2012, support a cost of debt that will be no greater than the then-current cost of debt of electric utilities with investment grade credit ratings equal to our ratings as of October 1, 2007. Accordingly, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for us. Additionally, disruptions in the capital and credit markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, which could have a negative impact on our revenues, or have an impact on our customers, counterparties and/or lenders, causing them to fail to meet their obligations to us.

Adverse actions with respect to our credit ratings could negatively affect our ability to access capital.

Our access to capital markets and our cost of debt are directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of EFH Corp., our majority equity investor. If credit rating agencies were to change their views of our independence of EFH Corp., our credit ratings would likely decline. Despite our ring-fencing measures, rating agencies could take an adverse action with respect to our credit ratings in response to financing and liability management activities by EFH Corp. or its subsidiaries. In the event any such adverse action takes place and causes our borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Most of our suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. If our credit ratings decline, the costs to operate our business would likely increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

Our revenues are concentrated in a small number of customers, including TCEH, and any delay or default in payment could adversely affect our cash flows, financial condition and results of operations.

Our revenues from the distribution of electricity are collected from more than 80 REPs, including TXU Energy (a subsidiary of TCEH), that sell the electricity we distribute to consumers. Revenues from TCEH represented 33% and 29% of our total revenues for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively. Revenues from REP subsidiaries of a non-affiliated entity collectively represented 15% of our total revenues for each of the year ended December 31, 2011 and the three months ended March 31, 2012. Adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of TCEH or one or more other REPs could impair the ability of these REPs to pay for our services or could cause them to delay such payments. We depend on these REPs to timely remit these revenues to us. We could experience delays or defaults in payment from these REPs, which could adversely affect our cash flows, financial condition and results of operations. Due to commitments made to the PUCT in 2007, we may not recover bad debt expense, or certain other costs and expenses, from rate payers in the event of a default or bankruptcy by an affiliate REP.

In the future, we could have liquidity needs that could be difficult to satisfy under some circumstances, especially in uncertain financial market conditions.

Our operations are capital intensive. We rely on access to financial markets and our revolving credit facility as a significant source of liquidity for capital requirements, including maturities of long-term debt, not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms or access liquidity facilities, particularly during times of uncertainty similar to those experienced in the financial markets in 2008 and 2009, could adversely impact our ability to sustain and grow our business and would likely increase capital costs that may not be recoverable through rates. Our access to the financial markets and our revolving credit facility, and the pricing and terms we receive in the financial markets, could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market;

•	changes in interest rates;

•	a deterioration of our credit or a reduction in our credit ratings;

•	a deterioration of the credit or bankruptcy of one or more lenders under our revolving credit facility that affects the ability of the lender(s) to make loans to us;

•

a deterioration of the credit of EFH Corp. or EFH Corp.’s other subsidiaries or a reduction in the credit ratings of EFH Corp. or EFH Corp.’s other subsidiaries that is perceived to potentially have an adverse impact on us despite the ring-fencing of the Oncor Ring-Fenced Entities from the Texas Holdings Group;

•	a material breakdown in our risk management procedures, and

•	the occurrence of changes that restrict our ability to access our revolving credit facility.

Our primary source of liquidity aside from operating cash flows is our ability to borrow under our revolving credit facility. The revolving credit facility contains a debt-to-capital ratio covenant that effectively limits our ability to incur indebtedness in the future. At March 31, 2012, we were in compliance with such covenant. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At March 31, 2012, the available bond credits were approximately $1.289 billion. The amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $235 million, after giving pro forma effect to the issuance of the 2022 notes and the 2042 notes. In 2007, we committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At March 31, 2012, our regulatory capitalization ratio was 59.5% debt and 40.5% equity. Our ability to incur additional long-term debt will be limited by our regulatory capital structure.

The costs of providing pension and OPEB and related funding requirements may have a material adverse effect on our results of operations and financial condition.

We are a participating employer in the pension plan sponsored by EFH Corp. (EFH Retirement Plan) and offer pension benefits based on either a traditional defined benefit formula or a cash balance formula. We also participate in health care and life insurance benefit plans offered by EFH Corp. to eligible employees and their eligible dependents upon the retirement of such employees from us (OPEB Plan). Our share of the costs of providing such benefits and related funding requirements are dependent upon numerous factors, assumptions and estimates and are subject to changes in these factors, assumptions and estimates, including the market value of the assets funding the EFH Retirement Plan and the OPEB Plan. Benefits costs and related funding requirements are also subject to changing employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

If EFH Corp., which is highly leveraged, was unable to make required contributions to the pension plan while it was a member of our controlled group within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), we could be liable under ERISA for such contributions as well as for any unfunded pension plan liability that EFH Corp. is unable to pay. Our funding for the EFH Retirement Plan, the OPEB Plan and the Oncor Supplemental Retirement Plan (Oncor Plan) in 2012 is expected to total $122 million, $18 million and $3 million, respectively. Funding for the EFH Retirement Plan, based on its funded status at December 31, 2011, is expected to total approximately $800 million for the 2012 to 2016 period. We are expected to fund approximately 73% of this amount consistent with our share of the pension liability. In 2011, we made cash contributions to the EFH Retirement Plan, the OPEB Plan and the Oncor Plan of $172 million, $18 million and $3 million, respectively. See Note 12 to Annual Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Pension and OPEB Plan Funding” below for further information regarding pension and OPEB plans’ funding.

Our ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors.

To enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality, various legal, financial and contractual provisions were implemented. These enhancements are intended to minimize the risk that a court would order any of the Oncor Ring-Fenced Entities’ assets and liabilities to be substantively consolidated with those of any member of the Texas Holdings Group in the event that a member of the Texas Holdings Group were to become a debtor in a bankruptcy case. Substantive consolidation is an equitable remedy in bankruptcy that results in the pooling of the assets and liabilities of the debtor and one or more of its affiliates solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a reorganization plan. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. To the extent a bankruptcy court were to determine that substantive consolidation is appropriate under the facts and circumstances, then the assets and liabilities of any Oncor Ring-Fenced Entity that is subject to the substantive consolidation order would be available to help satisfy the debt or contractual obligations of the Texas Holding Group entity that is a debtor in bankruptcy and subject to the same substantive consolidation order. However, even if any Oncor Ring-Fenced Entity were included in such a substantive consolidation order, the secured creditors of Oncor would retain their liens and priority with respect to Oncor’s assets.

If any member of the Texas Holdings Group were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order an Oncor Ring-Fenced Entity’s assets and liabilities to be substantively consolidated with those of such member of the Texas Holdings Group or that a proceeding would not result in a disruption of services we receive from, or jointly with, our affiliates. See Note 1 to Annual Financial Statements for additional information on our ring fencing measures.

As was the case in the fourth quarter of 2008, goodwill that we have recorded is subject to at least annual impairment evaluations, and as a result, we could be required to write off some or all of this goodwill, which may cause adverse impacts on our financial condition and results of operations.

In accordance with accounting standards, recorded goodwill is not amortized but is reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill will result in a charge against earnings, which could cause a material adverse impact on our reported results of operations and financial condition. In the fourth quarter of 2008, we recorded a goodwill impairment charge totaling $860 million, which was not deductible for income tax-related purposes. See Notes 1 and 2 to Annual Financial Statements for details regarding the goodwill impairment.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

The PUCT and ERCOT are subject to regular “sunset” reviews by the Texas Sunset Advisory Commission. If either the PUCT or ERCOT is not renewed by the Texas Legislature pursuant to Sunset review, it could have a material effect on our business.

Sunset review is the regular assessment of the continuing need for an administrative agency to exist, and is grounded in the premise that an agency will be abolished unless legislation is passed to continue its functions. The Texas Sunset Advisory Commission (Sunset Commission) closely reviews each agency and recommends action on each agency to the Texas Legislature, which action may include modifying or even abolishing the agency. Of the agencies scheduled for Sunset review by the Sunset Commission, the PUCT and ERCOT are the most significant to our business. The PUCT is scheduled for a limited purpose sunset review in 2013 and ERCOT is scheduled for review after 2013 with the PUCT’s next review in 2023. These agencies are also subject to focused, limited scope, or special purpose reviews. These agencies, for the most part, participate in, govern or operate the electricity markets in Texas upon which our business model is based. If the Texas Legislature fails to renew any of these agencies, it could result in a significant restructuring of the Texas electricity market or regulatory regime that could have a material impact on our business. There can be no assurance that future action of the Sunset Commission will not result in legislation that could have a material adverse effect on us and our financial prospects.

Disruptions at power generation facilities owned by third parties could interrupt our sales of transmission and distribution services.

The electricity we transmit and distribute to customers of REPs is obtained by the REPs from electricity generation facilities. We do not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, our sales of transmission and distribution services may be diminished or interrupted, and our results of operations, financial condition and cash flows may be adversely affected.

The operation and maintenance of electricity delivery facilities involves significant risks that could adversely affect our results of operations and financial condition.

The operation and maintenance of delivery facilities involves many risks, including equipment breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of efficiency or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses that may not be recoverable through rates. A significant number of our facilities were constructed many years ago. In particular, older transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs that may not be recoverable through rates and/or the write-off of our investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above. Likewise, our ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Changes in technology or increased conservation efforts may reduce the value of our electricity delivery facilities and may significantly impact our business in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with traditional generation plants. Changes in technology could also alter the channels through which retail customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, our revenues could be materially reduced.

Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by a fixed date. Effective energy conservation by our customers could result in reduced energy demand, or significantly slow the growth in demand. Such reduction in demand could materially reduce our revenues. Furthermore, we may incur increased capital expenditures if we are required to invest in conservation measures.

We are dependent upon a limited number of suppliers and service providers for certain of our operations. If any of these suppliers or service providers failed or became unable to perform on their agreements with us, it could disrupt our business and have an adverse effect on our cash flows, financial condition and results of operations.

We rely on suppliers and service providers to provide us with certain specialized materials and services, including materials and services for power line maintenance, repair and construction, our advanced metering system, information technology and customer operations. The financial condition of our suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, we may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay our construction and improvement projects, increase our costs and disrupt our operations, which could negatively impact our business and reputation. In addition, we could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

Our revenues and results of operations are seasonal.

A significant portion of our revenues is derived from rates that we collect from REPs based on the amount of electricity we distribute on behalf of such REPs. Sales of electricity to residential and commercial customers are influenced by temperature fluctuations. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

The litigation environment in which we operate poses a significant risk to our business.

We are involved in the ordinary course of business in a number of lawsuits involving employment, commercial and environmental issues and other claims for injuries and damages, among other matters. Judges and juries in the State of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We use appropriate means to contest litigation threatened or filed against us, but the litigation environment in the State of Texas poses a significant business risk.

The loss of the services of our key management and personnel could adversely affect our ability to operate our business.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. Our failure to attract new personnel or retain our existing personnel could have a material adverse effect on our business.

Risks Related to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memoranda distributed in connection with the private offering of the outstanding 2041 notes, the outstanding 2022 notes and the outstanding 2042 notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited if there is no active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. We do not intend to list the notes on any securities exchange. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. Certain financial institutions have informed us that they intend to make a market in the notes after the exchange offers are completed. However, these financial institutions may cease their market-making efforts at any time without notice. Certain financial institutions, as a result of their ownership interest in EFH Corp., may be required to deliver a “market-making prospectus” when effecting offers and sales of notes. For so long as the market-making prospectus is required to be delivered, the ability of these financial institutions to make a market in the notes may, in part, be dependent on our ability to maintain a current market-marking prospectus. We will not be required to maintain a current market-marking prospectus for the outstanding notes. We cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued pursuant to our exchange offers in exchange for the outstanding notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

The market price of the notes will fluctuate.

Any material differences between our actual results and the historical results contained in our annual, quarterly and current reports filed with the SEC and included in this prospectus could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops. In addition, any downgrade of our credit ratings could have a significant adverse impact on the market price of the notes, assuming a market for the notes develops.

The terms of the notes contain limited covenants and other protections.

The Indenture governing the notes contains covenants restricting our ability to take certain actions. However, each of these covenants contains specified exceptions. In addition, these covenants do not protect holders of the notes from all events that could have a negative effect on the creditworthiness of the notes and the market price of the notes, assuming a market for the notes develops.

The Indenture and the Deed of Trust permit us to incur significant additional debt. Accordingly, the Indenture will not afford the holders of the notes protection in the event of a highly-leveraged transaction.

The notes and the Indenture under which the notes are issued do not place any limitation on the amount of unsecured debt that may be incurred by us. The Indenture and the Deed of Trust also permit us to incur a significant amount of additional secured debt, including debt secured equally and ratably by the Collateral, subject to certain limitations, as described further under “Description of the Notes — Securing Additional Obligations” and “— Limitation on Secured Debt.” Our incurrence of additional debt may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of the notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn. The covenants contained in the Indenture and the Deed of Trust will not afford holders of notes protection in the event of a highly-leveraged transaction involving Oncor.

It may be difficult to realize the value of the Collateral securing the notes.

Each of the assets and facilities that will be included in the Collateral is subject to the same kinds of risks as are described under “Risks Relating to Our Business.” We cannot provide any assurance that any of the necessary permits, certificates or other entitlements to operate those assets and facilities would be transferable to the Trustee or any purchaser from the Trustee in the event of a foreclosure upon that asset or facility. The Trustee’s ability to foreclose on the Collateral on behalf of the holders of the notes may be subject to perfection, the consent of third parties and, with respect to those assets that are subject to the jurisdiction of the PUCT and the FERC, the prior approval by the PUCT and the FERC. The Trustee’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the Trustee’s security interest in the Collateral. We cannot assure holders of the notes that the consents of any third parties and approvals by governmental entities will be given when required to implement a foreclosure on such assets, especially if we are not in compliance with the underlying permits at the time. Accordingly, the Trustee may not have the ability to foreclose upon those assets or assume or transfer the right to operate those facilities, and a temporary shutdown of operations may result and the value of the Collateral may significantly decrease. Even if the Trustee assumes the right to operate the assets and facilities, there may also be practical problems associated with the Trustee’s ability to identify a qualified operator to operate and maintain the assets and facilities. In addition, future regulatory developments or other inabilities to obtain or comply with required permits may adversely affect the value of the Collateral.

No appraisals of any Collateral have been prepared in connection with the exchange offers. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure holders of the notes that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as Collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

Bankruptcy laws may limit your ability to realize value from the Collateral.

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the US bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the US bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following the commencement of a bankruptcy case, (2) whether or when the Trustee could repossess or dispose of the Collateral and (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and any other obligations secured by the Collateral, then the holders of the notes and such other obligations would hold secured claims to the extent of the value of the Collateral securing such claims, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if we were to become the subject of a bankruptcy case, the bankruptcy trustee or debtor may seek to avoid certain pre-petition transfers made by us, including transfers held to be preferences or fraudulent conveyances. While transfers to secured creditors are generally not preferential, transfers to undersecured creditors may be subject to avoidance.

Any future pledges of Collateral may be avoidable.

Any further pledge of Collateral in favor of the Trustee may be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur, such that the pledge or granting of the security interest is deemed a fraudulent conveyance or preference.

The Trustee’s ability to exercise remedies with respect to Collateral is limited.

The Deed of Trust provides the Trustee on behalf of the holders of the notes with significant remedies, including foreclosures and sale of all or parts of the Collateral. However, the rights of the Trustee to exercise significant remedies (such as foreclosure) are, subject to certain exceptions, generally limited to a payment default, bankruptcy of Oncor or the acceleration of the indebtedness.

Proceeds from any sale of the Collateral upon foreclosure may be insufficient to repay the notes in full.

We cannot assure you that the net proceeds from a sale of the Collateral owned directly by us securing the notes would be sufficient to repay all of the notes following a foreclosure upon the Collateral or a liquidation of our assets.

The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral, the ability to sell the Collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of the Collateral separate from the sale of our business operations may not be feasible or of significant value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the Trustee’s exercise of remedies was not commercially reasonable, the ability of the Trustee and the holders of the notes to recover the difference between the amount realized through such exercise of remedies and the amount owed on the notes may be adversely affected and, in the worst case, the holders of the notes could lose all claims for such deficiency amount.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements, other than statements of historical facts, that are included in this prospectus, or made in presentations, in response to questions or otherwise, that address activities, events or developments that we expect or anticipate to occur in the future including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” in this prospectus, the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•

prevailing governmental policies and regulatory actions, including those of the US Congress, Texas Legislature, the Governor of Texas, the FERC, the PUCT, the NERC, the TRE, the EPA, and the TCEQ, with respect to:

•	allowed rate of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	recovery of investments;

•	acquisitions and disposals of assets and facilities;

•	operation and construction of facilities;

•	changes in tax laws and policies, and

•	changes in and compliance with environmental and safety laws and policies;

•	legal and administrative proceedings and settlements, including the exercise of equitable powers by courts;

•	weather conditions and other natural phenomena;

•	acts of sabotage, wars or terrorist or cyber-security threats or activities;

•	economic conditions, including the impact of a recessionary environment;

•	unanticipated population growth or decline, or changes in market demand and demographic patterns, particularly in the ERCOT region;

•	changes in business strategy, development plans or vendor relationships;

•	unanticipated changes in interest rates or rates of inflation;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto;

•	significant changes in critical accounting policies material to us;

•

commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in US credit markets;

•	circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets;

•	financial restrictions under our revolving credit facility and indentures governing our debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on our debt instruments;

•	actions by credit rating agencies, and

•	our ability to effectively execute our operational strategy.

Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT, the independent system operator and the regional coordinator of various electricity systems within Texas. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreements. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF ONCOR AND SUBSIDIARY

The following table summarizes our consolidated capitalization and short-term debt as of March 31, 2012. This table should be read in conjunction with the information included under the headings “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included herein.

	At March 31, 2012
	Amount	Percent
	(In millions)
Capitalization:
Long-term debt, less amounts due currently (a)	$5,119	41.5%
Membership interests	7,212	58.5

Total capitalization	$12,331	100.0%

Short-term debt:
Short-term debt (b) (c)	$738
Long-term debt due currently (c) (d)	495

Total short-term debt	$1,233

(a)	Includes, as of March 31, 2012, $409 million outstanding principal amount of transition bonds issued by Bondco, Oncor’s bankruptcy-remote financing subsidiary, minus $2 million of unamortized fair value discount related to those transition bonds and $37 million of unamortized discount related to our outstanding long-term debt securities. Does not include $400 million aggregate principal amount of the 2022 notes or $500 million aggregate principal amount of the 2042 notes issued on May 18, 2012.
(b)	Includes borrowings under our revolving credit facility (excluding an outstanding $6 million letter of credit issued under the revolving credit facility).
(c)	Includes $376 million of principal amount of our 6.375% senior secured notes due May 2012, which was repaid May 1, 2012 and funded by borrowings under our revolving credit facility.
(d)	Includes $119 million principal amount of transition bonds issued by Bondco due currently.

SELECTED FINANCIAL DATA

The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited interim consolidated financial statements and related notes and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	March 31,		December 31,
	2012	2011	2011	2010	2009	2008	2007
	(millions of dollars, except ratios)
Total assets	$17,523	$16,991	$17,371	$16,846	$16,232	$15,706	$15,434
Property, plant & equipment—net	10,775	9,851	10,569	9,676	9,174	8,606	8,069
Goodwill	4,064	4,064	4,064	4,064	4,064	4,064	4,894
Capitalization
Long-term debt, less amounts due currently (a)	$5,119	$5,309	$5,144	$5,333	$4,996	$5,101	$3,702
Membership interests	7,212	7,033	7,181	6,988	6,847	6,799	7,618

Total	$12,331	$12,342	$12,325	$12,321	$11,843	$11,900	$11,320

Capitalization ratios (b)
Long-term debt, less amounts due currently (a)	41.5%	43.0%	41.7%	43.3%	42.2%	42.9%	32.7%
Membership interests	58.5	57.0	58.3	56.7	57.8	57.1	67.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Amounts include transition bonds issued by Oncor Electric Delivery Transition Bond Company LLC, for which, at March 31, 2012, the aggregate principal amount totaled $528 million. Amounts do not include $400 million aggregate principal amount of the 2022 notes or $500 million aggregate principal amount of the 2042 notes issued on May 18, 2012.
(b)	For purposes of reporting to the PUCT, the regulatory capitalization ratio at March 31, 2012 was 59.5% debt and 40.5% equity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Liquidity Needs, Including Capital Expenditures” and Note 9 to Annual Financial Statements for additional information regarding regulatory capitalization ratios.

	Successor (a)							Predecessor
								Period from
							Period from	January 1, 2007
	Three Months Ended						October 11, 2007	through
	March 31,		Year Ended December 31,				through December 31,	October 10,
	2012	2011	2011	2010	2009	2008	2007	2007
		(millions of dollars, except ratios)
Operating revenues	$783	$706	$3,118	$2,914	$2,690	$2,580	$533	$1,967
Net income (loss) (b)	$75	$65	$367	$352	$320	$(487)	$64	$263

Capital expenditures	$407	$285	$1,362	$1,020	$998	$919	$162	$580

Ratio of earnings to fixed charges (c)(d)	2.31	2.14	2.62	2.60	2.40	—	2.30	2.68

Embedded interest cost on long-term debt—end of period (e)	6.6%	6.5%	6.6%	6.5%	6.6%	6.7%	6.7%	6.6%

(a)	In October 2007, in connection with the merger of the Merger Sub with and into EFH Corp., Oncor was converted from a Texas corporation to a Delaware limited liability company. The consolidated financial statements of the Successor reflect the application of purchase accounting.
(b)	Amount in 2008 includes an $860 million goodwill impairment charge (see Note 2 to Annual Financial Statements).
(c)	Fixed charges exceeded earnings by $266 million for the year ended December 31, 2008.
(d)	Calculated by dividing pretax income, excluding extraordinary charges and cumulative effects of changes in accounting principles, plus fixed charges (interest expense before capitalized interest and estimated interest within rental expense) by fixed charges.
(e)	Represents the annual interest and amortization of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs (including the effects of interest rate hedges) and gains/losses on reacquisitions at the end of the period and for the Predecessor periods excludes advances from affiliates.

Quarterly Information (unaudited)

Results of operations by quarter for the years ended December 31, 2011 and 2010 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011
Operating revenues	$706	$756	$897	$759
Operating income	145	173	225	150
Net income	65	92	144	66

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010
Operating revenues	$703	$702	$831	$678
Operating income	153	152	226	124
Net income	79	76	149	48

OUR BUSINESS AND PROPERTIES

Overview of Oncor

We are a regulated electricity transmission and distribution company that provides the essential service of delivering electricity safely, reliably and economically to end-use consumers through our distribution systems, as well as providing transmission grid connections to merchant generation plants and interconnections to other transmission grids in Texas. We are a direct, majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly beneficially own our remaining outstanding membership interests. We are a limited liability company organized under the laws of the State of Delaware, formed in 2007 as the successor entity to Oncor Electric Delivery Company, formerly known as TXU Electric Delivery Company, a corporation formed under the laws of the State of Texas in 2001.

Our transmission and distribution assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, about forty percent of the population of Texas, and comprises 91 counties and over 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. We are not a seller of electricity, nor do we purchase electricity for resale. We provide transmission services to other electricity distribution companies, cooperatives, municipalities and REPs. We provide distribution services to REPs, which sell electricity to retail customers. Our transmission and distribution rates are regulated by the PUCT, and in certain instances, by the FERC. The company is managed as an integrated business; consequently, there are no reportable segments.

We operate the largest transmission and distribution system in Texas, delivering electricity to more than three million homes and businesses and operating more than 118,000 miles of transmission and distribution lines. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. At March 31, 2012, we had approximately 3,700 full-time employees, including approximately 830 employees under collective bargaining agreements.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. See “Risk Factors — Our ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors” for a discussion regarding substantive consolidation risk.

On February 25, 2007, EFH Corp. entered into an Agreement and Plan of Merger, with Texas Holdings and Texas Energy Future Merger Sub Corp. (Merger Sub), providing for the merger of EFH Corp. with Merger Sub (Merger). Texas Holdings and Merger Sub are entities directly and indirectly owned by investment funds affiliated with the Sponsor Group. The Merger closed on October 10, 2007. As a result of the Merger, EFH Corp. became a wholly-owned subsidiary of Texas Holdings, which is controlled by the Sponsor Group, and Oncor was converted from a Texas corporation to a Delaware limited liability company. In November 2008, we sold equity interests to Texas Transmission. We also indirectly sold equity interests to certain members of our board of directors and management team. Accordingly, after giving effect to all equity issuances, at May 30, 2012, the ownership of our outstanding membership interests was as follows: 80.03% held by Oncor Holdings and indirectly by EFH Corp., 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of our board of directors and management team.

Oncor’s Market (ERCOT statistics below were derived from information published by ERCOT)

We operate within the ERCOT market. This market represents approximately 85% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the system operator of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of approximately 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers and distribution services providers, independent REPs and consumers.

In 2011, ERCOT’s hourly demand peaked at a record 68,379 MW. The ERCOT market has limited interconnections to other markets in the US and Mexico, which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under the reliability standards set by NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We, along with other owners of transmission and distribution facilities in Texas, assist the ERCOT independent system operator in its operations. We have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations we own, primarily within our certificated distribution service area. We participate with the ERCOT independent system operator and other ERCOT utilities in obtaining regulatory approvals and planning, designing and constructing new transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The transmission lines are necessary to meet reliability needs, support renewable energy production and increase bulk power transfer capability.

Oncor’s Strategies

We focus on delivering electricity in a safe and reliable manner, minimizing service interruptions and investing in our transmission and distribution infrastructure to maintain our system, serve our growing customer base with a modernized grid and support renewable energy production.

We believe that building and leveraging upon opportunities to scale our operating advantage and technology programs enables us to create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise over a larger grid. Scale also allows us to take part in large capital investments in our transmission and distribution system, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. Our growth strategies are to invest in technology upgrades, including advanced metering systems and energy efficiency initiatives, and to construct new transmission and distribution facilities to meet the needs of the growing Texas market and support renewable energy production. We and other transmission and distribution businesses in ERCOT benefit from regulatory capital recovery mechanisms known as “capital trackers” that we believe enable adequate and timely recovery of transmission, distribution and advanced metering investments through our regulated rates.

Oncor’s Operations

Performance — We achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics in 2011. These metrics measure the success of transmission and distribution companies in facilitating customer transactions in the competitive Texas electricity market.

Investing in Infrastructure and Technology — In 2011, we invested approximately $1.4 billion in our network to construct, rebuild and upgrade transmission lines and associated facilities, to extend the distribution infrastructure, and to pursue certain initiatives in infrastructure maintenance and information technology. Reflecting our commitment to infrastructure, in September 2008, we and several other ERCOT utilities filed with the PUCT a plan to participate in the construction of transmission improvements designed to interconnect existing and future renewable energy facilities to transmit electricity from CREZs identified by the PUCT. In January 2009, the PUCT awarded us CREZ construction projects requiring 14 related Certificate of Convenience and Necessity (CCN) amendment proceedings before the PUCT for 17 of those projects. All 17 projects and 14 CCN amendments have been approved by the PUCT. The projects involve the construction of transmission lines and stations to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. In addition to these projects, ERCOT completed a study in December 2010 that will result in us and other transmission service providers building additional facilities to provide further voltage support to the transmission grid as a result of CREZ-related construction. We currently estimate, based on these additional voltage support facilities and the approved routes and stations for our awarded CREZ projects, that our CREZ construction costs will total approximately $2.0 billion. CREZ-related costs could change based on finalization of costs for the additional voltage support facilities and final detailed designs of subsequent project routes. At December 31, 2011, our cumulative CREZ-related capital expenditures totaled $899 million, including $583 million in 2011. We expect that all necessary permitting actions and other requirements and all line and station construction activities for our CREZ construction projects will be completed by the end of 2013 with additional voltage support projects completed by early 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Regulation and Rates.”

Our technology upgrade initiatives include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is expected to produce electricity service reliability improvements and provide the potential for additional products and services from REPs that will enable businesses and consumers to better manage their electricity usage and costs. Our plans provide for the full deployment of over three million advanced meters to all residential and most non-residential retail electricity customers in our service area by the end of 2012. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits. At December 31, 2011, we had installed approximately 2,302,000 advanced digital meters, including approximately 788,000 during 2011. As the new meters are integrated, we report 15-minute interval, billing-quality electricity consumption data to ERCOT for market settlement purposes. The data makes it possible for REPs to support new programs and pricing options. Cumulative capital expenditures for the deployment of the advanced meter system totaled $518 million through December 31, 2011, including $158 million in 2011.

In addition to the potential energy efficiencies from advanced metering, we expect to spend approximately $340 million ($100 million in excess of regulatory requirements) over the five-year period ending 2012 in programs designed to improve customer electricity demand efficiencies. At December 31, 2011, approximately $265 million had been spent, including $75 million in 2011, and 75% of the amount in excess of regulatory requirement had been spent.

In a stipulation with several parties that was approved by the PUCT (as discussed in Note 2 to Interim Financial Statements and Note 3 to Annual Financial Statements), we committed to a variety of actions, including minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. At December 31, 2011, approximately 94% of this total had been spent. This spending does not include the CREZ facilities.

Electricity Transmission — Our electricity transmission business is responsible for the safe and reliable operations of our transmission network and substations. These responsibilities consist of the construction and maintenance of transmission facilities and substations and the monitoring, controlling and dispatching of high-voltage electricity over our transmission facilities in coordination with ERCOT.

We are a member of ERCOT, and our transmission business actively assists the operations of ERCOT and market participants. Through our transmission business, we participate with ERCOT and other member utilities to plan, design, construct and operate new transmission lines, with regulatory approval, necessary to maintain reliability, interconnect to merchant generation facilities, increase bulk power transfer capability and minimize limitations and constraints on the ERCOT transmission grid.

Transmission revenues are provided under tariffs approved by either the PUCT or, to a small degree related to an interconnection to other markets, the FERC. Network transmission revenues compensate us for delivery of electricity over transmission facilities operating at 60 kV and above. Other services we offer through our transmission business include, but are not limited to: system impact studies, facilities studies, transformation service and maintenance of transformer equipment, substations and transmission lines owned by other parties.

PURA allows us to update our transmission rates periodically to reflect changes in invested capital. This “capital tracker” provision encourages investment in the transmission system to help ensure reliability and efficiency by allowing for timely recovery of and return on new transmission investments.

At December 31, 2011 our transmission facilities included approximately 5,407 circuit miles of 345-kV transmission lines and approximately 9,935 circuit miles of 138-kV and 69-kV transmission lines. Sixty-one generation facilities totaling 33,380 MW were directly connected to our transmission system at December 31, 2011, and 288 transmission stations and 707 distribution substations were served from our transmission system.

At December 31, 2011, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
CenterPoint Energy Inc.	8	—	—
American Electric Power Company, Inc (a)	4	7	11
Lower Colorado River Authority	8	22	3
Texas Municipal Power Agency	6	6	—
Texas New Mexico Power	4	9	11
Brazos Electric Power Cooperative, Inc.	6	109	22
Electric Transmission Texas, LLC	2	1	—
Rayburn Country Electric Cooperative, Inc.	—	37	6
City of Georgetown	—	2	—
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
Other small systems operating wholly within Texas	—	4	2

(a)	One of the 345-kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Electricity Distribution — Our electricity distribution business is responsible for the overall safe and efficient operation of distribution facilities, including electricity delivery, power quality and system reliability. These responsibilities consist of the ownership, management, construction, maintenance and operation of the distribution system within our certificated service area. Our distribution system receives electricity from the transmission system through substations and distributes electricity to end-users and wholesale customers through approximately 3,147 distribution feeders.

Our distribution system includes over 3.2 million points of delivery. Over the past five years, the number of distribution system points of delivery we serve, excluding lighting sites, grew an average of approximately 1.12% per year, adding approximately 34,000 points of delivery in 2011.

Our distribution system consists of approximately 56,466 miles of overhead primary conductors, approximately 21,529 miles of overhead secondary and street light conductors, approximately 15,703 miles of underground primary conductors and approximately 9,738 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25-kV and

12.5-kV.

Distribution rates for residential and small commercial users are based on actual monthly consumption (kWh), and rates for large commercial and industrial users are based on the greater of actual monthly demand (kW) or 80% of peak monthly demand during the prior eleven months.

During the 2011 legislative session, the Texas Legislature passed Senate Bill 1693, which directed the PUCT to adopt a rule that will allow utilities to recover distribution-related investments on an interim basis without the need for a full rate review. At its September 15, 2011 open meeting, the PUCT approved the periodic rate adjustment rule, which allows utilities to file, under certain circumstances, up to four periodic rate adjustments for these distribution investments between rate reviews.

Customers — Our transmission customers consist of municipalities, electric cooperatives and other distribution companies. Our distribution customers consist of more than 80 REPs, including TCEH and certain electric cooperatives in our certificated service area. Revenues from TCEH represented 33% of our total revenues for 2011. Revenues from subsidiaries of Reliant Energy, Inc., each of which is a non-affiliated REP, represented 12% of our total revenues for 2011. No other customer represented more than 10% of our total operating revenues. The consumers of the electricity we deliver are free to choose their electricity supplier from REPs who compete for their business.

Seasonality — Our revenues and results of operations are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

Regulation and Rates — As our operations are wholly within Texas, we believe we are not a public utility as defined in the Federal Power Act and, as a result, we are not subject to general regulation under this act. However, we are subject to reliability standards adopted and enforced by the TRE and the NERC (including critical infrastructure protection) under the Federal Power Act.

The PUCT has original jurisdiction over transmission and distribution rates and services in unincorporated areas and in those municipalities that have ceded original jurisdiction to the PUCT and has exclusive appellate jurisdiction to review the rate and service orders and ordinances of municipalities. Generally, PURA prohibits the collection of any rates or charges by a public utility (as defined by PURA) that does not have the prior approval of the appropriate regulatory authority (PUCT or municipality with original jurisdiction). In January 2011, we filed for a rate review with the PUCT and 203 cities based on a test year ended June 30, 2010 (PUCT Docket No. 38929). In August 2011, the PUCT issued a final order with respect to the rate review as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Regulation and Rates.”

At the state level, PURA requires owners or operators of transmission facilities to provide open-access wholesale transmission services to third parties at rates and terms that are nondiscriminatory and comparable to the rates and terms of the utility’s own use of its system. The PUCT has adopted rules implementing the state open-access requirements for utilities including the company that are subject to the PUCT’s jurisdiction over transmission services.

Securitization Bonds — Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. At December 31, 2011, $554 million principal amount of transition bonds was outstanding, which mature in 2012 to 2016.

Environmental Regulations and Related Considerations — The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. We believe our facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into the water. We believe we hold all required waste water discharge permits from the TCEQ for facilities in operation and have applied for or obtained necessary permits for facilities under construction. We also believe we can satisfy the requirements necessary to obtain any required permits or renewals. Recent changes to federal rules pertaining to Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil required updating of certain facilities. We have developed and implemented SPCC plans as required for those substations, work centers and distribution systems, and we believe we are currently in compliance with the new rules that became effective in November 2011.

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to our facilities. We are in compliance with applicable solid and hazardous waste regulations.

Our capital expenditures for environmental matters totaled approximately $22 million in 2011 and are expected to total approximately $23 million in 2012.

LEGAL PROCEEDINGS

Remand of 1999 Wholesale Transmission Matrix Case (PUCT Docket No. 38780)

In October 2010, the PUCT established Docket No. 38780 for the remand of Docket No. 20381, the 1999 wholesale transmission charge matrix case. A joint settlement agreement was entered into effective October 6, 2003. This settlement resolves disputes regarding wholesale transmission pricing and charges for the period of January 1997 through August 1999, the period prior to the September 1, 1999 effective date of the legislation that authorized 100% postage stamp pricing for ERCOT wholesale transmission. Since a series of appeals has become final, the 1999 matrix docket has been remanded to the PUCT to address two additional issues.

The first issue is the wholesale transmission transition mechanism for the period of September 1999 through December 1999. The disputed issue is whether the PUCT should have allowed the transition mechanism to continue for the last four months of 1999. The appealing parties (Texas Municipal Power Agency, the City of Denton, the City of Garland and GEUS (formerly known as Greenville Electric Utility System)) argued that the transition mechanism was not authorized in the September 1, 1999 100% postage stamp pricing legislation. Our transmission deficit position was mitigated by approximately $8 million in the last four months of 1999 through the transition mechanism. In October 2011, certain parties filed a proposed settlement of this issue, subject to PUCT approval, in which we would pay approximately $9 million including interest through October 9, 2003. The PUCT approved the settlement at its January 12, 2012 open meeting. No appeals were filed prior to the appeals deadline and the PUCT order became final in February 2012. We made the payment in accordance with the settlement in February 2012. We believe recovery of the settlement payment through future rates is probable.

The second issue is the San Antonio City Public Service Board’s (CPSB) claim that the PUCT did not have the authority to reduce CPSB’s requested Transmission Cost of Service (TCOS) revenue requirement. CPSB’s initial TCOS rate was in effect from 1997 through 2000. Since the period of January 1997 through August 1999 is incorporated in the joint settlement, CPSB’s remaining claim is for the period of September 1999 through December 2000. In January 2011, CPSB made a filing with the PUCT (PUCT Docket No. 39068), seeking an additional $22 million of TCOS revenue, including interest, for the 16-month period, of which we would be responsible for approximately $11 million. In late 2011, we intervened in the proceeding and, along with several other parties, filed motions to dismiss CPSB’s request. In January 2012, the PUCT upheld an administrative law judge’s earlier decision to dismiss CPSB’s request. No appeals were filed prior to the appeals deadline and the PUCT order became final in February 2012.

We are involved in other various legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of management, should not have a material effect on our financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the three months ended March 31, 2012 and 2011 and the fiscal years ended December 31, 2011, 2010 and 2009 should be read in conjunction with “Selected Financial Data” and our unaudited interim and audited annual consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

All dollar amounts in the tables in the following discussion and analysis are stated in millions of US dollars unless otherwise indicated.

Business

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 29% and 34% of total revenues for the three months ended March 31, 2012 and 2011, respectively. We are a majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. Oncor Holdings owns approximately 80.03% of our outstanding membership interests, Texas Transmission owns 19.75% of our outstanding membership interests and certain members of our management team and board of directors indirectly own the remaining outstanding membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group. See “Risk Factors — Our ring-fencing measures may not work as planned and a bankruptcy court may nevertheless subject Oncor to the claims of its affiliates’ creditors” for a discussion regarding substantive consolidation risk.

Significant Activities and Events

Revolving Credit Facility Amendments — In August 2011, we amended our $2.0 billion secured revolving credit facility to terminate the commitment of a subsidiary of Lehman Brothers Holdings Inc., a lender under the revolving credit facility, which had filed for bankruptcy and had an approximately $122 million unfunded commitment (net of approximately $10 million of its commitment funded under the revolving credit facility). In October 2011, we amended and restated our secured revolving credit facility (revolving credit facility). At March 31, 2012, the revolving credit facility provided for up to $2.0 billion aggregate principal amount of borrowings. We may request increases of up to $500 million, in increments of not less than $100 million, provided certain conditions are met, including lender approval. In May 2012, we exercised this request and received an increase in our commitment under the revolving credit facility. Effective May 15, 2012, our total commitments under our revolving credit facility were $2.4 billion. The revolving credit facility has a five-year term expiring in October 2016. We have the option of requesting up to two additional one-year extensions, with such extensions subject to certain conditions and lender approval. Borrowings are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity, which property is mortgaged under the Deed of Trust. See Note 6 to Annual Financial Statements for additional information regarding the revolving credit facility.

Issuance of New Senior Secured Notes — In November 2011, we issued $300 million aggregate principal amount of 4.55% senior secured notes maturing in 2041 (2041 Notes). See “– Financial Condition – Liquidity and Capital Resources – Long-Term Debt Activity” for further discussion of this transaction.

On May 18, 2012, we issued $400 million aggregate principal amount of 4.10% Senior Secured Notes due 2022 (2022 notes) and $500 million aggregate principal amount of 5.30% Senior Secured Notes due 2042 (2042 notes) to Credit Suisse Securities (USA) LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Comerica Securities, Inc. and The Williams Capital Group, L.P. as initial purchasers. The initial purchasers resold the 2022 notes and the 2042 notes (i) to qualified institutional buyers under Rule 144A of the Securities Act in private sales exempt from the registration requirements of the Securities Act, and (ii) outside of the US to non-US persons (foreign purchasers) in reliance upon Regulation S of the Securities Act. We used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $889.7 million from the sale of the 2022 notes and the 2042 notes to repay borrowings under our revolving credit facility, to pay on June 18, 2012, the redemption price of our redemption of all of our 5.95% Senior Secured Notes due 2013 (2013 notes), and for other general corporate purposes.

Redemption of 2013 Notes — On June 18, 2012, we redeemed all of our 2013 notes, of which an aggregate of approximately $524 million principal amount was outstanding. We paid a redemption price equal to 100% of the principal amount of the 2013 notes redeemed plus a make whole amount of approximately $33 million. For accounting purposes, this amount will be amortized to interest expense until September 1, 2013 (the original maturity date of the 2013 notes).

Technology Initiatives — We continue to invest in technology initiatives that include development of a modernized grid through the replacement of existing meters with advanced digital metering equipment and development of advanced digital communication, data management, real-time monitoring and outage detection capabilities. This modernized grid is expected to produce electricity service reliability improvements and provide the potential for additional products and services from REPs that will enable businesses and consumers to better manage their electricity usage and costs. Our plans provide for the full deployment of over three million advanced meters to all residential and most non-residential retail electricity customers in our service area. The advanced meters can be read remotely, rather than by a meter reader physically visiting the location of each meter. Advanced meters facilitate automated demand side management, which allows consumers to monitor the amount of electricity they are consuming and adjust their electricity consumption habits.

At March 31, 2012, we had installed approximately 2,534,000 advanced digital meters, including approximately 232,000 during 2012. As the new meters are integrated, we report 15-minute interval, billing-quality electricity consumption data to ERCOT for market settlement purposes. The data makes it possible for REPs to support new programs and pricing options. Cumulative capital expenditures for the deployment of the advanced meter system totaled $556 million at March 31, 2012, including $38 million in 2012. We expect to complete the installation of the advanced meters by the end of 2012.

As discussed below under “– Regulation and Rates,” we implemented a rate surcharge effective January 1, 2009 to recover our investment in the advanced meter deployment.

Matters with the PUCT — For information regarding significant matters with the PUCT, including CREZ-related construction projects and the rate review we filed with the PUCT in January 2011, see discussion below under “Regulation and Rates.”

Adoption of New Accounting Standard — In May 2011, the FASB issued “Accounting Standards Update 2011-05” relating to the presentation of Comprehensive Income within financial statements. Effective January 1, 2012, we adopted the new standard. Adoption of the new standard did not affect our reported results of operations, financial condition or cash flows.

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges.

Rates and Cost Recovery

Our rates are regulated by the PUCT and certain cities and are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Our rates are regulated based on an analysis of our costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there is no assurance that the PUCT will judge all of our costs to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that our rates are based upon, that the regulatory process in which rates are determined will always result in rates that produce full recovery of our costs or that our authorized return on equity will not be reduced. In January 2011, we filed for a rate review with the PUCT and 203 cities based on a test year ended June 30, 2010 (PUCT Docket No. 38929). In August 2011, the PUCT issued a final order with respect to the rate review. See “– Regulation and Rates” below for further information.

Advanced Meter Deployment

Under a PUCT order approving our proposed advanced meter deployment plan and rate surcharge to recover the investment, we began billing the advanced metering surcharge in the January 2009 billing month cycle. We may, through subsequent reconciliation proceedings, request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, recovery of any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded. See “– Regulation and Rates” below for further information.

Capital Availability and Cost

Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Our credit ratings are currently substantially higher than those of the Texas Holdings Group. If credit rating agencies were to change their views of our independence from any member of the Texas Holdings Group, our credit ratings would likely decline. We believe this risk is substantially mitigated by the ring-fencing measures as described in Note 1 to the Interim Financial Statements and the Annual Financial Statements.

Technology Initiatives

Risks to the technology initiative programs discussed above under “Significant Activities and Events” include nonperformance by equipment and service providers, failure of the technology to meet performance expectations and inadequate cost recovery allowances by regulatory authorities. We are implementing measures to mitigate these risks, but there can be no assurance that these technology initiatives will achieve the operational and financial objectives.

Application of Critical Accounting Policies

Our significant accounting policies are discussed in Note 1 to Interim Financial Statements and Note 1 to Annual Financial Statements. We follow accounting principles generally accepted in the US. Application of these accounting policies in the preparation of our consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the meter reading date to the end of the period (unbilled revenue). Unbilled revenue is based on actual daily revenues for the most recent period, adjusted for the impact of weather and other measurable factors that affect consumption, applied to the number of unmetered days through the end of the period. Accrued unbilled revenues totaled $105 million and $95 million at March 31, 2012 and 2011, respectively, and $127 million, $126 million and $141 million at December 31, 2011, 2010 and 2009, respectively.

Accounting for the Effects of Income Taxes

Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of amounts related to income taxes for each of Oncor Holdings and Oncor substantially as if these entities file their own income tax returns and requires payments to the members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings).

We became a partnership for US federal income tax purposes effective with the equity sale to Texas Transmission and Investment LLC in November 2008. Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-

setting processes, with such costs historically including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the equity sale. Such amounts are determined in accordance with the provisions of the accounting guidance for income taxes and accounting standards that provide interpretive guidance for accounting for uncertain tax positions and thus differences between the book and tax bases of assets and liabilities are accounted for as if we were a stand-alone corporation. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates.

Our expense amounts related to income taxes and related balance sheet amounts are recorded pursuant to our tax sharing agreement as discussed above. Recording of such amounts involves significant management estimates and judgments, including judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of assets related to income taxes, management considers estimates of the amount and character of future taxable income. Actual amounts related to income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future amounts that may be owed as a result of any examination.

See Notes 1 and 4 to Annual Financial Statements.

Depreciation

Depreciation expense for the transmission and distribution utility assets subject to regulated rate recovery is based on rates periodically approved by the PUCT. Amounts totaled $565 million, $523 million and $394 million in 2011, 2010 and 2009, respectively, or 4.0% of the carrying value in both 2011 and 2010 and 3.1% in 2009.

Regulatory Assets

Our financial statements at December 31, 2011 and 2010 reflect total regulatory assets of $2.007 billion and $2.217 billion, respectively. These amounts include $531 million and $647 million, respectively, of generation-related regulatory assets recoverable by transition bonds as discussed immediately below. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 to Annual Financial Statements for more information regarding regulatory assets and liabilities.

Generation-related regulatory asset stranded costs arising prior to the 1999 Restructuring Legislation became subject to recovery through issuance of $1.3 billion principal amount of transition bonds in accordance with a regulatory financing order. The carrying value of the regulatory asset upon final issuance of the bonds in 2004 represented the projected future cash flows to be recovered from REPs by us through revenues as a transition charge to service the principal and fixed rate interest on the bonds. The regulatory asset is being amortized to expense in an amount equal to the transition charge revenues being recognized.

Other regulatory assets that we believe are probable of recovery, but are subject to review and possible disallowance, totaled $146 million and $214 million at December 31, 2011 and 2010, respectively. These amounts consist primarily of storm-related service recovery costs and employee retirement costs.

In 2009, the PUCT issued a final order in our 2008 rate review filing. As discussed in Note 5 to Annual Financial Statements, the order resulted in a write off of regulatory assets of $25 million.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment in accordance with accounting standards related to impairment or disposal of long-lived assets annually or whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

We perform the test on December 1. Under this goodwill impairment analysis, if at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

Effective with the December 1, 2011 test, we adopted new accounting guidance that allows for a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant events. Based on the results of the assessment in 2011, we concluded that, at December 1, 2011, our estimated fair value was more likely than not greater than our net carrying value. As a result, no further testing for impairment was required. Testing performed at December 31, 2010 and 2009 determined that our estimated fair value was substantially in excess of the net carrying value of our operating assets and liabilities, resulting in no additional testing and no impairment. See Notes 1 and 2 to Annual Financial Statements.

Defined Benefit Pension Plans and OPEB Plans

We are a participating employer in the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp., and also participate with EFH Corp. and certain other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Reported costs of providing noncontributory pension and OPEB are dependent upon numerous factors, assumptions and estimates.

If EFH Corp., which is highly leveraged, was unable to make required contributions to the pension plan while it was a member of our controlled group within the meaning of ERISA, we could be liable under ERISA for such contributions as well as for any unfunded pension plan liability that EFH Corp. is unable to pay. See Note 12 to Annual Financial Statements and “Risk Factors” for additional information regarding pension and OPEB plans.

We also participated in an EFH Corp. supplemental retirement plan for certain employees, whose retirement benefits cannot be fully earned under the qualified Retirement Plan. We ceased participation in the EFH Corp. supplemental plan and implemented the Oncor Plan effective January 1, 2010, and the assets held in the EFH Corp. supplemental retirement plan attributable to Oncor employees were transferred to the Oncor Plan.

PURA provides for our recovery of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. These costs are associated with our active and retired employees as well as active and retired personnel engaged in other EFH Corp. activities related to service prior to the deregulation and disaggregation of EFH Corp.’s businesses effective January 1, 2002. Accordingly, we entered into an agreement with TCEH whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in our PUCT-approved billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Accordingly, we defer (principally as a regulatory asset or property) additional pension and OPEB costs consistent with PURA. Amounts deferred are ultimately subject to regulatory approval.

Benefit costs are impacted by actual employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In accordance with accounting rules, changes in benefit obligations associated with factors discussed above may not be immediately recognized in the financial statements, but are recognized in future years over the remaining average service period of plan participants. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Net direct and indirect allocated pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Year Ended December 31,
	2011	2010	2009
Pension costs	$95	$67	$35
OPEB costs	74	63	55

Total benefit costs	169	130	90
Less amounts deferred as a regulatory asset or property	(132)	(93)	(66)

Net amounts recognized as expense	$37	$37	$24

Discount rate (percentage) (a)	5.50%	5.90%	6.90%

Funding of the EFH Retirement Plan, the OPEB Plan and the Oncor Plan (b)	$193	$61	$84

(a)	Discount rate for OPEB was 5.55%, 5.90% and 6.85% in 2011, 2010 and 2009, respectively.
(b)	2009 amount includes transfers of investments related to the supplemental retirement plans totaling $6 million.

Sensitivity of these costs to changes in key assumptions is as follows:

Assumption	Increase/(decrease) in 2012 Pension and OPEB Costs
Discount rate – 1% increase	$(34)
Discount rate – 1% decrease	$39
Expected return on assets – 1% increase	$(16)
Expected return on assets – 1% decrease	$16

See Note 12 to Annual Financial Statements regarding other disclosures related to pension and OPEB obligations.

Results of Operations

Operating Data

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009
Operating statistics:
Electric energy billed volumes (GWh):
Residential	8,873	10,217	43,888	41,823	38,299
Other (a)	15,897	16,500	69,949	67,500	65,077

Total electric energy billed volumes	24,770	26,717	113,837	109,323	103,376

Reliability statistics (b):
System Average Interruption Duration Index (SAIDI) (nonstorm)	104.5	92.9	106.2	96.6	84.5
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.3	1.2	1.3	1.2	1.1
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	82.0	80.9	83.1	82.3	77.2

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of meters)	3,214	3,181	3,203	3,171	3,145

Operating revenues:
Distribution base rates	$403	$516	$2,022	$2,187	$2,098
Reconcilable rates (c)	234	63	573	244	178
Advanced metering surcharges	33	23	103	75	28
Third-party transmission revenues	98	87	351	327	299
Other miscellaneous revenues (d)	15	17	69	81	87

Total operating revenues	$783	$706	$3,118	$2,914	$2,690

(a)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery.
(b)	SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented in the first two columns are based on three months ended March 31, 2012 and 2011 results.
(c)	Includes TCRF revenues, energy efficiency surcharges and transition charge revenue associated with the issuance of securitization bonds totaling $32 million and $35 million for the three months ended March 31, 2012 and 2011, respectively, and $151 million, $153 million and $147 million for the years ended December 31, 2011, 2010 and 2009, respectively.
(d)	Includes rate review expense surcharges, disconnect/reconnect fees, other discretionary revenues for services requested by REPs and other miscellaneous revenues.

Financial Results — Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Effective July 1, 2011, pursuant to the PUCT’s order (see Note 2 to Interim Financial Statements), we no longer recover the cost of wholesale transmission service expense through distribution base rates, but rather through reconcilable TCRF rates. Primarily due to this rate structure change, reconcilable revenues increased $125 million and distribution base rate revenues decreased by a corresponding amount in the three months ended March 31, 2012 compared to the same period in 2011. Now, TCRF revenue is recognized as wholesale transmission expense is incurred, thereby removing the impact of seasonal and extreme weather and other factors affecting consumption on revenue and pretax income. Under the current rate structure, revenue recognition for recovery of wholesale transmission expense is expected to be less in the high volume periods, such as the third quarter, and greater in low volume periods than it otherwise would have been under the previous rate structure. In the three months ended March 31, 2012, we recognized approximately $52 million more in TCRF revenues than otherwise would have been recognized under the previous rate structure. The timing of billings to REPs has not changed and cash flows are not affected by the rate structure change. See Note 1 to Interim Financial Statements for accounting treatment of reconcilable tariffs and Note 2 to Interim Financial Statements for a discussion of the PUCT order.

Total operating revenues increased $77 million, or 11%, to $783 million in 2012. The increase reflected:

•

a $171 million increase in reconcilable rate revenues (those in which recognized revenues equal incurred expenses) consisting of the $125 million impact from the rate structure change described above, a $46 million increase in TCRF revenues driven by an increase in wholesale transmission expense ($29 million from third parties) and a $2 million increase in energy efficiency surcharges (primarily offset in operation and maintenance expense), partially offset by a $2 million decrease in charges related to transition bonds (offset by a decrease in amortization expense);

•	a $10 million increase in recognized revenues from the advanced metering deployment surcharge due to increased costs driven by ongoing meter installation and systems development, and

•	$11 million in higher transmission revenues reflecting rate increases to recover ongoing investment in the transmission system;

partially offset by:

•

a $113 million decrease in distribution base rate revenues consisting of the $125 million impact from reclassifying all TCRF revenues as reconcilable rate revenues (see rate structure change described above) and a $24 million impact of lower average consumption, primarily due to the effects of milder winter weather in 2012 as compared to 2011, partially offset by $32 million in higher distribution tariffs (see Note 3 to Interim Financial Statements) and an estimated $4 million effect of growth in points of delivery, and

•	a $2 million decrease in miscellaneous revenues, primarily in REP discretionary services as a result of the continuing deployment of advanced meters.

Wholesale transmission service expense increased $29 million, or 28%, to $132 million, due to higher fees paid to other transmission entities, a $9 million settlement of a wholesale transmission pricing issue (offset by corresponding revenues) and a 2% increase in volumes.

Operation and maintenance expense increased $9 million, or 6%, to $164 million in 2012. The increase included $3 million in higher amortization of regulatory assets, $2 million in higher vegetation management expenses and $2 million in higher employee benefit costs. Operation and maintenance expense also reflects fluctuations in other expenses that are offset by corresponding revenues, including a $1 million increase in costs related to programs designed to improve customer electricity demand efficiencies and a $1 million increase in costs related to advanced meters.

Depreciation and amortization increased $12 million, or 7%, to $184 million in 2012. The increase reflected $14 million attributed to ongoing investments in property, plant and equipment (including $6 million related to advanced meters), partially offset by $2 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting decrease in revenues).

Taxes other than amounts related to income taxes increased $5 million, or 5%, to $102 million in 2012. The increase was the result of a $3 million increase in property taxes and a $2 million increase in local franchise fees.

Other income totaled $7 million in 2012 and $8 million in 2011. The 2012 and 2011 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting. See Note 10 to Interim Financial Statements.

Provision in lieu of income taxes totaled $49 million in 2012 (including $44 million related to operating income and $5 million related to nonoperating income) compared to $40 million (including $34 million related to operating income and $6 million related to nonoperating income) in 2011. The effective income tax rate on pretax income was 39.5% in 2012 and 38.1% in 2011. The increase in the rate was driven by non-deductable amortization of the regulatory asset resulting from a change in deductibility of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010.

Interest income decreased $2 million, or 20%, to $8 million in 2012. The decrease reflected lower reimbursement of transition bond interest from TCEH due to lower remaining principal amounts.

Interest expense and related charges increased $1 million, or 1%, to $91 million in 2012. The increase was driven by higher average borrowings reflecting ongoing capital investments, partially offset by an increase in capitalized interest.

Net income increased $10 million, or 15%, to $75 million in 2012. The increase reflected higher base rate revenue (net of the reclassification described above), partially offset by the effects on revenue of milder weather, higher depreciation, higher operation and maintenance expenses and higher income taxes.

Financial Results — Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Effective July 1, 2011, pursuant to the PUCT’s order (see Note 2 to Annual Financial Statements), we no longer recover the cost of wholesale transmission service expense through distribution base rates, but rather through reconcilable TCRF rates. Primarily due to this rate structure change, reconcilable revenues increased $282 million and distribution base rate revenues decreased a corresponding amount in the year ended December 31, 2011 compared to the same period in 2010. Now, TCRF revenue is recognized as wholesale transmission expense is incurred, thereby removing the impact of seasonal, extreme weather and other factors affecting consumption on revenue and pretax income. Under the current rate structure, revenue recognition for recovery of wholesale transmission expense is expected to be less in the high volume periods, such as the third quarter, and greater in low volume periods than it otherwise would have been under the previous rate structure. Approximately $20 million of year ended December 31, 2011 TCRF billings did not impact pretax income, but it is expected that a significant portion of that amount will be recognized as revenue in the future. The timing of billings to REPs has not changed and cash flows are not affected by the rate structure change. See Note 1 to Annual Financial Statements for accounting treatment of reconcilable tariffs and Note 3 to Annual Financial Statements for a discussion of the PUCT order.

Total operating revenues increased $204 million, or 7%, to $3.118 billion in 2011. The increase reflected:

•

a $165 million decrease in distribution base rate revenues consisting of a $282 million impact from reclassifying all TCRF revenues as reconcilable revenues (see rate structure change described above), partially offset by $52 million in higher distribution tariffs (see Note 3 to Annual Financial Statements), an estimated $47 million impact of higher average consumption, primarily due to the effects of significantly warmer summer weather in 2011 as compared to 2010 and an estimated $18 million effect of growth in points of delivery;

•

a $329 million increase in reconcilable rate revenues (those in which recognized revenues equal incurred expenses) consisting of a $337 million increase in TCRF revenues reflecting the $282 million impact from the rate structure change described above and a $55 million increase in TCRF revenues driven by an increase in wholesale transmission expense, partially offset by a $6 million decrease in energy efficiency surcharges (primarily offset in operation and maintenance expense) and a $2 million decrease in charges related to transition bonds (offset by a decrease in amortization expense);

•	a $28 million increase in recognized revenues from the advanced metering deployment surcharge due to increased costs driven by ongoing meter installation and systems development;

•	$24 million in higher transmission revenues reflecting rate increases to recover ongoing investment in the transmission system, and

•	a $12 million decrease in REP discretionary services as a result of the continuing deployment of advanced meters and other revenues.

Wholesale transmission service expense increased $46 million, or 12%, to $439 million, due to higher fees paid to other transmission entities and a 2% increase in volumes.

Operation and maintenance expense increased $42 million, or 7%, to $658 million in 2011. The increase included $17 million of unusual non-cash expenses consisting of a $9 million write off of excessive inventory, a $5 million SARs accrual and a $3 million write off of deferred costs resulting from amending the revolving credit facility. The increase also included

$8 million in higher vegetation management expenses, $4 million in higher transportation costs primarily due to increases in fuel and lease expense, $4 million in higher support services, a $3 million increase in labor costs associated with restoration activities in response to extreme weather conditions (including wild fires) in 2011, $3 million in higher professional services expense, $2 million in higher costs to implement a PUCT rule designed to reduce theft of electricity and $2 million in higher insurance and damage claims. Operation and maintenance expense also reflects fluctuations in other expenses that are offset by corresponding revenues, including a $4 million decrease in costs related to programs designed to improve customer electricity demand efficiencies, partially offset by $2 million in higher costs related to advanced meters.

Depreciation and amortization increased $46 million, or 7%, to $719 million in 2011. The increase reflected $48 million attributed to ongoing investments in property, plant and equipment (including $22 million related to advanced meters), partially offset by $2 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting increase in revenues).

Taxes other than amounts related to income taxes increased $16 million, or 4%, to $400 million in 2011. The increase was the result of a $13 million increase in local franchise fees and a $3 million increase in property taxes.

Other income totaled $30 million in 2011 and $36 million in 2010. The 2011 and 2010 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $29 million and $34 million, respectively. See Note 15 to Annual Financial Statements.

Other deductions totaled $9 million in 2011 and $8 million in 2010. Each of the 2011 and 2010 amounts included professional fees totaling $4 million. See Note 15 to Annual Financial Statements.

Provision in lieu of income taxes totaled $229 million in 2011 (including $209 million related to operating income and $20 million related to nonoperating income) compared to $215 million (including $193 million related to operating income and $22 million related to nonoperating income) in 2010. The effective income tax rate on pretax income was 38.4% in 2011 and 37.9% in 2010. The increase in the effective tax rate was primarily driven by the reversal in 2010 of interest on uncertain tax positions. See Note 4 to Annual Financial Statements for reconciliation of the effective rate to the US federal statutory rate.

Interest income decreased $6 million, or 16%, to $32 million in 2011. The decrease reflected lower reimbursement of transition bond interest from TCEH due to lower remaining principal amounts.

Interest expense and related charges increased $12 million, or 3%, to $359 million in 2011. The increase was driven by $7 million attributable to higher average interest rates due to the refinancing of short-term borrowings with $300 million and $475 million of senior secured notes issued in November 2011 and September 2010, respectively, and $5 million attributable to higher average borrowings reflecting ongoing capital investments.

Net income increased $15 million, or 4%, to $367 million in 2011. The increase reflected the effects on revenue of higher base revenue and warmer summer weather, partially offset by higher depreciation, higher operation and maintenance expenses and higher income taxes.

Financial Results — Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating revenues increased $224 million, or 8%, to $2.914 billion in 2010. The increase reflected:

•	$96 million from increased distribution tariffs, including the effects of new tariffs that became effective with the September 18, 2009 billing cycle;

•	an estimated $49 million in higher average consumption primarily due to the effects of colder winter weather and warmer summer weather in 2010 as compared to 2009;

•	a $46 million increase in recognized revenues from the advanced metering deployment surcharge due to increased costs driven by ongoing meter installation and systems development;

•	$27 million in higher transmission revenues reflecting rate increases to recover ongoing investment in the transmission system;

•	an estimated $15 million effect of growth in points of delivery;

•	$8 million in higher third-party maintenance services, and

•	$6 million in higher charges to REPs related to transition bonds (with an offsetting increase in amortization of the related regulatory asset);

partially offset by:

•	a $16 million decrease in REP discretionary services revenues, and

•	$7 million in lower surcharges for recovery of efficiency costs.

Wholesale transmission service expense increased $9 million, or 2%, to $393 million in 2010, due to a 2% increase in volumes and higher fees paid to other transmission entities.

Operation and maintenance expense increased $38 million, or 7%, to $616 million in 2010. The increase reflected $62 million in additional expense recognition as a result of the PUCT’s final order in the rate review as discussed further below,

$10 million in higher labor costs primarily reflecting the insourcing of services previously outsourced and contracted, a $9 million increase related to advanced meters, which are reflected in the revenue increases discussed above and a $3 million one-time reversal of bad debt expense in 2009 due to the PUCT’s finalization of the Certification of Retail Electric Providers rule in April 2009 (see Note 15 to Annual Financial Statements), partially offset by $20 million in lower costs of outsourced services primarily resulting from changes in providers, $15 million in lower contractor and professional services expenses, an $8 million decrease in costs related to programs designed to improve customer electricity demand efficiencies (with an offsetting decrease in revenues) and $5 million in lower vegetation management expenses.

Under accounting rules for rate regulated utilities, certain costs are deferred as regulatory assets (see Note 5 to Annual Financial Statements) when incurred and are recognized as expense when recovery of the costs is allowed in revenue under regulatory approvals. Accordingly, as a result of new tariffs that became effective with the September 18, 2009 billing cycle (see “– Regulation and Rates” below), in the year ended December 31, 2010, we recognized as operation and maintenance expenses $33 million of higher current costs that would previously have been deferred as regulatory assets and $29 million of increased amortization of previously deferred costs. The additional expense recognized included $34 million related to storm recovery costs and $25 million related to pension and OPEB costs.

Depreciation and amortization increased $116 million, or 21%, to $673 million in 2010. The increase primarily reflected $59 million due to higher depreciation and amortization rates implemented upon PUCT approval of new tariffs that became effective with the September 18, 2009 billing cycle, $50 million in higher depreciation due to ongoing investments in property, plant and equipment (including $27 million related to advanced meters) and $7 million in higher amortization of regulatory assets associated with transition bonds (with an offsetting increase in revenues).

See Note 5 to Annual Financial Statements for discussion of the write off of regulatory assets in 2009.

Other income totaled $36 million in 2010 and $49 million in 2009. The 2010 and 2009 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $34 million and $39 million, respectively. The 2009 amount also included $10 million due to the reversal of exit liabilities recorded in purchase accounting related to the termination of outsourcing arrangements. See Note 11 to Annual Financial Statements.

Other deductions totaled $8 million in 2010 and $14 million in 2009. The 2010 and 2009 amounts included professional fees totaling $4 million and $5 million, respectively. The 2009 amount also included costs totaling $2 million associated with a 2006 settlement with certain cities related to rates. See Notes 11 and 15 to Annual Financial Statements.

Provision for/in lieu of income taxes totaled $215 million in 2010 (including $193 million related to operating income and $22 million related to nonoperating income) compared to $173 million (including $145 million related to operating income and $28 million related to nonoperating income) in 2009. The effective income tax rate increased to 37.9% in 2010 from 35.1% in 2009. The increase in the rate primarily reflects a decrease in the tax benefit related to the Medicare subsidy due to passage of the Patient Protection and Affordability Care Act and a lower reversal of interest accrued on uncertain tax positions. See Note 4 to Annual Financial Statements for reconciliation of the effective rate to the US federal statutory rate.

Interest income decreased $5 million, or 12%, to $38 million in 2010. The decrease reflected lower reimbursement of transition bond interest from TCEH due to lower remaining principal amounts of the bonds.

Interest expense and related charges increased $1 million to $347 million in 2010. The increase was driven by $14 million in higher average borrowings reflecting ongoing capital investments, partially offset by $11 million attributable to lower average interest rates.

Net income increased $32 million, or 10%, to $352 million in 2010 driven by higher revenues, primarily due to weather effects and rate increases, and the effect of the write off of regulatory assets in 2009, partially offset by increases in noncash service costs and depreciation and amortization expense recognized as a result of the PUCT’s final order in the June 2008 rate review.

Other Comprehensive Income

In August 2011, we entered into interest rate hedge transactions hedging the variability of treasury bond rates used to determine the interest rates on an anticipated issuance of senior secured notes (see Note 7 to Annual Financial Statements for information regarding the debt issuance). The hedges were terminated in November 2011 upon the issuance of the senior secured notes, and a $46 million ($29 million after-tax) loss was reported in other comprehensive income. Approximately $1 million of the amount reported in accumulated other comprehensive income at December 31, 2011, is expected to be reclassified into net income within twelve months.

Financial Condition

Liquidity and Capital Resources

Cash Flows — Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Cash provided by operating activities totaled $117 million and $156 million for the three months ended March 31, 2012 and 2011, respectively. The $39 million decrease was driven by a $28 million increase in ad valorem taxes primarily due to the timing of such payments, an $11 million increase in pension and OPEB contributions and a $9 million settlement payment in February 2012, partially offset by an increase in transmission and distribution receipts due to higher rates.

Cash provided by financing activities totaled $284 million and $102 million for the three months ended March 31, 2012 and 2011, respectively. The 2012 activity reflected a $346 million increase in cash resulting from an increase in short-term borrowings, partially offset by $45 million of cash distributions to our members (a $25 million increase from 2011 (see Note 7 to Interim Financial Statements)) and $26 million in cash principal payments on transition bonds(a $1 million increase from 2011 (see Note 5 to Interim Financial Statements)).

Cash used in investing activities, which consisted primarily of capital expenditures, totaled $400 million and $279 million for the three months ended March 31, 2012 and 2011, respectively. The $121 million, or 43%, increase was driven by an increase in capital expenditures for CREZ investments, distribution and transmission facilities to serve new customers, infrastructure maintenance, advanced metering deployment and information technology initiatives.

Depreciation and amortization expense reported in the condensed statements of consolidated cash flows was $8 million and $4 million more than the amounts reported in the condensed statements of consolidated income for the three months ended March 31, 2012 and 2011, respectively. The differences represent the accretion of the adjustment (discount) to regulatory assets, net of the amortization of debt fair value discount, both due to purchase accounting, and reported in other income and interest expense and related charges, respectively, in the condensed statements of consolidated income. In addition, the differences represent regulatory asset amortization, which is reported in operation and maintenance expense in the condensed statements of consolidated income.

Cash Flows — Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Cash provided by operating activities totaled $1.295 billion and $1.098 billion in 2011 and 2010, respectively. The drivers of the $197 million increase included a $243 million effect of net tax refunds in 2011 compared to net tax payments in 2010 and a $149 million increase in transmission and distribution receipts due to higher rates and increased consumption attributed to the effects of warmer summer weather in 2011. The increases were partially offset by a $132 million increase in pension and OPEB contributions, a $24 million increase in storm-related restoration efforts incurred in 2011, a $22 million increase related to retrospective municipal franchise fees paid as a result of the 2011 rate review settlement (see Note 3 to Annual Financial Statements) and a $15 million increase in interest payments due to the issuance of senior secured notes in November 2011 and September 2010.

Cash provided by and used in financing activities totaled $80 million and $61 million in 2011 and 2010, respectively. The 2011 activity reflected $145 million of cash used in distributions to our members (a $66 million decrease from 2011 (see Note 9 to Annual Financial Statements)), offset by a $185 million increase in cash resulting from the net effect of issuances of debt and a reduction in short-term borrowings (see Note 7 to Annual Financial Statements) and a $40 million decrease in the income-tax related note receivable from TCEH.

Cash used in investing activities, primarily for capital expenditures, totaled $1.396 billion in 2011 and $1.032 billion in 2010. The $364 million, or 35%, increase was driven by an increase in capital expenditures for CREZ investments, infrastructure maintenance, distribution facilities to serve new customers and information technology initiatives, partially offset by decreased spending for other transmission facilities, general plant and advanced metering deployment initiatives.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $13 million and $9 million more than the amounts reported in the statements of consolidated income for the years ended December 31, 2011 and 2010, respectively. The differences represent amortization of regulatory assets, offset by the accretion of the adjustment (discount) to regulatory assets, net of the amortization of debt fair value discount, both due to purchase accounting, and reported in other income and interest expense and related charges, respectively, in the statements of consolidated income.

Cash Flows — Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Cash provided by operating activities totaled $1.098 billion in 2010 and $950 million in 2009. The drivers of the $148 million increase included a $188 million increase in receipts from REPs resulting from higher rates and increased consumption due to the effects of colder winter weather in 2010, a $33 million decrease in payments for outsourced services and $17 million in lower pension and OPEB contributions, partially offset by $100 million in higher federal income taxes paid reflecting the impact of bonus depreciation and alternative minimum tax utilization in 2009 and timing of payments in 2010.

Cash used in financing activities totaled $61 million and $65 million in 2010 and 2009, respectively. The 2010 activity reflected $211 million of cash used in distributions to our members (a $61 million decrease from 2009 (see Note 9 to Annual Financial Statements)), partially offset by a $113 million increase in cash resulting from the net effect of issuances of debt and reduced short-term borrowings (see Note 7 to Annual Financial Statements) and a $37 million decrease in the income-tax related note receivable from TCEH.

Cash used in investing activities, which consisted primarily of capital expenditures, totaled $1.032 billion in 2010 and $982 million in 2009. The $22 million, or 2%, increase in capital expenditures was driven by $117 million in increased spending for advanced metering deployment and CREZ investments, partially offset by a $79 million decrease in spending on other transmission facilities to serve new projects.

Depreciation and amortization expense reported in the statements of consolidated cash flows was $9 million more than and $35 million less than the amounts reported in the statements of consolidated income for the years ended December 31, 2010 and 2009, respectively. The difference represents the accretion of the adjustment (discount) to regulatory assets, net of the amortization of debt fair value discount, both due to purchase accounting, and reported in other income and interest expense and related charges in the statements of consolidated income, and the amortization of previously deferred costs resulting from new tariffs that became effective September 18, 2009 that are reported in operation and maintenance expense in the statements of consolidated income.

Long-Term Debt Activity — Repayments of transition bond principal at scheduled maturity dates in three months ended March 31, 2012 and for the twelve months ended December 31, 2011 and 2010 totaled $26 million, $113 million and $108 million, respectively. See Note 7 to Interim Financial Statements and Note 7 to Annual Financial Statements for additional information regarding long-term debt.

Issuance of New Senior Secured Notes — In November 2011, we issued $300 million aggregate principal amount of 4.550% senior secured notes maturing in 2041. We used the net proceeds of approximately $297 million from the sale of the 2041 Notes to repay borrowings under our revolving credit facility, including loans under the revolving credit facility and for general corporate purposes. The 2041 Notes are secured by a first priority lien and are secured equally and ratably with all of our other secured indebtedness.

The 2041 Notes were issued in a private placement and have not been registered under the Securities Act. We have agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the 2041 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the 2041 Notes. See Note 7 to Annual Financial Statements for more information regarding the 2041 Notes.

Available Liquidity/Credit Facility — Our primary source of liquidity, aside from operating cash flows, is our ability to borrow under our revolving credit facility. In October 2011, we amended and restated our then-existing secured revolving credit facility in its entirety. At each of March 31, 2012 and December 31, 2011, we had a $2.0 billion secured revolving credit facility under which borrowings are available on a revolving basis through October 2016. Pursuant to the terms of our revolving credit facility, we may request increases in our borrowing capacity in increments of not less than $100 million, not to exceed $500 million in the aggregate, provided certain conditions are met, including lender approval. In May 2012, we exercised this request and received an increase in our commitment under the revolving credit facility. Effective May 15, 2012, our total commitments under our revolving credit facility were $2.4 billion.

The revolving credit facility contains a senior debt-to-capitalization ratio covenant that effectively limits our ability to incur indebtedness in the future. At March 31, 2012, we were in compliance with the covenant. The availability under our revolving credit facility is limited by the amount of available bond credits and any property additions certified to the Deed of Trust collateral agent in connection with the revolving credit facility borrowings. The revolving credit facility and the senior notes and debentures issued by us are secured by the Deed of Trust, which permits us to secure other indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At March 31, 2012, the available bond credits were approximately $1.289 billion. The amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $235 million, after giving pro forma effect to the issuance of the 2022 notes and the 2042 notes. Subject to the limitations described above, borrowing capacity available under the revolving credit facility at March 31, 2012 and December 31, 2011 was $1.256 billion and $1.602 billion, respectively.

We also committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At March 31, 2012 and December 31, 2011, our regulatory capitalization ratios were 59.5% debt and 40.5% equity and 59.7% debt and 40.3% equity, respectively. See Note 7 to Interim Financial Statements for discussion of the debt-to-equity ratio.

Cash and cash equivalents totaled $13 million and $12 million at March 31, 2012 and December 31, 2011, respectively. Available liquidity (cash and available credit facility capacity) at March 31, 2012 totaled $1.269 billion reflecting a decrease of $345 million from December 31, 2011. The decrease reflects ongoing capital investment in transmission and distribution infrastructure.

Under the terms of our revolving credit facility, the commitments of the lenders to make loans to us are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility. See Note 6 to Annual Financial Statements and Note 4 to Interim Financial Statements for additional information regarding the revolving credit facility.

Liquidity Needs, Including Capital Expenditures — We expect our capital expenditures to total approximately $1.2 billion in 2012, and approximately $1.0 billion in each of the years 2013 through 2016, including amounts related to CREZ construction and voltage support projects totaling approximately $560 million, $390 million and $150 million in 2012, 2013 and 2014, respectively. These capital expenditures are expected to be used for investment in transmission and distribution infrastructure, which is consistent with our commitment to spend a minimum of $3.6 billion in capital expenditures (excluding amounts related to CREZ construction projects) over the five-year period ending December 31, 2012. See Note 3 to Annual Financial Statements for discussion of this and other commitments in the stipulation approved by the PUCT and “– Regulation and Rates” below for discussion of the CREZ projects.

We expect cash flows from operations, combined with availability under the revolving credit facility, to provide sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months. Should additional liquidity or capital requirements arise, we may need to access capital markets, generate equity capital or preserve equity through reductions or suspension of distributions to members. In addition we may also consider new debt issuances, open market repurchases, exchange offers and other transactions in order to refinance or manage our long-term debt. The inability to raise capital on favorable terms or failure of counterparties to perform under credit or other financial agreements, particularly during any uncertainty in the financial markets, could impact our ability to sustain and grow the businesses and would likely increase capital costs that may not be recoverable through rates.

We also committed to the PUCT that we would maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At March 31, 2012, December 31, 2011 and 2010, our regulatory capitalization ratios were 59.5%, 59.7% debt and 40.3% equity. See Note 9 to Annual Financial Statements for discussion of the debt-to-equity ratio.

Distributions — During 2011, our board of directors declared, and we paid, $145 million in cash distributions to our members as follows:

Declaration Date	Payment Date	Amount
October 25, 2011	October 26, 2011	$65
July 27, 2011	July 28, 2011	40
April 27, 2011	April 28, 2011	20
February 15, 2011	February 16, 2011	20

On February 14, 2012, our board of directors declared, and on February 21, 2012 we paid, a cash distribution of $45 million to our members. Additionally, on April 25, 2012, our board of directors declared a cash distribution of $60 million, which was paid to our members on May 1, 2012. See Note 9 to Annual Financial Statements and Note 7 to Interim Financial Statements for discussion of distribution restriction provisions.

Pension and OPEB Plan Funding — Our funding for the EFH Retirement Plan, the OPEB Plan and the Oncor Plan for the calendar year is expected to total $122 million, $18 million and $3 million, respectively, in 2012. Based on the funded status of the pension plan at December 31, 2011, funding for the EFH Retirement Plan is expected to total approximately $800 million for the 2012 to 2016 period. We are expected to fund approximately 73% of this amount consistent with our share of the pension liability. In the year ending December 31, 2011, we made cash contributions to the EFH Retirement Plan, the OPEB Plan and the Oncor Plan of $172 million, $18 million and $3 million, respectively. In the three months ended March 31, 2012, our contributions to the EFH Retirement Plan, the OPEB Plan and the Oncor Plan totaled $25 million, $4 million and $1 million, respectively. See Note 12 to Annual Financial Statements for additional information regarding pension and OPEB plans.

If EFH Corp. (as plan sponsor) defaulted in its contributions to the EFH Retirement Plan, we could seek to continue the plan and could be liable for any liabilities under the EFH Retirement Plan in excess of the assets of the plan. At December 31, 2011, the plan’s liabilities in excess of its assets, excluding our portion, totaled approximately $228 million.

Capitalization — Our capitalization ratios were 41.7% and 43.3% long-term debt, less amounts due currently, to 58.3% and 56.7% membership interests at December 31, 2011 and 2010, respectively.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — Our revolving credit facility contains a financial covenant that requires maintenance of a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00. For purposes of this ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with US GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with US GAAP. At March 31, 2012, we were in compliance with this covenant.

Impact on Liquidity of Credit Ratings — The rating agencies assign credit ratings to certain of our debt securities. Our access to capital markets and cost of debt could be directly affected by our credit ratings. Any adverse action with respect to our credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. In particular, a decline in credit ratings would increase the cost of our revolving credit facility (as discussed below). In the event any adverse action with respect to our credit ratings takes place and causes borrowing costs to increase, we may not be able to recover such increased costs if they exceed our PUCT-approved cost of debt determined in our most recent rate review or subsequent rate reviews.

Many of our large suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with us. Accordingly, if our credit ratings decline, the costs to operate our business could increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with us.

As described in Note 5 to Interim Financial Statements and Note 7 to Annual Financial Statements, our long-term debt, excluding Bondco’s non-recourse debt, is currently secured by a first priority lien on certain of our transmission and distribution assets and is considered senior secured debt.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Ratings can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Material Credit Rating Covenants — Our revolving credit facility contains terms pursuant to which the interest rates charged under the agreement may be adjusted depending on credit ratings. Borrowings under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to our senior secured non-credit enhanced long-term debt. Based on our current ratings, our borrowings are generally LIBOR-based and will bear interest at LIBOR plus 1.125%. A decline in credit ratings would increase the cost of our revolving credit facility and likely increase the cost of any short-term debt issuances and additional credit facilities.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there was a failure under other financing arrangements to meet payment terms or to observe other covenants that could result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

Under our revolving credit facility, a default by us or our subsidiary in respect of indebtedness in a principal amount in excess of $100 million or any judgments for the payment of money in excess of $50 million that are not discharged within 60 days may cause the maturity of outstanding balances at March 31, 2012 ($738 million in short-term borrowings and $6 million in letters of credit) under such facility to be accelerated.

Long-Term Contractual Obligations and Commitments — The following table summarizes our contractual cash obligations at December 31, 2011 (see Notes 7 and 8 to Annual Financial Statements for additional disclosures regarding these long-term debt and noncancelable purchase obligations).

Contractual Cash Obligations	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Long-term debt – principal	$494	$779	$680	$3,726	$5,679
Long-term debt – interest	337	598	486	2,783	4,204
Operating leases (a)	12	10	6	1	29
Obligations under outsourcing agreements	60	111	5	—	176

Total contractual cash obligations	$903	$1,498	$1,177	$6,510	$10,088

(a)	Includes short-term noncancelable leases.

The following are not included in the table above:

•

individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	employment contracts with management;

•	liabilities related to uncertain tax positions totaling $126 million discussed in Note 4 to Annual Financial Statements as the ultimate timing of payment is not known;

•

our estimated funding of the EFH Retirement Plan, the OPEB Plan and the Oncor Plan totaling approximately $143 million in 2012 and approximately $690 million for the 2012 to 2016 period as discussed above under “– Pension and OPEB Plan Funding,” and

•	capital expenditures under PUCT orders (advanced meters and CREZ-related projects) and other commitments made (see Note 3 to Annual Financial Statements).

Guarantees — See Note 6 to Interim Financial Statements and Note 8 to Annual Financial Statements for details of guarantees.

Off-Balance Sheet Arrangements

At March 31, 2012, we did not have any material off-balance sheet arrangements with special purpose entities or VIEs.

Commitments and Contingencies

See Note 6 to Interim Financial Statements and Note 8 to Annual Financial Statements for details of commitments and contingencies.

Changes in Accounting Standards

There have been no recently issued accounting standards effective after March 31, 2012 that are expected to materially impact us.

Regulation and Rates

Sunset Review and Other State Legislation

PURA, the PUCT, ERCOT, the TCEQ and the OPUC were subject to “sunset” review by the Texas Legislature in the 2011 legislative session. Sunset review includes, generally, a comprehensive review of the need for and effectiveness of an administrative agency (the PUCT, ERCOT, the TCEQ and the OPUC), along with an evaluation of the advisability of any changes to that agency’s authorizing legislation (e.g., PURA). During the 2011 legislative session, the Texas Legislature extended the life of the PUCT until 2013, at which time the agency will undergo a limited purpose sunset review, continued ERCOT until the subsequent PUCT sunset review and continued the OPUC and the TCEQ for 12 years.

During the 2011 legislative session, the Texas Legislature passed Senate Bill 1693, which directed the PUCT to adopt a rule that will allow utilities to recover distribution-related investments on an interim basis without the need for a full rate review. At its September 15, 2011 open meeting, the PUCT approved the periodic rate adjustment rule, which allows utilities to file, under certain circumstances, up to four periodic rate adjustments for these distribution investments between rate reviews. No other legislation passed during the 2011 legislative session is expected to have a material impact on our financial position, results of operations or cash flows.

Matters with the PUCT

2011 Rate Review Filing (PUCT Docket No. 38929) — In January 2011, we filed a rate review with the PUCT and 203 original jurisdiction cities based on a test year ended June 30, 2010. In April 2011, we filed, and the administrative law judges in the rate review granted, a motion requesting abatement of the procedural schedule on the grounds that we and the other parties had reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. We filed a stipulation (including a proposed order and proposed tariffs) in May 2011 that incorporated the Memorandum of Settlement along with pleadings and other documentation (Stipulation) for the purpose of obtaining final approval of the settlement. The terms of the Stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed below) and other expenses. Approximately $93 million of the increase became effective July 1, 2011, and the remainder became effective January 1, 2012. Under the Stipulation, amortization of regulatory assets increased by approximately $24 million ($14 million of which will be recognized as tax expense) annually beginning January 1, 2012. The Stipulation did not change our authorized regulatory capital structure of 60% debt and 40% equity or our authorized return on equity of 10.25%. Under the terms of the Stipulation, we cannot file another general base rate review prior to July 1, 2013, but we are not restricted from filing wholesale transmission rate, TCRF, distribution-related investment and other rate updates and adjustments permitted by Texas state law and PUCT rules.

In response to concerns raised by PUCT Commissioners at a July 2011 PUCT open meeting regarding the Stipulation, we filed a modified stipulation that removed from the Stipulation a one-time payment to certain cities we serve for retrospective franchise fees (Modified Stipulation). Instead, pursuant to the terms of a separate agreement with certain cities we serve, through March 31, 2012, we have made approximately $22 million in retrospective franchise fee payments to cities that accepted the terms of the separate agreement. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from our June 2008 rate review filing (discussed below). No other significant terms of the Stipulation were revised. In August 2011, the PUCT issued a final order approving the settlement terms contained in the Modified Stipulation.

2008 Rate Review Filing (PUCT Docket No. 35717) — In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007, and new rates were implemented in September 2009. The final order approved a total annual revenue requirement for us of $2.64 billion, based on a 2007 test year cost of service and customer characteristics. New rates were calculated for all customer classes using 2007 test year billing metrics and the approved class cost allocation and rate design. The PUCT staff estimated that the final order resulted in an approximate $115 million increase in base rate revenues over our 2007 adjusted test year revenues, before recovery of rate review expenses. Prior to implementing the new rates in September 2009, we had already begun recovering $45 million of the $115 million increase as a result of approved transmission cost recovery factor and energy efficiency cost recovery factor filings, such as those discussed below. Also see Note 2 to Interim Financial Statements and Note 5 to Annual Financial Statements regarding the PUCT’s review of regulatory assets and liabilities.

Key findings by the PUCT in the rate review included:

•

recognizing and affirming our corporate ring-fence from EFH Corp. and its unregulated affiliates by rejecting a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments;

•

approving the recovery of all of our capital investment in our transmission and distribution system, including investment in certain automated meters that will be replaced pursuant to our advanced meter deployment plan;

•	denying recovery of $25 million of regulatory assets, which resulted in a $16 million after-tax loss being recognized in the third quarter of 2009, and

•	setting our return on equity at 10.25%.

In November 2009, the PUCT issued an order on rehearing that established a new rate class but did not change the revenue requirements. We and four other parties appealed various portions of the rate review final order to a state district court, and oral argument was held in October 2010. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Austin Court of Appeals in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. Oral argument before the Austin Court of Appeals was completed in April 2012. There is no deadline for the court to act. We are unable to predict the outcome of the appeal.

Competitive Renewable Energy Zones (CREZs) — In 2009, the PUCT awarded us CREZ construction projects (PUCT Docket Nos. 35665 and 37902) requiring 14 related Certificate of Convenience and Necessity (CCN) amendment proceedings before the PUCT for 17 of those projects. All 17 projects and 14 CCN amendments have been approved by the PUCT. The projects involve the construction of transmission lines and stations to support the transmission of electricity from renewable energy sources, principally wind generation facilities, in west Texas to population centers in the eastern part of the state. In addition to these projects, ERCOT completed a study in December 2010 that will result in us and other transmission service providers building additional facilities to provide further voltage support to the transmission grid as a result of CREZ. We currently estimate, based on these additional voltage support facilities and the approved routes and stations for our awarded CREZ projects, that CREZ construction costs will total approximately $2.0 billion. CREZ-related costs could change based on finalization of costs for the additional voltage support facilities and final detailed designs of subsequent project routes. At March 31, 2012, our cumulative CREZ-related capital expenditures totaled $1.056 billion, including $157 million during 2012. We expect that all necessary permitting actions and other requirements and all line and station construction activities for our CREZ construction projects will be completed by the end of 2013 with additional voltage support projects completed by early 2014.

Advanced Metering Deployment Surcharge Filing (PUCT Docket Nos. 35718 and 36157) — In May 2008, we filed with the PUCT a description and request for approval of our proposed advanced metering system deployment plan and proposed surcharge for the recovery of estimated future investment for advanced metering deployment. In September 2008, a PUCT order became final approving a settlement reached with the majority of the parties to this surcharge filing. The settlement included the following major provisions, as amended by the final order in the 2008 rate review:

•	the full deployment of over three million advanced meters to all residential and most non-residential retail electricity customers in our service area;

•	a surcharge beginning on January 1, 2009 and continuing for 11 years;

•	a total revenue requirement over the surcharge period of $1.023 billion;

•	estimated capital expenditures for advanced metering facilities of $686 million;

•	related operation and maintenance expenses for the surcharge period of $153 million;

•	$204 million of operation and maintenance expense savings, and

•	an advanced metering cost recovery factor of $2.19 per month per residential retail customer and varying from $2.39 to $5.15 per month for non-residential retail customers.

At December 31, 2011, we have installed approximately 2,302,000 advanced digital meters, including approximately 788,000 in 2011. As the new meters are integrated, we report 15-minute interval, billing-quality electricity consumption data to ERCOT for market settlement purposes. The data makes it possible for REPs to support new programs and pricing options. Cumulative capital expenditures for the deployment of the advanced meter system totaled $518 million at December 31, 2011, including $158 million during 2011. We expect to complete installations of the advanced meters by the end of 2012.

We may, through subsequent reconciliation proceedings (see discussion below), request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the PUCT are reasonable and necessary, recovery of any costs that are found not to have been spent or properly allocated, or not to be reasonable or necessary, must be refunded.

Application for Reconciliation of Advanced Meter Surcharge (PUCT Docket No. 39552) — In July 2011, we filed an application with the PUCT for reconciliation of all costs incurred and investments made through December 31, 2010, in the deployment of our advanced meter systems (AMS) pursuant to our AMS Deployment Plan approved in Docket No. 35718. The order in Docket No. 35718 included a requirement that we file a reconciliation proceeding two years after the implementation of the AMS surcharge. Through the end of 2010, we had spent approximately $357 million in executing the approved AMS Deployment Plan and billed customers approximately $171 million through the AMS surcharge. We did not seek a change in the AMS surcharge or the AMS Deployment Plan in this proceeding. In October 2011, we and the other parties to the case filed a proposed order and stipulation, which would resolve all issues in the case. In November 2011, the PUCT issued its final order in the proceeding approving the stipulation and finding that costs expended and investments made in the deployment of our AMS through December 31, 2010 were properly allocated, reasonable and necessary.

Transmission Cost Recovery and TCRF Rates (PUCT Docket Nos. 39940, 39456, 38938, 38460 and 37882) — In order to recover increases in our transmission costs, including incremental fees paid to other transmission service providers due to an increase in their rates, we are allowed to request an update twice a year to the TCRF component of our retail delivery rates charged to REPs. In November 2011, we filed an application to update the TCRF, which was approved and became effective March 1, 2012. This application is designed to reduce billings for the period March 2012 through August 2012 by approximately $41 million reflecting over-recoveries due to hot weather in the summer of 2011. In June 2011, we filed an application to increase the TCRF, which became effective September 1, 2011. This application was designed to increase billings for the period September 2011 through February 2012 by approximately $24 million. Effective July 1, 2011, charges billed under the TCRF rate became reconcilable (see Note 2 to each of Interim Financial Statements and Annual Financial Statements). The difference between amounts billed under the TCRF rate and the related wholesale transmission service expense is deferred and included in the determination of future TCRF rates (see Note 1 to each of Interim Financial Statements and Annual Financial Statements).

In December 2010, we filed an application to increase the TCRF, which was administratively approved in January 2011 for implementation effective March 1, 2011. This application was designed to increase billings for the period March 2011 through August 2011 by approximately $17 million. In July 2010, we filed an application to increase the TCRF, which was administratively approved in August 2010 and became effective September 1, 2010. This application was designed to increase billings for the period September 2010 through February 2011 by approximately $7 million. In January 2010, we filed an application to increase the TCRF, which was administratively approved in February 2010 and became effective March 1, 2010. This application was designed to increase revenues for the period May 2010 through August 2010 by approximately $6 million.

Transmission Interim Rate Update Application (PUCT Docket Nos. 40142, 39644 and 38495) — January 2012, we filed an application for an interim update of our wholesale transmission rate. The new rate was approved by the PUCT in February 2012 and became effective March 5, 2012. Annualized revenues are expected to increase by an estimated $2 million with approximately 65% of this increase recoverable through transmission costs charged to wholesale customers and the remaining 35% recoverable from REPs through the TCRF component of our delivery rates.

In August 2011, we filed an application for an interim update of our wholesale transmission rate, and the PUCT approved the new rate effective October 27, 2011. Annualized revenues are expected to increase by an estimated $35 million with $22 million of this increase recoverable through transmission costs charged to wholesale customers and the remaining $13 million recoverable from REPs through the TCRF component of our delivery rates.

In July 2010, we filed an application for an interim update of our wholesale transmission rate, and the PUCT approved the new rate effective September 29, 2010. Annualized revenues are expected to increase by an estimated $43 million, with $27 million of this increase recoverable through transmission costs charged to wholesale customers and the remaining $16 million recoverable from REPs through the TCRF component of our delivery rates.

PUCT Rulemaking — In 2010, the PUCT published rule changes in two proceedings that impact transmission rates. In the first proceeding (PUCT Project No. 37909), the PUCT changed the TCRF rule to allow for more timely cost recovery of wholesale transmission charges incurred by distribution service providers. Previously, increased wholesale transmission charges were recoverable by distribution service providers, effective with the March 1 and September 1 TCRF updates, but distribution service providers could not recover increased charges incurred prior to such updates. TCRF filings are still effective March 1 and September 1, but distribution service providers will be allowed to include wholesale transmission charges based on the effective date of the wholesale transmission rate changes. As a result, we defer such increased costs as regulatory assets until they are recovered in rates. In the second proceeding (PUCT Project No. 37519), the PUCT changed the wholesale transmission rules to allow transmission service providers to update their wholesale transmission rates twice in a calendar year, as compared to once per year under the previous rules, providing more timely recovery of incremental capital investment. Other changes included in this rule (i) tie the effective date of the biannual update portion of the rule to the effective date of the TCRF rule in PUCT Project No. 37909, (ii) require the PUCT to consider the effects of reduced regulatory lag when setting rates in the next full rate review, and (iii) provide for administrative approval of uncontested interim wholesale transmission rate applications.

Application for 2013 and 2012 Energy Efficiency Cost Recovery Factor (PUCT Docket Nos. 39375 and 38217) — On May 1, 2012, we filed an application with the PUCT to request approval of an energy efficiency cost recovery factor (EECRF) for 2013. PUCT rules require us to make an annual EECRF filing by the first business day in May for implementation at the beginning of the next calendar year. The requested 2013 EECRF is $74 million as compared to $54 million established for 2012, and would result in a monthly charge for residential customers of $1.26 as compared to the 2012 residential charge of $0.99 per month. In May 2011, we filed an application with the PUCT to request approval of an EECRF for 2012 (PUCT Docket No. 39375). The requested 2012 EECRF is $54 million as compared to $51 million established for 2011, and would result in a monthly charge for residential customers of $0.99 as compared to the 2011 residential charge of $0.91 per month. In September 2011, we and the other parties to the case filed a proposed order and stipulation, which would resolve all issues in the case. As agreed in the stipulation, the 2012 EECRF is designed to recover $49 million of our costs for the 2012 programs and an $8 million performance bonus based on 2010 results, partially offset by a $3 million reduction for over-recovery of 2010 costs. In November 2011, the PUCT approved the proposed order and stipulation.

In April 2010, we filed an application with the PUCT to request approval of an EECRF for 2011. In September 2010, the PUCT ruled that we will be allowed to recover $51 million through our 2011 EECRF, including $45 million for 2011 program costs and an $11 million performance bonus based on 2009 results partially offset by a $5 million reduction for over-recovery of 2009 costs, as compared to $54 million recovered through our 2010 EECRF. The resulting monthly charge for residential customers became $0.91, as compared to the 2010 residential charge of $0.89 per month.

Remand of 1999 Wholesale Transmission Matrix Case (PUCT Docket No. 38780) — In October 2010, the PUCT established Docket No. 38780 for the remand of Docket No. 20381, the 1999 wholesale transmission charge matrix case. A joint settlement agreement was entered into effective October 6, 2003. This settlement resolves disputes regarding wholesale transmission pricing and charges for the period January 1997 through August 1999, the period prior to the September 1, 1999 effective date of the legislation that authorized 100% postage stamp pricing for ERCOT wholesale transmission. Since a series of appeals has become final, the 1999 matrix docket has been remanded to the PUCT to address two additional issues. The PUCT ruled on both issues in January 2012. No appeals were filed prior to the appeals deadlines, and the PUCT orders became final in February 2012. See Note 8 to Annual Financial Statements for a discussion of this proceeding.

Summary

We cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter our basic financial position, results of operations or cash flows.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Market risk is the risk that we may experience a loss in value as a result of changes in market conditions such as interest rates that may be experienced in the ordinary course of business. We may transact in financial instruments to hedge interest rate risk related to our debt, but there are currently no such hedges in place. All of our long-term debt at March 31, 2012 and December 31, 2011 and 2010 carried fixed interest rates.

	Expected Maturity Date
	(millions of dollars, except percentages)
	2012	2013	2014	2015	2016	There- after	2011 Total Carrying Amount	2011 Total Fair Value	2010 Total Carrying Amount	2010 Total Fair Value
Long-term debt (including current maturities):
Fixed rate debt amount (a)	$494	$648	$131	$639	$41	$3,726	$5,679	$6,705	$5,492	$6,136
Average interest rate	6.02%	5.83%	5.34%	6.15%	5.29%	6.46%	6.28%	—	6.30%	—

(a)	Excludes unamortized premiums and discounts. See Note 7 to Annual Financial Statements for a discussion of changes in long-term debt obligations.

Credit Risk

Credit risk relates to the risk of loss associated with nonperformance by counterparties. Our customers consist primarily of REPs. As a prerequisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the PUCT. Meeting these standards does not guarantee that a REP will be able to perform its obligations. REP certificates granted by the PUCT are subject to suspension and revocation for significant violation of PURA and PUCT rules. Significant violations include failure to timely remit payments for invoiced charges to a transmission and distribution utility pursuant to the terms of tariffs approved by the PUCT. We believe PUCT rules that allow for the recovery of uncollectible amounts due from nonaffiliated REPs significantly reduce our credit risk.

Our exposure to credit risk associated with accounts receivable totaled $120 million from affiliates, substantially all of which consisted of trade accounts receivable from TCEH, and $308 million from nonaffiliated customers at March 31, 2012. The nonaffiliated customer receivable amount is before the allowance for uncollectible accounts, which totaled $2 million at March 31, 2012. The nonaffiliate exposure includes trade accounts receivable from REPs totaling $214 million, which are almost entirely noninvestment grade. At March 31, 2012, REP subsidiaries of a nonaffiliated entity collectively represented approximately 12% of the nonaffiliated trade receivable amount. No other nonaffiliated parties represented 10% or more of the total exposure. We view our exposure to these customers to be within an acceptable level of risk tolerance considering PUCT rules and regulations; however, this concentration increases the risk that a default would have a material effect on cash flows.

At March 31, 2012, we were exposed to credit risk associated with the note receivable from TCEH totaling $169 million ($41 million reported as current in trade accounts and other receivables from affiliates) and amounts receivable from members under the tax sharing agreement totaling $26 million ($21 million from EFH Corp.).

See Note 9 to Interim Financial Statements and Note 14 to Annual Financial Statements for additional information.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The names of our directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Business Experience and Qualifications
Nora Mead Brownell (1)	65

Nora Mead Brownell has served as our Director since October 2007. Ms. Brownell is a founding partner of ESPY Energy Solutions, LLC, a consulting firm specializing in energy including infrastructure, energy consumption, new technology and renewables, and has served as its CEO since April 2009. Following her service as a Commissioner of the FERC from May 2001 to June 2006, Ms. Brownell founded BC Strategies, an energy consulting firm, and served as its President until April 2009. She served on the Pennsylvania Public Utility Commission from 1997 until May 2001. She also served as President of National Association of Regulatory Utility Commissioners (NARUC) from 2000 to 2001. Ms. Brownell serves on the boards of directors of Comverge Inc., an energy technology company, Spectra Energy Partners, a natural gas transportation and storage company, Tangent Energy Solutions, a privately-owned developer of energy generation solutions, Times Publishing Company, a privately-owned regional newspaper publisher, National Grid plc, an international electricity and gas company listed on the New York Stock Exchange and London Stock Exchange, and Oncor Holdings. She also serves on the Advisory Board of Starwood Energy Fund and NewWorld Capital Group. During the last five years Ms. Brownell also served on the boards of directors of Ener1, a manufacturer of lithium-ion energy storage systems and Leaf Clean Energy Company, which invests in clean energy projects in North America, and on the Gridwise® Architecture Council.

We believe Ms. Brownell’s widely-regarded expertise in the energy industry qualifies her to serve on our board of directors. Her extensive experience and insights gained as a regulator of energy companies on both the federal and state levels are a significant contribution to us, a regulated electricity transmission and distribution company, and our board of directors. During her tenures as a Pennsylvania state regulator and FERC Commissioner, Ms. Brownell oversaw several issues similar to those that have been or may be experienced by Oncor, including rate reviews, market issues and reliability proceedings. Her current work in energy consulting further strengthens her understanding and expertise of current issues in our industry, including in the areas of renewable energy, technology and regulatory matters.

Richard C. Byers (1)	53

Richard C. Byers has served as our Director since November 2008. Mr. Byers currently serves as an Executive Vice President of Borealis Infrastructure Management Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since January 2008. In his role as an officer of Borealis, Mr. Byers has been appointed as a director of several companies in which Borealis invests. In connection with his employment with Borealis, Mr. Byers also serves as the Vice President, Infrastructure of OMERS Strategic Investments Management Inc., an affiliate of Borealis. From 1991 until joining Borealis, Mr. Byers served as Managing Director of BMO Nesbitt Burns, a brokerage investment firm.

Mr. Byers was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under the Limited Liability Company Agreement to designate two directors. We believe Mr. Byers’ experience with Borealis, his sixteen years of experience as an investment banker prior to joining Borealis, and his experience working as a chartered accountant in Canada have given him an understanding of financial and business issues relevant to a company of our size and have been beneficial to his service on the Audit Committee. Also, in connection with his service at Borealis, Mr. Byers has been appointed as a director and/or officer of several privately-held energy-related Borealis affiliates or portfolio companies, including Borealis Power Holdings Inc., Borealis Transmission Inc., BPC Energy Corporation, BPC Power Corporation and BPC Transmission Corporation, and as a result, has been exposed to issues relevant to our industry.

Name	Age	Business Experience and Qualifications
Thomas M. Dunning (3)	69

Thomas M. Dunning has served as our Director since October 2007 and in July 2010 was elected Lead Independent Director by our board of directors. Since his retirement in 2008 as Chairman Emeritus of Lockton Dunning Benefits, a company specializing in the design and servicing of employee benefits, he has served as a consultant for the company. Mr. Dunning also served as Chairman and Chief Executive Officer of Lockton Dunning Benefit Company, its predecessor company, from 1998 to 2007 following the 1998 acquisition of Dunning Benefits Corporation by the Lockton Group of Companies. Mr. Dunning currently serves on the boards of directors of American Beacon Funds, BancTec, Baylor Health Care System Foundation, Oncor Holdings, and a number of non-profit organizations. He is also a former Chairman of Dallas Fort Worth International Airport board and a former director of the Southwestern Medical Foundation.

We believe Mr. Dunning’s experience with employee benefit programs and his understanding of employee benefits as part of an overall employee compensation program is important to Oncor in his roles as a director and member of the Organization and Compensation Committee (O&C Committee). As member and former chair of the O&C Committee, overseeing the design and effectiveness of Oncor’s executive compensation programs, Mr. Dunning offers broad experience in understanding and addressing compensation-related issues and challenges. His past appointments by Texas Governors as Chairman of the Texas Water Development Board and a director on the boards of the Texas Department of Transportation, Texas Department of Human Services and Texas Department of Criminal Justice, as well as his past service as Chairman of the Dallas/Fort Worth International Airport board, add to the extensive experience and leadership skills Mr. Dunning provides to our board. His experience and familiarity with Texas government, combined with 45 years of experience in business and a strong record of civic involvement in Dallas and in Texas, are valuable to our Texas-based business.

Robert A. Estrada (1)	65

Robert A. Estrada has served as our Director since October 2007. Mr. Estrada is Chairman of the Board and Chief Compliance Officer of Estrada Hinojosa & Company, Inc., an investment banking firm specializing in public finance that he co-founded in 1992. In addition to these positions, he also served as President and Chief Executive Officer of the firm from 1992 to 2006. Since its inception, Estrada Hinojosa & Company, Inc. has been involved in municipal bond underwritings totaling over $80 billion and has provided financial advisory services on financings totaling more than $50 billion. Mr. Estrada is a member of the boards of directors of Oncor Holdings and several civic and arts organization boards. From 2001 until 2008, Mr. Estrada served on the Board of Regents of the University of Texas System, a system with over 60,000 employees and a budget of approximately $14 billion, pursuant to an appointment by the Governor of Texas. In addition to having served on the Board of Regents of the University of Texas System, Mr. Estrada served as that board’s chair of the audit, compliance and management review committee. From 2004 until 2010, he served two consecutive terms on the board of directors of the Federal Reserve Bank of Dallas. From 1990 to 1994, Mr. Estrada also served on the board of directors of the Student Loan Marketing Association (Sallie Mae), a $45 billion entity and was a member of the board’s executive committee.

We believe Mr. Estrada’s skills and experience in the financial and legal sectors qualify him to serve as a director of Oncor and chair of the Audit Committee. We also believe his comprehensive understanding of financial, compliance and business matters pertinent to us and his experience in serving large clients and boards regarding these matters are significant assets to our board. Mr. Estrada also has 28 years of legal experience as a securities attorney, giving him a familiarity with securities law issues and investor disclosure requirements relevant to our company.

Name	Age	Business Experience and Qualifications
Thomas D. Ferguson (2)	58

Thomas D. Ferguson has served as our Director since January 2011. Mr. Ferguson currently serves as a Managing Director of Goldman, Sachs & Co., having joined the firm in 2002. Mr. Ferguson heads the asset management efforts for the merchant bank’s U.S. real estate investment activity. Mr. Ferguson serves on the board of EFH Corp., American Golf, one of the largest golf course management companies in the world, Agricultural Company of America Partners, LP, a company that owns and manages agriculture real estate, and Nor1, a company providing revenue enhancement solutions to the travel industry. Mr. Ferguson formerly held board seats at Associated British Ports, the largest port company in the UK, as well as Red de Carreteras, a toll road concessionaire in Mexico and Carrix, one of the largest private container terminal operators in the world.

Mr. Ferguson was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. His extensive experience with corporate finance and in owning and managing privately held enterprises qualifies Mr. Ferguson for serving on our board of directors.

Monte E. Ford (2)	52

Monte E. Ford has served as our Director since February 2008. Since April 2012, Mr. Ford has served as President of CDC Software Corporation, a global enterprise software provider of on-premise and cloud deployments. From 2001 until January 2012, he served as Senior Vice President and Chief Information Officer of AMR Corporation, the Fort Worth-based parent company of American Airlines. Prior to joining AMR, Mr. Ford served in various executive positions, including with Associates First Capital in Texas, Bank of Boston and Digital Equipment Corporation. He helped found the Environmental Energy and Nutritional Learning Center in Boston and has served on various community and non-profit boards, including those of Baylor Regional Medical Center and the Children’s Medical Center Development Board. Mr. Ford also serves on the board of directors of Oncor Holdings. Mr. Ford previously served as a director of two public companies, META Group and Moneygram International, from 2006 to 2008 prior to his affiliation with Oncor.

We believe Mr. Ford’s skills and expertise with quickly changing information technology matters is an important aspect of his service on Oncor’s board of directors. In regard to our operational advancements, particularly in the areas of the advanced metering system, Smart Grid and transmission infrastructure, information technology is a critical and timely issue for us, as well as the electric industry. Having dedicated his career to technology, Mr. Ford has distinguished himself as a technical industry expert and leader. As Senior Vice President and Chief Information Officer of AMR Corporation, Mr. Ford led technological innovation for American Airlines, one of the world’s largest airlines, including reestablishing the airline as an industry leader in operations research and advancing the airline’s online business. During his tenure as Chief Information Officer at Associates First Capital, Mr. Ford had responsibility for all technical operations at the company and implemented an internet and e-commerce strategy for the company on a worldwide basis.

William T. Hill, Jr. (2)	69

William T. Hill, Jr. has served as our Director since October 2007. In 2012, Mr. Hill began practicing law with the law firm of William T. Hill, Jr., Attorney at Law. Prior to 2012, he was of counsel to the Dallas criminal defense law firm of Fitzpatrick Hagood Smith & Uhl LLP. In 2007, he served as Director of Strategic Initiatives of Mercy Street Ministries. From 1999 to 2007, Mr. Hill was Criminal District Attorney of the Dallas County District Attorney’s office. Mr. Hill serves on the boards of directors of Hilltop Holdings, Incorporated, a New York Stock Exchange listed company in the insurance industry, Baylor Hospital Foundation, Oncor Holdings and a number of charitable organizations.

We believe Mr. Hill’s 45 years of experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our board of directors. In addition, as District Attorney he developed judgment and decision-making abilities that assist him today in evaluating and making decisions on issues that face our board of directors. Mr. Hill has also served on several civic and charitable boards over the past 35 years, which has given him invaluable experience in corporate governance matters.

Name	Age	Business Experience and Qualifications
Jeffrey Liaw (3)	35

Jeffrey Liaw has served as our Director since November 2007. Mr. Liaw is active in TPG Capital L.P.’s energy and industrial investing practice areas. TPG is a leading private investment firm with approximately $48 billion in assets under management. Before joining TPG in 2005, he worked for Bain Capital in its industrials practice since 2001. Mr. Liaw serves on the boards of both public and private companies, including American Tire Distributors, Graphic Packaging, Armstrong World Industries, Inc., EFH Corp. and Oncor Holdings.

Mr. Liaw was appointed by the Sponsor Group as a member of our board of directors pursuant to the Sponsor Group’s right in the Limited Liability Company Agreement to designate two directors. As an investment professional in the energy and industrial investing practice of TPG, Mr. Liaw provides his valuable insights and knowledge regarding energy-related and financial matters.

Robert S. Shapard	56

Robert S. Shapard has served as the Chairman of our Board of Directors and Chief Executive since April 2007. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco. He also serves as chairman of the board of directors of Gridwise® Alliance, the nation’s foremost smart grid organization.

As our chief executive, Mr. Shapard brings his unique knowledge of our company and our industry to the board of directors. His prior experience with EFH Corp., Exelon and as CEO of TXU Australia gives him extensive leadership experience in the electric industry in both regulated and unregulated markets. Mr. Shapard’s previous experience as chief financial officer of Tenet Healthcare Corporation and Ultramar Diamond Shamrock provided him with substantial experience in other complex financial and business environments.

Richard W. Wortham III (2) (3)	73

Richard W. Wortham III has served as our Director since October 2007. Since 1976 he has served as Trustee of The Wortham Foundation, Inc., a private philanthropic foundation with assets of approximately $260 million dedicated to the support and development of Houston’s cultural fabric. Mr. Wortham has served as President of the Wortham Foundation, Inc. since November 2011 and served as Secretary and Treasurer from November 2008 until November 2011. From November 2005 to November 2008, he was Chairman and Chief Executive Officer of that foundation. Mr. Wortham also serves as a Trustee and member of the audit committee of The Hirtle Callaghan Trust, a $10 billion family of mutual funds, and the Center for Curatorial Studies at Bard College and is a Life Trustee and Treasurer of The Museum of Fine Arts, Houston. Mr. Wortham is also a director of Oncor Holdings. Additionally, Mr. Wortham has held a leadership role in several companies, including a founding role in several national banks.

We believe Mr. Wortham’s over 30 years of extensive business and civic experience qualify him to serve on our board of directors and chair our O&C Committee. Mr. Wortham also currently serves on the executive, finance, audit and investment committees of the Museum of Fine Arts, Houston, which presently has an endowment of approximately $1 billion. Mr. Wortham’s experience has given him substantial and significant knowledge and experience regarding financial management and corporate governance matters relevant to our board of directors.

Name	Age	Business Experience and Qualifications
Steven J. Zucchet (2) (3)	46

Steven J. Zucchet has served as our Director since November 2008. Mr. Zucchet is a Senior Vice President of Borealis Infrastructure Management, Inc. (Borealis), an investment arm of Canada’s OMERS pension plan, a position he has held since November 2003. From 1996 until joining Borealis, Mr. Zucchet served as Chief Operating Officer of Enwave Energy Ltd., where he was responsible for operations and major infrastructure projects. In his role as an officer of Borealis, Mr. Zucchet has been appointed as a director of several Borealis affiliates and companies in which Borealis invests. His focus at Borealis is in the energy sector, where he leads the pursuit of investment opportunities in the energy sector and is responsible for asset management.

Mr. Zucchet was appointed as a member of our board of directors by Texas Transmission pursuant to Texas Transmission’s right under the Limited Liability Company Agreement to designate two directors. Mr. Zucchet has extensive experience in the energy industry. Through Borealis, he serves on the board of directors for Bruce Power A, a four reactor nuclear site located in Ontario, Canada. His experience prior to joining Borealis also focused in the energy industry, serving as Chief Operating Officer of Enwave Energy Ltd. for seven years. Prior to joining Enwave Energy Ltd., he spent seven years with an international consulting firm where he worked primarily on transportation and energy related projects. We believe Mr. Zucchet’s experience in the energy industry gives him an important and valuable understanding of our business.

(1)	Member of Audit Committee.
(2)	Member of Nominating and Governance Committee.
(3)	Member of Organization and Compensation Committee.

Director Appointments

Pursuant to our Limited Liability Company Agreement, the Sponsor Group (through Oncor Holdings) has a right to designate two individuals to serve on our board of directors. Mr. Ferguson, a director of a subsidiary of Goldman, Sachs & Co., and Mr. Liaw, an investment professional with TPG, were designated to serve on our board of directors by the Sponsor Group. Our Limited Liability Company Agreement also grants Texas Transmission the right to designate two individuals to serve on our board of directors. Richard C. Byers and Steven J. Zucchet, each of whom is an officer of Borealis, an affiliate of Texas Transmission, were designated to serve on our board of directors by Texas Transmission. Directors appointed by the Sponsor Group and Texas Transmission are referred to as member directors.

Our Limited Liability Company Agreement also provides that six of our directors will be independent directors under the standards set forth in Section 303A of the New York Stock Exchange Manual and other standards in our Limited Liability Company Agreement, and that two of those independent directors will be special independent directors under the standards set forth in our Limited Liability Company Agreement. See “Certain Relationships and Related Transactions, and Director Independence — Director Independence” for a discussion of the independent director and special independent director qualifications. Our board of directors has determined that Ms. Brownell and Messrs. Estrada, Dunning, Ford, Hill and Wortham are independent directors and that each of Ms. Brownell and Mr. Hill qualifies as a special independent director. Independent directors are appointed by the nominating committee of Oncor’s Holdings’ board of directors. The nominating committee of Oncor Holdings is required to consist of a majority of independent directors.

The board of directors of the sole member of Oncor Holdings has the right, pursuant to the terms of our Limited Liability Company Agreement, to designate one director that is an officer of Oncor. Mr. Shapard, our Chairman and Chief Executive, serves as this director.

Audit Committee

The Audit Committee is a separately-designated standing audit committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of Ms. Brownell, Mr. Byers and Mr. Estrada. Mr. Estrada and Mr. Byers are each an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. Mr. Estrada is an independent director under the standards set forth in our Limited Liability Company Agreement. Mr. Byers is a member director, appointed by Texas Transmission.

Executive Officers

The names of our executive officers and information about them, as furnished by the executive officers themselves, are set forth below:

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
Robert S. Shapard	56	Chairman of the Board and Chief Executive

Robert S. Shapard has served as the Chairman of our Board of Directors and Chief Executive since April 2007. Mr. Shapard joined EFH Corp.’s predecessor in October 2005 as a strategic advisor, helping implement and execute growth and development strategies for Oncor. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses. Mr. Shapard is also a director of Oncor Holdings and a manager of Bondco. He also serves as chairman of the board of directors of Gridwise® Alliance, the nation’s foremost smart grid organization.

Walter Mark Carpenter	60	Senior Vice President, Transmission Grid Management and System Operations

Walter Mark Carpenter has served as our Senior Vice President, Transmission Grid Management and System Operations since October 2011, and in such role is responsible for overseeing transmission grid management operations and Oncor’s interface with ERCOT. He also oversees the system’s distribution operation centers, as well as Oncor’s outage management system, the deployment of the advanced meter system and its integration into operations. From February 2010 until October 2011 he served as our Vice President and Chief Technology Officer, and from 2008 until February 2010 he served as our Vice President and Chief Information Officer. Mr. Carpenter has served EFH Corp’s predecessor and Oncor for 36 years and has held various field management and engineering management positions in transmission and distribution. Mr. Carpenter is a registered Professional Engineer in the State of Texas and is a member of the Institute of Electrical and Electronic Engineers (IEEE) Power System Relaying Committee and the Texas Society of Professional Engineers.

Don J. Clevenger	41	Senior Vice President, External Affairs	Don J. Clevenger has served as our Senior Vice President, External Affairs, since February 2010. From June 2008 until February 2010, he served as our Vice President, External Affairs. He was our Vice President, Legal and Corporate Secretary from December 2007 to June 2008. Between November 2005 and December 2007, Mr. Clevenger held a leadership position in our company with various legal and regulatory responsibilities. Prior to his transfer to Oncor in November 2005, he was Senior Counsel of the Business Services unit of EFH Corp. since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP before he joined EFH Corp.’s predecessor. Mr. Clevenger is also a manager of Bondco and serves as a member of the board of directors of the Association of Electric Companies of Texas, Inc.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
David M. Davis	55	Senior Vice President and Chief Financial Officer

David M. Davis has served as our Senior Vice President and Chief Financial Officer since February 2010. From July 2006 until February 2010, he served as Vice President and Chief Financial Officer. Prior to July 2006, he held a leadership position in the finance and financial planning function since joining Oncor in 2004. From 1991 to 2004, Mr. Davis served in various positions at EFH Corp.’s predecessor including roles in accounting, information technology and financial planning. Mr. Davis is a certified public accountant. Mr. Davis is also a manager of Bondco.

Debra L. Elmer	55	Senior Vice President, Human Resources

Debra L. Elmer has served as our Senior Vice President, Human Resources since February 2010. She served as our Vice President, Human Resources from September 2006 until February 2010. From her transfer to Oncor from EFH Corp. in 2004 to September 2006, she served as the director responsible for our performance management. Ms. Elmer joined EFH Corp.’s predecessor in 1982 and has held a number of positions within EFH Corp., principally in the leadership of human resources activities.

James A. Greer	51	Senior Vice President and Chief Operating Officer

James A. Greer has served as our Senior Vice President and Chief Operating Officer since October 2011. From October 2007 until October 2011 he served as our Senior Vice President, Asset Management and Engineering and in such role was responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From 2004 to 2007, Mr. Greer served a similar role as our Vice President. Since joining EFH Corp.’s predecessor in 1984, Mr. Greer has held a number of leadership positions within Oncor and EFH Corp. in such areas as engineering, operations and governmental relations. Mr. Greer also serves as a member of the Board of Directors of the Texas Board of Professional Engineers and is a registered Professional Engineer in the State of Texas.

Brenda L. Jackson	61	Senior Vice President and Chief Customer Officer

Brenda L. Jackson has served as our Senior Vice President and Chief Customer Officer since May 2010, overseeing activities including customer operations and service, community relations and economic development initiatives. From October 2004 until May 2010, Ms. Jackson served as Senior Vice President, Business Operations. From April 2003 until October 2004 she held the position of Senior Vice President, Customer and Community Relations. Ms. Jackson has served EFH Corp.’s predecessor and Oncor for 39 years and has held leadership positions related to customer operations, customer service and community relations functions, human resources, procurement and information technology.

E. Allen Nye, Jr.	44	Senior Vice President, General Counsel & Secretary	E. Allen Nye, Jr. has served as our Senior Vice President, General Counsel and Secretary since January 2011. From June 2008 until joining Oncor, Mr. Nye practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the FERC. Prior to Vinson & Elkins, Mr. Nye was a partner in the law firm of Hunton & Williams from January 2002 until May 2008.

Name	Age	Positions and Offices Presently Held	Business Experience (Preceding Five Years)
Brenda J. Pulis	53	Senior Vice President, Asset Management and Engineering	Brenda J. Pulis has served as our Senior Vice President, Asset Management and Engineering since October 2011, and in such role is responsible for the development of strategies, policies and plans for optimizing the value and performance of electric delivery systems and related assets. From November 2010 until October 2011, she served as Senior Vice President, Transmission and Distribution System Operations & Measurement Services and was responsible for operating transmission and distribution grids and metering system. Prior to this position, she was Senior Vice President of Distribution from August 2004 to October 2010, and between 2001 and July 2004 she was Vice President in our distribution organization. Ms. Pulis originally joined us in 1978 and has served in a number of areas during her tenure, including distribution engineering design, rates and regulatory, power delivery and operations. She serves on the North American Transmission board of directors, the Southeast Electric Exchange board of directors and the University of Texas at Arlington Advisory Board. She is a registered Professional Engineer in the State of Texas.

There is no family relationship between any of our executive officers, between any of our directors, or between any executive officer and any director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our board of directors has designated an Organization and Compensation Committee of the board of directors (O&C Committee) to establish and assess our executive compensation policies, which include participation in Oncor-sponsored programs as well as certain employee benefit programs sponsored by EFH Corp. The O&C Committee met six times in 2011.

The responsibilities of the O&C Committee include:

•

Determining and overseeing executive compensation programs, including making recommendations to our board of directors, when and if its approval is required, with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefit plans, policies and practices;

•

Establishing, reviewing and approving corporate goals and objectives relevant to executive compensation and evaluating the performance of our Chief Executive (CEO) and other executive officers in light of those goals and objectives and ultimately approving executive compensation based on those evaluations, and

•	Advising our board of directors with respect to compensation of its independent directors.

The O&C Committee conducts a review of total direct compensation for our executive officers, including the executive officers named in the Summary Compensation Table below (collectively with the CEO, the Named Executive Officers, and each, a Named Executive Officer) from time to time as it deems appropriate. In determining the total direct compensation of our executive officers, the O&C Committee considers the performance of the executives, a competitive market analysis of executive compensation provided by a compensation consultant engaged by the O&C Committee and a peer group analysis. The O&C Committee obtains the input of the CEO on the performance of executive officers reporting to the CEO. The CEO assesses the performance of each executive reporting to him against the executive’s business unit performance and presents a performance evaluation and compensation recommendation for each of these individuals to the O&C Committee. The CEO also reviews and considers the competitive market analysis in making his recommendation. The O&C Committee also evaluates the CEO’s performance. The O&C Committee then determines total compensation, including base salary, annual incentive awards and long-term incentive awards, for each of our executive officers as it deems appropriate.

In the first quarter of each fiscal year, the O&C Committee also approves corporate goals and objectives under the annual incentive programs for our executive officers for the current fiscal year, as well as the annual incentives’ payouts relating to the previous fiscal year’s performance. Following the completion of each fiscal year, in connection with the annual determination of the incentive awards to be paid to our executive officers reporting to the CEO, the CEO conducts an annual performance review of each such executive officer and evaluates each executive’s performance relative to the corporate goals and objectives for the completed fiscal year set by the O&C Committee. The CEO then makes recommendations to the O&C Committee with respect to other executive officers’ annual incentive compensation. The O&C Committee considers the CEO’s recommendations when determining annual incentive award payouts to those executive officers for the previous fiscal year, as well as goals and objectives under the annual incentive programs for the current fiscal year. The O&C Committee also annually evaluates the CEO’s performance in light of the goals and objectives for the applicable year and, after considering this evaluation, determines the CEO’s annual incentive award payout, as well as goals and objectives under the annual incentive programs for the current fiscal year.

The O&C Committee conducted a review of our executive officers’ total direct compensation in 2011. As a result of its review, the O&C Committee increased base salaries and target annual cash incentive payout for certain executive officers in November 2011. The 2011 review of total direct compensation did not result in changes to other elements of compensation.

Compensation Philosophy

Our compensation philosophy, principles and practices are intended to compensate executives appropriately for their contribution to the attainment of key strategic objectives, and to strongly align the interests of executives and equity holders through equity-based plans and performance goals. We believe that:

•

Levels of executive compensation should be based upon an evaluation of the performance of our business (including safety, reliability, operational efficiency and infrastructure readiness) and individual executives as well as a comparison to compensation levels of persons with comparable responsibilities in business enterprises of similar size, scale, complexity, risk and performance;

•	Compensation plans should balance both short-term and long-term objectives, and

•	The overall compensation program should emphasize variable compensation elements that have a direct link to company and individual performance.

Objectives of Compensation Philosophy

Our compensation philosophy is designed to meet the following objectives:

•	Attracting and retaining high performers;

•	Rewarding company and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	Aligning performance measures with our goals and allocating a significant portion of the compensation to incentive compensation in order to drive the performance of our business;

•

Basing incentive compensation in part on the satisfaction of company operational metrics (including safety, reliability, operational efficiency and infrastructure readiness) with the goal of motivating performance towards improving the services we provide our customers, and

•

Creating value for our equity holders and promoting the long-term performance of the company by strengthening the correlation between the long-term interests of our executives and the interests of our equity holders.

Elements of Compensation

In an effort to achieve our compensation objectives, we have established a compensation program for our executives that principally consists of:

•	Base salary;

•	Short-term incentives through the opportunity to earn an annual performance bonus pursuant to the Oncor Third Amended and Restated Executive Annual Incentive Plan (Executive Annual Incentive Plan);

•

Long-term incentives through (a) the opportunity to purchase equity interests in Investment LLC, granted at the O&C Committee’s discretion pursuant to the 2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its Affiliates (Equity Interests Plan), and (b) the opportunity to receive stock appreciation rights (SARs) granted pursuant to the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan (SARs Plan);

•

Deferred compensation and retirement plans through (a) the opportunity to participate in a thrift savings plan (EFH Thrift Plan) sponsored by EFH Corp. and a salary deferral program (Salary Deferral Program) and receive certain company matching contributions, (b) the opportunity to participate in a retirement plan (EFH Retirement Plan) sponsored by EFH Corp. and a supplemental retirement plan (Supplemental Retirement Plan), and (c) an employer-paid subsidy for health coverage upon the executive’s retirement from Oncor for executives hired prior to January 1, 2002;

•

Perquisites and other benefits, including, for executives elected prior to January 1, 2004, the opportunity to participate in a split-dollar life insurance plan (EFH Split-Dollar Life Insurance Plan) sponsored by EFH Corp.; and

•	Contingent payments through a change of control policy and a severance plan.

For more information about each of the incentive and other benefit plans available to our executive officers see the compensation tables and the accompanying narratives immediately following “– Compensation Discussion and Analysis.”

Compensation Consultant

In the third quarter of 2011, the O&C Committee engaged Towers Watson, a compensation consultant, to advise and report directly to the O&C Committee on executive compensation issues including a competitive market analyses of executive compensation and independent directors’ compensation. Towers Watson also provides consulting and other services to Oncor’s human resources department.

Market Data

While we try to ensure that the greater part of an executive officer’s compensation is directly linked to our financial and operational performance, we also seek to set our executive compensation program in the manner that is competitive with that of our peer group in order to reduce the risk of losing key personnel and to attract high-performing executives from outside our company. In 2011, the O&C Committee assessed compensation of our executives against a number of companies in the transmission/distribution industry and fully integrated utilities. For purposes of the 2011 assessment, Towers Watson completed a competitive market analysis of executive compensation for the O&C Committee in October 2011. This analysis involved utility industry national market survey data targeted at both the 50th and 75th percentiles based on compensation information for utilities in the United States with respect to base salary and annual target cash incentives, on the one hand, and long-term incentives, on the other hand, which together constituted total direct compensation. The survey data was aged from the reporting date to January 1, 2012, using an annual rate of 2.7%, which was the average 2011 merit increase for executives based on the market survey data. Market values were also size-adjusted to $2.9 billion in annual revenues.

In addition to the market data for utilities in the national marketplace, Towers Watson also provided publicly available data for a subset of these utilities, a peer group of transmission/distribution utility companies as well as fully integrated utility companies. Towers Watson provided information on total direct compensation, base salary, annual incentives and long-term incentives with respect to the five highest paid executives at each of those companies, along with comparisons of each such executive to the comparable Oncor executive. Such information was reviewed with respect to two different peer groups, a primary peer group, and a larger peer group. We include both transmission/distribution utility companies as well as fully integrated utility companies in our peer group because we compete with both for qualified executive personnel. The primary peer group consisted of the following nine companies:

Northeast Utilities	NSTAR	Cleco Corp.
OGE Energy Corp.	DPL Inc.	El Paso Electric Co.
TECO Energy Inc.	Portland General Electric Co.	IdaCorp Inc.

In addition to the nine entities listed above, the larger peer group also included the following entities:

American Electric Power Co.	CenterPoint Energy Inc.	ITC Holdings Corp.
Consolidated Edison Inc.	Pepco Holdings Inc.

The O&C Committee reviewed both the peer group data and the competitive market survey data, along with individual performance and responsibilities, when determining executive total direct compensation, as well as base salary, annual incentives and long-term incentives. The O&C Committee targeted total direct compensation around the 50th percentile of the competitive market survey group. The competitive market analysis indicated that aggregate target total direct compensation of our executives was approximately in the 50th percentile of the competitive market survey group.

As a result of its review of the analysis, in November 2011 the O&C Committee increased base salaries for two Named Executive Officers, Messrs. Don J. Clevenger and David M. Davis and also increased the target annual cash incentive payout opportunity for Mr. Clevenger.

The April 2010 competitive market analysis provided by Towers Watson to the O&C Committee was used by the O&C Committee and our CEO when determining the total direct compensation package for E. Allen Nye, Jr., who joined Oncor as Senior Vice President, General Counsel and Secretary on January 1, 2011. The 2010 market analysis relied on the same peer group as the 2011 market analysis. In determining Mr. Nye’s total direct compensation and the individual elements comprising total direct compensation, the O&C Committee and our CEO targeted his total direct compensation at approximately the 50th-75th percentile of the competitive market survey group. They also considered his total direct compensation against his total direct compensation in a private legal practice in the Dallas area and the various savings to the company of having an in-house general counsel, particularly considering Mr. Nye’s extensive legal experience representing regulated utilities.

Compensation Elements

A significant portion of each executive officer’s compensation is variable, at-risk and directly linked to achieving company performance objectives set by the O&C Committee and the alignment with equity owner interests in order to achieve long-term success of our company. Other factors impacting compensation include individual performance, retention risk, and market compensation data. None of these other factors are weighted but are considered together. The company has no policies or formula for allocating compensation among the various elements. The following is a description of the principal compensation components provided to our executives.

Base Salary

We believe that base salary should be commensurate with the scope and complexity of each executive’s position, the level of responsibility required, and demonstrated performance. We also believe that a competitive level of base salary is required to attract and retain qualified talent.

As part of its review of total direct compensation for our executives officers, the O&C Committee reviews and determines executive officers’ base salaries periodically as it deems appropriate. The periodic review includes the O&C Committee’s review of the most recent analysis of our executive compensation against competitive market data and comparison to our peer group. Our CEO also reviews this analysis, along with the performance and level of responsibility of each executive officer, reporting to him, and makes recommendations to the O&C Committee regarding any salary changes for such executive officers. The O&C Committee may also approve salary increases as a result of an executive’s promotion or a significant change in an executive’s responsibilities. In November 2011, following the 2011 review of the executive officers’ total direct compensation, the base salaries of certain executive officers, including Named Executive Officers Messrs. Clevenger and Mr. Davis, were increased as a result of each executive’s performance and to maintain market competitive compensation based on the competitive market analysis provided to the O&C Committee by its independent compensation consultants, as described above under “– Overview – Market Data.”

Annual Base Salary for Named Executive Officers

The annual base salaries of Named Executive Officers at December 31, 2011 were as follows:

Name	Title	At December 31, 2011
Robert S. Shapard	Chairman of the Board and Chief Executive	$700,000

David M. Davis (1)	Senior Vice President and Chief Financial Officer	$375,000

Don J. Clevenger (2)	Senior Vice President, External Affairs	$365,000

Charles W. Jenkins III	Senior Vice President	$425,000

E. Allen Nye, Jr.	Senior Vice President, General Counsel and Secretary	$425,000

(1)	In connection with the O&C Committee’s 2011 review of total direct compensation, Mr. Davis’ annual base salary was increased by the O&C Committee from $350,000 to $375,000 in November 2011.
(2)	In connection with the O&C Committee’s 2011 review of total direct compensation, Mr. Clevenger’s annual base salary was increased by the O&C Committee from $340,000 to $365,000 in November 2011.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual reward for the successful corporate attainment of certain annual performance goals and business objectives that are established by the O&C Committee. These targets are established on a company-wide basis and the O&C Committee generally seeks to set these targets at challenging levels. The O&C Committee determines annual target award percentages for executives based on an analysis of the most recent competitive market analysis conducted by our independent compensation consultant and, with respect to executives other than our CEO, recommendations from our CEO. In making his recommendations to the O&C Committee regarding target award percentages, our CEO assesses the performance of each executive reporting to him against the executive’s business unit performance and reviews the competitive market analysis. Executive Annual Incentive Plan awards are based on a target payout, which is a percentage of the applicable executive’s annual base salary rate during the performance period. The target payout for each executive is set near the median of executives with similar responsibilities among our competitive market survey group. Elected officers of the Company having a title of vice president or above and other specified key employees are eligible to participate in the Executive Annual Incentive Plan provided they are employed by us for a period of at least three full months during a plan year. The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan.

The aggregate amount of funding for awards payable in any given plan year is determined based on (1) the target award levels of all participants in the Executive Annual Incentive Plan (Aggregate Incentive Pool), (2) Oncor’s earnings before interest, taxes, depreciation and amortization, excluding securitization revenue and amortization of purchase accounting adjustments, and including such other adjustments as approved by the O&C Committee (EBITDA) and (3) any additional operational, financial or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards (Additional Metrics). Target award levels are set as a percentage of a participant’s base salary and are based on target performance of Oncor and individual participant performance. Additional Metrics are determined by the O&C Committee in its discretion and may include, among other things, safety, reliability, operational efficiency and infrastructure readiness measures. The O&C Committee also determines the minimum EBITDA and any Additional Metrics necessary to fund awards for each plan year. Based on the level of attainment of these EBITDA and Additional Metrics targets, the O&C Committee determines an aggregate performance final funding percentage. This final funding percentage is applied to the Aggregate Incentive Pool to provide the initial amount of funds available for awards to participants under the Executive Annual Incentive Plan, which may then be adjusted by individual performance modifiers.

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of their actual base salary rate. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. As described below, an individual performance modifier is determined on a subjective basis.

The O&C Committee sets performance goals, target awards and individual performance modifiers in its discretion. Refer to the narrative that follows the Grants of Plan Based Awards table below for a further description of the Executive Annual Incentive Plan.

Funding Percentage

As described above, the funding percentage is based on EBITDA and any Additional Metrics the O&C Committee elects to apply in any given plan year, which we refer to as the operational funding percentage. For 2011, the O&C Committee exercised the discretion granted it in the plan and established Additional Metrics based on operational targets relating to (1) a safety metric based on the number of employee injuries using a Days Away, Restricted or Transfer (DART) system, (2) a reliability metric as measured by the System Average Interruption Duration Index (SAIDI), (3) an operational efficiency metric based on the achievement of targeted operation and maintenance expense (O&M) and sales, general and administrative expense (SG&A) levels determined on a per customer cost basis and (4) an infrastructure readiness metric based on the capital expenditure per three year average MW peak. The purpose of these operational targets, which are based on safety, reliability, operational efficiency and infrastructure readiness metrics, is to promote enhancement of our services to customers.

Funding of the Aggregate Incentive Pool is based first on the achievement of stated EBITDA thresholds and targets set by the O&C Committee for that year and then, assuming the EBIDTA threshold is met, the achievement of the operational targets. The final Aggregate Incentive Pool funding percentage is determined based on both EBITDA and operational achievement, as described below.

Step 1: EBITDA Achievement

Incentives are only payable under the Executive Annual Incentive Plan in the event the threshold EBITDA is achieved. If the threshold EBITDA is achieved, then the EBITDA funding percentage is 50%. If the target EBITDA is achieved, the EBITDA funding percentage is 100%. If actual EBITDA is an amount between the threshold and target, the EBITDA funding percentage equals the percentage of the target achieved. For example, achievement of 50% of the interval between threshold and target results in an EBITDA funding percentage of 75%. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%.

For 2011, the EBITDA funding triggers (threshold and target), actual results and funding percentage under the Executive Annual Incentive Plan were as follows:

	Threshold ($ in millions) (1)	Target ($ in millions) (2)	Actual Results ($ in millions)	EBITDA Funding Percentage (3)
EBITDA	1,299	1,442	1,521	108.6%

(1)	Achievement of the threshold EBITDA level results in a 50% funding percentage.
(2)	Achievement of the target EBITDA level results in a 100% funding percentage.
(3)	Provided that the threshold has been met, the EBITDA funding percentage equals the percentage of target EBITDA achieved, and, if 100% of the target EBITDA is achieved, the EBITDA funding percentage will equal the total operational funding percentage, up to 150%. For 2011, since actual results exceeded the target, the EBITDA funding percentage is 108.6%.

Step 2: Operational Achievement

If the threshold EBITDA is achieved, then once the EBITDA funding percentage is determined, the operational metrics set by the O&C Committee are then applied to determine an operational funding percentage. As described below, the operational funding percentage can increase or decrease the funding percentage of the Aggregate Incentive Pool. If actual EBITDA is less than or equals the target EBITDA, then funding of the Aggregate Incentive Pool is the lesser of the EBITDA funding percentage or the operational funding percentage. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. For 2011, since actual EBITDA exceeded the target EBITDA, the Aggregate Incentive Pool was based on the operational funding percentage of 108.6%.

The O&C determines the operational metrics to be applied to the operational funding percentage, and the weighting of each of those metrics within the final operational funding percentage. As with the EBITDA funding percentage, each operational metric must meet a threshold level in order to provide any funding for that metric. Meeting the threshold amount results in 50% of the available funding for that specific metric. The O&C Committee also sets target and superior levels for each operational metric, and achievement of those levels results in funding for a specific metric of 100% and 150%, respectively. Once threshold has been achieved, actual results in between each level result in a funding percentage equal to the percentage of the interval target achieved (up to 150%, for achievement of the superior performance level).

For 2011, the operational funding triggers, actual results and funding percentages under the Executive Annual Incentive Plan were as follows:

Goal	Weighting	Threshold (1)	Target (2)	Superior (3)	Actual Results	Operational Funding Percentage
Safety
DART	30%	1.12	0.99	0.91	0.85	45.0%

Reliability

Non-storm SAIDI (in minutes)	30%	115.0	99.0	90.0	106.20	23.3%

Operational Efficiency – O&M

O&M ($ per customer)	30%	170.77	159.60	148.43	159.36	30.3%

Operational Efficiency – Infrastructure Readiness

Capital expenditures ($ per three year average MW peak)	10%	59.39-59.99 and 63.06-64.28	60.00-60.60 and 62.14-63.05	60.61-62.13	62.90	10.0%

Total Operational Funding Percentage						108.6%

(1)	Achievement of the threshold operational metric level results in funding of 50% of the available funding percentage for that specific operational metric. Failure to achieve the threshold results in no funding for that specific operational metric.
(2)	Achievement of the target operational metric level results in funding of 100% of the available funding percentage for that specific operational metric.
(3)	Achievement above the superior operational metric level results in funding of up to 150% of the available funding percentage for that specific operational metric.

In 2011, satisfaction of safety metrics comprised 30% of the operational funding percentage. The safety metric measures the number of employee injuries using a DART system, which measures the amount of time our employees are away from their regular employment posts due to injury. DART is measured in the number of injuries per 200,000 hours and does not include employees that are part of the individual performance incentive program offered to our meter readers. The safety metric is important to our operations because it promotes the health and welfare of our employees. In addition, lowering the number of accidents reduces our operating costs, which in turn contributes to lower rates for our customers.

In 2011, satisfaction of reliability metrics comprised 30% of the operational funding percentage. Reliability is measured by SAIDI, which measures the average number of minutes electric service is interrupted per customer in a year. This metric promotes our commitment to minimizing service interruptions to our customers as the lower the SAIDI level for the year, the greater the funding percentage under the Executive Annual Incentive Plan. Since weather can greatly impact reliability and is outside of our control, the reliability metric measures SAIDI on a non-storm basis.

In 2011, satisfaction of operational efficiency metrics related to O&M comprised 30% of the operational funding percentage. Operational efficiency is measured based on O&M per customer, excluding third party network transmission fees and property taxes. The purpose of the O&M metric is to promote lower expenditures relative to customers served, which in turn contributes to lower rates for our customers.

In 2011, satisfaction of operational efficiency metrics related to infrastructure readiness comprised the final 10% of the operational funding percentage. Infrastructure readiness is measured based on Oncor’s capital expenditures (including capital expenditures and net removal costs, but excluding allowance for funds used during construction) for the preceding three years’ average MW peak loads. The purpose of the infrastructure readiness metric is to promote capital expenditures in line with the previously set capital plan. While this metric discourages exceeding the budget, it also discourages spending that is too far below the capital plan, as we believe expenditures to improve our facilities and other capital expenditures are important to maintaining the quality of and enhancing our services to our customers.

As discussed above, an aggregate operational funding percentage amount for all participants was determined based on the level of attainment of the above operational targets.

Step 3: Applying Operational Funding Percentage to EBITDA Funding Percentage

The operational funding percentage can increase or decrease the funding percentage of the Aggregate Incentive Pool. If actual EBITDA is less than or equals the target EBITDA, then funding of the Aggregate Incentive Pool is the lesser of the EBITDA funding percentage or the operational funding percentage. If actual EBITDA exceeds the target EBITDA, then funding equals the operational funding percentage, up to 150%. For 2011, since actual EBITDA exceeded the target EBITDA, the Aggregate Incentive Pool was based on the operational funding percentage of 108.6%

Individual Performance Modifier and Determination

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of actual annual base salary rate. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO). Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency and infrastructure readiness metrics discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior. Each executive officer’s individual performance modifier is set by the O&C Committee within a range determined in its discretion. For 2011, the O&C Committee set this range at plus fifty percent (+50%) to minus fifty percent (-50%).

2011 Actual Award Amounts Under the Executive Incentive Plan

The following table provides a summary of the 2011 targets and actual awards for each Named Executive Officer. All awards under the Executive Annual Incentive Plan are made in the form of lump sum cash payments to participants by March 15 of the year following the plan year to which the award relates.

2011Annual Incentives (Payable in 2012) for Named Executive Officers

Name	Target Payout Opportunity (% of Salary)	Target Award ($ Value)	Actual Award ($)	Actual Award (% of Target)
Robert S. Shapard	75%	525,000	627,165	110%
David M. Davis	50%	176,042	210,299	110%
Don J. Clevenger	50%	139,875	182,285	120%
Charles W. Jenkins III	60%	255,000	276,930	100%
E. Allen Nye, Jr.	50%	212,500	253,853	110%

Long-Term Incentives

Our long-term incentive program consists of the Equity Interests Plan and the SARs Plan. The purpose of our long-term incentive program is to promote the long-term financial interests and growth of Oncor by attracting and retaining management and other personnel and key service providers. Our long-term incentive program was developed to enable us to be competitive in our compensation practices and because we believe that equity ownership in Oncor under the Equity Interests Plan and the opportunity to benefit from the appreciation of the value of our equity interests under the SARs Plan motivate our management to work towards the long-term success of our business and align management’s interests with those of our equity holders. In addition, we believe that certain employment-related conditions and time-based vesting restrictions of these programs, as discussed in more detail below, provide significant retentive value to us.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

In November 2008, pursuant to the terms of the Equity Interests Plan, our board of directors offered certain officers and key employees the opportunity to invest in Investment LLC and purchase Class B Interests in Investment LLC for $10.00 each (which our board of directors determined to be the fair market value of Class B Interests). In addition to the opportunity to purchase Class B Interests in Investment LLC such officers and key employees also received an amount of SARs based on the aggregate amount invested (collectively, the 2008 Management Investment Opportunity). SARs received in connection with the Management Investment Opportunity are subject to the terms of the SARs Plan described below. Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. Any Class B Interests purchased by an executive officer using funds in his or her Salary Deferral Program account are held of record by the Salary Deferral Program for the benefit of such officer.

In August 2011, our O&C Committee offered Mr. Nye, who joined the Company in January 2011, the opportunity to invest in Investment LLC by purchasing Class B Interests in Investment LLC for $12.25 each (the fair market value of the Class B Interests, as determined by our board of directors) and granted him an amount of SARs based on the aggregate amount invested (the 2011 Management Investment Opportunity). We refer to the 2008 Management Investment Opportunity and the 2011 Management Investment Opportunity collectively as the Management Investment Opportunity.

Pursuant to its limited liability company agreement, Investment LLC must at all times ensure that for each outstanding Class B Interest it issues, Investment LLC holds a corresponding number of units of Oncor’s equity interests. As a result, any future issuances under the Equity Interests Plan will require Investment LLC to purchase from Oncor Holdings additional equity interests of Oncor. Investment LLC has entered into a revolving stock purchase agreement with Oncor Holdings pursuant to which Investment LLC may purchase units of Oncor’s equity interests held by Oncor Holdings in the event Investment LLC proposes to issue additional Class B Interests pursuant to the Equity Interests Plan. However, the aggregate number of equity interests sold by Oncor Holdings pursuant to the revolving stock purchase agreement, however, cannot result in Oncor Holdings owning less than 80% of Oncor’s outstanding equity interests, or 508,000,000 units. At March 27, 2012, Investment LLC may purchase from Oncor Holdings up to an additional 191,492 units of Oncor and issue up to a corresponding number of Class B Interests.

For a more detailed description of the Equity Interests Plan and the Management Investment Opportunity, refer to the narrative that follows the Grants of Plan-Based Awards – 2011 table.

Stock Appreciation Rights

The O&C Committee adopted and implemented the SARs Plan in 2008. The O&C Committee determines the participants and can include certain employees of Oncor or other persons having a relationship with Oncor, its subsidiaries or affiliates. The O&C Committee administers the SARs Plan and makes awards under the SARs Plan at its discretion.

Under the SARs Plan, the O&C Committee may grant time-vesting awards (time-based SARs) and/or performance-vesting awards (performance-based SARs). In 2008, the O&C Committee granted both time-based and performance-based SARs to certain executive officers and other key employees in connection with their equity investments in Investment LLC. Each participant’s 2008 SARs award consisted of (1) 50% of time-based SARs and (2) 50% of performance-based SARs. Time-based SARs vest with respect to 20% of the SARs subject to such awards on each of the first five anniversaries of October 10, 2007. Performance-based SARs will vest as to 20% of the SARs subject to such awards at the end of each of Oncor’s five fiscal years (which end each December 31) from 2008 to 2012, provided that Oncor meets specified financial targets. In the event we fail to meet a specified financial target in a given fiscal year, under certain circumstances the applicable award may vest in a subsequent year if cumulative targets including such year are met.

In August 2011, the O&C Committee granted SARs to Mr. Nye in connection with his 2011 Management Investment Opportunity. His award consisted of (1) 50% of time-based SARs and (2) 50% of performance-based SARs. One-half of his time-based SARs vested on October 10, 2011, with the remaining one-half vesting on October 10, 2012. Vesting of Mr. Nye’s performance-based SARs is subject to Oncor’s achievement of the same financial targets that apply to other SARs issued under the SARs Plan. Mr. Nye’s performance-based SARs will vest as to 50% of the SARs subject to such awards at the end of each of Oncor’s two fiscal years (which end each December 31) from 2011 and 2012, provided that Oncor meets those specified financial targets.

Vesting of performance-based SARs eligible to vest for 2011 was subject to Oncor’s achievement of an adjusted annual EBITDA target of $1,463,476,240. The O&C Committee set this target based on historical performance and expected future performance. Actual 2011 adjusted EBITDA for purposes of the SARs Plan was $1,521,355,426. As a result, the performance-based SARs eligible to vest based on 2011 adjusted EBITDA did vest. The SARs Plan provides that performance-based SARs that do not vest in a given year are still eligible to vest over the next two years if cumulative EBITDA targets for such periods are met. For 2009, performance-based SARs did not vest because Oncor did not achieve its EBITDA target. Pursuant to the terms of the SARs plan those SARs could have vested in 2010 provided Oncor achieved a two-year cumulative EBITDA target (which was not achieved) or in 2011 provided Oncor achieves a three-year cumulative EBITDA target. Vesting of these performance-based SARs was subject to Oncor’s achievement of a cumulative EBIDTA for 2009, 2010 and 2011 of $4,089,749,352. Cumulative 2009, 2010 and 2011 EBITDA was $4,130,229,452, or approximately 100.99% of the target, and as a result the performance-based SARs that did not vest in 2009 did vest in 2011.

Mr. Nye’s SARs have a base price of $12.25, which was the fair market value of Oncor as of the date of his 2011 Management Investment Opportunity. All other SARs currently outstanding have a base price of $10.00 per unit, which base price represents the amount per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor.

The O&C Committee based the number of SARs awarded to our executive officers and other key employees in 2008 on equity programs offered to executives of other companies owned by private equity firms as well as the number of Class B Interests purchased by such executive in the Management Investment Opportunity. These grants assumed that each executive would invest his or her target investment amount, and were reduced proportionally for a lower actual investment amount.

In addition, under the SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, approximately $14.2 million of hypothetical dividends on the outstanding SARs has been credited to holders’ accounts under the SARs Plan, approximately $8.9 million of which is attributable to our named executive officers.

We believe that our SARs Plan is competitive relative to similar programs of other companies controlled by private equity firms and that the SARs Plan will assist us in retention and aligning our management’s interests with those of our equity holders.

For a more detailed discussion of SARs, refer to the narrative that follows the Outstanding Equity Awards at Fiscal Year-End – 2011 table.

Deferred Compensation and Retirement Plans

Our executive compensation package includes the ability to participate in the Salary Deferral Program, the EFH Thrift Plan, the EFH Retirement Plan and the Supplemental Retirement Plan and for executives hired before January 1, 2002, subsidized retiree health care coverage. We believe that these programs, which are common among companies in the utility industry, are important to attract and retain qualified executives. Although some of these plans are sponsored by EFH Corp., Oncor is directly responsible for the costs of any matching awards, premiums and other payments relating to Oncor employees pursuant to these programs.

Salary Deferral Program

Oncor executive officers are eligible to participate in a Salary Deferral Program that allows employees to defer a portion of their salary and annual incentive award and to receive a matching award based on their salary deferrals. Executives can currently defer up to 50% of their base salary and up to 85% of any annual incentive award. At the executive officer’s option the deferral period can be set for seven years, until retirement or a combination of both. Oncor generally matches 100% of deferrals up to 8% of salary deferred under the program. Oncor does not match deferred annual incentive awards. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program). However, certain participants, including Mr. Jenkins, are subject to the deferral provisions that existed under the Salary Deferral Program prior to its amendment in 1998. Under these provisions, Oncor matches 100% of deferrals up to the 10% of salary maximum deferred under the program. Participants subject to the previous deferral provisions cannot make deferrals from annual incentive awards and their investment option is limited to an intermediate-term fixed income fund. The program encourages employee retention as, generally, participants who terminate their employment with us prior to the seven year vesting period forfeit our matching contribution to the program.

Participants in the Management Investment Opportunity were also given the option to fund any or all of their investment in Investment LLC using funds in their Salary Deferral Program accounts. The Salary Deferral Program is the record holder of Class B Interests purchased by executives using funds in their Salary Deferral Program accounts.

Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program.

Thrift Plan

Under the EFH Thrift Plan, all eligible employees of EFH Corp. and any of its participating subsidiaries, including Oncor, may contribute a portion of their regular salary or wages to the plan. Under the EFH Thrift Plan, Oncor matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to the first 6% of the employee’s salary for employees covered under the traditional defined benefit component of the EFH Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s salary for employees covered under the cash balance component of the EFH Retirement Plan. All matching contributions are invested in EFH Thrift Plan investments as directed by the participant and are immediately vested.

EFH Retirement Plan

EFH Corp. maintains the EFH Retirement Plan, which is qualified under applicable provisions of the Code and is a benefit for all of its employees and those of its participating subsidiaries, including Oncor. The EFH Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, the defined benefit plan changed from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program component or transition to the cash balance component. Messrs. Davis and Jenkins elected to remain in the traditional program.

All employees employed after January 1, 2002 are eligible to participate only in the cash balance component. As a result, Messrs. Shapard, Clevenger and Nye are covered under the cash balance component. For a more detailed description of the EFH Retirement Plan, refer to the narrative that follows the Pension Benefits table.

Supplemental Retirement Plan

Oncor executives participate in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	Would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	Include Executive Annual Incentive Plan awards in the definition of earnings (for participants in the traditional program only), and/or
•	Oncor is obligated to pay under contractual arrangements.

For a more detailed description of the Supplemental Retirement Plan, please refer to the narrative that follows the Pension Benefits table below.

Retiree Health Care

Employees hired by Oncor (or EFH Corp’s predecessor) prior to January 1, 2002 are generally entitled to receive an employer-paid subsidy for retiree health care coverage upon their retirement from Oncor. As such, Messrs. Davis and Jenkins will be entitled to receive a subsidy from Oncor for retiree health care coverage upon their retirement from Oncor. Messrs. Shapard, Clevenger and Nye were hired by Oncor or EFH Corp. after January 1, 2002 and are not eligible for the employer subsidy.

Perquisites and Other Benefits

Perquisites provided to our executive officers are intended to serve as part of a competitive total compensation program and to enhance our executives’ ability to conduct company business. These benefits include financial planning, a preventive physical health exam, reimbursement for certain business-related country club and/or luncheon club membership costs and, until April 2011, physical fitness club memberships. For a more detailed description of the perquisites, refer to footnote 9 in the Summary Compensation Table below.

The following is a summary of benefits offered to our executive officers that are not available to all employees:

Executive Financial Planning: All executive officers are eligible to receive executive financial planning services. These services are intended to support them in managing their financial affairs, which we consider especially important given the high level of time commitment and performance expectation required of our executives. Furthermore, these services help ensure greater accuracy and compliance with individual tax regulations.

Executive Physical Health Exam: All executive officers are also eligible to receive an annual physical examination. We recognize the importance of the health of our senior management team and the vital leadership role they play in directing and operating the company. The executive officers are important assets of the company and this benefit is designed to help ensure their health and long-term ability to serve our equity holders.

Country Club/Luncheon Club Membership: Certain executive officers are entitled to reimbursement of country club or luncheon club memberships if the company determines that a business need exists for such executive’s memberships, as such clubs provide those officers with a setting for cultivating business relationships and interaction with key community leaders and officials.

Physical Fitness Club Membership: Through March 2011, all executive officers were eligible to receive a company-paid membership to a specified physical fitness club. This benefit was designed to help maintain the health of our executive officers, but was removed beginning in April 2011 as a result of the introduction of an employee fitness center in our corporate headquarters building.

Split-Dollar Life Insurance: As a participating subsidiary in the EFH Corp. Split-Dollar Life Insurance Program (Split-Dollar Life Insurance Program), split-dollar life insurance policies were purchased for eligible executives of Oncor. The eligibility provisions of this program were modified in 2003 so that no new participants were added after December 31, 2003. Accordingly, Messrs. Shapard, Davis, Clevenger and Nye are not eligible to participate in the Split-Dollar Life Insurance Program. The death benefits of participants’ insurance policies are equal to two, three or four times their annual EFH Split-Dollar Life Insurance Program compensation, depending on their executive category. Individuals who first became eligible to participate in the Split-Dollar Life Insurance Program after October 15, 1996, vested in the insurance policies issued under the Split-Dollar Life Insurance Program over a six-year period. Oncor pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, EFH Corp/Oncor will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. At the Merger, the Split-Dollar Life Insurance Program was amended to freeze the death benefits at the then current level.

Spouse Travel Expenses: From time to time we pay for an executive officer’s spouse to travel with the executive officer when taking a business trip, if their presence contributes to the business purpose.

In addition to the benefits described above, Oncor offers its executive officers the ability to participate in benefit plans for medical, dental and vision insurance, group term life insurance and accidental death and disability, which are generally made available to all employees at the company.

Individual Named Executive Officers Compensation

Oncor has not entered into employment agreements with any of the Named Executive Officers.

CEO Compensation

Robert S. Shapard

The following is a summary of Mr. Shapard’s individual compensation for 2011. For purposes of the O&C Committee’s review of total direct compensation it considered the utility industry national market survey discussed above, his overall leadership of the company, and particularly his leadership of the company through several operational and financial matters, including (i) our construction of transmission and distribution projects and filings with the PUCT with respect to these projects, (ii) our development and maintenance of customer relationships and community involvement in our service territory, (iii) our financial ability to plan, construct and operate one of the largest transmission and distribution utilities in the country, and (iv) and the development of rate review filings, which determine the costs and investments that Oncor may recover.

Base Salary: In November 2011, in connection with its review of the total direct compensation, the O&C Committee continued unchanged Mr. Shapard’s base salary as Chairman and CEO at $700,000.

Annual Incentive: In 2012, the O&C Committee awarded Mr. Shapard $627,165 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2011 performance, as previously discussed, as well as Mr. Shapard’s individual performance in 2011.

Long-Term Incentives: Since the 2011 Management Investment Opportunity was not offered to Mr. Shapard, Mr. Shapard did not receive new long-term incentives in 2011.

Compensation of Other Named Executive Officers

David M. Davis

The following is a summary of Mr. Davis’s individual compensation for 2011. For purposes of the O&C Committee’s review of total direct compensation it considered the utility industry national market survey discussed above and his management of the company’s financial systems, operations and initiatives, including the maintenance of planning, budgeting, accounting, and treasury functions. In particular, Mr. Davis has been charged with managing the liquidity of Oncor’s maintenance and construction programs. Mr. Davis’s compensation reflects this breadth of responsibilities, along with the expertise required for managing the financial aspects of one of the largest transmission and distribution utilities in the country.

Base Salary: In November 2011, in connection with its review of the total direct compensation, the O&C Committee increased Mr. Davis’ base salary as Senior Vice President and Chief Financial Officer from $350,000 to $375,000.

Annual Incentive: In 2012, the O&C Committee awarded Mr. Davis $210,299 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2011 performance, as previously discussed, as well as Mr. Davis’s individual performance in 2011.

Long-Term Incentives: Since the 2011 Management Investment Opportunity was not offered to Mr. Davis, Mr. Davis did not receive new long-term incentives in 2011.

Don J. Clevenger

The following is a summary of Mr. Clevenger’s individual compensation for 2011. For purposes of the O&C Committee’s review of total direct compensation it considered the utility industry national market survey discussed above and his leadership of the company’s external affairs and regulatory activities. As a regulated utility, interaction with regulators is a matter of key importance to Oncor. Mr. Clevenger’s compensation reflects his successful leadership of Oncor through all external affairs and regulatory initiatives, including the filing and settlement of a rate review in 2011 and advocating for Oncor’s interests in the 2011 Texas legislative session.

Base Salary: In November 2011, in connection with its review of the total direct compensation, the O&C Committee increased Mr. Clevenger’s base salary as Senior Vice President, External Affairs from $340,000 to $365,000 and increased his Executive Annual Incentive Plan Target Percentage from 40% to 50%.

Annual Incentive: In 2012, the O&C Committee awarded Mr. Clevenger $182,285 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2011 performance, as previously discussed, as well as Mr. Clevenger’s individual performance in 2011, particularly the settlement of Oncor’s 2011 rate review.

Long-Term Incentives: Since the 2011 Management Investment Opportunity was not offered to Mr. Clevenger, Mr. Clevenger did not receive new long-term incentives in 2011.

Charles W. Jenkins III

The following is a summary of Mr. Jenkins’ individual compensation for 2011. For purposes of the O&C Committee’s review of total direct compensation it considered the utility industry national market survey discussed above and his leadership of our operational activities through October 2011, including our construction of transmission, distribution, and technology-based projects. In October 2011, Mr. Jenkins announced his intention to retire effective April 1, 2012, and in connection with such announcement our board of directors appointed Mr. James Greer to replace Mr. Jenkins as Chief Operating Officer. Mr. Jenkins will remain with Oncor as a Senior Vice President until his retirement. As Chief Operating Officer, Mr. Jenkins was responsible for the operation of Oncor’s entire transmission and distribution system, which is responsible for generating all of Oncor’s revenues. As one of the largest such systems in the country, Oncor requires substantial skill and experience, and Mr. Jenkins’s compensation reflects his successful oversight of our transmission and distribution system through October 2011, as well as his other contributions to the company through December 2011.

Base Salary: In November 2011, in connection with its review of the total direct compensation, the O&C Committee continued unchanged Mr. Jenkins’ base salary as Senior Vice President at $425,000.

Annual Incentive: In 2012, the O&C Committee awarded Mr. Jenkins $276,930 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2011 performance, as previously discussed, as well as Mr. Jenkins’ individual performance in 2011.

Long-Term Incentives: Since the 2011 Management Investment Opportunity was not offered to Mr. Jenkins, Mr. Jenkins did not receive new long-term incentives in 2011.

E. Allen Nye, Jr.

The following is a summary of Mr. Nye’s individual compensation for 2011. For purposes of the O&C Committee’s review of total direct compensation it considered the April 2010 competitive market analysis discussed above and his leadership of the Company’s legal and corporate secretary function initiatives. Mr. Nye’s incentive reflects his significant responsibilities, which include overseeing all legal matters affecting the company, including an active litigation docket, SEC matters, investor relations, financial transactions, operational contracts, participating in the legal aspect of the settling of rate proceedings and developing legal compliance and risk mitigation strategies related to our unique ownership structure.

Base Salary: In November 2011, in connection with its review of the total direct compensation, the O&C Committee continued unchanged Mr. Nye’s base salary as Senior Vice President, General Counsel and Secretary at $425,000.

Annual Incentive: In 2012, the O&C Committee awarded Mr. Nye $253,853 pursuant to the Executive Annual Incentive Plan, reflecting the result of Oncor’s 2011 performance, as previously discussed, as well as Mr. Nye’s individual performance in 2011.

Long-Term Incentives: As a new executive officer in 2011, the 2011 Management Investment Opportunity was offered to Mr. Nye in August 2011, and upon Mr. Nye’s investment of $225,008 in Class B Units he received a long-term incentive award of 454,806 SARs.

Contingent Payments

Change in Control Policy

Oncor makes available a change in control policy (the Change in Control Policy) for its eligible executives. The purpose of the Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

The terms “change in control,” “without cause” and “good reason” are defined in the Change in Control Policy.

We believe these payments, to be triggered upon meeting the criteria above, provide incentive for executives to fully consider potential changes that are in the best interest of Oncor and our equity holders, even if such changes would result in the executives’ termination. We also believe it is important to have a competitive change in control program to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. The Change in Control Policy applicable to our executive officers prior to 2011 was sponsored by EFH Corp. In February 2011, Oncor adopted a new Oncor-sponsored change in control policy that replaced the EFH Corp. change in control policy for Oncor executive officers. Refer to the “– Potential Payments upon Termination” for detailed information about payments and benefits that our executive officers are eligible to receive beginning in 2011 under the new Oncor change in control policy.

Severance Plan

Oncor also makes available a Severance Plan (the Severance Plan) to provide certain benefits to eligible executives. The purpose of the Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan, or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

We believe it is important to have a severance plan in place to attract and retain the caliber of executives that our business requires and to foster an environment of relative security within which we believe our executives will be able to focus on achieving company goals. The Severance Plan applicable to our executive officers prior to 2011 was sponsored by EFH Corp. In February 2011, Oncor adopted a new Oncor-sponsored severance plan that replaced the EFH Corp.-sponsored severance plan for Oncor executive officers. Refer to the “– Potential Payments upon Termination” for detailed information about payments and benefits that our executive officers are eligible to receive beginning in 2011 under the new Oncor severance plan.

Accounting and Tax Considerations

Accounting Considerations

Based on accounting guidance for compensation arrangements, no compensation expense is recognized with respect to Class B Interests issued pursuant to the Management Investment Opportunity. Class B Interests issued pursuant to the Management Investment Opportunity were purchased by participants for fair value, and therefore, resulted in no compensation expense by Oncor. Since SARs are issued with a base price of the then-current fair market value of our equity interests, no compensation expense is recognized for SARs until a condition under which the SARs would become exercisable becomes probable at a point in time when the fair market value of our equity interests exceeds the base price. However, under the SARs Plan, amounts equal to dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As payments under the dividend provision are not contingent upon a future liquidity event, we have concluded that the liability related to the declared dividends should be accrued as vested. For accounting purposes, the liability is discounted based on an employee’s expected retirement date. Approximately $7.7 million has been accrued as of December 31, 2011 under the dividend provision of the SARs Plan, approximately $3.2 million of which is attributable to our named executive officers.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. Because we are a privately-held limited liability company, Section 162(m) will not limit the tax deductibility of any executive compensation for 2011.

The O&C Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Code.

Compensation Committee Interlocks and Insider Participation

Two of our O&C Committee members, Mr. Liaw and Mr. Zucchet, are not classified as independent directors under the standards set forth in the Limited Liability Company Agreement. Mr. Liaw is employed by TPG Capital, L.P., a member of the Sponsor Group, and was appointed to the board of directors by Oncor Holdings, which is a subsidiary of EFH Corp. Mr. Liaw also serves as a director of EFH Corp. Mr. Zucchet is employed by Borealis Infrastructure Management, Inc., a beneficial owner of Texas Transmission, and was appointed to the board of directors by Texas Transmission. For a description of the ability of Oncor Holdings and Texas Transmission to appoint directors, please see “Directors, Executive Officers and Corporate Governance – Director – Director Appointments.” For a description of Oncor related party transactions involving the Sponsor Group, EFH Corp. and Texas Transmission, please see “Certain Relationships and Related Transactions, and Director Independence.”

No member of the O&C Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers and the board of directors or compensation committee of any other company.

Summary Compensation Table

The following table provides information, for the fiscal years ended December 31, 2009, 2010 and 2011, regarding the aggregate compensation paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option/ SAR Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Robert S. Shapard Chairman of the Board and Chief Executive	2011 2010 2009	700,000 654,167 650,000	— —	— —	627,165 563,728 582,563	99,087 129,705 26,627	972,443 1,333,753 1,749,878	2,398,695 2,681,353 3,009,068

David M. Davis Senior Vice President and Chief Financial Officer	2011 2010 2009	352,083 304,167 300,000	— —	— —	210,299 174,744 179,250	376,526 300,382 247,759	192,316 221,584 312,833	1,131,224 1,000,877 1,039,842

Don J. Clevenger Senior Vice President, External Affairs	2011 2010 2009	342,083 303,333 300,000	— —	— —	182,285 139,412 143,400	33,407 24,264 21,909	194,803 254,817 312,585	752,578 721,826 777,894

Charles W. Jenkins (1) Senior Vice President	2011 2010 2009	425,000 379,167 287,500	— —	— —	276,930 261,398 154,355	1,138,021 687,514 414,480	270,133 311,607 425,182	2,110,084 1,639,686 1,281,517

E. Allen Nye, Jr. Senior Vice President, General Counsel and Secretary	2011	416,950	1,736	1,796,484	253,853	—	92,141	2,561,164

(1)	From January to October 2011, Mr. Jenkins served as Senior Vice President and Chief Operating Officer. In October 2011, Mr. Jenkins announced his intention to retire effective April 2012. In connection with his announcement, our board of directors appointed Mr. James Greer to succeed Mr. Jenkins as Chief Operating Officer, effective October 2011. Mr. Jenkins remained a Senior Vice President until his retirement on April 1, 2012.
(2)	The 2011 Management Investment Opportunity was approved by the O&C Committee in December 2010 in connection with Mr. Nye’s offer of employment and total direct compensation package. Due to the terms of our Limited Liability Company Agreement, the 2011 Management Investment Opportunity was subject to the consent of Oncor’s majority investor, which was obtained in August 2011. Since Mr. Nye provided the company with a check to complete his 2011 Management Investment Opportunity purchase in February 2011, the O&C Committee approved a bonus payment to Mr. Nye equal to the amount of dividends Mr. Nye would have received on Class B Interests had the Management Investment Opportunity been completed at the time Mr. Nye provided Oncor with the purchase price.
(3)	We do not award options to any of our employees. No SARs were granted to executive officers in 2010 or 2009. For information on the SARs granted to named executive officers in connection with the 2008 Management Investment Opportunity, refer to the Outstanding Equity Awards at Fiscal Year-End – 2011 table and accompanying narrative. See Footnote (4) below for information on Mr. Nye’s SARs grant in August 2011. Effective November 5, 2008, the O&C Committee made the following SARs awards: Mr. Shapard: 3,750,000, Mr. Davis: 600,000, Mr. Clevenger: 600,000, and Mr. Jenkins: 780,000. Effective August 23, 2011, the O&C Committee made a SARs awards to Mr. Nye of 454,806 SARs.
(4)	Amounts reported for Mr. Nye reflect the 454,806 SARs he was awarded on August 23, 2011 multiplied by the grant date fair value of $3.95 per SAR. The grant date fair value of the SARs was calculated in accordance with accounting guidance provided for stock compensation. The Monte Carlo simulation approach was used to value the SARs to account for future dividend distributions. Other assumptions made in the valuation are as follows: (i) a liquidity event (as defined in the SARs Plan) assumed to occur December 31, 2014 (the liquidation date) causing the SARs to become exercisable at that time; (ii) the unit price of Oncor’s membership interests will follow Geometric Brownian Motion; (iii) equity volatility was assumed to be 20% based on average volatility of the historical weekly stock price returns of nine comparable companies and the historical prices correspond to a period matching the expected holding period from the valuation date (6.68 years); (iv) the risk free rate for discounting the expected SARs value is 1.42%, equal to the US Constant Maturity Treasury Rate as of August 23, 2011 with maturity corresponding to the expected holding period from valuation date (6.68 years); and (v) the SARs expiration date will be August 23, 2021. For purposes of the performance based SARs included in Mr. Nye’s SARs grant, the grant date fair value assumes the highest level of performance conditions would be achieved.
(5)	Amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the executive in the respective year and represent amounts related to awards for such years pursuant to the Executive Annual Incentive Plan. Awards under the Executive Annual Incentive Plan for any given year are paid in March of the following year.
(6)	Amounts reported under this column include the aggregate increase in actuarial value of the EFH Retirement Plan and the Supplemental

Retirement Plan. For a more detailed description of these plans, please see “– Compensation Discussion and Analysis – Compensation Elements – Deferred Compensation and Retirement Plans.” Messrs. Davis and Jenkins are covered under the traditional defined benefit component and Messrs. Shapard, Clevenger and Nye are covered under the cash balance component. For a more detailed description of our retirement plans, please refer to the narrative that follows the Pension Benefits table below. There are no above-market or preferential earnings for nonqualified deferred compensation.
(7)	Amounts reported as “All Other Compensation” for 2011 are attributable to the executive’s receipt of compensation as described in the following table:

2011 All Other Compensation Components for Named Executive Officers

Name	EFH Thrift Plan Company Match ($)	Salary Deferral Program Company Match ($) (a)	Stock Appreciation Rights Plan SARs Dividend Provision ($) (b)	Split- Dollar Life Insurance Program Payments ($) (c)	Perquisites ($) (d)	Other ($)	Total ($)
Robert S. Shapard	14,700	56,000	861,446	—	40,297	—	972,443

David M. Davis	11,025	28,166	137,831	—	15,294	—	192,316

Don J. Clevenger	14,700	27,367	137,831	—	14,905	—	194,803

Charles W. Jenkins III	11,025	42,500	179,181	14,532	22,895	—	270,133

E. Allen Nye, Jr.	6,040	31,167	42,983	—	11,951	—	92,141

(a)	Amounts represent company matching amounts under the Salary Deferral Program. Refer to the narrative that follows the Nonqualified Deferred Compensation table below for a more detailed description of the Salary Deferral Program and the matching formula.
(b)	Under the SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. For all named executive officers other than Mr. Nye, the amounts in this column represent the dividend-related amount credited for those officers under the SARs Plan. In August 2011, Mr. Nye received an award of SARs under the 2011 Management Investment Opportunity for which the fair value of the dividend provision is included in the aggregate grant date fair value of the award as reported in the Summary Compensation Table. Therefore, the amounts reported for Mr. Nye in this column reflect additional dividends not included in the grant date valuation. Mr. Nye provided the company with a check to complete his 2011 Management Investment Opportunity purchase in February 2011, but due to the terms of our Limited Liability Company Agreement, the 2011 Management Investment Opportunity was subject to the consent of Oncor’s majority investor, which was obtained in August 2011. The O&C Committee approved crediting his SARs dividend account for the amount of dividends Mr. Nye would have been credited with respect to his SARs had the 2011 Management Investment Opportunity been completed at the time Mr. Nye provided Oncor with his check for the 2011 Management Investment Opportunity. The amount in this column for Mr. Nye reflects the $42,983 attributable to such amounts credited prior to Mr. Nye’s August 2011 SARs grant.
(c)	Amounts represent premium and tax gross-up payments pursuant to the Split-Dollar Life Insurance Program. Messrs. Shapard, Davis, Clevenger and Nye are not eligible to participate in the program because the program was frozen to new participants prior to their qualifying for participation. Amounts in this column for Mr. Jenkins represent the aggregate amount of payments and attributions pursuant to the program and tax regulations. Mr. Jenkins participated in the program on a split-dollar basis prior to November 2009 and has participated in the program on a non-split-dollar basis since November 2009. Because premium payments for Mr. Jenkins were made on a non-split-dollar life insurance basis during 2011, such premiums, amounting to $5,300, were fully taxable to him, and Oncor provided a tax gross-up payment of $1,906 to offset the effect of such taxes. Additional interest of $5,388 was attributed to Mr. Jenkins in 2011 relative to premium payments which had been made on his behalf prior to November 2009, and Oncor provided tax gross-up payments of $1,938 to offset the effect of taxes on such payments. For a discussion of the Split-Dollar Life Insurance Program, please see “– Compensation Discussion and Analysis – Compensation Elements – Perquisites and Other Benefits.”
(d)	Amounts reported under this column represent the aggregate amount of perquisites received by each Named Executive Officer. Those perquisites are detailed in the following table. Amounts reported in the table below represent the actual cost to Oncor for the perquisites provided. For a discussion of the perquisites received by our executive officers, please see “– Compensation Discussion and Analysis – Compensation Elements – Perquisites and Other Benefits.”

2011 Perquisites for Named Executive Officers

Name	Financial Planning ($)	Executive Physical ($)	Physical Fitness Club Dues ($)	Country Club and/ or Luncheon Club Dues ($)	Spouse Travel ($) (i)	Other ($) (ii)	Total ($)
Robert S. Shapard	10,520	3,169	163	10,336	6,981	9,128	40,297

David M. Davis	9,230	3,408	163	1,267	—	1,226	15,294

Don J. Clevenger	—	2,553	163	9,561	—	2,628	14,905

Charles W. Jenkins III	9,230	7,652	163	5,850	—	—	22,895

E. Allen Nye, Jr.	7,015	3,506	163	1,267	—	—	11,951

(i)	Amounts in this column represent spouse expenses for accompanying the Named Executive Officer on business travel.
(ii)	Amounts in this column represent the cost of event tickets for personal use.

Grants of Plan-Based Awards – 2011

The following table sets forth information regarding grants of plan-based awards to Named Executive Officers under Executive Annual Incentive Plan during the fiscal year ended December 31, 2011.

			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under			All Other
			Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards (3)			Option
Name	Grant Date (1)	Action Date(1)							Awards: Number of Securities Underlying Options/ SAR Awards (#)(4)	Exercise or Base Price of Option/ SAR Awards ($/ Sh)(5)	Grant Date Fair Value of Option/ SAR Awards ($)(6)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	(Max) (#)
Robert S. Shapard	—	—	262,500	525,000	787,500	—	—	—	—	—	—

David M. Davis	—	—	88,021	176,042	264,063	—	—	—	—	—	—

Don J. Clevenger	—	—	69,938	139,875	209,813	—	—	—	—	—	—

Charles W. Jenkins III	—	—	127,500	255,000	382,500	—	—	—	—	—	—

E. Allen Nye, Jr.	—	—	106,250	212,500	318,750	—	—	—	—	—	—

	8/23/11	12/17/10	—	—	—	—	113,701.5	113,701.5	341,104.5	12.25	1,796,484

(1)	The dates reported in “Grant Date” reflect the deemed effective date of each equity-related grant, whereas the dates reported in “Action Date” reflect the date on which the O&C Committee approved such awards. In the case of Mr. Nye, the O&C Committee approved his grants in connection with making him an offer of employment in December 2010. Pursuant to the terms of our Limited Liability Company Agreement, however, Mr. Nye’s SARs grants were subject to the consent of our majority investor, which was received on August 23, 2011.
(2)	The amounts reported in these columns reflect the threshold, target and maximum amounts available under the Executive Annual Incentive Plan. Threshold, target and maximum amounts were determined by the O&C Committee in February 2011 and final awards were granted by the O&C Committee in February 2012. The actual awards for the 2011 plan year were paid in March 2012 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(3)	The amounts reported in these columns represent the number of performance-based SARs granted to Mr. Nye in 2011 under the SARs Plan that were not vested as of December 31, 2011. In order to be eligible to receive a SARs grant, Mr. Nye was required to participate in the Management Investment Opportunity. The number of SARs granted to him was based in part upon the size of the individual’s investment in Investment LLC pursuant to the Management Investment Opportunity. See “– Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Stock Appreciation Rights” for more information.
(4)	The amounts reported in these columns represent the number of time-based SARs (227,403) granted to Mr. Nye in 2011 under the SARs Plan and the number of performance-based SARs granted to him that were vested as of December 31, 2011 (113,701.5). As of December 31, 2011, 50% of his time-based SARs and 50% of his performance-based SARs were vested. However, none of these vested SARs are currently exercisable. See “–Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Stock Appreciation Rights” for more information.
(5)	The amounts reported in this column represent the base price of SARs awards.

(6)	Amounts reported for Mr. Nye reflect the 454,806 SARs he was awarded on August 23, 2011 multiplied by the grant date fair value of $3.95 per SAR. The grant date fair value of the SARs was calculated in accordance with accounting guidance provided for stock compensation. The Monte Carlo simulation approach was used to value the SARs to account for future dividend distributions. Other assumptions made in the valuation are as follows: (i) a liquidity event (as defined in the SARs Plan) assumed to occur December 31, 2014 (the liquidation date) causing the SARs to become exercisable at that time; (ii) the unit price of Oncor’s membership interests will follow Geometric Brownian Motion; (iii) equity volatility was assumed to be 20% based on average volatility of the historical weekly stock price returns of nine comparable companies and the historical prices correspond to a period matching the expected holding period from the valuation date (6.68 years); (iv) the risk free rate for discounting the expected SARs value is 1.42%, equal to the US Constant Maturity Treasury Rate as of August 23, 2011 with maturity corresponding to the expected holding period from valuation date (6.68 years); and (v) the SARs expiration date will be August 23, 2021. For purposes of the performance based SARs included in Mr. Nye’s SARs grant, the grant date fair value assumes the highest level of performance conditions would be achieved.

Equity Interests Plan and Management Investment Opportunity

The Equity Interests Plan allows our board of directors to offer non-employee directors, management and other personnel and key service providers of Oncor the right to invest in Class B membership units of Investment LLC (each, a Class B Interest), an entity whose only assets consist of equity interests in Oncor. As a result, each holder of Class B Interests holds an indirect ownership interest in Oncor. Any dividends received by Investment LLC from Oncor in respect of its membership interests in Oncor are subsequently distributed by Investment LLC to the holders of Class B Interests in proportion to the number of Class B Interests held by such holders.

Our board of directors administers the Equity Interests Plan. As the plan administrator, our board of directors determines the participants, the number of Class B Interests offered to any participant, the purchase price of the Class B Interests and the other terms of the award. Our board of directors may also amend, suspend or terminate the Equity Interests Plan at any time. Upon purchasing any Class B Interests, participants may be required to enter into certain agreements with the Company and Investment LLC, including a management stockholder’s agreement and a sale participation agreement described below. The Equity Interests Plan will terminate on November 5, 2018 or an earlier or a later date determined by our board of directors.

In 2008, our executive officers and certain key employees were given the option to purchase Class B Interests of Investment LLC pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as paid by Texas Transmission in connection with its November 2008 investment in Oncor. As a new executive officer, Mr. Nye was given the option to purchase Class B Interests of Investment LLC in 2011 pursuant to the 2011 Management Investment Opportunity offered under the Equity Interests Plan. As a participant in the 2011 Management Investment Opportunity, he purchased Class B Interests at a price of $12.25 per unit, which was the fair market value (as determined by our board of directors) as of the date of his purchase. Because the Class B Interests in each of the 2008 Management Investment Opportunity and the 2011 Management Investment Opportunity were purchased for fair market value, they are not included in the Summary Compensation Table or the Outstanding Equity Awards at Fiscal Year-End Table below as stock awards. Refer to “– Compensation Discussion and Analysis – Compensation Elements – Long Term Incentives – Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

In connection with the Management Investment Opportunity, each participant entered into a management stockholder’s agreement and a sale participation agreement. The management stockholder’s agreement, among others things, gives Oncor the right to repurchase a participant’s Class B Interests in the event of specified terminations of a participant’s employment or violation by a participant of certain of his or her non-compete obligations. We believe this repurchase right provides significant retentive value to our business. For a more detailed description of the terms of the management stockholder’s agreement and sale participation agreement, please see “Certain Relationships and Related Transactions, and Director Independence – Related Party Transactions – Agreements with Management and Directors.”

The Named Executive Officers beneficially own the following amounts of Class B Interests: Mr. Shapard: 300,000; Mr. Davis: 50,000; Mr. Clevenger: 50,000; Mr. Jenkins: 75,000; and Mr. Nye: 18,368. The amounts of Class B Interests each participant could purchase were determined by the O&C Committee. Each participant was permitted to use his funds in the Salary Deferral Program to purchase the Class B Interests. All Class B Interests purchased using funds held in the Salary Deferral Program are held of record by the Salary Deferral Program for the benefit of the respective participants. Messrs. Davis, Jenkins and Clevenger each elected to purchase Class B Interests using Salary Deferral Program funds. As a result, 19,868 of Mr. Davis’s Class B Interests, 14,509 of Mr. Jenkins’s Class B Interests and 8,703 of Mr. Clevenger’s Class B Interests are held of record by the Salary Deferral Program.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is a cash bonus plan intended to provide a performance-based annual reward for the successful attainment of certain annual performance goals and business objectives that are established by the O&C Committee. Elected officers of the Company having a title of vice president or above and other specified key employees are eligible to participate in the Executive Annual Incentive Plan provided they are employed by us for a period of at least three full months during a January 1 to December 31 plan year. The O&C Committee and our CEO are responsible for administering the Executive Annual Incentive Plan.

The aggregate amount of funding for awards payable in any given plan year is determined based on (1) the target award levels of all participants in the Executive Annual Incentive Plan (Aggregate Incentive Pool), (2) Oncor’s EBITDA and (3) any additional operational, financial or other metrics that the O&C Committee elects to apply in determining the aggregate amount of awards (Additional Metrics). Target award levels are set as a percentage of a participant’s annual base salary rate and are based on target performance of Oncor and individual participant performance. Additional Metrics are determined by the O&C Committee in its discretion and may include, among other things, safety, reliability, operational efficiency and, infrastructure readiness measures. The O&C Committee also determine the minimum EBITDA necessary to fund awards for each plan year. Based on the level of attainment of these EBITDA and Additional Metrics targets, the O&C Committee determines an aggregate performance final funding percentage. This final funding percentage is applied to the Aggregate Incentive Pool to provide the total amount of funds available for awards to participants under the Executive Annual Incentive Plan.

To calculate an executive officer’s award amount, the final funding percentage is first multiplied by the executive officer’s target award, which is computed as a percentage of their actual base salary rate. Based on the executive officer’s performance, an individual performance modifier is then applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on reviews and evaluations of the executive officer’s performance by the CEO and the O&C Committee (or solely the O&C Committee in the case of our CEO). The individual performance modifier is determined on a subjective basis. Factors used in determining individual performance modifiers may include operational measures (including the safety, reliability, operational efficiency metrics and infrastructure readiness discussed above), company objectives, individual management and other goals, specific job objectives and competencies, the demonstration of team building and support attributes and general demeanor and behavior.

Refer to “– Compensation Discussion and Analysis – Compensation Elements – Executive Annual Incentive Plan” for a further description of the Executive Annual Incentive Plan and 2011 funding percentages and awards.

Outstanding Equity Awards at Fiscal Year-End –2011

The following table sets forth information regarding SARs awards held by Named Executive Officers at December 31, 2011:

Name	Grant Year	Option/SAR Awards
		Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(1)(3)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)(2)(3)(4)	Option/ SAR Exercise Price ($)	Option/SAR Exercise Date (5)
Robert S. Shapard	2008	—	3,000,000	750,000	10.00	—
David M. Davis	2008	—	480,000	120,000	10.00	—
Don J. Clevenger	2008	—	480,000	120,000	10.00	—
Charles W. Jenkins III	2008	—	624,000	156,000	10.00	—
E. Allen Nye, Jr.	2011	—	227,403	227,403	12.25	—

(1)	The amounts in this column include only those time-based SARs and performance-based SARs that have vested as of December 31, 2011, but which are currently unexercisable.
(2)	The amounts in this column include only those time-based SARs and performance-based SARs that have not vested as of December 31, 2011.

(3)	In 2008, the O&C Committee granted time-based SARs to Named Executive Officers in the following amounts: Mr. Shapard: 1,875,000, Mr. Davis: 300,000, Mr. Clevenger: 300,000, and Mr. Jenkins: 390,000. These SARs become vested with respect to 20% of the Oncor equity interests subject to such awards on each of the first five anniversaries of October 10, 2007. The time-based SARs vested on October 10, 2008 and October 10, 2009, October 10, 2010, and October 10, 2011 in accordance with the SARs Plan. In 2011, the O&C Committee granted 227,403 time-based SARs to Mr. Nye as a new executive officer. These SARs become vested with respect to 50% of the Oncor equity interests subject to such awards on each of the two anniversaries of October 10 in 2011 and 2012. Even after vesting, these time-based SARs do not become exercisable until certain events occur as described below. See footnote (4) below for a description of the vesting provisions of the performance-based SARs. Even after vesting, these time-based SARs do not become exercisable until certain events occur as described in the SARs Plan.
(4)	In 2008, the O&C Committee granted performance-based SARs to Named Executive Officers in the following amounts: Mr. Shapard: 1,875,000, Mr. Davis: 300,000, Mr. Clevenger: 300,000, and Mr. Jenkins: 390,000. These SARs become vested with respect to 20% of the Oncor equity interests subject to such awards at the end of each of Oncor’s five fiscal years (which end each December 31) between 2008 and 2012, provided that Oncor meets specified financial targets. In 2011, the O&C Committee granted 227,403 performance-based SARs to Mr. Nye as a new executive officer. These SARs become vested with respect to 50% of the Oncor equity interests subject to such awards at the end of each of December 31, 2011 and 2012, provided that Oncor meets specified financial targets. Even after vesting, no performance-based SARs become exercisable until certain events occur as described in the SARs Plan below.
(5)	None of the vested SARs are currently exercisable pursuant to the SARs Plan.

The O&C Committee adopted and implemented the SARs Plan in 2008. The O&C Committee determines the participants and can include certain employees of Oncor or other persons having a relationship with Oncor, its subsidiaries or affiliates. SARs granted under the SARs Plan have a base price equal to the fair market value (as set by our board of directors) per unit of Oncor’s equity interests on the date of the grant and will allow participants to participate in the economic equivalent of the appreciation of the Oncor equity interests. The O&C Committee administers the SARs Plan and makes awards under the SARs Plan at its discretion, subject to the receipt of necessary consents from Oncor’s majority owner as required under the Limited Liability Company Agreement.

Under the SARs Plan, the O&C Committee may grant either time-vesting awards (time-based SARs) and/or performance-vesting awards (performance-based SARs). In 2008, the O&C Committee granted both time-based and performance-based SARs to certain executive officers and other key employees in connection with participation in the Management Investment Opportunity. In order to be eligible to receive a SARs grant, the individual was required to participate in the Management Investment Opportunity. The number of SARs granted to the individual was based in part upon the size of the individual’s investment in Investment LLC pursuant to the Management Investment Opportunity. Each participant’s 2008 SARs award consisted of (1) 50% of time-based SARs and (2) 50% of performance-based SARs. Time-based SARs vest with respect to 20% of the Oncor equity interests subject to such awards on each of the first five anniversaries of October 10, 2007. Performance-based SARs become vested as to 20% of the Oncor equity interests subject to such awards at the end of each of Oncor’s five fiscal years (which end each December 31) from 2008 to 2012, provided that Oncor meets specified financial targets. In the event we fail to meet a specified financial target in a given fiscal year, under certain circumstances the applicable award may vest in a subsequent year if cumulative targets including such year are met.

In August 2011, the O&C granted SARs to Mr. Nye in connection with his 2011 Management Investment Opportunity. His award consisted of (1) 50% of time-based SARs and (2) 50% of performance-based SARs. One-half of his time-based SARs vested on October 10, 2011, with the remaining one-half vesting on October 10, 2012. Vesting of Mr. Nye’s performance-based SARs is subject to Oncor’s achievement of the same financial targets that apply to other SARs issued under the SARs Plan. Mr. Nye’s performance-based SARs become vested as to 50% of the SARs subject to such awards at the end of each of Oncor’s two fiscal years (which end each December 31) from 2011 to 2012, provided that Oncor meets those specified financial targets.

Vesting of performance-based SARs eligible to vest for 2011 was subject to Oncor’s achievement of an adjusted annual EBITDA target of $1,463,476,240. The O&C Committee set this target based on historical performance and expected future performance. Actual 2011 adjusted EBITDA for purposes of the SARs Plan was $1,521,355,426. As a result, the performance-based SARs eligible to vest based on 2011 adjusted EBITDA did vest. The SARs Plan provides that performance-based SARs that do not vest in a given year are still eligible to vest over the next two years if cumulative EBITDA targets for such periods are met. For 2009, performance-based SARs did not vest because Oncor did not achieve its EBITDA target. Pursuant to the terms of the SARs plan those SARs could have vested in 2010 provided Oncor achieved a two-year cumulative EBITDA target (which was not achieved) or in 2011 provided Oncor achieves a three-year cumulative EBITDA target. Vesting of these performance-based SARs was subject to Oncor’s achievement of a cumulative EBIDTA for 2009, 2010 and 2011 of $4,089,749,352. Cumulative 2009, 2010 and 2011 EBITDA was $4,130,229,452, or approximately 100.99% of the target, and as a result the performance-based SARs that did not vest in 2009 did vest in 2011.

The vesting of the SARs does not entitle the grantee to exercise the SARs until certain events occur as described below: (1) all time-based SARs vest and become exercisable upon the termination of the participant’s employment by Oncor without “cause” or by the participant with “good reason” following a “change in control” (as those terms are defined in the SARs Plan); (2) except as otherwise provided in an award letter and subject to the participant’s employment on the date of the applicable event, vested time-based SARs and vested performance-based SARs become exercisable as to the Oncor equity interests subject to such vested SARs immediately prior to an “EFH realization event” (as defined in the SARs Plan) in the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event; (3) all unvested performance-based SARs become vested and exercisable, subject to certain conditions, upon any “liquidity event” (as defined in the SARs Plan), so long as the participant is still employed by Oncor on such date; and (4) if a participant retires or his or her employment is terminated by Oncor without cause or by the participant for good reason, vested, but unexercisable, awards as of the date of the participant’s termination or retirement may become exercisable at a later date, in the percentages set forth in the SARs Plan, following the occurrence of certain events. These events generally include a change of control, an EFH realization event, a liquidity event or the achievement of certain financial returns as described in the SARs Plan. In addition to the foregoing, our board of directors and the O&C Committee have the right to accelerate vesting and exercisability of a participant’s award under the SARs Plan at any time in their respective discretion.

Subject to the terms described in the previous paragraph, the SARs may be exercised in part or in full prior to their termination. Upon the exercise of an award, the participant will be entitled to receive a cash payment equal to the product of (1) the difference between the fair market value per Oncor equity interest on the date giving rise to the payment and the fair market value as of the date of the award grant, and (2) the number of SARs exercised by the participant. In the event of an initial public offering of Oncor’s equity interests or equity interests of a successor vehicle, the awards may be satisfied in equity interests of the public company, cash or a combination of both, at the election of our board of directors.

Generally, awards under the SARs Plan terminate on the tenth anniversary of the grant, unless the participant’s employment is earlier terminated under certain circumstances. The SARs Plan will terminate on the later of November 5, 2018 or such other date determined by our board of directors.

The management stockholder’s agreement executed by participants in connection with the Management Investment Opportunity provides that if the participant terminates his employment without good reason prior to October 10, 2012, Oncor may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay Oncor 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. Generally, the rights described in this paragraph will terminate on the earlier of a change in control or the later of October 10, 2012 or an initial public offering of Oncor equity.

In addition, under the SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, approximately $14.2 million of hypothetical dividends on the outstanding SARs have been credited to holders’ accounts under the SARs Plan, approximately $8.9 million of which is attributable to our named executive officers.

We believe that our SARs Plan is competitive relative to similar programs of other companies controlled by private equity firms and that the SARs Plan will assist us in retention and aligning our management’s interests with those of our equity holders.

Pension Benefits – 2011

The following table sets forth information regarding Oncor’s participation in the EFH Corp. retirement plans that provide for benefits, in connection with, or following, the retirement of Named Executive Officers for the fiscal year ended December 31, 2011:

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert S. Shapard	EFH Retirement Plan Supplemental Retirement Plan	26.0833 26.0833	668,533 51,563	— —
David M. Davis	EFH Retirement Plan Supplemental Retirement Plan	19.5000 19.5000	794,045 451,327	— —
Don J. Clevenger	EFH Retirement Plan Supplemental Retirement Plan	6.6667 6.6667	77,687 25,917	— —
Charles W. Jenkins III	EFH Retirement Plan Supplemental Retirement Plan	35.6667 35.6667	2,227,033 1,232,062	— —
E. Allen Nye, Jr.	EFH Retirement Plan Supplemental Retirement Plan	0.0000 0.0000	0 0	— —

(1)	Accredited service for each of the plans is determined based on an employee’s age and hire date. Employees hired prior to January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 25. Employees hired after January 1, 1985 became eligible to participate in the plan the month after their completion of one year of service and attainment of age 21. Mr. Nye meets the age requirement, completed his one year of service on December 31, 2011 and began accruing accredited service on January 1, 2012.

EFH Corp. and its participating subsidiaries, including Oncor, maintain the EFH Retirement Plan, which is qualified under applicable provisions of the Code and covered by ERISA. The EFH Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 participate in the cash balance component. In addition, the cash balance component covers employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. The employees that participate in the traditional defined benefit component do not participate in the cash balance component.

Annual retirement benefits under the traditional defined benefit component, which applied during 2011 to Messrs. Davis, and Jenkins are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his three years of highest earnings. Under the cash balance component, which covers Messrs. Shapard, Clevenger and Nye, a hypothetical account is established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service), plus interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the EFH Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the EFH Retirement Plan. The Supplemental Retirement Plan also provides for the payment of retirement compensation that is not otherwise payable under the EFH Retirement Plan that EFH Corp. or its participating subsidiaries, including Oncor, are obligated to pay under contractual arrangements. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the EFH Retirement Plan, except that, with respect to calculating the portion of the Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the EFH Retirement Plan, earnings also include Executive Annual Incentive Plan awards. The amount of earnings attributable to the Executive Annual Incentive Plan awards is reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Prior to 2010, Oncor executives participated in the Supplemental Retirement Plan sponsored by EFH Corp. In November 2009, Oncor entered into the Supplemental Retirement Plan sponsored by Oncor, which became effective on January 1, 2010. The terms of the Oncor-sponsored plan are substantially similar to the EFH Corp.-sponsored plan.

Effective January 1, 2010, all Oncor personnel and accounts attributable to Oncor personnel in the EFH Corp.-sponsored plan were transferred to the Oncor-sponsored plan. Beginning in 2010, Oncor executive officers only participated in the Oncor-sponsored Supplemental Retirement Plan.

The table set forth above illustrates the present value on December 31, 2011 of each Named Executive Officer’s EFH Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on his or her years of service and remuneration through December 31, 2011. Benefits accrued under the Supplemental Retirement Plan after December 31, 2004 are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of accumulated benefit for the traditional benefit component of the EFH Retirement Plan was calculated based on the executive’s annuity payable at the earliest age that unreduced benefits are available under the EFH Retirement Plan (generally age 62). Unmarried executives are assumed to elect a single life annuity. For married executives, it is assumed that 65% will elect a 100% joint and survivor annuity and 35% will elect a single life annuity. Post-retirement mortality was based on the 2012 Static Mortality Table for Annuitants and Non-Annuitants per Treasury regulation 1.430(h)(3)-1(e). A discount rate of 5.00% was applied, and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefit for the cash balance component of the EFH Retirement Plan was calculated as the value of the executive’s cash balance account projected to age 65 at an assumed growth rate of 4.50% and then discounted back to December 31, 2011 at 5.00%. No mortality or turnover assumptions were applied.

Nonqualified Deferred Compensation – 2011

The following table sets forth information regarding the Salary Deferral Program, which provides for the deferral of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2011:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Robert S. Shapard	56,000	56,000	(963)	—	687,428
David M. Davis (4)	28,166	28,166	(5,617)	—	385,100
Don J. Clevenger (5)	27,367	27,367	(2,630)	—	310,136
Charles W. Jenkins III (6)	42,500	42,500	2,859	—	388,730
E. Allen Nye, Jr.	31,167	31,167	(4,043)	—	58,291

(1)	Amounts in this column represent salary deferrals pursuant to the Salary Deferral Program and are included in the “Salary” amounts in the Summary Compensation Table above.
(2)	Amounts in this column represent company-matching awards pursuant to the Salary Deferral Program and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.
(3)	Amounts in this column represent the balance of each Named Executive Officer’s account in the Salary Deferral Program. The following amounts were reported as compensation to the listed officers in the Summary Compensation table for 2009 through 2011 (except for Mr. Nye, who was not a listed officer in 2009 or 2010): Mr. Shapard $160,333, Mr. Davis $52,166, Mr. Clevenger $75,634, Mr. Jenkins $71,250, and Mr. Nye (2011) $31,167.
(4)	$4,537 of Mr. Davis’ aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(5)	$1,987 of Mr. Clevenger’s aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.
(6)	$3,313 of Mr. Jenkins’ aggregate earnings in the last fiscal year are attributable to earnings associated with the Class B Interests he purchased using funds in his Salary Deferral Program account pursuant to the Management Investment Opportunity.

Under the Salary Deferral Program each employee of Oncor, who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($112,170 for the program year beginning January 1, 2011) may elect to defer up to 50% of annual base salary, and/or up to 85% of any bonus or incentive award. This deferral may be made for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof, at the election of the employee. Oncor makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program. Oncor does not match deferred annual incentive awards. However, certain participants, including Mr. Jenkins, are subject to the deferral provisions that existed under the Salary Deferral Program prior to its amendment in 1998. Under these provisions, Oncor matches 100% of deferrals up to the 10% of salary maximum deferred under the program. Participants subject to the previous deferral provisions cannot make deferrals from annual incentive awards and their investment option is limited to an intermediate-term fixed income fund. Matching contributions vest at the earliest of seven years after the deferral date, executive’s retirement or a change in control of Oncor (as defined in the Salary Deferral Program).

Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. Among the investment alternatives, certain participants were eligible to use funds in the Salary Deferral Program to purchase Class B Interests in November 2008 pursuant to the Equity Interests Plan and Management Investment Opportunity. For additional information regarding the Equity Interests Plan and Management Investment Opportunity, see “Long Term Incentives—Equity Interests Plan and Management Investment Opportunity.” Distributions from Oncor to Investment LLC are distributed pro rata to the holders of Class B Interests in accordance with their proportionate ownership of Class B Interests. Any distributions attributable to Class B Interests purchased using a participant’s funds in the Salary Deferral Program are deposited in such participant’s Salary Deferral Program account as earnings.

At the end of the applicable account maturity period, the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. Oncor is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on some lives of participants. The proceeds from such insurance are expected to allow us to fully recover the cost of the retirement option.

The Salary Deferral Program is sponsored by Oncor and is a successor to a previous plan sponsored by EFH Corp. in which Oncor employees participated. The Oncor Salary Deferral Program became effective on January 1, 2010. The terms of the Oncor-sponsored program are substantially similar to the 2009 EFH Corp.-sponsored program. Effective January 1, 2010, all Oncor personnel and accounts attributable to Oncor personnel in the EFH Corp.-sponsored program were transferred to the Oncor-sponsored program. Beginning in 2010, Oncor executive officers only participated in the Oncor-sponsored Salary Deferral Program.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to Oncor’s Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination including retirement, voluntary, for cause, death, disability, without cause or change in control of Oncor. The amounts shown below assume that such a termination of employment and/or change in control occurred on December 31, 2011.

In 2011, all of our executive officers were eligible to receive benefits under the terms of the Change in Control Policy and the Severance Plan, as more fully described following the tables below. In addition to the provisions of those plans, the Salary Deferral Program provides that all company-matching awards will become automatically vested in the event of a change in control. The amounts listed in the tables below regarding the Salary Deferral Program only represent the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of a change in control. Vested amounts and contributions made to such plan by each Named Executive Officer are disclosed in the Nonqualified Deferred Compensation table above. For a more detailed discussion of the Salary Deferral Program, see the Nonqualified Deferred Compensation table above and the narrative following the Nonqualified Deferred Compensation table.

Early retirement benefits under the EFH Retirement Plan are available to all of our employees upon their attainment of age 55 and achievement of 15 years of accredited service. Early retirement results in a retirement benefit payment reduction of 4 percent for each full year (and 0.333% for each additional full calendar month) between the date the participant retires and the date the participant would reach age 62. Benefits under the Supplemental Retirement Plan are subject to the same age and service restrictions, but are only available to our executive officers and certain other key employees. At December 31, 2011 Messrs. Davis, Clevenger and Nye were not eligible to retire because none have met both the age and accredited service requirements. However, because Mr. Shapard participates in the cash balance component of the EFH Retirement Plan and the Supplemental Retirement Plan, and because he has achieved both age and 10 years of accredited service, he may withdraw his full account balances under each plan upon termination of his employment. Upon achievement of the age and service requirements, executive officers are entitled to receive their full cash account balance upon termination. No additional potential payments will be triggered by any termination of employment or change in control, and as a result no amounts are reported in the tables below for such retirement plans. For a more detailed discussion of the retirement plans, see the Pension Benefits table above and the narrative following the Pension Benefits table.

All our Named Executive Officers participate in benefit plans for group term life insurance and accidental death and disability. Additionally, Mr. Jenkins is a participant in the EFH Split-Dollar Life Insurance Plan. Any benefits received under these policies are paid to the beneficiary by a third-party provider.

In addition, the SARs Plan provides that certain SARs will become exercisable in the event of certain terminations of employment or a change in control. The management stockholder’s agreement executed by participants in connection with the Management Investment Opportunity provides that if the participant terminates his employment without good reason prior to October 10, 2012, Oncor may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay Oncor 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. In addition, under the SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, approximately $14.2 million of hypothetical dividends on the outstanding SARs have been credited to holders’ accounts under the SARs Plan, approximately $8.9 million of which is attributable to our named executive officers.

No executive officer is party to any employment or other agreement that provides for additional benefits upon a termination of employment or change in control.

1. Mr. Shapard

Potential Payments to Mr. Shapard Upon Termination ($)

Benefit	Retirement (1)	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control (2)
Cash Severance	—	—	—	—	—	1,925,000	2,450,000

Executive Annual Incentive Plan	525,000	—	—	525,000	525,000	—	—

Salary Deferral Program (3)	140,293	—	—	259,802	259,802	—	259,802

SARs

- Change in control policy	—	—	—	—	—	—	12,187,500

- Accumulated dividends (4)	3,781,459	3,781,459	3,781,459	3,781,459	3,781,459	3,781,459	3,781,459

Health & Welfare

- Medical/COBRA	—	—	—	—	—	46,264	46,264

- Dental/COBRA	—	—	—	—	—	3,803	3,803

Outplacement Assistance	—	—	—	—	—	183,750	183,750
Totals	4,446,752	3,781,459	3,781,459	4,566,261	4,566,261	5,940,276	18,912,578

(1)	Mr. Shapard participates in the cash balance component of the EFH Retirement Plan and the Supplemental Retirement Plan, and because he has achieved 10 years of accredited service, he may withdraw his full account balances under each plan upon termination of his employment for any reason.

(2)	In February 2011, Oncor adopted a new Oncor-sponsored change in control policy, which replaced the EFH Corp.-sponsored change in control policy for Oncor executives. Under the new Oncor-sponsored change in control policy, executives are entitled to a lump sum cash payment equal to the number of SARs held by such executive, multiplied by the difference between the fair market value of the SARs (as defined by the SARs Plan), which was $13.25 as of December 31, 2011, and the base price of the SARs, which is $10.00. As a result, Mr. Shapard, who held 3,750,000 SARs at December 31, 2011, would receive an additional cash payment of $12,187,500 under the Oncor-sponsored change in control policy based upon December 31, 2011 valuations.
(3)	Amounts reported reflect the immediate vesting of company matching contributions resulting from retirement, death, disability or the occurrence of a change in control.
(4)	Amounts reported reflect amounts payable in connection with dividends credited to him in accordance with the SARs Plan, which dividends are payable in a lump sum upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, the SARs were not exercisable.

2. Mr. Davis

Potential Payments to Mr. Davis Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control (1)

Cash Severance	—	—	—	—	562,500	562,500

Executive Annual Incentive Plan	—	—	187,500	187,500	—	—

Salary Deferral Program (2)	—	—	79,880	79,880	—	79,880

SARs
- Change in control policy						1,950,000

- Accumulated dividends (3)	605,033	605,033	605,033	605,033	605,033	605,033

Health & Welfare
- Medical/COBRA	—	—	—	—	30,842	30,842

- Dental/COBRA	—	—	—	—	2,535	2,535

Outplacement Assistance	—	—	—	—	84,375	84,375
Totals	605,033	605,033	872,413	872,413	1,285,285	3,315,165

(1)	Under our change in control policy, executives are entitled to a lump sum cash payment equal to the number of SARs held by such executive, multiplied by the difference between the fair market value of the SARs (as defined by the SARs Plan), which was $13.25 as of December 31, 2011, and the base price of the SARs, which is $10.00. As a result, Mr. Davis, who held 600,000 SARs at December 31, 2011, would receive an additional cash payment of $1,950,000 under the Oncor-sponsored change in control policy based on December 31, 2011 valuations.
(2)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(3)	Amounts reported reflect amounts payable in connection with dividends credited to him in accordance with the SARs Plan, which dividends are payable in a lump sum upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, the SARs were not exercisable.

3. Mr. Clevenger

Potential Payments to Mr. Clevenger Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control (1)

Cash Severance	—	—	—	—	547,500	547,500

Executive Annual Incentive Plan	—	—	182,500	182,500	—	—

Salary Deferral Program (2)	—	—	107,072	107,072	—	107,072

SARs

- Change in control policy						1,950,000

- Accumulated dividends (3)	605,033	605,033	605,033	605,033	605,033	605,033

Health & Welfare

- Medical/COBRA	—	—	—	—	30,684	30,684

- Dental/COBRA	—	—	—	—	2,535	2,535

Outplacement Assistance	—	—	—	—	82,125	82,125
Totals	605,033	605,033	894,605	894,605	1,267,877	3,324,949

(1)	Under our change in control policy, executives are entitled to a lump sum cash payment equal to the number of SARs held by such executive, multiplied by the difference between the fair market value of the SARs (as defined by the SARs Plan), which was $13.25 as of December 31, 2011, and the base price of the SARs, which is $10.00. As a result, Mr. Clevenger, who held 600,000 SARs at December 31, 2011, would receive an additional cash payment of $1,950,000 under the Oncor-sponsored change in control policy based on December 31, 2011 valuations.
(2)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(3)	Amounts reported reflect amounts payable in connection with dividends credited to him in accordance with the SARs Plan, which dividends are payable in a lump sum upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, the SARs were not exercisable.

4. Mr. Jenkins

Payments to Mr. Jenkins Upon Retirement

Effective April 1, 2012, in accordance with his previously announced intentions, Mr. Jenkins retired from Oncor. In connection with his retirement, he received a lump sum cash payment of $840,744. for dividends credited to him in accordance with the SARs Plan, which provides that such dividends are payable upon separation of service. In addition, in connection with his retirement we agreed to provide Mr. Jenkins with a payment equal to the amount he would have received under the Severance Plan. Under the terms of the Severance Plan, an executive is entitled to the greater of an amount stated in the Severance Plan or the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to the 20th year of service, and three weeks pay for every year of service above 20 years of service). Because Mr. Jenkins had accumulated 40 years of service, he was entitled to a greater payment under the non-executive Severance Plan, in the amount of $817,308, which was paid to him in a lump sum. In addition, pursuant to the terms of the Salary Deferral Plan, all unvested company match amounts in Mr. Jenkins’ Salary Deferral Plan account, an aggregate amount of $122,157 at April 1, 2012, automatically vested upon his retirement.

5. Mr. Nye

Potential Payments to Mr. Nye Upon Termination ($)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control (1)

Cash Severance	—	—	—	—	637,500	637,500

Executive Annual Incentive Plan	—	—	212,500	212,500	—	—

Salary Deferral Program (2)	—	—	29,146	29,146	—	29,146

SARs

- Change in control policy	—	—	—	—	—	454,806

- Accumulated dividends (3)	90,149	90,149	90,149	90,149	90,149	90,149

Health & Welfare

- Medical/COBRA	—	—	—	—	30,684	30,684

- Dental/COBRA	—	—	—	—	2,535	2,535

Outplacement Assistance	—	—	—	—	95,625	95,625

Totals	90,149	90,149	331,795	331,795	856,493	1,340,445

(1)	Under our change in control policy, executives are entitled to a lump sum cash payment equal to the number of SARs held by such executive, multiplied by the difference between the fair market value of the SARs (as defined by the SARs Plan), which was $13.25 as of December 31, 2011, and the base price of the SARs, which is $12.25. As a result, Mr. Nye, who held 454,806 SARs at December 31, 2011, would receive an additional cash payment of $454,806 under the Oncor-sponsored change in control policy based on December 31, 2011 valuations.
(2)	Amounts reported reflect the immediate vesting of company matching contributions resulting from death, disability or the occurrence of a change in control.
(3)	Amounts reported reflect amounts payable in connection with dividends credited to him in accordance with the SARs Plan, which dividends are payable in a lump sum upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. As of December 31, 2011, the SARs were not exercisable. The 2011 Management Investment Opportunity was approved by the O&C Committee in December 2010 in connection with Mr. Nye’s total direct compensation package. However, due to the terms of our Limited Liability Company Agreement, Oncor could not complete the Management Investment Opportunity without first obtaining the consent of Oncor’s majority investor. Since Mr. Nye provided the company with a check to complete his Management Investment Opportunity purchase in February 2011 but the required investor consent was not received until August, the O&C Committee indicated that it would accrue in his SARs dividend account the amount of dividends Mr. Nye would have accrued with respect to his SARs had the Management Investment Opportunity been completed at the time Mr. Nye provided Oncor with his check for the Management Investment Opportunity. The reported amount includes, $42,983 accrued prior to Mr. Nye’s August 2011 SARs grant.

Change in Control Policy

On February 15, 2011, Oncor’s board of directors adopted an Oncor-sponsored Change in Control Policy (Oncor Change in Control Policy), which replaces the EFH Corp.-sponsored Change in Control Policy for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of this Change in Control Policy is to provide the payment of transition benefits to eligible executives if:

•	Their employment with the company or a successor is terminated within twenty-four months following a change in control of the company; and

•	They:

•	are terminated without cause, or

•	resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

The Oncor Change in Control Policy provides for the payment of transition benefits to eligible executives if any of the following occur within 24 months following a change in control:

•

The executive is terminated without cause. Cause is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to Oncor, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders, (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to, a felony or a misdemeanor involving moral turpitude.

•

The executive resigns for good reason. Good reason is defined as any of the following being taken without the executive’s consent: (a) a reduction in the executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated executives of the surviving corporation after a change in control, or subsidiary, as applicable, unless such broad-based reduction only applies to former executives of Oncor; (b) a material reduction in the aggregate level or value of benefits for which the executive is eligible, immediately prior to the change in control (as defined below), other than a broad-based reduction applicable on a comparable basis to all similarly situated executives; or (c) the executive is required to permanently relocate outside of a fifty (50) mile radius of the executive’s principal residence.

“Change in control” is defined in the Oncor Change in Control Policy as the occurrence of the following, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings or Oncor to a person (or group of persons acting in concert) who is not an affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their affiliates, to a person (or group of persons acting in concert) of the common stock of EFH Corp., no par value (EFH Common Stock) that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH Corp., any member of the Sponsor Group or their affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH Corp. (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group; provided however, that notwithstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH Corp., and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon transfers of equity interests of Oncor or Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon transfers of equity interests of Oncor and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon the transfer of equity units of Oncor Holdings. In addition, should a change in control occur under clauses (i) through (iii) above with respect to the assets or capital stock of EFH Corp., a change in control will not be deemed to have occurred unless such change in control would result in the material amendment or interference with the separateness undertakings under our Limited Liability Company Agreement, or would adversely change or modify the definition of an independent director in our Limited Liability Company Agreement.

Our executive officers are eligible to receive the following under the Oncor Change in Control Policy:

•

A one-time lump sum cash severance payment in an amount equal to the greater of (i) a multiple (2 times for Mr. Shapard and 1 time for each other executive officer) of the sum of the executive’s (a) annualized base salary and (b) annual target incentive award for the year of termination or resignation, or (ii) the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to and including 20 years of service, and three weeks pay for each additional full year of service);

•

If the executive is terminated or resigns pursuant to the Oncor Change in Control Policy prior to October 10, 2012, a one-time lump sum cash severance payment equal to the product of the number of SARs held by such executive immediately prior to the change in control, multiplied by the fair market value of such SARs (as defined in the SARs Plan) on the date of termination/resignation minus the base price (as defined in the SARs Plan);

•

Continued eligibility for distribution of already-granted equity awards at maturity; however, any such distribution will be prorated for the period of employment during the relevant performance or restriction period prior to termination;

•

Continued coverage at our expense under our health care benefit plans for the applicable COBRA period with the executive’s contribution for such plans being at the applicable employee rate for 18 months (unless and until the executive becomes eligible for benefits with another employer) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at our expense for 18 months, in the case of Mr. Shapard, and one year, in the case of the other executive officers;

•	Any vested, accrued benefits to which the executive is entitled under the various employee benefit plans available to our employees; and

•

If any of the severance benefits described in the Change in Control Policy shall result in an excise tax pursuant to Code Sections 280G or 4999 of the Code, payable by the executive, a tax gross-up payment to cover such additional taxes, subject to reduction for certain Section 280G purposes.

Severance Plan

On February 15, 2011, Oncor’s board of directors adopted an Oncor-sponsored Severance Plan (Oncor Severance Plan), which replaces the EFH Corp.-sponsored Severance Plan for our executive team, which consists of our executive officers and certain non-executive vice presidents. The purpose of this Severance Plan is to provide benefits to eligible executives who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

•	Cause (as defined in the Severance Plan);

•	Disability of the employee, if the employee is a participant in our long-term disability plan; or

•	A transaction involving the company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

The Oncor Severance Plan provides for severance payments to executives whose employment is involuntarily terminated for reasons other than:

•

Cause, which is defined as either (a) the definition in any executive’s applicable employment agreement or change in control agreement or, (b) if there is no such employment or change in control agreement, cause exists: (i) if, in carrying out his or her duties to the Company, an executive engages in conduct that constitutes (A) a breach of his or her fiduciary duty to Oncor, its subsidiaries or shareholders (including a breach or attempted breach of the restrictive covenants under the Plan), (B) gross neglect or (C) gross misconduct resulting in material economic harm to Oncor or its subsidiaries, taken as a whole, or (ii) upon the indictment of the executive, or the plea of guilty or nolo contendere by the executive to, a felony or a misdemeanor involving moral turpitude;

•	Participation in the EFH Corp.-sponsored long-term disability plan or any successor plan; or

•	A transaction involving the Company or any of its affiliates in which the executive is offered employment with a company involved in, or related to, the transaction.

Our executive officers are eligible to receive the following under the Severance Plan:

•

A one-time lump sum cash severance payment in an amount equal to the greater of (i) the sum of (a) a multiple of two times for Mr. Shapard and one time for each other Named Executive Officer of the executive’s annualized base salary and (b) the executive’s annual target incentive award for the year of termination, or (ii) the amount determined under Oncor’s severance plan for non-executive employees (which pays two weeks of an employee’s pay for every year of service up to and including 20 years of service, and three weeks pay for each additional full year of service);

•

Continued coverage at our expense under the Company’s health care benefit plans for 18 months, with the executive’s contribution for such plans being at the applicable employee rate (unless and until the executive becomes eligible for coverage for benefits through employment with another employer, at which time the executive’s required contribution shall be the applicable COBRA rate) and, if the executive is covered under our healthcare plans through the end of such period, at the end of such continued coverage the executive may continue participation in our health care plans at the applicable COBRA rate for 18 months, in the case of Mr. Shapard, or six months, in the case of each other executive, and Oncor will reimburse the executive the monthly difference between the applicable employee rate for such coverage and the COBRA rate paid by the executive for such period;

•	Outplacement assistance at the company’s expense for 18 months, in the case of Mr. Shapard, and one year, in the case of other executive officers; and

•	Any vested accrued benefits to which the executive is entitled under the various employee benefit plans available to our employees.

In order to receive benefits under the plan, a participant must enter into an agreement and release within 45 days of being notified by us of such participant’s eligibility to receive benefits under the plan. The Oncor Severance Plan also provides that for a period of one year after a termination contemplated by the plan, a participant may not recruit, solicit, induce or in any way cause any employee, consultant or contractor engaged by Oncor to terminate his/her relationship with Oncor.

Risk Assessment of Compensation Policies and Practices

The O&C Committee reviewed the compensation policies and practices applicable to Oncor’s employees and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on Oncor. In arriving at this conclusion, the O&C Committee discussed with management the various compensation policies and practices of the company and the compensation payable pursuant to each, and evaluated whether the compensation payable under each plan or policy could result in (i) incenting employees to take risks that could result in a material adverse effect to Oncor, or (ii) payments by the company significant enough to cause a material adverse effect to Oncor.

DIRECTOR COMPENSATION

The table below sets forth information regarding the aggregate compensation paid to the members of the board of directors during the fiscal year ended December 31, 2011. Directors who are officers of Oncor and directors who are not independent directors (as defined in the Limited Liability Company Agreement), do not receive any fees for service as a director. Oncor reimburses all directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($) (2)	Total ($)
Nora Mead Brownell	135,000	—	135,000
Thomas M. Dunning	185,000	4,594	189,594
Robert A. Estrada	150,000	1,149	151,149
Monte E. Ford	135,000	4,594	139,594
William T. Hill, Jr.	150,000	—	150,000
Richard W. Wortham III	150,000	2,297	152,297
Richard C. Byers	—	—	—
Thomas D. Ferguson (3)	—	—	—
Marc S. Lipschultz (3)	—	—	—
Jeffrey Liaw	—	—	—
Robert S. Shapard	—	—	—
Steven J. Zucchet	—	—	—

(1)	For 2011, independent directors on our board of directors each received a quarterly director’s fee of $33,750, and a quarterly director’s fee of $3,750 for serving on the Oncor Holdings board of directors, each of which was paid in cash in arrears. Each independent director that serves as a committee chair also receives an additional $3,750 quarterly director’s fee, and the lead independent director receives an additional $12,500 quarterly director’s fee. Each of Messrs. Estrada (Audit Committee), Hill (Nominating & Governance Committee) and Wortham (O&C Committee) received an additional $15,000 for service as committee chairman, and Mr. Dunning received an additional $50,000 for service as Oncor’s lead independent director. Non-independent directors do not receive any fees for serving on our board of directors. For a description of the independence standards applicable to our independent directors, see “Certain Relationships and Related Transactions, and Director Independence.”

(2)	Under the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (Director SARs Plan), dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. Amounts in this column represent the 2011 hypothetical dividends. SARs were granted in February 2009 to each of the independent directors who purchased Class B Interests, as discussed below. The SARs granted to these independent directors were as follows: Mr. Dunning: 20,000; Mr. Estrada: 5,000; Mr. Ford: 20,000; and Mr. Wortham: 10,000. As described below under “- Director SARs Plan”, the SARs are only exercisable upon the satisfaction of certain conditions. The cumulative amount of hypothetical dividends credited under the Director SARs Plan as of December 31, 2011 was $52,401.62 consisting of $19,055.13 ($7,809.50 in 2009, $6,651.25 in 2010 and $4,594.38 in 2011) attributable to Mr. Dunning, $4,763.78 ($1,952.38 in 2009, $1,662.81 in 2010 and $1,148.60 in 2011) attributable to Mr. Estrada, $19,055.13 ($7,809.50 in 2009, $6,651.25 in 2010 and $4,594.38 in 2011) attributable to Mr. Ford and $9,527.57 ($3,904.75 in 2009, $3,325.63 in 2010 and $2,297.19 in 2011) for Mr. Wortham.
(3)	Mr. Ferguson joined our board of directors effective January 7, 2011, replacing Marc S. Lipschultz. Neither Mr. Ferguson nor Mr. Lipschultz received any compensation from Oncor for serving on our board of directors.

As shown in the table above, each of our independent directors is paid a quarterly director’s fee. Our lead independent director and each committee chair receives an additional fee to compensate for the additional duties associated with those positions. In February 2012, our board of directors approved an additional annual payment of $20,000 to be paid quarterly, in arrears, to each of our Special Independent Directors (as defined in our Limited Liability Company Agreement) to compensate for their additional responsibilities as Special Independent Directors. The annual payment is effective beginning with each Special Independent Director’s service as of January 1, 2012. We are required by our Limited Liability Company Agreement to have at least two Special Independent Directors and our board of directors has classified Ms. Brownell and Mr. Hill as Special Independent Directors.

Purchases of Class B Interests

Eligible participants in the Equity Interests Plan include non-employee directors, and our board of directors has granted independent directors the option to purchase Class B Interests pursuant to the Equity Interests Plan. For a description of the Equity Interests Plan, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity.”

Effective January 2009 four of our independent directors, Messrs. Dunning, Estrada, Ford and Wortham, purchased the following amounts of Class B Interests pursuant to the Equity Interests Plan: Dunning: 20,000, Estrada: 5,000, Ford: 20,000 and Wortham: 10,000. Similar to the Management Investment Opportunity, these Class B Interests were purchased at a price of $10.00 per unit. Because the Class B Interests were purchased for fair market value, they are not included in the Director Compensation Table as stock awards. In connection with their investments, these directors entered into director stockholder agreements and sale participation agreements. For a description of the material terms of these agreements, please see “Certain Relationships and Related Transactions, and Director Independence – Related Party Transactions – Agreements with Management and Directors.”

In connection with these investments, Oncor Holdings sold 55,000 of its equity interests in Oncor to Investment LLC at a price of $10.00 per unit pursuant to the terms of a revolving stock purchase agreement. For a description of the revolving stock purchase agreement, see “Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity.”

Director SARs Plan

On February 25, 2009, Oncor implemented the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (Director SARs Plan). The O&C Committee has the authority to administer the Director SARs Plan and to make awards under the Director SARs Plan subject to the receipt of necessary consents from Oncor’s majority owner as required under the Limited Liability Company Agreement. The awards under the Director SARs Plan will have a base price equal to the fair market value per unit of Oncor’s limited liability company interests (LLC Units) on the date of the grant and will allow participants to participate in the economic equivalent of the appreciation of the LLC Units. Each of the independent directors who purchased Class B Interests in January 2009 received one SAR for each Class B Interests purchased.

Under the Director SARs Plan, the O&C Committee may grant SARs to directors in its discretion. The SARs granted under the Director SARs Plan vest in equal quarterly installments over a two year period commencing on the grant date. All SARs become exercisable upon the occurrence of (1) termination of the director’s service to Oncor or certain specified entities for any reason other than for “cause” (as defined in the Director SARs Plan) in connection with or following a

“change in control” (as defined in the Director SARs Plan); (2) except as otherwise provided in an award letter and subject to the participant’s continued service with Oncor on the date of the applicable event, vested SARs become exercisable as to the LLC Units subject to such vested SARs immediately prior to an “EFH realization event” (as defined in the SARs Plan) in the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event; (3) except as otherwise provided in an award letter, upon the termination of the participant’s service with Oncor or certain specified entities for any reason other than for cause, any vested SARs will become exercisable with respect to (a) 100% of the LLC Units subject to such SARs in the event of a change in control or “liquidity event” (as defined in the Director SARs Plan), or (b) upon an EFH realization event, the same proportion as EFH Corp. or certain associated persons realize liquidity in connection with such event. In the event a participant’s services with Oncor or certain specified entities is terminated for cause, all SARs, whether or not vested, shall immediately expire without any entitlement to payment. In addition to the foregoing, Oncor’s board of directors and the O&C Committee have the right to accelerate vesting and exercisability of a participant’s award under the SARs Plan.

In addition, under the Director SARs Plan, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units of Oncor, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency or a change in control. Approximately $52,402 of hypothetical dividends on the outstanding SARs has been credited to holders’ accounts under the Director SARs Plan as of December 31, 2011.

The SARs may be exercised in part or in full prior to their termination. Upon the exercise of an award, the participant will be entitled to receive a cash payment equal to the product of (1) the difference between the fair market value per LLC Unit on the date giving rise to the payment and the fair market value as of the date of the award grant, and (2) the number of SARs exercised by the participant. In the event of an initial public offering of LLC Units or equity interests of a successor vehicle, the awards may be satisfied in equity interests of the public company, cash or a combination of both, at the election of Oncor’s board of directors.

Generally, awards under the Director SARs Plan terminate on the tenth anniversary of the grant, unless the participant’s service is earlier terminated. The Director SARs Plan will terminate on the later of February 25, 2019 or immediately following Oncor’s satisfaction of all of its payment obligations with respect to any outstanding awards, although Oncor’s board of directors does have the ability to terminate the plan earlier.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED EQUITY HOLDER MATTERS

Equity Compensation Plan Information

The following table presents information concerning the Stock Appreciation Rights Plan and Director Stock Appreciation Rights Plan (collectively, the Plans) at December 31, 2011. For a discussion of the Plans and the stock appreciation rights (SARs) issuable under the Plans, see “ Executive Compensation — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Stock Appreciation Rights” and “Director Compensation.”

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

(1)	As required by the terms of our Limited Liability Company Agreement, we obtained the consent of EFIH to issue SARs under the Plans. Consents from our other members were not solicited as they are not required under the Limited Liability Company Agreement.
(2)	Neither of the Plans results in the issuance of equity. Rather, SARs issued under the Plans give the holders the right to receive the economic value of the appreciation of our equity interests.

Our executive officers, certain key employees and independent members of our board of directors were given the option to purchase Class B Interests of Investment LLC in 2008 pursuant to the 2008 Management Investment Opportunity offered under the Equity Interests Plan. Each participant in the 2008 Management Investment Opportunity purchased Class B Interests at a price of $10.00 per unit, which was the same price per unit as the price per unit paid by Texas Transmission in connection with its November 2008 investment in Oncor. In August 2011, Mr. Nye purchased Class B Interests in Investment LLC for $12.25 per unit (the fair market value of the Class B Interests, as determined by our board of directors based on a third party independent analysis of fair market value) pursuant to the 2011 Management Investment Opportunity. Because the Class B Interests in each of the 2011 Management Investment Opportunity and the 2008 Management Investment Opportunity were purchased for fair market value, and it is expected that any future issuances under the Equity Interests Plan will be subject to the same purchase requirement, we do not consider the grants to be compensation. Refer to “Directors, Executive Officers and Corporate Governance — Compensation Discussion and Analysis — Compensation Elements — Long Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a more detailed discussion of the Equity Interests Plan and Management Investment Opportunity.

Security Ownership of Equity Interests of Oncor of Certain Beneficial Owners and Management

The following table lists the number of limited liability company units (LLC Units) of Oncor beneficially owned by our directors and current executive officers and the holders of more than 5% of our LLC Units at May 15, 2012.

The amounts and percentages of LLC Units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Oncor Electric Delivery Holdings Company LLC (1)(2)(3)(4)(5)	508,191,492	80.03%
Texas Transmission Investment LLC (6)	125,412,500	19.75%

Name of Director or Executive Officer
Nora Mead Brownell	—	—
Richard C. Byers (7)	—	—
Don J. Clevenger (8)	1,396,008	(12)
David M. Davis (8)	1,396,008	(12)
Thomas M. Dunning (8)	1,396,008	(12)
Robert A. Estrada (8)	1,396,008	(12)
Thomas D. Ferguson (4)	508,191,492	80.03%
Monte E. Ford (8)	1,396,008	(12)
William T. Hill, Jr.	—	—
Charles W. Jenkins III (8)(9)	1,396,008	(12)
Jeffrey Liaw (10)	—	—
E. Allen Nye, Jr. (8)	1,396,008	(12)
Robert S. Shapard (8)	1,396,008	(12)
Richard W. Wortham III (8)	1,396,008	(12)
Steven J. Zucchet (11)	—	—
All directors and current executive officers as a group (20 persons)	509,587,500	80.25%

(1)

Oncor Holdings beneficially owns 508,191,492 LLC Units of Oncor. The sole member of Oncor Holdings is EFIH, whose sole member is EFH Corp. The address of each of Oncor Holdings, EFIH and EFH Corp. is 1601 Bryan Street, Dallas, TX 75201. Texas Holdings beneficially owns 98.99% of the outstanding shares of EFH Corp. The sole general partner of Texas Holdings is Texas

Energy Future Capital Holdings LLC (Texas Capital), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The TPG Funds, the Goldman Entities and the KKR Entities (each as defined below, and collectively, the Texas Capital Funds) collectively own 91.08% of the outstanding units of Texas Capital. The Texas Capital Funds exercise control over Texas Capital and each has the right to designate and remove the managers of Texas Capital appointed by such Texas Capital Fund. Because of these relationships, each of the Texas Capital Funds may be deemed to have beneficial ownership of the shares of EFH Corp. owned by Texas Holdings and the LLC Units owned by Oncor Holdings, but each disclaims beneficial ownership of such shares of EFH Corp. and LLC Units. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	EFIH has pledged 100% of its equity interests in Oncor Holdings to holders of certain of its secured notes as security for such notes. In the event of certain defaults by EFIH under its related obligations, these holders could exercise their pledge rights and a change in control of Oncor could occur.
(3)	The TPG Funds (as defined below) beneficially own 302,923,439.752 units of Texas Capital, representing 27.01% of the outstanding units, including (i) 271,639,218.931 units held by TPG Partners V, L.P., a Delaware limited partnership (TPG Partners V), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership (TPG GenPar V), whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (TPG Holdings), (ii) 29,999,994.650 units held by TPG Partners IV, L.P., a Delaware limited partnership (TPG Partners IV), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 710,942.673 units held by TPG FOF V-A, L.P., a Delaware limited partnership (TPG FOF A), whose general partner is TPG GenPar V and (iv) 573,283.498 units held by TPG FOF V-B, L.P., a Delaware limited partnership (TPG FOF B and, together with TPG Partners V, TPG Partners IV and TPG FOF A, the TPG Funds), whose general partner is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (Group Advisors). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the units held by the TPG Funds. David Bonderman is also a manager of Texas Capital. Messrs. Bonderman and Coulter disclaim beneficial ownership of the LLC Units held by Texas Holdings except to the extent of their pecuniary interest therein. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (collectively, Goldman Entities) beneficially own 303,094,945.954 units of Texas Capital, representing 27.02% of the outstanding units. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of the affiliates of The Goldman Sachs Group, Inc. and the Goldman Entities disclaims beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of its pecuniary interest therein. Mr. Ferguson is a manager of Texas Capital and an executive with an affiliate of The Goldman Sachs Group, Inc. By virtue of his position in relation to Texas Capital and the Goldman Entities, Mr. Ferguson may be deemed to have beneficial ownership with respect to the units of Texas Capital held by the Goldman Entities. Mr. Ferguson disclaims beneficial ownership of the LLC Units held by Oncor Holdings except to the extent of his pecuniary interest in those units. The address of each entity and individual listed in this footnote is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.
(5)	KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., KKR North American Co-Invest Fund I L.P. and TEF TFO Co-Invest, LP (collectively, KKR Entities) beneficially own 415,473,419.680 units of Texas Capital, representing 37.05% of the outstanding units. The KKR Entities disclaim beneficial ownership of any shares of EFH Corp. and LLC Units in which they do not have a pecuniary interest. KKR & Co. L.P., as the holding company of affiliates that directly or indirectly control the KKR Entities, other than KKR Partners III, LP., may be deemed to share voting and dispositive power with respect to the shares of EFH Corp. and LLC Units beneficially owned by such KKR Entities, but disclaims beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of their pecuniary interest in those shares of EFH Corp. and LLC Units. As the designated members of KKR Management LLC (which is the general partner of KKR & Co. L.P.) and the managing members of KKR III GP LLC (which is the general partner of KKR Partners III, L.P.), Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the shares of EFH Corp. and LLC Units beneficially owned by the KKR Entities but disclaim beneficial ownership of such shares of EFH Corp. and LLC Units except to the extent of their pecuniary interest in those shares of EFH Corp. and LLC Units. The address of each entity and individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019
(6)

Texas Transmission Investment LLC (Texas Transmission) beneficially owns 125,412,500 LLC Units of Oncor. The sole member of Texas Transmission is Texas Transmission Holdings Corporation (TTHC). The address of each of Texas Transmission and TTHC is 1105 North Market Street, Suite 1300, Wilmington, DE 19801. BPC Health Corporation (BPC Health) and Borealis Power Holdings Inc. (Borealis Power) may be deemed, as a result of their ownership of 49.5% of the shares of Class A Common Stock of TTHC (Class A Shares) and 49.5% of the shares of Class B Common Stock of TTHC (Class B Shares), respectively, and certain provisions of TTHC’s Shareholders Agreement (which provide that BPC Health and Borealis Power, when acting together with Cheyne Walk Investment Pte Ltd (Cheyne Walk) or Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic), may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. OMERS Administration Corporation (OAC) beneficially owns BPC Health and, therefore, OAC may also be deemed to have beneficial ownership of such LLC Units. Borealis Power is wholly-owned by Borealis Infrastructure Corporation and Borealis Management Trust owns 70% of the voting shares of Borealis Infrastructure Corporation. The trustee of Borealis Management Trust is Borealis Infrastructure Holdings Corporation and, therefore, Borealis Infrastructure Holdings Corporation may also be deemed to have beneficial ownership of such LLC Units. The address of OAC is One University Avenue, Suite 700, Toronto, Ontario M5J 2P1, Canada. The address of Borealis

Infrastructure Holdings Corporation is 66 Wellington Street West, Suite 3600, Toronto, Ontario, M5K 1N6, Canada. Cheyne Walk Investment Pte Ltd (Cheyne Walk) may be deemed, as a result of its ownership of 49.5% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Cheyne Walk, when acting together with BPC Health and Borealis Power or Hunt Strategic, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Government of Singapore Investment Corporation Pte Ltd (GIC) beneficially owns Cheyne Walk and therefore GIC may also be deemed to have beneficial ownership of such LLC Units. The address of each of Cheyne Walk and GIC is 168 Robinson Road, #37-01, Capital Tower, Singapore 068912. Hunt Strategic Utility Investment, L.L.C. (Hunt Strategic) may be deemed, as a result of its ownership of 1% of each of the Class A Shares and the Class B Shares, and certain provisions of TTHC’s Shareholders Agreement (which provide that Hunt Strategic, when acting together with BPC Health and Borealis Power or Cheyne Walk, may direct TTHC in certain matters), to have beneficial ownership of the 125,412,500 LLC Units owned by Texas Transmission. Ray L. Hunt (Hunt) beneficially owns Hunt Strategic and therefore Hunt may also be deemed to have beneficial ownership of such LLC Units. The address of each of Hunt Strategic and Hunt is 1900 North Akard, Dallas, Texas 75201.
(7)	Richard Byers is a director of TTHC and a director and Executive Vice President of BPC Health and Borealis Power. Mr. Byers does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Byers is c/o Borealis Infrastructure Management Inc., Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2100, Toronto, ON M5J 2J2.
(8)	Includes the 1,396,008 equity interests owned by Oncor Management Investment LLC (Investment LLC). The managing member of Investment LLC is Oncor, which holds all of the outstanding voting interests of Investment LLC. The management and board of directors of Oncor may be deemed, as a result of their management of Oncor, to have shared voting or dispositive power. The following Named Executive Officers and directors each beneficially own the following amounts of the outstanding non-voting membership interests of Investment LLC: Mr. Clevenger: 50,000 (including 8,702.9 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Clevenger’s behalf), Mr. Davis: 50,000 (including 19,868.4 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Davis’s behalf), Mr. Dunning: 20,000 (held by a family limited partnership, of which Mr. Dunning serves as managing general partner), Mr. Estrada: 5,000, Mr. Ford: 20,000, Mr. Jenkins: 75,000 (including 14,509.4 of the aggregate outstanding non-voting membership interests that are held by the Salary Deferral Program on Mr. Jenkins’s behalf), Mr. Nye, 18,368, Mr. Shapard: 300,000 (held by a family limited partnership, of which Mr. Shapard serves as general partner) and Mr. Wortham: 10,000 (held by a revocable trust, of which Mr. Wortham serves as trustee and beneficiary). Each of the persons referenced in this footnote disclaims beneficial ownership of such equity interests except to the extent of their pecuniary interest in those equity interests. See “Executive Compensation – Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives — Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of Oncor’s executive officers and “Director Compensation” for a discussion of investments in Investment LLC by certain of Oncor’s independent directors. The address of each individual named in this footnote is c/o Oncor Management Investment LLC, c/o Oncor Electric Delivery Company LLC, 1601 Bryan Street, 22nd Floor, Dallas, Texas, 75201, Attn: Legal Department.
(9)	Mr. Jenkins retired on April 1, 2012.
(10)	Jeffrey Liaw is a TPG principal and a manager of Texas Capital. Mr. Liaw does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Oncor Holdings. The address of Mr. Liaw is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(11)	Mr. Zucchet is a director and Senior Vice President of TTHC and a Senior Vice President of Borealis Power. Mr. Zucchet does not have voting or investment power over, and disclaims beneficial ownership of, the LLC Units held by Texas Transmission. The address of Mr. Zucchet is c/o Borealis Infrastructure Management Inc., Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2100, Toronto, ON M5J 2J2.
(12)	Less than 1% beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Policies and Procedures Relating to Related Party Transactions

Our board of directors has adopted a policy regarding related person transactions as part of our corporate governance guidelines. Under this policy, a related person transaction shall be consummated or shall continue only if:

1.	the audit committee of the board of directors approves or ratifies such transaction in accordance with the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	the transaction is approved by the disinterested members of the board of directors; or

3.	the transaction involves compensation approved by the O&C Committee of the board of directors.

For purposes of this policy, the term “related person” means any related person pursuant to Item 404 of Regulation S-K of the Securities Act.

A “related person transaction” is a transaction between us and a related person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act, if applicable), other than the types of transactions described below, which are deemed to be pre-approved by the audit committee:

1.	any compensation paid to a director if the compensation is required to be reported under Item 402 of Regulation S-K of the Securities Act;

2.	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s ownership interests;

3.	any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director;

4.	transactions where the related person’s interest arises solely from the ownership of Oncor’s equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis;

5.	transactions involving a related party where the rates or charges involved are determined by competitive bids;

6.	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, as rates or charges fixed in conformity with law or governmental authority;

7.	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar service;

8.	transactions available to all employees or customers generally (unless required to be disclosed under Item 404 of Regulation S-K of the Securities Act, if applicable); and

9.	transactions involving less than $100,000 when aggregated with all similar transactions.

Our board of directors has determined that it is appropriate for its audit committee to review and approve or ratify related person transactions. In unusual circumstances, we may enter into related person transactions in advance of receiving approval, provided that such related person transactions are reviewed and ratified as soon as reasonably practicable by the audit committee of the board of directors. If the audit committee determines not to ratify such transactions, we shall make all reasonable efforts to cancel or otherwise terminate such transactions.

The related person transactions described below under the heading “Related Party Transactions” were generally approved prior to the adoption of our related party transactions policy. Except as otherwise indicated, these transactions were approved by our board of directors.

The related person transactions policy described above also does not apply to transactions with EFH Group Members (as defined below), which are subject to restrictions set forth in our Limited Liability Company Agreement. Accordingly, the transactions with EFH Corp. or its subsidiaries were not approved by the board of directors or Audit Committee and were approved by our management.

Our Limited Liability Company Agreement requires certain separateness undertakings and provides that we will maintain an arm’s length relationship with EFH Corp., its successors, its subsidiaries and any individual or entity controlling or owning, directly or indirectly, more than 49% of our outstanding equity interests (collectively, the EFH Group Members), other than Oncor Holdings, Texas Transmission and each of their subsidiaries and only enter into transactions, other than certain specified transactions, with the EFH Group Members that are both (i) on a commercially reasonable basis, and (ii) if such transaction is material, approved by (a) a majority of the members of our board of directors, and (b) prior to a Trigger Event (as defined in our Limited Liability Company Agreement), the directors appointed by Texas Transmission, at least one of whom must be present and voting in order to approve the transaction.

Related Party Transactions

Transactions with EFH Corp. and its Subsidiaries

Transactions described below were between us and either EFH Corp. or its wholly-owned subsidiaries (other than the subsidiary described under “– Limited Partnership Interest”) and were approved by our management.

Transactions with TCEH

We record revenue from TCEH, principally for electricity delivery fees, which totaled $1.0 billion, $1.1 billion and $1.0 billion for the years ended December 31, 2011, 2010 and 2009, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at December 31, 2011 and 2010 reflect receivables from TCEH totaling $138 million and $143 million, respectively, primarily related to these electricity delivery fees. These revenues included approximately $2 million for each of the years ended December 31, 2011, 2010 and 2009 pursuant to a transformer maintenance agreement with TCEH.

We recognize interest income from TCEH with respect to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco, our bankruptcy-remote financing subsidiary. The interest income, which is received on a monthly basis, serves to offset our interest expense on the transition bonds. This interest income totaled $32 million, $37 million and $42 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Incremental amounts payable related to income taxes as a result of delivery fee surcharges to customers related to transition bonds are reimbursed by TCEH. Our financial statements reflect a note receivable from TCEH of $179 million ($41 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2011 and $217 million ($39 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2010, related to these income taxes.

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility (reported on TCEH’s balance sheet) is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $17 million for the year ended December 31, 2011 and $16 million for each of the years ended December 31, 2010 and 2009. These trust fund assets are established with the intent to be sufficient to fund the estimated decommissioning liability (also reported on TCEH’s balance sheet). Income and expenses associated with the trust fund and the decommissioning liability (also reported on TCEH’s balance sheet) are offset by a net change in our intercompany receivable/payable, which in turn results in a change in our reported net regulatory asset/liability. The regulatory liability of $225 million and $206 million at December 31, 2011 and 2010, respectively, represents the excess of the trust fund balance over the net decommissioning liability.

At December 31, 2010, we held cash collateral of $4 million from TCEH related to interconnection agreements for generation units being developed by TCEH. The collateral is reported in our balance sheet in other current liabilities. In April 2011, we returned $4 million representing the balance of the collateral and paid approximately $1 million in interest pursuant to PUCT rules related to these interconnection agreements.

Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2011 and 2010, TCEH had posted letters of credit in the amounts of $12 million and $14 million, respectively, for our benefit.

Services provided by EFH Subsidiaries

EFH Corp. subsidiaries charge us for certain administrative services at cost. These costs, which are reported in operation and maintenance expenses, totaled $34 million, $36 million and $22 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Services provided to EFH Subsidiaries

Subsidiaries of EFH Corp. paid us $58,000, $646,000 and $696,000 for the years ended December 31, 2011, 2010 and 2009, respectively, with respect to services we provided to EFH Corp. subsidiaries (excluding revenue, including electricity delivery fees, collected from TCEH). These services included waste management and fleet management for the year ended December 31, 2011 and environmental health and safety lab, waste management and fleet management for the years ended December 31, 2010 and 2009.

Warehouse transactions

We and EFH Corp. subsidiaries occasionally issue materials from our warehouses and bill each other for these transactions. We paid EFH Corp. subsidiaries zero for each of the years ended December 31, 2011 and 2010 and $2 million for the year ended December 31, 2009 related to warehouse transactions. EFH Corp. subsidiaries paid us $210,000, $1 million and $3 million related to warehouse transactions for the years ended December 31, 2011, 2010 and 2009, respectively.

Real Estate Transactions/Shared Facilities

We and EFH Corp. subsidiaries also bill each other for shared facilities. Our payments to EFH Corp. and/or its subsidiaries with respect to shared facilities (including lease payments, utilities and telecommunications equipment) totaled $4 million for each of the years ended December 31, 2011, 2010 and 2009. Payments we received from EFH Corp. and/or its subsidiaries with respect to shared facilities totaled $840,000, $374,000 and $669,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

In December 2009, we paid TCEH (Luminant Generation Company) $2 million to purchase 279.808 acres of land in fee and distribution and transmission easements at Parkdale Steam Electric Station. The purchase price was the appraised market value of the property.

Pension and OPEB Plans

We are a participating employer in the EFH Retirement Plan (a defined benefit pension plan sponsored by EFH Corp.). We also participate in the health care and life insurance benefit plan (OPEB Plan) offered by EFH Corp. to eligible employees of EFH Corp. and its subsidiaries and their eligible dependents upon the retirement of such employees from us. PURA provides for our recovery of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. These costs are associated with our active and retired employees as well as active and retired personnel engaged in other EFH Corp. activities related to service prior to the deregulation and disaggregation of EFH Corp.’s businesses effective January 1, 2002. Accordingly, we entered into an agreement with TCEH whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel. In 2011, 2010 and 2009, we made cash contributions to the EFH Retirement Plan totaling $172 million, $40 million and $66 million, respectively and to the OPEB Plan totaling $18 million for each of the three years. For further information on the EFH Corp. pension and OPEB plans, see Note 12 to Annual Financial Statements and “Risk Factors—The costs of providing pension and OPEB and related funding requirements may have a material adverse effect on our results of operations and financial condition.”

Limited Partnership Interest

We have a 19.5% limited partnership interest, with a carrying value of less than $1 million at December 31, 2011 and 2010, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled less than $1 million for the year ended December 31, 2011 and $2 million for each of the years ended December 31, 2010 and 2009, respectively. These losses primarily represent amortization of software assets held by the subsidiary.

Agreements with Oncor Members

Tax-Sharing Agreement

Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. In addition, consistent with the tax sharing agreement, we remit to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. Our results are included in the consolidated Texas state margin tax return filed by EFH Corp. See Note 1 to Annual Financial Statements under “Income Taxes.” Under the in lieu of tax concept, all in lieu of tax assets and liabilities represent amounts that will eventually be settled with our members. At December 31, 2011, we had amounts receivable from members under the agreement totaling $27 million ($22 million from EFH Corp. and $5 million from Texas Transmission and Investment LLC), which is due in 2012, and a current state income tax payable to EFH Corp. of $22 million, which are reported as a net current tax receivable from members of $5 million. At December 31, 2010, we had amounts receivable from members under the agreement totaling $93 million ($72 million from EFH Corp. and $21 million from Texas Transmission and Investment LLC). We have recorded liabilities in lieu of deferred income taxes of $2,018 million and $1,827 million and for uncertain tax positions of $147 million and $100 million as of December 31, 2011 and 2010, respectively. We received net income tax refunds from members totaling $114 million (including $25 million in federal income tax-related refunds from members other than EFH Corp.) in the year ended December 31, 2011. We made net income tax payments of $128 million (including $21 million in federal income tax-related payments to members other than EFH Corp.) and $28 million (including $9 million in federal income tax-related payments to members other than EFH Corp.) in the years ended December 31, 2010 and 2009, respectively.

Pursuant to the terms of Investment LLC’s limited liability company agreement, Investment LLC dividends cash it receives from us to the holders of Class B Interests pro rata in accordance with their Class B Interests. See “Executive Compensation – Compensation Discussion and Analysis – Compensation Elements – Long-Term Incentives – Equity Interests Plan and Management Investment Opportunity” for a discussion of investments in Investment LLC by certain of our executive officers and “Director Compensation” for a discussion of investments in Investment LLC by certain of our independent directors. The amounts distributed by Investment LLC to the holders of Class B Interests consist of both (1) Investment LLC’s pro rata share of any dividends we pay to members with respect to our earnings, and (2) Investment LLC’s pro rata share of any amounts we pay to members pursuant to our obligations under the tax sharing agreement.

Limited Liability Company Agreement of Oncor

The Limited Liability Company Agreement , among other things, sets out the members’ respective governance rights in respect of their ownership interests in Oncor. Among other things, the Limited Liability Company Agreement provides for the management of Oncor by a board of directors consisting of 11 members, including at least six Independent Directors (as defined in the Limited Liability Company Agreement), two directors designated directly or indirectly by Texas Transmission (subject to certain conditions), two directors designated indirectly by EFH Corp. and one director that is also an officer of Oncor. Texas Transmission also has the right to designate one non-voting observer to the board of directors, who is entitled to attend all meetings of the board of directors (subject to certain exceptions) and receive copies of all notices and materials provided to the board of directors.

The Limited Liability Company Agreement prohibits Oncor and its subsidiaries from taking certain material actions outside the ordinary course of business without prior approvals by the members, some or all of the Independent Directors and/or the directors designated by one or more of the members. Additionally, the Limited Liability Company Agreement contains provisions regulating capital accounts of members, allocations of profits and losses and tax allocation and withholding.

The Limited Liability Company Agreement also requires that any changes to Oncor’s procedures and limitations on declaring and paying distributions be approved by (i) a majority of the Independent Directors, (ii) all of the EFH Corp. directors and (iii) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such matter. In addition, any annual budget with an aggregate amount of capital and operating and maintenance expenditures that are more than 10% less than the capital and operating and maintenance expenditures in the annual budget for the immediately prior fiscal year must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action. Also, any acquisition of or investment in any third party which involves the purchase of or investment in assets located outside the State of Texas for consideration in an amount greater than $1.5 billion must be approved by (a) a majority of the Independent Directors and (b) the Texas Transmission director(s) present and voting, provided that at least one Texas Transmission director must be present and voting in order to approve such action.

Registration Rights Agreement

In November 2008, we entered into a registration rights agreement (Registration Rights Agreement) by and among us, Oncor Holdings, Texas Transmission and EFH Corp. The Registration Rights Agreement grants customary registration rights to certain of our members. Subject to certain limitations set forth in the Registration Rights Agreement, these rights include, without limitation, the following: (i) the right of Oncor Holdings at any time, and after ten years from the date of the Registration Rights Agreement, the right of Texas Transmission, to demand that we register a specified amount of membership interests in accordance with the Securities Act of 1933, as amended; (ii) the right of both Oncor Holdings and Texas Transmission to demand registration of a specified amount of membership interests following an initial public offering; and (iii) the right of all members that are parties to the Registration Rights Agreement to have their membership interests registered if we propose to file a registration statement relating to an offering of membership interests (with certain exceptions).

Subject to certain exceptions, whenever we are required to effect the registration of any membership interests pursuant to the Registration Rights Agreement, we have agreed to use our best efforts to cause the applicable registration statement to become effective, and to keep each such registration statement effective until the earlier of (a) at least 180 days (or two years for a shelf registration statement) or (b) the time at which all securities registered under such registration statement have been sold.

Investor Rights Agreement

The investor rights agreement dated as of November 5, 2008, by and among Oncor, Oncor Holdings, Texas Transmission, EFH Corp. and any other persons that subsequently become a party thereto (Investor Rights Agreement) governs certain rights of certain members of Oncor and EFH Corp. arising out of their direct or indirect ownership of Oncor membership interests, including, without limitation, transfers of Oncor membership interests and restrictions thereon. Among other transfer restrictions, the Investor Rights Agreement provides that, prior to the earlier of the completion of a qualified initial public offering or seven years from the date of the Investor Rights Agreement, Texas Transmission may transfer its Oncor membership interests only to certain permitted transferees or with the prior approval of Oncor Holdings. Following such time period, Texas Transmission may transfer its Oncor membership interests under a registration statement or pursuant to applicable securities laws. The Investor Rights Agreement also grants Texas Transmission certain “tag-along” rights in relation to certain sales of Oncor membership interests by Oncor Holdings. Subject to certain conditions, these “tag-along” rights allow Texas Transmission to sell a pro-rata portion of its Oncor membership interests in the event of a sale of Oncor membership interests by Oncor Holdings on the same terms as Oncor Holdings would receive for its Oncor membership interests. The agreement further provides that under certain offerings of equity securities occurring before an initial public offering of Oncor, Texas Transmission and Oncor Holdings will receive preemptive rights to purchase their pro-rata share of the equity securities to be sold pursuant to such offerings. The Investor Rights Agreement also provides EFH Corp. with a right of first refusal to purchase any Oncor membership interests to be sold in a permitted sale by Texas Transmission or its permitted transferees.

Additionally, Texas Holdings, EFH Corp., certain of EFH Corp.’s subsidiaries and Oncor Holdings have certain “drag-along” rights in relation to offers from third-parties to purchase their directly or indirectly owned membership interests in Oncor, where the resulting sale would constitute a change of control of Oncor. These “drag-along” rights compel Texas Transmission and all other members of Oncor to sell or otherwise transfer their membership interests in Oncor on substantially the same terms as Texas Holdings, EFH Corp., the EFH Corp. subsidiary or Oncor Holdings (as applicable). Pursuant to the Investor Rights Agreement, all members of Oncor that have entered into such agreement must cooperate with Oncor in connection with an initial public offering of Oncor.

Transactions with the Sponsor Group

In October 2007, we entered into our $2 billion secured revolving credit facility with a syndicate of financial institutions and other lenders. The original syndicate included affiliates of GS Capital Partners, a member of the Sponsor Group. Affiliates of GS Capital Partners have from time to time engaged in commercial banking transactions with us in the normal course of business. On October 11, 2011, we amended and restated the secured revolving credit facility. The syndicate, under the amended and restated revolving credit facility, did not include affiliates of GS Capital Partners or any other member of the Sponsor Group. At December 31, 2011, members of the Sponsor Group had no outstanding commitments in the revolving credit facility.

During the year-to-date period ending October 10, 2011 and each of the years ended December 31, 2010 and 2009, the largest principal amount outstanding under the revolving credit facility attributable to the lender commitments of affiliates of GS Capital Partners was $76 million, $55 million and $25 million, respectively. Under the terms of the revolving credit facility, their commitments to make loans were and are several and not joint. Interest rates under the revolving credit facility for these periods ranged from 0.46% to 0.54%, 0.52% to 0.75% and 0.58% to 1.98%, respectively. Since October 11, 2011, we have had no outstanding borrowings or commitments under the revolving credit facility attributable to the lender commitments of affiliates of GS Capital Partners.

At each of December 31, 2011, 2010 and 2009, we had outstanding borrowings under the revolving credit facility attributable to the lender commitments of affiliates of GS Capital Partners totaling zero, $15 million and $25 million, respectively, with interest rates of 0.53% at December 31, 2010 and 0.58% at December 31, 2009.

See Note 6 to Annual Financial Statements for additional information regarding the revolving credit facility.

Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses.

Goldman, Sachs & Co., an affiliate of the Sponsor Group, received $285,000 in fees for serving as a senior co-dealer manager in our offer to exchange up to an aggregate of $675 million outstanding senior secured notes for new senior secured notes (New Notes) in a private placement exchange that closed in October 2010 and was subsequently registered pursuant to the terms of a registration rights agreement in April 2011. This transaction was ratified by our Audit Committee in accordance with our related party transactions policy. See Note 7 to Annual Financial Statements for information regarding the debt exchange.

In September 2010, we completed a $475 million senior secured notes private placement offering. In conjunction with the offering, we entered into a registration rights agreement with various investment banks as representatives of the initial purchasers in the private placement. KKR Capital Markets LLC, an affiliate of KKR (a member of the Sponsor Group), received $125,000 in fees for serving as a co-manager in the offering. Affiliates of KKR Capital Markets LLC collectively own an approximately 37% membership interest in the general partner of Texas Energy Future Holdings Limited Partnership (TEF), the parent of EFH Corp., as well as a limited partnership interest in TEF. Certain KKR Capital Markets LLC executives have interests in such affiliated entities. This transaction was ratified by our Audit Committee in accordance with our related-party transactions policy.

We have entered into, and may continue to enter into, arrangements with members of the Sponsor Group and/or their respective affiliates to use their products and services in the ordinary course of their business, which often result in revenues to members of the Sponsor Group or their respective affiliates in excess of $120,000 annually.

Agreements with Management and Directors

Consulting Agreement

We entered into a consulting agreement with Rob D. Trimble III effective upon his retirement from the company on April 1, 2010, and amended the consulting agreement on August 16, 2011. Mr. Trimble served as our President until his retirement. Under the consulting agreement, Mr. Trimble serves as an advisor to our executive management and transitions his knowledge and experience to our management. The original agreement provided for an annual retainer of $150,000, and was amended and extended in August 2011 to provide for annual retainers of $75,000 in 2011 and 2012. The amended agreement expires March 31, 2013. Mr. Trimble was paid $75,000 and $150,000, respectively, for the consulting services he provided in 2011 and 2010. The consulting agreement also provides that we will reimburse Mr. Trimble for the cost of financial planning services and an annual physical health examination. In 2011 and 2010, we paid Mr. Trimble $9,230 and $8,875, respectively, for financial planning services, and $0 and $1,624, respectively, for a physical health examination. Either party may terminate the agreement upon written notice to the other party. In the event Mr. Trimble terminates the consulting agreement, or in the event of certain terminations of the consulting agreement by us, Mr. Trimble will be required to reimburse to us a pro-rated portion of any retainer received for the year in which termination occurs.

Management Investment Opportunity

Each executive officer participating in the Management Investment Opportunity entered into a management stockholder’s agreement and sale participation agreement with us. Each director that purchased Class B Interests of Investment LLC in 2009 entered into a director stockholder’s agreement and a sale participation agreement with us. The terms of these agreements, which were approved by the O&C Committee, are detailed below.

Management Stockholder’s Agreement

The management stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Except in certain limited circumstances, any Oncor equity interests or Class B Interests beneficially owned by the participant will be non-transferable prior to the later of (1) October 10, 2012 or (2) with respect to certain interests, a “qualified public offering” (as defined in the management stockholder’s agreement). In addition, the management stockholder’s agreement gives the Company certain rights of first refusal in the event the participant attempts to sell any Oncor equity interests or Class B Interests after October 10, 2012, but prior to the earlier to occur of (1) a “change in control” (as defined in the management stockholder’s agreement) or (2) consummation of a qualified public offering of Oncor.

In addition, the management stockholder’s agreement gives us certain rights to repurchase the participant’s Class B Interests (1) if the participant terminates his employment without “good reason” (as defined in the management stockholder’s agreement) prior to October 10, 2012, at a price equal purchase price paid by the participant for the Class B Interests; or (2) if we terminate the participant’s employment for cause (as defined in the management stockholder’s agreement) or if the participant violates certain of his or her non-compete obligations, at a price equal to the lesser of the fair market value of the Class B Interests or the purchase price paid by the participant for the Class B Interests. The management stockholder’s agreement also gives the participant or the participant’s estate, as applicable, certain rights to compel our company to repurchase its Oncor equity interests and Class B Interests upon the death or disability of the participant for a price equal to the fair market value of the Oncor equity interests and Class B Interests. Generally, these rights will terminate on the earlier of a change in control of Oncor or October 10, 2012.

The management stockholder’s agreement also provides that if the participant terminates his employment without good reason prior to October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs, less 20% of the excess. In addition, if the participant so terminates his employment, the participant must pay us 20% of the amount by which any cash payment received in respect of previously vested and exercised SARs exceeded the base price of those SARs. If the participant terminates his employment without good reason on or after October 10, 2012, we may redeem the vested SARs at a per unit purchase price equal to the excess, if any, of the fair market value over the base price of the SARs. Furthermore, the management stockholder’s agreement provides that upon the death or disability of the participant, the participant or participant’s estate, as applicable, will be entitled to receive, in exchange for the vested SARs, a cash payment equal to the product of (1) the excess, if any, of the fair market value over the base price of the SARs and (2) the number of SARs then credited to the participant. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or October 10, 2012.

Furthermore, the management stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) a sale of 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or October 10, 2012.

The management stockholder’s agreement also contains certain non-compete provisions, including a restriction on the participant from engaging in a competing business during the term of the participant’s employment with us and for 12 months following his or her termination of employment with us.

Director Stockholder’s Agreement

The director stockholder’s agreement contains restrictions on the participant’s ability to transfer any Class B Interests. Until the earlier of a “qualified public offering” (as defined in the director stockholder’s agreement), five years from the date of the agreement or the occurrence of a “change of control” (as defined in the director stockholder’s agreement) in the event a director proposes to transfer any Oncor equity interests or Class B Interests, except in certain limited circumstances, such director must first offer such equity interests or Class B Interests to us or Investment LLC, as applicable.

Furthermore, the director stockholder’s agreement provides that, subject to certain conditions, the participant will receive certain piggy-back rights to sell its Oncor equity interests and Class B Interests to Oncor if there is a proposed sale by the Sponsor Group or Texas Holdings of (1) the common stock of EFH Corp.; or (2) 50% or more of the outstanding partnership interests of Texas Holdings. Subject to certain conditions, the participant will also receive these rights if Oncor Holdings proposes to sell any of its Oncor equity interests. Additionally, the participant will be subject to certain drag-along rights in the event (a) Texas Holdings or a member of the Sponsor Group proposes to sell a number of shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings equal to 50% or more of the outstanding shares of common stock of EFH Corp. or limited partnership interests of Texas Holdings, as applicable; or (b) Oncor Holdings proposes to sell 50% or more of the outstanding Oncor equity interests. Generally, the rights described in this paragraph will terminate on the earlier of a change in control of Oncor or five years from the date of the agreement.

Sale Participation Agreements

The sale participation agreements entered into by members of our management and board of directors in connection with their investments in Investment LLC give us, Oncor Holdings and certain of Oncor Holdings’ investors drag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. In addition, the sale participation agreement gives the participant tag-along rights in the event Oncor, Oncor Holdings or certain of Oncor Holdings’ investors engage in corporate transactions in which they sell a direct or indirect equity interest in Oncor. The form of sale participation agreement entered into by management is identical to the form of sale participation agreement entered into by directors, except with respect to termination of the agreement. In the case of management, the rights described in this paragraph will terminate on the earlier of (1) a change in control of Oncor or (2) the later of (a) October 10, 2012 or (b) certain public offerings of Oncor’s equity interests. In the case of directors, the rights described in this paragraph will terminate on the earlier of (i) a change in control of Oncor or (ii) the later of (x) five years from the date of the agreement or (y) certain public offerings of Oncor’s equity interests.

Director Independence

Our Limited Liability Company Agreement provides that six members of our board of directors must be deemed independent. For a director to be deemed independent, our board of directors must affirmatively determine that such director does not have a material relationship with Oncor or EFH Corp. or their respective successors and subsidiaries, any entity that controls or owns directly or indirectly more than 49% of the equity interests in Oncor, and certain other specified entities that directly or indirectly own securities of Oncor (collectively, the Non-Ring Fenced Entities). In addition, under our Limited Liability Company Agreement, to be deemed independent, a director must also meet the independence standards in Section 303A of the New York Stock Exchange Manual in all material respects. Our Limited Liability Company Agreement further provides that a director that otherwise meets these requirements will not be precluded from qualifying as independent if such director otherwise meets such criteria but (i) served as a director or shareholder of EFH Corp. prior to the October 2007 merger of the Merger Sub with and into EFH Corp., (ii) indirectly or beneficially owns equity interests through a mutual fund or similar investment vehicle with respect to which the director does not have discretion or control over the investments held by such investment vehicle, (iii) directly or indirectly holds an amount of legal or beneficial stock in any of the Non-Ring Fenced Entities that is de minimis and which the other independent directors determine would not reasonably be expected to influence the judgment of such director in determining the interests of Oncor or its members, or (iv) is a ratepayer, supplier, creditor or independent contractor of, or a person who received any benefit from or provided any services to, Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, if the other independent directors determine that such relationship would not reasonably be expected to influence the judgment of the director in determining the interests of Oncor or its members.

In addition, our Limited Liability Company Agreement requires that two of the six independent members of our board of directors also meet additional independence qualifications. These directors, known as special independent directors, may not, during their service as a director or at any time in the five years preceding their appointment, be (i) a direct or indirect legal or beneficial owner in Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, (ii) a creditor; supplier; employee; officer; director; family member of any officer, employee or director; manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities, or (iii) a person who controls (directly, indirectly or otherwise) Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities or any creditor, supplier, employee, officer, director, manager or contractor of Oncor, Oncor Holdings or any of the Non-Ring Fenced Entities. However, a director will not be precluded from being deemed a special independent director if such director otherwise meets the requirements but (i) indirectly or beneficially owns stock through a mutual fund or similar diversified investment vehicle (other than investment vehicles affiliated with KKR, TPG Capital, L.P. or Goldman, Sachs & Co.), or (ii) directly or indirectly legally or beneficially owns interests in a Non-Ring Fenced Entity, if such ownership does not exceed one percent of the net worth of such director. A special independent director may also serve as an independent director of Oncor Holdings or any of Oncor’s subsidiaries.

Our board of directors has determined that Ms. Brownell and Messrs. Estrada, Dunning, Ford, Hill and Wortham are independent directors under the standards in Section 303A of the New York Stock Exchange Manual and the other standards in our Limited Liability Company Agreement. Further, our board of directors has determined that each of Ms. Brownell and Mr. Hill qualifies as a special independent director under the standards set forth in our Limited Liability Company Agreement.

In July 2010, our board of directors created the position of Lead Independent Director and appointed Mr. Dunning to serve in that role. The Lead Independent Director presides at meetings of the independent directors, serves as a liaison to the EFH Corp. board of directors, and performs such duties and responsibilities as may be specified by the board.

Our board of directors has designated an Audit Committee, Nominating and Governance Committee and Organization and Compensation Committee to exercise certain powers and authorities of the board of the directors. Members of these committees are not required by our Limited Liability Company Agreement or board of directors to meet any independence standards. Mr. Liaw has served on the Organization and Compensation Committee since the committee’s inception, and Mr. Zucchet was appointed to such committee effective May 5, 2010. Mr. Byers was appointed to the Audit Committee effective December 19, 2008. Mr. Ferguson and Mr. Zucchet were appointed to the Nominating and Governance Committee effective February 15, 2011. None of Mr. Liaw, Mr. Zucchet, Mr. Byers or Mr.  Ferguson qualifies as an independent director for purposes of our Limited Liability Company Agreement.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

The outstanding 2041 notes were sold to the initial purchasers on November 18, 2011 pursuant to a purchase agreement. The initial purchasers subsequently sold the outstanding notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The outstanding 2022 notes and outstanding 2042 notes were sold to the initial purchasers on May 15, 2012 pursuant to a purchase agreement. The initial purchasers subsequently sold the outstanding 2022 and outstanding 2042 notes to qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A, and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

We entered into registration rights agreements with the initial purchasers of the private offerings pursuant to which we issued the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act no later than 270 days after the issue date of the outstanding notes and to consummate the exchange offers no later than 315 days after the issue date of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Under the circumstances set forth below, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and keep the statement effective for two years after the effective date of the shelf registration statement, subject to extension under the terms of the registration rights agreements, or such shorter period terminating when all of the notes cease to be Registrable Securities (as defined in the registration rights agreement). These circumstances include:

•

if because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC the exchange notes received by holders, other than certain specified holders, are not or would not be transferable by such holders without restriction under the Securities Act;

•	if the exchange offers are not consummated within 315 days after the date of issuance of the outstanding notes;

•

if any holder of notes notifies us prior to the 20th business day following the completion of the exchange offers that (a) it is prohibited by law or SEC policy from participating in the exchange offers, (b) it may not resell the exchange notes to the public without delivering a prospectus (other than the prospectus in the registration statement relating to the exchange offers), or (c) it is a broker-dealer and owns notes acquired directly from us or an affiliate; or

•	if we elect to file a shelf registration statement covering resales of the notes in lieu of (or in case of the immediately preceding circumstance, in addition to) conducting the exchange offers.

Except for certain circumstances specified in the registration rights agreements, if (1) a registration statement relating to the exchange offers or a shelf registration statement has not become or been declared effective by the deadlines discussed above, (2) the exchange offers have not been consummated by the deadlines discussed above, or (3) a registration statement relating to the notes has been declared effective and such registration statement ceases to be effective at any time during the applicable registration period (subject to certain exceptions) (each of (1), (2) and (3) above, a Registration Default; each period during which a Registration Default has occurred and is continuing, a Registration Default Period), then, as liquidated damages for the Registration Default, additional interest shall accrue on the principal amount of the affected notes at a rate of 0.50% with respect to the outstanding 2022 notes, the outstanding 2041 notes and the outstanding 2042 notes, all over the interest rate otherwise provided for under the outstanding notes for the remaining period during which a Registration Default continues, but not later than the second anniversary of the issue date of the outstanding notes. If we cure all Registration Defaults, the interest rate on the notes will revert to the original level.

If you wish to exchange your outstanding notes for exchange notes in any of the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes and that it did not purchase its outstanding notes from us or any of our affiliates. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Our belief that the exchange notes may be offered for resale without compliance with the registration or prospectus delivery provisions of the Securities Act is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offers any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offers.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to complete the exchange offers, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the Indenture. For a description of the Indenture, see “Description of the Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $400,000,000 aggregate principal amount of the 4.10% Senior Secured Notes due 2022, $300,000,000 aggregate principal amount of the 4.55% Senior Secured Notes due 2041 and $500,000,000 aggregate principal amount of the 5.30% Senior Secured Notes due 2042 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to such holders’ series of outstanding notes except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreements.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate the exchange offers and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes and that you did not purchase your outstanding notes from us or any of our affiliates. Read “Plan of Distribution” for more details regarding the transfer of exchange notes.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your outstanding notes into these exchange offers. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into these exchange offers and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date, Extensions and Amendments

The exchange offers expire at 5:00 p.m., New York City time, on                     , 2012, which we refer to as the “expiration date”. However, if we, in our sole discretion, extend the period of time for which the exchange offers are open, the term “expiration date” will mean the latest date to which we shall have extended the expiration of the exchange offers.

To extend the period of time during which the exchange offers are open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offers);

•

to extend the expiration date and retain all outstanding notes tendered in the exchange offers, subject to your right to withdraw your tendered outstanding notes as described under “—Withdrawal Rights”;

•	to terminate any of the exchange offers if we determine that any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied; and

•

subject to the terms of the registration rights agreements, to amend the terms of any of the exchange offers in any manner or waive any condition to the exchange offers. In the event of a material change in any of the exchange offers, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice (which may take the form of a press release or other public announcement) to the registered holders of the outstanding notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, or if we waive a material condition to the exchange offers, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

In the event we terminate the exchange offers, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend any of the exchange offers as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to the holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offers. We also expressly reserve the right to amend or terminate any of the exchange offers and to reject for exchange any outstanding notes not previously accepted for exchange, if we determine that any of the conditions of the exchange offers specified above have not been satisfied. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Written notice to the holders may take the form of a press release or other public announcement.

We reserve the right to waive any defects, irregularities or conditions to the exchange as to particular outstanding notes. These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offers in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offers.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (TIA).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration of the exchange offers;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration of the exchange offers; or

•	you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Your tender, if not withdrawn prior to the expiration of the exchange offers, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you determine to make delivery by mail, we suggest that you use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration of the exchange offers. Letters of transmittal and certificates representing outstanding notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility. No alternative, conditional or contingent tenders of outstanding notes will be accepted. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offers. Signatures on the letter of transmittal or a notice of withdrawal (as described below in “–Withdrawal Rights”), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (FINRA), a commercial bank or trust company having an office or correspondent in the US or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of outstanding notes for exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, or a “book-entry confirmation,” prior to the expiration date.

In addition, in order to receive exchange notes for tendered outstanding notes, an agent’s message in connection with a book-entry transfer into the exchange agent’s account at the book-entry transfer facility or the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents must be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration of the exchange offers. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offers must tender their outstanding notes according to the guaranteed delivery procedures described below. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date of the exchange offers, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, with any required signature guarantees or a properly transmitted agent’s message, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Acceptance of Outstanding Notes for Exchange

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offers only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration of the exchange offers.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Oncor, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any certificates representing outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration of the exchange offers or termination of the exchange offers.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time prior to the expiration of the exchange offers.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offers. The Bank of New York Mellon Trust Company, N.A also acts as trustee under the Indenture. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:

The Bank of New York Mellon Corporate Trust Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attn: Ms. Diane Amoroso	The Bank of New York Mellon Corporate Trust Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attn: Ms. Diane Amoroso	The Bank of New York Mellon Corporate Trust Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attn: Ms. Diane Amoroso

By Facsimile Transmission
(eligible institutions only):

(212) 298-1915

To Confirm by Telephone:

(212) 815-2742

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreements provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•

as otherwise set forth in (i) the offering memorandum dated on or around November 11, 2011 distributed in connection with the private offering of the outstanding 2041 notes and (ii) the offering memorandum dated on or around May 18, 2012 distributed in connection with the private offering of the outstanding 2022 notes and the outstanding 2042 notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

The Indenture and an officer’s certificate relating to each series of the notes (collectively, Officer’s Certificates) establish the terms of the notes. The notes are a series of debt securities that we may issue under the Indenture. The notes and all other debt securities issued under the Indenture are collectively referred to herein as “Debt Securities”. The Indenture permits us to issue an unlimited amount of Debt Securities from time to time, subject to certain limitations under the Indenture and the Deed of Trust. See “— Securing Additional Obligations” and “— Limitation on Secured Debt” below. All Debt Securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Debt Securities of such series. This means that we may from time to time, without the consent of the existing holders of the notes of any series, create and issue further Debt Securities having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the initial interest payment on such Debt Securities. Additional Debt Securities issued in this manner will be consolidated with, and will form a single series with, the applicable series of notes.

The Indenture, the Officer’s Certificates and the Deed of Trust contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the notes or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, the Officer’s Certificates and the Deed of Trust, including definitions of certain terms used therein. We also include references in parentheses to certain sections of the Indenture and Deed of Trust. Whenever we refer to particular sections or defined terms of the Indenture or the Deed of Trust in this prospectus, those sections or defined terms are incorporated by reference herein.

The securities and other Debt Securities issued under the Indenture will rank equally with all of our other senior indebtedness that is secured by the Collateral. As of March 31, 2012, the aggregate amount of our secured indebtedness outstanding was $5.869 billion (which includes $738 million of short-term debt outstanding under our secured revolving credit facility, $6 million of letters of credit issued under our secured credit facility, and $5.125 billion aggregate principal amount of senior secured notes and debentures), after giving pro forma effect to our repayment of $376 million of principal amount of our 6.375% senior secured notes due May 2012 at maturity on May 1, 2012, our issuance of $900 million aggregate principal amount of the outstanding 2022 notes and the outstanding 2042 notes on May 18, 2012, and our redemption of approximately $524 million aggregate principal amount of our 2013 notes on June 18, 2012. On October 11, 2011, we amended and restated our secured revolving credit facility in its entirety. As of May 15, 2012, our revolving credit facility provides for up to $2.4 billion aggregate principal amount of borrowings and expires on October 11, 2016. Our secured indebtedness does not include $528 million aggregate principal amount of transition bonds as of March 31, 2012 issued by Bondco, our bankruptcy-remote financing subsidiary, which transition bonds are not secured by the Collateral.

The exchange notes will be issuable in the form of fully registered notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange notes will be represented by one or more global certificates, will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. Exchange notes sold pursuant to Regulation S will be evidenced by one or more separate global certificates and will be registered in the name of Cede & Co., as registered owner and as nominee for DTC for the accounts of Euroclear and Clearstream Banking. DTC will act as securities depository for the exchange notes, with certain exceptions. Purchases of beneficial interests in these global certificates will be made in book-entry form. See “—Book-Entry” below.

The notes may be transferred without charge, other than for applicable taxes or other governmental charges, at The Bank of New York Mellon, agent of The Bank of New York Mellon Trust Company, N.A., New York, New York.

Maturity and Interest

The 2022 exchange notes will mature on June 1, 2022, the 2041 exchange notes will mature on December 1, 2041, and the 2042 exchange notes will mature on June 1, 2042. Interest on the exchange notes will:

•	be payable in US dollars on the 2022 exchange notes, the 2041 exchange notes and the 2042 exchange notes at the rate of 4.10%. 4.55% and 5.30% a year, respectively;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of the actual number of days elapsed during the period;

•

be payable semi-annually in arrears on June 1 and December 1 of each year, and at maturity, beginning on December 1, 2012 with respect to the 2022 exchange notes; June 1, 2012 with respect to the 2041 exchange notes and December 1, 2012 with respect to the 2042 exchange notes;

•	accrue from, and including, the date of original issuance; and

•

be paid to the persons in whose names the exchange notes are registered at the close of business on the 15th calendar day before each interest payment date for the exchange notes. We will not be required to make transfers or exchanges of the exchange notes for a period of 15 calendar days before an interest payment date.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, maturity date or redemption date to such next succeeding business day. The term “business day” means, with respect to any note, any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed.

Optional Redemption

We may redeem the 2022 exchange notes, in whole or in part, at our option, at any time prior to March 1, 2022. If we redeem all or any part of the 2022 exchange notes prior to March 1, 2022, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the 2022 exchange notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the 2022 exchange notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.40%, plus, in each case, accrued interest to, but not including, the redemption date of the 2022 Notes being redeemed.

On or after March 1, 2022, we may redeem the 2022 exchange notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such 2022 exchange notes, plus accrued and unpaid interest to, but not including, the redemption date of the 2022 exchange notes.

We will give notice of our intent to redeem the 2022 exchange notes at least 30 days prior to the redemption date.

We may redeem the 2041 exchange notes, in whole or in part, at our option, at any time. If we redeem all or any part of the Notes prior to June 1, 2041, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the 2041 exchange notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the 2041 exchange notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.25%, plus, in each case, accrued interest to, but not including, the redemption date of the 2041 exchange notes being redeemed.

On or after June 1, 2041, we may redeem the 2041 exchange notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such 2041 exchange notes, plus accrued and unpaid interest to, but not including, the redemption date of the 2041 exchange notes.

We will give notice of our intent to redeem the 2041 exchange notes at least 30 days prior to the redemption date.

We may redeem the 2042 exchange notes, in whole or in part, at our option, at any time prior to December 1, 2041. If we redeem all or any part of the 2042 exchange notes prior to December 1, 2041, we will pay a “make whole” redemption price equal to the greater of:

•	100% of the principal amount of the 2042 exchange notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest (excluding the portion of any such interest accrued to the redemption date) on the 2042 exchange notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.40%, plus, in each case, accrued interest to, but not including, the redemption date of the 2042 exchange notes being redeemed.

On or after December 1, 2041, we may redeem the 2042 exchange notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such 2042 exchange notes, plus accrued and unpaid interest to, but not including, the redemption date of the 2042 exchange notes.

We will give notice of our intent to redeem the 2042 exchange notes at least 30 days prior to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the H. 15 Daily Update of the Federal Reserve Bank or (ii) if such release, or any successor release, is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotation actually obtained by the Trustee for such redemption date.

“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

“Independent Investment Banker” means the Reference Treasury Dealer.

“Reference Treasury Dealer” means a primary US Government securities dealer in New York City appointed by Oncor.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

If, at the time notice of optional redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice will be of no effect unless such moneys are so received.

Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Payment and Paying Agents

Interest on each note payable on any interest payment date will be paid to the person in whose name that note is registered at the close of business on the regular record date for that interest. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any note, the defaulted interest may be paid to the holder of that note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that note may be listed, if the Trustee finds it workable. (Indenture, Section 307.)

Principal, premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of The Bank of New York Mellon in the City of New York, as agent of The Bank of New York Mellon Trust Company, as paying agent for Oncor. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to such payment. We may change the place of payment on the notes, appoint one or more additional paying agents (including Oncor) and remove any paying agent, all at our discretion. (Indenture, Section 702.)

Registration and Transfer

The transfer of notes may be registered, and notes may be exchanged for other notes of the same series or tranche of authorized denominations and with the same terms and principal amount, at the offices or agency of the Trustee in New York, New York. (Indenture, Section 305.) We may designate one or more additional places, or change the place or places previously designated, for the registration of the transfer and the exchange of the notes. (Indenture, Section 702.) No service charge will be made for any registration of transfer or exchange of the notes. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with such registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or the exchange of:

•	any note during the 15 days before an interest payment date,

•	any note during the 15 days before giving any notice of redemption, or

•	any note selected for redemption in whole or in part except the unredeemed portion of any note being redeemed in part.

(Indenture, Section 305.)

Security

Except as described below under this heading and under “— Securing Additional Obligations,” and subject to the exceptions discussed under “— Release of Collateral,” all Debt Securities and other secured indebtedness of Oncor (other than the transition bonds) issued under the Indenture while the lien under the Deed of Trust is in effect will be secured equally and ratably, by a lien on all of the Collateral, which consists of our right, title and interest in and to all property, real, personal and mixed, wherever located, including the following property (other than Excepted Property, as defined below):

•	all real property owned in fee, easements and other interests in real property that are specifically described in the Deed of Trust;

•

all facilities, machinery, equipment and fixtures for the transmission and distribution of electric energy, including, but not limited to, all switchyards, towers, substations, transformers, poles, lines, cables, conduits, ducts, conductors, meters, regulators and all other property used or to be used for any or all of those purposes;

•	all buildings, offices, warehouses, structures or improvements in addition to those referred to or otherwise included in the previous two bullets;

•

all computers, data processing, data storage, data transmission and/or telecommunications facilities, equipment and apparatus necessary for the operation or maintenance of any facilities, machinery, equipment or fixtures described or referred to in the second bullet point above; and

•	all of the property listed above in the process of construction.

“Excepted Property” means among other things, the following types of property: (1) cash and securities; (2) contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments and chattel paper; (3) all revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, transition property, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments; (4) governmental and other licenses, permits, franchises, consents and allowances; (5) intellectual property rights and other general intangibles; (6) vehicles, movable equipment, aircraft and vessels; (7) all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; (8) materials, supplies, inventory and other personal property consumable in the operation of the Collateral; (9) fuel; (10) tools and equipment; (11) furniture and furnishings; (12) computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes or are otherwise not necessary for the operation or maintenance of the facilities, machinery, equipment or fixtures that are part of the Collateral; (13) coal, lignite, ore, gas, oil and other minerals and timber rights; (14) electric energy, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; (15) real property and facilities used primarily for the production or gathering of natural gas; (16) leasehold interests; (17) all property which is or has been released from the Deed of Trust; (18) all property located outside of the State of Texas; (19) all property and plants used by us in the generation of electricity; and (20) all property not acquired or constructed by us for use in our electric transmission and distribution business. (Deed of Trust, Section 1.)

The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.)

As described above, the notes are secured by liens on the Collateral. At March 31, 2012, the net book value of the Collateral, after taking into account retirements, was approximately $9.756 billion. The exchange notes will be secured obligations of Oncor that will rank equally with all our outstanding senior indebtedness that is secured by the Collateral. At March 31, 2012, we had approximately $5.869 billion principal amount of senior secured debt outstanding, including $744 million of short-term debt outstanding under our revolving credit facility (including $6 million of letters of credit issued thereunder), all of which is secured by the Collateral (as defined below), after giving pro forma effect to our repayment of $376 million of principal amount of our 6.375% senior secured notes due May 2012 at maturity on May 1, 2012, our issuance of $900 million aggregate principal amount of 2022 notes and 2042 notes on May 18, 2012, and our redemption of approximately $524 million aggregate principal amount of our 2013 notes on June 18, 2012. Our secured indebtedness does not include the transition bonds issued by Bondco, our bankruptcy-remote financing subsidiary, with an outstanding principal balance of $528 million as of March 31, 2012. These transition bonds are not secured by the Collateral.

“Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor, JPMorgan Chase Bank, N.A., Barclays Bank Plc, The Royal Bank of Scotland plc, Bank of America, N.A., Citibank, N.A. and the other banks party thereto.

Permitted Liens

The lien granted pursuant to the Deed of Trust is subject to permitted liens described in the Indenture, the Indenture and Deed of Trust dated as of May 1, 2002 between Oncor and The Bank of New York Mellon Trust Company, N.A. (May 2002 Indenture), and the Credit Agreement. These permitted liens include (1) liens existing at the date of the May 2002 Indenture; (2) liens on property at the time we acquire the property; (3) tax liens and other governmental charges which are not delinquent or which are being contested in good faith; (4) liens incurred or created in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds; (5) liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for any substation, transmission line, transportation line, distribution line, right of way or similar purpose; (6) mechanics’ and materialmen’s liens; (7) certain leases and leasehold interests; (8) rights reserved to or vested in government authorities; (9) rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of the property; (10) liens on the interests of persons other than us in our property; (11) liens which have been bonded or for which other security arrangements have been made;

(12) purchase money liens and liens related to the acquisition of property; (13) liens which secure obligations under the Indenture and the May 2002 Indenture equally and ratably with other secured obligations of ours; (14) liens on our property to secure debt for borrowed money in an aggregate principal amount not exceeding the greater of 10% of our net tangible assets or 10% of our capitalization; (15) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of our property; (16) rights reserved to or vested in any municipality or public authority to use, control or regulate any of our property; (17) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit; (18) any controls, liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel; (19) certain judgment liens; (20) any lien arising by reason of deposits with or giving of any form of security to any governmental entity as a condition to the transaction of any business or the exercise of any privilege or license; (21) and any landlords’ lien on fixtures or movable property so long as the rent secured thereby is not in default and (22) certain easements, licenses, restrictions, defects, irregularities and certain deficiencies in titles.

Excepted Property

The Collateral does not include Excepted Property. The Deed of Trust provides that, in general, after-acquired property, other than Excepted Property, will constitute Collateral. (Deed of Trust, Section 1.) However, property that is released from the Deed of Trust will not become subject to the lien of the Deed of Trust unless and until we execute an amendment to the Deed of Trust subjecting that property to such lien.

Release of Collateral

Unless an event of default under the Credit Agreement, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, we may obtain the release from the lien of the Deed of Trust of any part of the Collateral, or any interest in the Collateral, other than cash held by the Collateral Agent under the Deed of Trust (Collateral Agent), upon delivery to the Collateral Agent of an amount in cash equal to the amount, if any, by which the fair value (as determined under the Deed of Trust) of the Collateral exceeds the aggregate of:

•

an amount equal to the aggregate principal amount of any obligations secured by a purchase money lien delivered to the Collateral Agent, to be held as part of the Collateral, subject to the limitations in the Deed of Trust;

•

an amount equal to the cost (as determined under the Deed of Trust) or fair value to us (whichever is less), after making any deductions and any Property Additions (as defined in the Deed of Trust) not constituting Funded Property (as defined in the Deed of Trust), except that such deductions and additions need not be made if the Property Additions were acquired or made within the 90-day period preceding the release;

•

an amount equal to 23/20 of an aggregate principal amount of additional obligations that we elect to secure under the Deed of Trust; provided that we waive the right to secure the additional obligations and any Available Bond Credits (as defined below) which were the basis of the right to secure such amount of those additional obligations will be deemed to have been made the basis of such release of property;

•

an amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money lien that, in either case, is evidenced to the Collateral Agent by a certificate of the trustee or other holder of a lien prior to the lien of the Deed of Trust to have been received by such trustee or other holder in accordance with the provisions of the lien in consideration for the release of such property or any part thereof from such lien, all subject to the limitations set forth in the Deed of Trust; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (Deed of Trust, Section 20.2.)

Unless an event of default under the Credit Agreement, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, Collateral which is not Funded Property may generally be released from the lien of the Deed of Trust without depositing any cash or property with the Collateral Agent as long as (1) the aggregate amount of cost or fair value to us (whichever is less) of all property which does not constitute Funded Property (excluding the property to be released) after certain deductions and additions, including adjustments to offset property retirements, is not less than zero or (2) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release. (Deed of Trust, Section 20.3.)

The Deed of Trust provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property without any release or consent by the Collateral Agent. Under the Deed of Trust, a property is considered minor if the aggregate fair value of such property on any date in a given calendar year, together with all other minor properties released in the calendar year, does not exceed the greater of (1) $10 million, or (2) 3% of the then outstanding aggregate principal amount of the obligations secured by the Deed of Trust. (Deed of Trust, Sections 20.1, 20.4 and 20.5.)

If we retain an interest in any property released from the lien granted under the Deed of Trust, the Deed of Trust will not become a lien on the property or an interest in the property or any improvements, extensions or additions to the property or renewals, replacements or substitutions of or for the property or any part or parts thereof unless we execute and deliver to the Collateral Agent an amendment of the Deed of Trust containing a grant, conveyance, transfer and mortgage thereof. (Deed of Trust, Section 20.9.)

Withdrawal or Other Application of Funded Cash; Purchase Money Obligations

Except as otherwise provided in the Deed of Trust, unless an event of default under the Credit Agreement, the Indenture, the May 2002 Indenture or any other indebtedness secured by the Deed of Trust, has occurred and is continuing, any Funded Cash (as defined in the Deed of Trust) held by the Collateral Agent, and any other cash which is required to be withdrawn, used or applied as provided below, may (1) be withdrawn by us (i) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, including adjustments to offset retirements (except that such adjustments need not be made if such property additions were acquired or made within the 90-day period preceding the withdrawal); (ii) in an amount equal to the aggregate principal amount of additional obligations we would be entitled to secure; and (iii) in an amount equal to the aggregate principal amount of outstanding obligations delivered to the Collateral Agent; (2) upon our request, be used by the Collateral Agent for the purchase or payment of obligations as directed or approved by us; and (3) be applied by the Collateral Agent to the payment at maturity or redemption of obligations. (Deed of Trust, Section 21.)

Securing Additional Obligations

The Collateral Agent will permit securing with Collateral additional obligations that we elect to secure under the Deed of Trust, at one time or from time-to-time in accordance with the following:

•

Additional obligations may be secured on the basis of Property Additions (which do not constitute Funded Property) in a principal amount not exceeding 85% of the cost or the fair value to us of the Property Additions (whichever is less) after making certain deductions and additions described in the Deed of Trust;

•	Additional obligations may be secured on the basis of, and in an aggregate principal amount not exceeding the aggregate principal amount of, Available Bond Credits; and

•	Additional obligations may be secured on the basis of, and in an aggregate principal not exceeding the amount of, any cash deposited with the Collateral Agent for such purpose.

Any withdrawal of cash under the last bullet above will operate as a waiver by us of our right to secure the obligations on which it is based, and those obligations may not be secured by the Deed of Trust. Any Property Additions which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. Any Available Bond Credits which have been made the basis of any such right to secure additional obligations that we elect to secure under the Deed of Trust will be deemed to have been made the basis of the withdrawal of such cash. (Deed of Trust, Section 22.)

“Available Bond Credits” equaled approximately $1.289 billion as of March 31, 2012. Available Bond Credits will be (1) increased by the principal amount of obligations (other than certain specified obligations relating to Collateral Agent and secured party fees, costs, expenses and indemnities, which are secured by the Deed of Trust) paid, retired or cancelled or for the payment of which money has been deposited with the applicable secured party representative, and (2) decreased by the principal amount of additional obligations that we elect to secure under the Deed of Trust pursuant to provisions described under this heading.

The amount of future indebtedness that could be secured by Property Additions, subject to appraisal and a certification process of such Property Additions, was approximately $235 million as of March 31, 2012, after giving pro forma effect to the issuance of the outstanding 2022 notes and the outstanding 2042 notes.

Defeasance

Our indebtedness in respect of the notes will be satisfied and discharged if we irrevocably deposit with the Trustee or any paying agent, other than Oncor, sufficient cash or US government securities to pay the principal, interest and any premium when due on the stated maturity date or a redemption date of that series of notes, subject to the other conditions of the Indenture. (Indenture, Section 801.)

Limitation on Secured Debt

So long as any of the Debt Securities remain outstanding, subject to the limitations described under “— Securing Additional Obligations,” we will not issue any Secured Debt other than Permitted Secured Debt without the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which this covenant is made, considered as one class; provided, however, that this covenant will not prohibit the creation or existence of any Secured Debt if either:

•	we make effective provision whereby all notes and other affected Debt Securities then outstanding will be secured at least equally and ratably with such Secured Debt; or

•

we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the lien which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the notes and other affected Debt Securities then outstanding and meeting certain other requirements set forth in the Indenture.

Definitions

For purposes of this subsection “— Limitation on Secured Debt,” the following terms have the meanings given below:

“Capitalization” means the total of all the following items appearing on, or included in, our unconsolidated balance sheet: (1) liabilities for indebtedness maturing more than 12 months from the date of determination and (2) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Capitalized Lease Liabilities” means the amount, if any, shown as liabilities on our unconsolidated balance sheet for capitalized leases of electric transmission and distribution property not owned by us, which amount will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Debt” means:

•	our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

•	any guaranty by us of any such indebtedness of another person; and

•	any Capitalized Lease Liabilities of Oncor.

“Debt” does not include, among other things:

•	indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•	any trade obligations (including any obligations under power or other commodity purchase agreements and any associated hedges or derivatives) or other obligations in the ordinary course of business;

•	obligations under any lease agreement that are not Capitalized Lease Liabilities; or

•

any liens securing indebtedness, neither assumed nor guaranteed by us nor on which we customarily pay interest, existing upon real estate or rights in or relating to real estate acquired by us for substation, transmission line, transportation line, distribution line or right of way purposes.

“Net Tangible Assets” means the amount shown as total assets on our unconsolidated balance sheet, less (1) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as assets on our unconsolidated balance sheet and (2) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets will be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged.

“Permitted Secured Debt” means, as of any particular time:

•

Secured Debt which matures less than one year from the date of the issuance or incurrence and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt that matures less than one year from the date of such refunding, refinancing and/or replacement and is not extendible at the option of the issuer;

•

Secured Debt secured by Purchase Money Liens (as defined in the Indenture) or any other liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other lien will extend to or cover any of our property other than (1) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for the property or any part or parts of the property and (2) with respect to Purchase Money Liens, other property subsequently acquired by us;

•

Secured Debt relating to governmental obligations the interest on which is not included in gross income for purposes of federal income taxation pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any successor provision of law) (the Code), for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the lien which secures the Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain the exclusion from gross income; and any refundings, refinancings and/or replacements of any Secured Debt by or with similar Secured Debt;

•

Secured Debt (1) which is related to the construction or acquisition of property not previously owned by us or (2) which is related to the financing of a project involving the development or expansion of our property and (3) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in (3) above; and

•

in addition to the Permitted Secured Debt described above, Secured Debt not otherwise so permitted in an aggregate principal amount not exceeding the greater of 10% of Oncor’s Net Tangible Assets or 10% of Oncor’s Capitalization.

“Secured Debt” means Debt created, issued, incurred or assumed by us which is secured by a lien upon any of our property (other than Excepted Property). For purposes of this covenant, any Capitalized Lease Liabilities of ours will be deemed to be Debt secured by a lien on our property.

(Indenture, Section 707.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our Electric Utility Property (as defined below) as an entirety or substantially as an entirety to any entity, unless:

•

the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Electric Utility Property as an entirety or substantially as an entirety is organized and existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all Debt Securities then outstanding under the Indenture;

•

in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Indenture;

•	we will have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Indenture; and

•

immediately after giving effect to the transaction, no event of default under the Indenture, or event which, after notice or lapse of time or both, would become an event of default under the Indenture, has occurred and is continuing.

(Indenture, Section 1201.) In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other entity, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations and covenants under the Indenture and on the Debt Securities then outstanding unless we elect to waive such release and discharge. (Indenture, Section 1203.)

The Indenture does not prevent or restrict:

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety, or substantially the entirety, thereof, or

•

any conveyance, transfer or lease of any of our properties where we retain Electric Utility Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Debt Securities, and any other outstanding debt securities that rank equally with, or senior to, the Debt Securities with respect to such Electric Utility Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that is approved by the Trustee.

(Indenture, Section 1205.)

“Electric Utility Property” means property of Oncor which is comprised of substantially all of our tangible properties in Texas used or useful or to be used in connection with the transmission and distribution of electric energy, exclusive of certain excepted property. (Indenture, Section 101.)

The terms of the Indenture do not restrict Oncor in a merger in which Oncor is the surviving entity. (Indenture, Section 1204.)

Highly Leveraged Transactions

The covenants contained in the Indenture will not afford the holders of the securities protection in the event of a highly leveraged transaction involving Oncor.

Events of Default

“Event of default,” when used in the Indenture with respect to Debt Securities, means any of the following:

•	failure to pay interest on any Debt Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any Debt Security when due and payable;

•

failure to perform or breach of any other covenant or warranty in the Indenture that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities;

•	events of bankruptcy, insolvency or reorganization of Oncor specified in the Indenture;

•	sale or transfer of all or any part of the Collateral in a foreclosure of the lien on the Collateral which secures the Debt Securities and other Secured Debt (other than Permitted Secured Debt); or

•	any other event of default included in any supplemental indenture for a particular series of Debt Securities.

(Indenture, Sections 901, 1301 and 1307.)

Remedies

If an event of default under the Indenture occurs and is continuing, then the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Debt Securities may declare the principal amount of all of the Debt Securities to be due and payable immediately.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event or events of default under the Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest on all outstanding Debt Securities;

•	the principal of and premium, if any, on the outstanding Debt Securities that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default under the Indenture with respect to the Debt Securities of a particular series has been cured or waived as provided in the Indenture.

(Indenture, Section 902.)

There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of Oncor.

If an event of default under the Deed of Trust occurs and is continuing, the Collateral Agent will, at the direction of the applicable secured party, proceed to protect and enforce its rights and the rights of the secured parties by such judicial proceedings as the applicable secured party designates to protect and enforce any such rights. Upon the occurrence and during the continuance of any event of default under the Deed of Trust and subject to any applicable grace, notice and cure provision of the Credit Agreement, the Indenture or the May 2002 Indenture, on the direction of the applicable secured party, the Collateral Agent will, at the direction of the applicable secured party, sell all, but not less than all of the Collateral in accordance with the procedures set forth in the Deed of Trust. In the event of any breach of the covenants, agreements, terms or conditions of the Deed of Trust, the Collateral Agent, to the extent permitted by applicable law and principles of equity, will be entitled to enjoin such breach and obtain specific performance of any such covenant, agreement, term or condition and the Collateral Agent will have the right to invoke any equitable right or remedy as though other remedies were not provided for in the Deed of Trust. (Deed of Trust, Section 23.)

If an event of default under the Deed of Trust has occurred and, during the continuance of such event of default, the Collateral Agent has commenced judicial proceedings to enforce any right under the Deed of Trust, then the Collateral Agent will, to the extent permitted by law, be entitled, as against Oncor, to the appointment of a receiver of the Collateral and subject to the rights, if any, of others to receive collections from former, present or future customers of the rents, issues, profits, revenues and other income thereof, and whether or not any receiver is appointed, the Collateral Agent will be entitled to possession and control of, and to collect and receive the income from cash, securities and other personal property held by the Collateral Agent under the Deed of Trust and to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Deed of Trust, Section 24.)

Except as otherwise required by the TIA, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (Indenture, Section 1003.) If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee with respect to such Debt Securities. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture. (Indenture, Section 912.)

No holder of Debt Securities will have any right to institute any proceeding under the Indenture, for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Indenture;

•

the holders of a majority in aggregate principal amount of the outstanding Debt Securities have made a written request to the Trustee to institute proceedings in respect of the event of default under the Indenture in its own name as Trustee under the Indenture;

•	such holder or holders have offered reasonable indemnity to the Trustee to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•

the Trustee has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding Debt Securities inconsistent with the written request of the holders referred to above.

(Indenture, Section 907.) However, these limitations do not apply to a suit by a holder of a Debt Security for payment of the principal, premium, if any, or interest on the Debt Security on or after the applicable due date. (Indenture, Section 908.)

We will provide to the Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 705.)

Trustee Lien

The Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of the Debt Securities, upon certain of our property and funds held or collected by the Trustee for the payment of Trustee’s reasonable compensation and expenses and for indemnity against certain liabilities. (Indenture, Section 1007.)

Modification and Waiver

Without the consent of any holder of Debt Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of the covenants of Oncor in the Indenture and in the Debt Securities;

•	to add one or more covenants of Oncor or other provisions for the benefit of the holders of all or any series or tranche of Debt Securities, or to surrender any right or power conferred upon Oncor;

•	to add additional events of default under the Indenture for all or any series of outstanding Debt Securities;

•

to change or eliminate or add any provision to the Indenture; provided, however, that if the change, elimination or addition will adversely affect the interests of the holders of outstanding Debt Securities of any series or tranche in any material respect, it will become effective only:

•	when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

•	when no Debt Securities of the affected series remain outstanding under the Indenture;

•	to provide additional security for any Debt Securities;

•	to establish the form or terms of Debt Securities of any other series or tranche as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee;

•	to provide for the procedures required for use of a non-certificated system of registration for the Debt Securities of all or any series or tranche;

•	to change any place where principal, premium, if any, and interest will be payable, Debt Securities may be surrendered for registration of transfer or exchange, and notices to us may be served;

•

to amend and restate the Indenture, as originally executed and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interests of the holders of Debt Securities in any material respect; or

•	to cure any ambiguity or inconsistency.

(Indenture, Section 1301.)

The holders of at least a majority in aggregate principal amount of the Debt Securities of all series and tranches then outstanding may waive compliance by us with some restrictive provisions of the Indenture. (Indenture, Section 706.) The holders of not less than a majority in principal amount of the outstanding Debt Securities may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of any series or tranche affected. (Indenture, Section 913.)

If the TIA is amended after the date of the Indenture or the Deed of Trust, as applicable, in such a way as to require changes to the Indenture or the Deed of Trust, the Indenture or the Deed of Trust, as applicable, will be deemed to be amended so as to conform to that amendment to the TIA. Oncor and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1301; Deed of Trust, Section 7.1(f).)

The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series that are directly affected, considered as one class, will be required. If less than all of the tranches of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches that are directly affected, considered as one class, will be required. No such amendment or modification may, without the consent of the holder of each outstanding Debt Security of each series or tranche so directly affected:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security;

•

reduce the percentage in principal amount of the outstanding Debt Securities of any series or tranche the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Debt Securities of any series or tranche.

(Indenture, Section 1302.)

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding, Debt Securities of one or more particular series, or one or more tranches thereof, or modifies the rights of the holders of Debt Securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Securities of any other series or tranche. (Indenture, Section 1302.)

The Indenture provides that Debt Securities owned by us or anyone else required to make payment on the Debt Securities or their respective affiliates will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we will have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other such act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other such act of the holders. For that purpose, the outstanding notes will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other such act of a holder of any Debt Security will bind every future holder of that Debt Security and the holder of every Debt Security issued upon the registration of transfer of or in exchange for that Debt Security. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Debt Security. (Indenture, Section 104.)

Resignation of a Trustee

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and us. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event which is, or after notice or lapse of time, or both, would become, an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 1010.)

Notices

Notices to holders of the notes will be given by mail to the addresses of such holders as they may appear in the security register for the notes of that series, subject to the applicable procedures of DTC. (Indenture, Section 106.)

Title

Prior to due presentment of a note for registration of transfer, Oncor, the Trustee, and any agent of Oncor or the Trustee, may treat the person in whose name any note is registered as the absolute owner of that note, whether or not such note may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the TIA is applicable and except to the extent that the law of the State of Texas mandatorily governs. (Indenture, Section 112.)

Information About the Trustee

The Trustee under the Indenture is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A acts, and may act, as trustee under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct, other commercial and investment banking transactions with the Trustee and its affiliates in the ordinary course of their businesses.

Book-Entry

The certificates representing the exchange notes will be issued in fully registered form, without coupons. The exchange notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee in the form of one or more global certificates or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Upon the issuance of the global certificates, DTC or its nominee will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global certificates to the accounts of persons who have accounts with such depository. Ownership of beneficial interests in a global certificate will be limited to persons who have accounts with DTC (participants) or persons who hold interests through participants. Ownership of beneficial interests in a global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Investors that exchange outstanding notes for exchange notes may also hold their interests directly through Clearstream Banking or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Clearstream Banking or Euroclear that are participants in the DTC system. Clearstream Banking and Euroclear will hold interests in the global certificate representing exchange notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global certificate for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Oncor, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. Oncor also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated exchange note for any reason, including to sell exchange notes to persons in jurisdictions which require such delivery of such exchange notes or to pledge such exchange notes, such holder must transfer its interest in a global certificate in accordance with DTC’s applicable procedures and the procedures set forth in the Indenture and, if applicable, those of Euroclear and Clearstream Banking. Because DTC can act only on behalf of participants in DTC, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global certificate is credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the exchange notes, DTC will exchange a global certificate for certificated exchange notes, which it will distribute to its participants.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the exchange notes represented by global certificates among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Oncor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depository for a global certificate and a successor depository is not appointed by us within 90 days, we will issue certificated exchange notes in exchange for a global certificate.

We will make all payments of principal and interest in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the exchange notes that are not certificated exchange notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the exchange notes.

The information in this subsection, “— Book-Entry,” concerning DTC and DTC’s book-entry system has been obtained from sources that Oncor believes to be reliable, but Oncor does not take any responsibility for the accuracy of this information.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material US federal income tax consequences of the exchange offers to a holder of the outstanding notes who purchased the outstanding notes for cash at the original offering price and who holds the outstanding notes as capital assets within the meaning of section 1221 of the Code. This discussion is based upon the Code, existing and proposed US Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

This discussion does not address all US federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, dealers in notes, brokers, traders in notes that elect to mark-to-market their notes, persons who hold the notes through partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, US expatriates, US holders (as defined below) whose “functional currency” for US tax purposes is not the US dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. In addition, this discussion does not address any state, local, foreign or other tax consequences.

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable exchange or other taxable event for US federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, your holding period of the exchange note will include your holding period of the outstanding note exchanged therefor and your basis in the exchange note will be the same as your basis in the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the US federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The foregoing discussion is for general purposes only. It is not written to be, and it should not be construed to be, tax or legal advice to any holder. You should consult your own tax advisor as to the particular tax consequences to you of the exchange offers, including the effect and applicability of state, local or foreign tax laws or tax treaties and the possible effects of changes in the tax law.

SUMMARY OF MATERIAL ERISA CONSIDERATIONS

The following is a summary of material considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code; or plans that are subject to provisions under any other federal, state, local, non-US or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws); and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements (each, a Plan).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA and prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and its fiduciaries or other interested parties.

In considering an exchange of outstanding notes that are assets of any Plan for exchange notes, a fiduciary should determine whether the exchange and the investment in exchange notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the exchange is made and the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the exchange and to the acquisition and holding of the exchange notes are the US Department of Labor prohibited transaction class exemption (PTCE) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan, or a relationship to such a service provider, provided that neither the party in interest/disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than (or, if applicable, receives no less than) adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of an exchange note, each acquirer and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes or any interest therein (and the exchange of outstanding notes for exchange notes) by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering exchanging outstanding notes for exchange notes (and holding the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such transactions and whether an exemption from any restrictions thereunder would be applicable to the exchange of outstanding notes for exchange notes and the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to keep effective the registration statement of which this prospectus is a part until the earlier of 90 days after the completion of the exchange offers or such time as broker-dealers no longer own any notes. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Subject to certain limitations set forth in the registration rights agreements, we have agreed to pay all expenses incident to our performance of or compliance with our obligations under the registration rights agreements with respect to the exchange offers (including the reasonable expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated annual financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such consolidated annual financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY

When the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

1999 Restructuring Legislation	Texas Electric Choice Plan, the legislation that restructured the electric utility industry in Texas to provide for retail competition

2011 Form 10-K	Oncor’s Annual Report on Form 10-K for the year ended December 31, 2011

Annual Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-19

Bondco	Refers to Oncor Electric Delivery Transition Bond Company LLC, a wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that has issued securitization (transition) bonds to recover certain regulatory assets and other costs.

Capgemini	Capgemini Energy LP, a provider of business support services to Oncor

CREZ	Competitive Renewable Energy Zone

Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EBITDA	Refers to earnings (net income) before interest expense, income taxes (or provision in lieu of income taxes), depreciation and amortization.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.

EFH Retirement Plan	Refers to the defined benefit pension plan sponsored by EFH Corp., in which Oncor is a participating subsidiary.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

EPA	US Environmental Protection Agency

ERCOT	Electric Reliability Council of Texas, the independent system operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC	US Federal Energy Regulatory Commission

Fitch	Fitch Ratings, Ltd. (a credit rating agency)

GAAP	generally accepted accounting principles

GWh	gigawatt-hours

Interim Financial Statements	Refers to our consolidated financial statements included in this prospectus beginning on page F-2 and ending on page F-18

Investment LLC	Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

IRS	US Internal Revenue Service

kV	kilovolts

kW	kilowatt

kWh	kilowatt-hours

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Limited Liability Company Agreement	The Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 5, 2008, by and among Oncor Holdings, Texas Transmission and Investment LLC, as amended

Luminant	Refers to subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)

MW	megawatts

NERC	North American Electric Reliability Corporation

NRC	US Nuclear Regulatory Commission

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor Plan	Refers to the Oncor Supplemental Retirement Plan, also referred to herein as the “Supplemental Retirement Plan.”

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.

OPEB	other postretirement employee benefits

OPEB plan	Refers to an EFH Corp.-sponsored plan, in which Oncor is a participating subsidiary, that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company.

OPUC	Texas Office of Public Utility Counsel

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

purchase accounting	The purchase method of accounting for a business combination as prescribed by US GAAP, whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

REP	retail electric provider

S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (a credit rating agency)

SARs	Stock Appreciation Rights

SARs Plan	Refers to the Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Sponsor Group	Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Capital, L.P. and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of Energy Future Competitive Holdings Company and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context.

TCEQ	Texas Commission on Environmental Quality

TCRF	transmission cost recovery factor

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.

Texas Transmission	Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TRE	Refers to Texas Reliability Entity, Inc., an independent organization that develops reliability standards for the ERCOT region and monitors and enforces compliance with NERC standards and ERCOT protocols.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of TCEH engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

US	United States of America

VIE	variable interest entity

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ONCOR ELECTRIC DELIVERY COMPANY LLC

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(millions of dollars)
Operating revenues:
Affiliated	$227	$239
Nonaffiliated	556	467

Total operating revenues	783	706

Operating expenses:
Wholesale transmission service	132	103
Operation and maintenance	164	155
Depreciation and amortization	184	172
Provision in lieu of income taxes (Note 9)	44	34
Taxes other than amounts related to income taxes	102	97

Total operating expenses	626	561

Operating income	157	145

Other income and deductions:
Other income (Note 10)	7	8
Other deductions	1	2
Nonoperating provision in lieu of income taxes	5	6

Interest income	8	10

Interest expense and related charges (Note 10)	91	90

Net income	$75	$65

See Notes to Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(millions of dollars)
Net income	$75	$65
Other comprehensive income:
Cash flow hedges — derivative value net loss recognized in net income (net of tax benefit)	1	—

Comprehensive income	$76	$65

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(millions of dollars)
Cash flows — operating activities:
Net income	$75	$65
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	192	176
Provision in lieu of deferred income taxes — net	44	74
Amortization of investment tax credits	(1)	(1)
Deferred revenues (Note 1)	(41)	1
Changes in other operating assets and liabilities	(152)	(159)

Cash provided by operating activities	117	156

Cash flows — financing activities:
Repayments of long-term debt (Note 5)	(26)	(25)
Net increase in short-term borrowings (Note 4)	346	139
Distributions to members (Note 7)	(45)	(20)
Decrease in income tax-related note receivable from TCEH	10	9
Debt discount, financing and reacquisition expenses – net	(1)	(1)

Cash provided by financing activities	284	102

Cash flows — investing activities:
Capital expenditures	(402)	(285)
Other	2	6

Cash used in investing activities	(400)	(279)

Net change in cash and cash equivalents	1	(21)

Cash and cash equivalents — beginning balance	12	33

Cash and cash equivalents — ending balance	$13	$12

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2012	December 31, 2011
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$13	$12
Restricted cash — Bondco (Note 10)	59	57
Trade accounts receivable from nonaffiliates — net (Note 10)	306	303
Trade accounts and other receivables from affiliates (Note 9)	161	179
Amounts receivable from members related to income taxes (Note 9)	—	5
Materials and supplies inventories — at average cost	74	71
Prepayments and other current assets	85	80

Total current assets	698	707
Restricted cash — Bondco (Note 10)	16	16
Receivable from TCEH related to nuclear plant decommissioning (Note 9)	269	225
Investments and other property (Note 10)	76	73
Property, plant and equipment — net (Note 10)	10,775	10,569
Goodwill (Note 10)	4,064	4,064
Note receivable due from TCEH (Note 9)	128	138
Regulatory assets — net — Oncor (Note 3)	1,016	1,078
Regulatory assets — net — Bondco (Note 3)	409	427
Other noncurrent assets	72	74

Total assets	$17,523	$17,371

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings (Note 4)	$738	$392
Long-term debt due currently — Oncor (Note 5)	376	376
Long-term debt due currently — Bondco (Note 5)	119	118
Trade accounts payable	135	197
Accrued taxes other than amounts related to income	54	151
Accrued interest	65	108
Other current liabilities	92	112

Total current liabilities	1,579	1,454

Long-term debt, less amounts due currently — Oncor (Note 5)	4,712	4,711
Long-term debt, less amounts due currently — Bondco (Note 5)	407	433
Liability in lieu of deferred income taxes (Note 9)	2,056	2,018
Investment tax credits	27	28
Other noncurrent liabilities and deferred credits (Note 10)	1,530	1,546

Total liabilities	10,311	10,190

Commitments and Contingencies (Note 6)

Membership interests (Note 7):
Capital account — number of interests outstanding 2012 and 2011 — 635,000,000	7,242	7,212
Accumulated other comprehensive loss	(30)	(31)

Total membership interests	7,212	7,181

Total liabilities and membership interests	$17,523	$17,371

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and/or its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 29% and 34% of total revenues for the three months ended March 31, 2012 and 2011, respectively. We are a majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of our membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a VIE. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

Basis of Presentation

Our condensed consolidated financial statements have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in our 2011 Form 10-K. All adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in our 2011 Form 10-K. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

From time to time, certain prior period amounts are reclassified to conform to the current period presentation. As disclosed in the condensed statements of consolidated cash flows included in this report, the amount previously reported as changes in deferred advanced metering system revenues for the three months ended March 31, 2011 is included in and reported as deferred revenues to conform to the current period presentation. In addition to deferred advanced metering system revenues, other reconcilable revenues (TCRF and energy efficiency surcharges), which were previously reported as changes in other operating assets and liabilities, are included in and reported as deferred revenues.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

We have from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is required to be recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for “hedge accounting,” which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., debt with variable interest rate payments), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income to the extent the hedges are effective. Amounts remain in accumulated other comprehensive income and are reclassified into net income as the related transactions (hedged items) settle and affect net income. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. Fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Hedge ineffectiveness, even if the hedge continues to be assessed as effective, is immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, energy efficiency and advanced meter surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred expenses are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Adoption of New Accounting Standard

In May 2011, the Financial Accounting Standards Board (FASB) issued “Accounting Standards Update 2011-05” relating to the presentation of Comprehensive Income within financial statements. Effective January 1, 2012, we adopted the new standard. Adoption of the new standard did not affect our reported results of operations, financial condition or cash flows.

2. REGULATORY MATTERS

2011 Rate Review

In January 2011, we filed a rate review with the PUCT and 203 original jurisdiction cities based on a test year ended June 30, 2010 (PUCT Docket No. 38929). In April 2011, we filed, and the administrative law judges in the rate review granted, a motion requesting abatement of the procedural schedule on the grounds that we and the other parties had reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. We filed a stipulation (including a proposed order and proposed tariffs) in May 2011 that incorporated the Memorandum of Settlement along with pleadings and other documentation (Stipulation) for the purpose of obtaining final approval of the settlement. The terms of the Stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed below) and other expenses. Approximately $93 million of the increase became effective July 1, 2011, and the remainder became effective January 1, 2012. Under the Stipulation, amortization of regulatory assets increased by approximately $24 million ($14 million of which will be recognized as tax expense) annually beginning January 1, 2012. The Stipulation did not change our authorized regulatory capital structure of 60% debt and 40% equity or our authorized return on equity of 10.25%. Under the terms of the Stipulation, we cannot file another general base rate review prior to July 1, 2013, but are not restricted from filing wholesale transmission rate, TCRF, distribution-related investment and other rate updates and adjustments permitted by Texas state law and PUCT rules.

In response to concerns raised by PUCT Commissioners at a July 2011 PUCT open meeting regarding the Stipulation, we filed a modified stipulation that removed from the Stipulation a one-time payment to certain cities we serve for retrospective franchise fees (Modified Stipulation). Instead, pursuant to the terms of a separate agreement with certain cities we serve, through March 31, 2012, we have made approximately $22 million in retrospective franchise fee payments to cities that accepted the terms of the separate agreement. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from our June 2008 rate review filing (discussed below). No other significant terms of the Stipulation were revised. In August 2011, the PUCT issued a final order approving the settlement terms contained in the Modified Stipulation.

Effective July 1, 2011, pursuant to the PUCT’s final order, we no longer recover the cost of wholesale transmission service through base rates, and all wholesale transmission service expenses incurred are reconcilable to revenues billed under the TCRF rider. For this purpose, all wholesale transmission service expenses consist of amounts charged under a PUCT-approved transmission tariff including our own wholesale transmission tariff. We account for the difference between amounts charged under the TCRF rate and wholesale transmission service expense as a regulatory asset or regulatory liability (under- or over-recovered wholesale transmission service expense (see Note 1)). At March 31, 2012, approximately $34 million was deferred as under-recovered wholesale transmission service expense (see Note 3).

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. In November 2009, the PUCT issued an order on rehearing that established a new rate class but did not change the revenue requirements. We and four other parties appealed various portions of the rate review final order to a state district court, and oral argument was held in October 2010. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Third Court of Appeals in Austin, Texas (Austin Court of Appeals) in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. Oral argument before the Austin Court of Appeals was completed in April 2012. There is no deadline for the court to act. We are unable to predict the outcome of the appeal.

Stipulation Approved by the PUCT

In April 2008, the PUCT entered an order, which became final in June 2008, approving the terms of a stipulation relating to a filing in 2007 by us and Texas Holdings with the PUCT pursuant to Section 14.101(b) of PURA and PUCT Substantive Rule 25.75. Among other things, the stipulation required us to file a rate review no later than July 1, 2008 based on a test year ended December 31, 2007, which we filed in June 2008. The PUCT issued a final order with respect to the rate review in August 2009. In July 2008, Nucor Steel filed an appeal of the PUCT’s order in the 200th District Court of Travis County, Texas (District Court). A hearing on the appeal was held in June 2010, and the District Court affirmed the PUCT order in its entirety. Nucor Steel appealed that ruling to the Austin Court of Appeals in July 2010. Oral argument was held before the Austin Court of Appeals in March 2011. On March 15, 2012, the Austin Court of Appeals affirmed the District Court’s ruling. Nucor Steel has until April 30, 2012 to file a petition for review with the Texas Supreme Court.

3. REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at March 31, 2012	Carrying Amount
		March 31, 2012	December 31, 2011
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(f)	4 years	$502	$531
Employee retirement costs	8 years	99	103
Employee retirement costs to be reviewed (b)(c)	To be determined	81	74
Employee retirement liability (a)(c)(d)	To be determined	690	707
Self-insurance reserve (primarily storm recovery costs) — net	8 years	214	221
Self-insurance reserve to be reviewed (b)(c)	To be determined	65	71
Securities reacquisition costs (pre-industry restructure)	5 years	46	48
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	2	2
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	97	104
Rate review expenses (a)	Largely 3 years	10	11
Rate review expenses to be reviewed (b)(c)	To be determined	1	1
Advanced meter customer education costs (c)	8 years	9	9
Deferred conventional meter depreciation	8 years	119	107
Energy efficiency performance bonus (a)	1 year	6	8
Under-recovered wholesale transmission service expense (a)(c)	1 year	34	—
Wholesale transmission settlement costs	Not applicable	—	9
Other regulatory assets	Not applicable	—	1

Total regulatory assets		1,975	2,007

Regulatory liabilities:
Nuclear decommissioning cost over-recovery (a)(c)(e)	Not applicable	269	225
Estimated net removal costs	Life of utility plant	146	115
Committed spending for demand-side management initiatives (a)	1 year	21	25
Deferred advanced metering system revenues	8 years	41	52
Investment tax credit and protected excess deferred taxes	Various	32	33
Over-collection of transition bond revenues (a)(f)	4 years	33	37
Over-recovered wholesale transmission service expense (a)(c)	1 year	—	13
Energy efficiency programs (a)	Not applicable	8	2

Total regulatory liabilities		550	502

Net regulatory asset		$1,425	$1,505

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(e)	Offset by an intercompany receivable from TCEH. See Note 9.
(f)	Bondco net regulatory assets of $409 million at March 31, 2012 consisted of $442 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $33 million. Bondco net regulatory assets of $427 million at December 31, 2011 consisted of $464 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $37 million.

4. BORROWINGS UNDER CREDIT FACILITIES

At March 31, 2012, we had a $2.0 billion secured revolving credit facility, expiring in October 2016, to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. We may request increases in our borrowing capacity in increments of not less than $100 million, not to exceed $500 million in the aggregate, provided certain conditions are met, including lender approval. We have the option of requesting up to two additional one-year extensions, with such extensions subject to certain conditions and lender approval. Borrowings are classified as short-term on the balance sheet.

Borrowings under the revolving credit facility are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At March 31, 2012, we had outstanding borrowings under the revolving credit facility totaling $738 million with an interest rate of 1.37% and outstanding letters of credit totaling $6 million. At December 31, 2011, we had outstanding borrowings under the revolving credit facility totaling $392 million with an interest rate of 1.40% and outstanding letters of credit totaling $6 million. At March 31, 2012, all outstanding borrowings bore interest at LIBOR plus 1.125%, letters of credit bore interest at 1.125%, and a facility fee was payable on the unfunded commitments under the facility, each based on our current credit ratings. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time.

Subject to the limitations described below, borrowing capacity available under the credit facility at March 31, 2012 and December 31, 2011 was $1.256 billion and $1.602 billion, respectively. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 7 to Financial Statements included in our 2011 Form 10-K, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At March 31, 2012, the available bond credits were approximately $1.289 billion and the amount of additional potential indebtedness that could be secured by property additions, subject to a certification process, was $1.135 billion. At March 31, 2012, the available borrowing capacity of the revolving credit facility could be fully drawn. See Note 6 to Financial Statements included in our 2011 Form 10-K for additional information.

5. LONG-TERM DEBT

At March 31, 2012 and December 31, 2011, our long-term debt consisted of the following:

	March 31, 2012	December 31, 2011
Oncor (a):
6.375% Fixed Senior Notes due May 1, 2012	$376	$376
5.950% Fixed Senior Notes due September 1, 2013	524	524
6.375% Fixed Senior Notes due January 15, 2015	500	500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
5.750% Fixed Senior Notes due September 30, 2020	126	126
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	300	300
Unamortized discount	(37)	(38)
Less amounts due currently	(376)	(376)

Total Oncor	4,712	4,711

Oncor Electric Delivery Transition Bond Company LLC (b):
4.950% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2013	30	56
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	145	145
4.810% Fixed Series 2004 Bonds due in semiannual installments through November 15, 2012	63	63
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	290	290
Unamortized fair value discount related to transition bonds	(2)	(3)
Less amount due currently	(119)	(118)

Total Oncor Electric Delivery Transition Bond Company LLC	407	433

Total long-term debt	$5,119	$5,144

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust Amendment” in Note 7 to Financial Statements included in our 2011 Form 10-K for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.

Debt Repayments in 2012

Repayments of long-term debt in 2012 totaled $26 million and represent transition bond principal payments at scheduled maturity dates.

Interest Rate Hedge Transaction

In August 2011, we entered into an interest rate hedge transaction hedging the variability of treasury bond rates used to determine interest rates on an anticipated issuance of senior secured notes (see Note 7 to Financial Statements included in our 2011 Form 10-K for information regarding the debt issuance). The hedges were terminated in November 2011 upon the issuance of the senior secured notes. We recognized the $46 million ($29 million after tax) loss related to the fair value of the hedge transaction in accumulated other comprehensive income. Approximately $1 million of the amount reported in accumulated other comprehensive income is expected to be reclassified into net income annually.

Fair Value of Long-Term Debt

The estimated fair value of our long-term debt (including current maturities) totaled $6.394 billion and $6.705 billion at March 31, 2012 and December 31, 2011, respectively, and the carrying amount totaled $5.614 billion and $5.638 billion, respectively. The fair value is estimated at the lesser of either the call price or the market value as determined by quoted market prices, representing Level 1 valuations under accounting standards related to the determination of fair value.

6. COMMITMENTS AND CONTINGENCIES

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions as discussed below.

We are the lessee under various operating leases that obligate us to guarantee the residual values of the leased assets. At March 31, 2012, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $7 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 1.6 years.

For the purpose of obtaining greater access to materials, we have guaranteed the repayment of borrowings under a nonaffiliated party’s $5 million credit facility maturing on December 31, 2012. The nonaffiliated party’s borrowings under the credit facility are limited to inventory produced solely to satisfy the terms of a contract with us. We would be entitled to the related inventory upon repayment of the credit facility (or payment to nonaffiliated party). At March 31, 2012, the nonaffiliated party had no outstanding borrowings under the facility.

Legal/Regulatory Proceedings

In October 2010, the PUCT established Docket No. 38780 for the remand of Docket No. 20381, the 1999 wholesale transmission charge matrix case. A joint settlement agreement was entered into effective October 6, 2003. This settlement resolves disputes regarding wholesale transmission pricing and charges for the period of January 1997 through August 1999, the period prior to the September 1, 1999 effective date of the legislation that authorized 100% postage stamp pricing for ERCOT wholesale transmission. Since a series of appeals has become final, the 1999 matrix docket has been remanded to the PUCT to address two additional issues.

The first issue is the wholesale transmission transition mechanism for the period of September 1999 through December 1999. The disputed issue is whether the PUCT should have allowed the transition mechanism to continue for the last four months of 1999. The appealing parties (Texas Municipal Power Agency, the City of Denton, the City of Garland and GEUS (formerly known as Greenville Electric Utility System)) argued that the transition mechanism was not authorized in the September 1, 1999 100% postage stamp pricing legislation. Our transmission deficit position was mitigated by approximately $8 million in the last four months of 1999 through the transition mechanism. In October 2011, certain parties filed a proposed settlement of this issue, subject to PUCT approval, in which we would pay approximately $9 million including interest through October 9, 2003. The PUCT approved the settlement in January 2012. No appeals were filed prior to the appeals deadline, and the PUCT order became final in February 2012. We made the payment in accordance with the settlement in February 2012. We believe recovery of the settlement payment through future rates is probable.

The second issue is the San Antonio City Public Service Board’s (CPSB) claim that the PUCT did not have the authority to reduce CPSB’s requested Transmission Cost of Service (TCOS) revenue requirement. CPSB’s initial TCOS rate was in effect from 1997 through 2000. Since the period of January 1997 through August 1999 is incorporated in the joint settlement, CPSB’s remaining claim is for the period of September 1999 through December 2000. In January 2011, CPSB made a filing with the PUCT (PUCT Docket No. 39068), seeking an additional $22 million of TCOS revenue, including interest, for the 16-month period, of which we would be responsible for approximately $11 million. In late 2011, we intervened in the proceeding and, along with several other parties, filed motions to dismiss CPSB’s request. In January 2012, the PUCT upheld an administrative law judge’s earlier decision to dismiss CPSB’s request. No appeals were filed prior to the appeals deadline, and the PUCT order became final in February 2012.

We are involved in various other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 8 to Financial Statements included in our 2011 Form 10-K for additional information.

7. MEMBERSHIP INTERESTS

Cash Distributions

On April 25, 2012, our board of directors declared a cash distribution of $60 million, which will be paid to our members on May 1, 2012. In February 2012, our board of directors declared and we paid a cash distribution of $45 million to our members.

Distributions are limited to our cumulative net income and may not be paid except to the extent we maintain a required regulatory capital structure, as discussed below. At March 31, 2012, $70 million was eligible to be distributed to our members after taking into account these restrictions.

For the period beginning October 11, 2007 and ending December 31, 2012, our cash distributions (other than distributions of the proceeds of any issuance of limited liability company units) are limited by the Limited Liability Company Agreement and a stipulation agreement with the PUCT to an amount not to exceed our cumulative net income determined in accordance with US GAAP, as adjusted by applicable orders of the PUCT. Such adjustments include the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. To date, the noncash impact consists of removing the effect of the 2008 $860 million goodwill impairment charge and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments are the $72 million ($46 million after tax) one-time refund to customers in September 2008 and the funds spent as part of the $100 million commitment for additional energy efficiency initiatives of which $79 million ($51 million after tax) has been spent through March 31, 2012. The goodwill impairment charge and refund are described in Notes 2 and 3 to Financial Statements included in our 2011 Form 10-K. At March 31, 2012, $351 million of membership interests was available for distribution under the cumulative net income restriction.

Distributions are further limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At March 31, 2012, our regulatory capitalization ratio was 59.5% debt and 40.5% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At March 31, 2012, $70 million was available for distribution to our members under the capital structure restriction.

Membership Interests

At March 31, 2012, our ownership was as follows: 80.03% held by Oncor Holdings and indirectly by EFH Corp., 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of our management team and board of directors.

The following table presents the changes to membership interests during the three months ended March 31, 2012:

	Capital Accounts	Accumulated Other Comprehensive Gain (Loss)	Total Membership Interests
Balance at December 31, 2011	$7,212	$(31)	$7,181
Net income	75	—	75
Distributions	(45)	—	(45)
Net effects of cash flow hedges (net of tax)	—	1	1

Balance at March 31, 2012	$7,242	$(30)	$7,212

The following table presents the changes to membership interests during the three months ended March 31, 2011:

	Capital Accounts	Accumulated Other Comprehensive Loss	Total Membership Interests
Balance at December 31, 2010	$6,990	$(2)	$6,988
Net income	65	—	65
Distributions	(20)	—	(20)

Balance at March 31, 2011	$7,035	$(2)	$7,033

8. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) COSTS

We are a participating employer in the EFH Retirement Plan and also participate with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. We also participate in the Oncor Plan, which is a supplemental retirement plan for certain employees whose retirement benefits cannot be fully earned under the qualified EFH Retirement Plan.

We recognized $1 million in net pension costs related to the Oncor Plan, primarily composed of interest costs, for each of the three months ended March 31, 2012 and 2011. Our net pension and OPEB costs related to EFH Corp.’s plans for the three months ended March 31, 2012 and 2011 are comprised of the following:

	Three Months Ended March 31,
	2012	2011
Components of net pension costs:
Service cost	$5	$5
Interest cost	27	28
Expected return on assets	(26)	(25)
Amortization of net loss	19	16

Net pension costs	25	24

Components of net OPEB costs:
Service cost	1	2
Interest cost	10	13
Expected return on assets	(3)	(3)
Amortization of prior service costs	(5)	—
Amortization of net loss	3	6

Net OPEB costs	6	18

Total net pension and OPEB costs	31	42
Less amounts deferred principally as property or a regulatory asset	(22)	(33)

Net amounts recognized as expense	$9	$9

The discount rates reflected in net pension and OPEB costs in 2012 are 5.00% and 4.95%. The expected rates of return on pension and OPEB plan assets reflected in the 2012 cost amounts are 7.4% and 6.8%, respectively.

We made cash contributions to EFH Corp.’s pension and OPEB plans and the Oncor Plan of $25 million, $4 million and $1 million, respectively, during the three months ended March 31, 2012, and expect to make additional cash contributions of $97 million, $14 million and $2 million, respectively, in the remainder of 2012.

9. RELATED–PARTY TRANSACTIONS

The following represent our significant related-party transactions:

•

We record revenue from TCEH, principally for electricity delivery fees, which totaled $227 million and $239 million for the three months ended March 31, 2012 and 2011, respectively. These fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at March 31, 2012 and December 31, 2011 reflect receivables from TCEH totaling $120 million and $138 million, respectively, primarily related to these electricity delivery fees. These revenues included less than $1 million for each of the three months ended March 31, 2012 and 2011 pursuant to a transformer maintenance agreement with TCEH.

•

We recognize interest income from TCEH with respect to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. This interest income, which is received on a monthly basis, serves to offset our interest expense on the transition bonds. This interest income totaled $7 million and $8 million for the three months ended March 31, 2012 and 2011, respectively.

•

Incremental amounts payable related to income taxes as a result of delivery fee surcharges to customers related to transition bonds are reimbursed by TCEH. Our financial statements reflect a note receivable from TCEH of $169 million ($41 million reported as current in trade accounts and other receivables from affiliates) at March 31, 2012 and $179 million ($41 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2011 related to these income taxes. We review economic conditions, TCEH’s credit ratings and historical payment activity to assess the overall collectability of these affiliated receivables. At March 31, 2012, there were no credit loss allowances related to the note receivable from TCEH.

•

EFH Corp. subsidiaries charge us for certain administrative services and shared facilities at cost. These costs, which are primarily reported in operation and maintenance expenses, totaled $7 million and $9 million for the three months ended March 31, 2012 and 2011, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $4 million for each of the three months ended March 31, 2012 and 2011. These trust fund assets are established with the intent to be sufficient to fund the estimated decommissioning liability (both reported on TCEH’s balance sheet). Income and expenses associated with the trust fund and the decommissioning liability are offset by a net change in our intercompany receivable/payable to TCEH, which in turn results in a change in our reported net regulatory asset/liability. The regulatory liability of $269 million and $225 million at March 31, 2012 and December 31, 2011, respectively, represents the excess of the trust fund balance over the net decommissioning liability (see Note 3).

•

We are not a member of EFH Corp.’s consolidated tax group, but EFH Corp.’s consolidated federal income tax return includes EFH Corp.’s portion of our results due to EFH Corp.’s equity ownership in us. Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. EFH Corp. also includes our results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, we remit to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. See discussion in Note 1 to Financial Statements in our 2011 Form 10-K under “Income Taxes.” Under the “in lieu of” tax concept, all in lieu of tax assets and tax liabilities represent amounts that will eventually be settled with our members. At March 31, 2012, we had amounts receivable from members under the agreement totaling $26 million ($21 million from EFH Corp. and $5 million from Texas Transmission and Investment LLC), which is due in 2012, and a current state income tax payable to EFH Corp. of $26 million. At December 31, 2011, we had amounts receivable from members under the agreement totaling $27 million ($22 million from EFH Corp. and $5 million from Texas Transmission and Investment LLC), which is due in 2012, and a current state income tax payable to EFH Corp. of $22 million, which are reported as a net current tax receivable from members of $5 million. We made no income tax payments to members in the three months ended March 31, 2012 or 2011.

•

Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both March 31, 2012 and December 31, 2011, TCEH had posted letters of credit in the amount of $12 million for our benefit.

•

Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses. See Note 14 to Financial Statements included in our 2011 Form 10-K for additional information.

See Notes 7 and 8 for information regarding distributions to members and the allocation of EFH Corp.’s pension and OPEB costs, respectively.

10. SUPPLEMENTARY FINANCIAL INFORMATION

Other Income

	Three Months Ended March 31,
	2012	2011
Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$6	$8
Other	1	—

Total other income	$7	$8

Major Customers

Revenues from TCEH represented 29% and 34% of total operating revenues for the three months ended March 31, 2012 and 2011, respectively. Revenues from REP subsidiaries of a nonaffiliated entity collectively represented 15% and 16% of total operating revenues for the three months ended March 31, 2012 and 2011, respectively. No other customer represented 10% or more of total operating revenues.

Interest Expense and Related Charges

	Three Months Ended March 31,
	2012	2011
Interest expense	$92	$89
Amortization of debt issuance costs and discounts	1	1
Allowance for funds used during construction – capitalized interest portion	(2)	—

Total interest expense and related charges	$91	$90

Restricted Cash

All restricted cash amounts reported on our balance sheet relate to the transition bonds.

Trade Accounts Receivable

	March 31, 2012	December 31, 2011
Gross trade accounts receivable	$420	$436
Trade accounts receivable from TCEH	(112)	(131)
Allowance for uncollectible accounts	(2)	(2)

Trade accounts receivable from nonaffiliates – net	$306	$303

Gross trade accounts receivable at March 31, 2012 and December 31, 2011 included unbilled revenues of $105 million and $127 million, respectively.

Investments and Other Property

Investments and other property reported on our balance sheet consist of the following:

	March 31, 2012	December 31, 2011
Assets related to employee benefit plans, including employee savings programs, net of distributions	$73	$70
Land	3	3

Total investments and other property	$76	$73

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consists of the following:

	March 31, 2012	December 31, 2011
Total assets in service	$15,334	$15,227
Less accumulated depreciation	5,301	5,203

Net of accumulated depreciation	10,033	10,024
Construction work in progress	727	530
Held for future use	15	15

Property, plant and equipment – net	$10,775	$10,569

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consist of the following:

	March 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$248	$78	$170	$248	$77	$171
Capitalized software	379	193	186	378	181	197

Total intangible assets	$627	$271	$356	$626	$258	$368

Aggregate amortization expense for intangible assets totaled $13 million and $8 million for the three months ended March 31, 2012 and 2011, respectively. The estimated aggregate amortization expense for each of the next five fiscal years from December 31, 2011 is as follows:

Year	Amortization Expense
2012	$43
2013	40
2014	40
2015	40
2016	37

At both March 31, 2012 and December 31, 2011, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes.

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits balances at March 31, 2012 and December 31, 2011 consist of the following:

	March 31,	December 31,
	2012	2011
Retirement plan and other employee benefits	$1,339	$1,340
Uncertain tax positions (including accrued interest)	147	147
Other	44	59

Total other noncurrent liabilities and deferred credits	$1,530	$1,546

Supplemental Cash Flow Information

	Three Months Ended March 31,
	2012	2011
Cash payments related to:
Interest	$135	$136
Capitalized interest	(2)	—

Interest (net of amounts capitalized)	$133	$136

Amounts paid (refunded) in lieu of income taxes	$—	$—
Noncash investing and financing activities:
Noncash construction expenditures (a)	$85	$87

(a)	Represents end-of-period accruals.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Oncor Electric Delivery Company LLC

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Oncor Electric Delivery Company LLC and subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related statements of consolidated income, comprehensive income, cash flows and membership interests for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oncor Electric Delivery Company LLC and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 20, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 20, 2012

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED INCOME

(millions of dollars)

	Year Ended December 31,
	2011	2010	2009
Operating revenues:
Affiliated	$1,026	$1,061	$1,018
Nonaffiliated	2,092	1,853	1,672

Total operating revenues	3,118	2,914	2,690

Operating expenses:
Wholesale transmission service	439	393	384
Operation and maintenance	658	616	578
Depreciation and amortization	719	673	557
Write off of regulatory assets (Note 5)	—	—	25
Provision in lieu of income taxes	209	193	145
Taxes other than amounts related to income taxes	400	384	385

Total operating expenses	2,425	2,259	2,074

Operating income	693	655	616

Other income and deductions:
Other income (Note 15)	30	36	49
Other deductions (Note 15)	9	8	14
Nonoperating provision in lieu of income taxes	20	22	28

Interest income	32	38	43

Interest expense and related charges (Note 15)	359	347	346

Net income	$367	$352	$320

See Notes to Financial Statements.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(millions of dollars)

	Year Ended December 31,
	2011	2010	2009
Net income	$367	$352	$320

Other comprehensive income, net of tax effects:
Cash flow hedges — net decrease in fair value of derivatives (net of tax benefit of $17, — and —)	(29)	—	—

Comprehensive income	$338	$352	$320

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED CASH FLOWS

(millions of dollars)

	Year Ended December 31,
	2011	2010	2009
Cash flows — operating activities:
Net income	$367	$352	$320
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	732	682	522
Write off of regulatory assets (Note 5)	—	—	25
Provision in lieu of deferred income taxes — net taxes – net	258	193	128
Amortization of investment tax credits	(5)	(5)	(5)
Reversal of reserve recorded in purchase accounting	—	—	(10)
Other — net	2	—	(1)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	(36)	(1)	(29)
Inventories	25	(4)	(29)
Accounts payable — trade (including affiliates)	17	(17)	7
Deferred advanced metering system revenues (Note 5)	(16)	11	57
Other — assets	111	3	(34)
Other — liabilities	(160)	(116)	(1)

Cash provided by operating activities	1,295	1,098	950

Cash flows — financing activities:
Issuance of long-term debt (Note 7)	300	475	—
Repayments of long-term debt (Note 7)	(113)	(108)	(104)
Net increase (decrease) in short-term borrowings (Note 6)	15	(239)	279
Distributions to members (Note 9)	(145)	(211)	(272)
Decrease in income tax-related note receivable from TCEH	40	37	35
Debt discount, financing and reacquisition expenses — net	(17)	(15)	(3)

Cash provided by (used in) financing activities	80	(61)	(65)

Cash flows — investing activities:
Capital expenditures	(1,362)	(1,020)	(998)
Other	(34)	(12)	16

Cash used in investing activities	(1,396)	(1,032)	(982)

Net change in cash and cash equivalents	(21)	5	(97)

Cash and cash equivalents — beginning balance	33	28	125

Cash and cash equivalents — ending balance	$12	$33	$28

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

CONSOLIDATED BALANCE SHEETS

(millions of dollars)

	At December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$12	$33
Restricted cash — Bondco (Note 10)	57	53
Trade accounts receivable from nonaffiliates — net (Note 15)	303	254
Trade accounts and other receivables from affiliates (Note 14)	179	182
Amounts receivable from members related to income taxes (Note 14)	5	93
Materials and supplies inventories — at average cost	71	96
Prepayments and other current assets	80	77

Total current assets	707	788

Restricted cash — Bondco (Note 10)	16	16
Receivable from nuclear decommissioning trust (Note 14)	225	206
Investments and other property (Note 15)	73	78
Property, plant and equipment — net (Note 15)	10,569	9,676
Goodwill (Notes 2 and 15)	4,064	4,064
Note receivable due from TCEH (Note 14)	138	178
Regulatory assets — net — Oncor (Note 5)	1,078	1,266
Regulatory assets — net — Bondco (Note 5)	427	516
Other noncurrent assets	74	58

Total assets	$17,371	$16,846

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings (Note 6)	$392	$377
Long-term debt due currently — Oncor (Note 7)	376	—
Long-term debt due currently — Bondco (Note 7)	118	113
Trade accounts payable	197	125
Accrued taxes other than amounts related to income	151	133
Accrued interest	108	108
Other current liabilities	112	109

Total current liabilities	1,454	965

Long-term debt, less amounts due currently — Oncor (Note 7)	4,711	4,783
Long-term debt, less amounts due currently — Bondco (Note 7)	433	550
Liability in lieu of deferred income taxes (Notes 1, 4 and 14)	2,018	1,827
Investment tax credits	28	32
Other noncurrent liabilities and deferred credits (Notes 14 and 15)	1,546	1,701

Total liabilities	10,190	9,858

Commitments and contingencies (Note 8)

Membership interests:
Capital account — number of interests outstanding: 2011 and 2010 — 635,000,000 (Note 9)	7,212	6,990
Accumulated other comprehensive loss	(31)	(2)

Total membership interests	7,181	6,988

Total liabilities and membership interests	$17,371	$16,846

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

(millions of dollars)

	Year Ended December 31,
	2011	2010	2009
Capital account:
Balance at beginning of period	$6,990	$6,849	$6,801
Net income	367	352	320
Distributions to members	(145)	(211)	(272)

Balance at end of period (number of interests outstanding: 2011, 2010, and 2009 — 635 million) 2007 — 1)	7,212	6,990	6,849

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(2)	(2)	(2)
Net effects of cash flow hedges (net of tax benefit of $17, — and —)	(29)	—	—

Balance at end of period	(31)	(2)	(2)

Total membership interests at end of period	$7,181	$6,988	$6,847

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor and or/its subsidiary as apparent in the context. See “Glossary” for definition of terms and abbreviations.

We are a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs, including subsidiaries of TCEH, that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 33%, 36% and 38% of total revenues for the years ended December 31, 2011, 2010 and 2009, respectively. We are a majority-owned subsidiary of Oncor Holdings, which is a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group. Oncor Holdings owns 80.03% of our membership interests, Texas Transmission owns 19.75% of the membership interests and certain members of our management team and board of directors indirectly own the remaining membership interests through Investment LLC. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements include our wholly-owned, bankruptcy-remote financing subsidiary, Bondco, a VIE (see Note 15). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued $1.3 billion principal amount of transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor Holdings’ credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor Holdings would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in the event of a bankruptcy of one or more of those entities. Such measures include, among other things: our sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy and Luminant, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We adopted amended accounting standards on January 1, 2010 that require consolidation of a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). The previous standards did not require power to direct significant activities of the VIE in order to consolidate. No additional VIEs were consolidated as a result of the adoption of these accounting standards.

Income Taxes

EFH Corp. files a consolidated federal income tax return. Effective with the November 2008 sale of equity interests, we became a partnership for US federal income tax purposes, and subsequently only EFH Corp.’s share of our partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor Holdings and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor Holdings file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by a subsidiary of Oncor Holdings). Accordingly, while partnerships are not subject to income taxes, in consideration of the tax sharing agreement and the presentation of our financial statements as an entity subject to cost-based regulatory rate-setting processes, with such costs including income taxes, the financial statements present amounts determined under the tax sharing agreement as “provision in lieu of income taxes” and “liability in lieu of deferred income taxes” for periods subsequent to the sales of equity interests discussed in Note 4.

Such amounts are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes and thus differences between the book and tax bases of assets and liabilities are accounted for as if we filed our own income tax return. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current provision in lieu of income taxes as discussed in Note 4.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Derivative Instruments and Mark-to-Market Accounting

We have from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is required to be recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for “hedge accounting,” which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., debt with variable interest rate payments), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for cash flow hedges, derivative assets and liabilities are recorded on the balance sheet at fair value with an offset to other comprehensive income to the extent the hedges are effective. Amounts remain in accumulated other comprehensive income and are reclassified into net income as the related transactions (hedged items) settle and affect net income. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. Fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Hedge ineffectiveness, even if the hedge continues to be assessed as effective, is immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, energy efficiency and advanced meter surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred expenses are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Revenue Recognition

Revenue from delivery services are recorded under the accrual method of accounting. Revenues are recognized when delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimate for revenues earned from the meter reading date to the end of the period adjusted for the impact of weather (unbilled revenue).

Impairment of Goodwill and Other Intangible Assets

We evaluate goodwill for impairment at least annually. The impairment tests performed in 2010 and 2009 were based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values.

In September 2011, the FASB issued new guidance related to testing goodwill for impairment that provides the option to first assess qualitative factors to determine if the annual two-step test of goodwill for impairment must be performed. If, based on the qualitative assessment of events or circumstances, an entity determines it is more likely than not that its fair value exceeds its carrying amount, it is not necessary to perform the two-step impairment test. However, if an entity concludes otherwise, then the two-step impairment test must be performed to identify potential impairment and to measure the amount of goodwill impairment, if any. We adopted this accounting guidance at December 1, 2011, including the qualitative assessment described in Note 2. The adoption of this new accounting guidance did not affect reported results of operations, financial condition or cash flows.

See Note 2 for discussion of a goodwill impairment charge recorded in 2008 and Note 15 for details of goodwill and other intangible assets.

System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit (OPEB) Plans

We participate in the EFH Retirement Plan that offers benefits based on either a traditional defined benefit formula or a cash balance formula and the OPEB Plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. We also offer our own supplemental retirement plan (Oncor Plan) to qualified employees. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. See Note 12 for additional information regarding pension and OPEB plans.

Stock-Based Incentive Compensation

In 2008, we implemented the SARs Plan for certain management that purchased equity interests in the company indirectly by investing in Investment LLC. SARs have been awarded under the SARs Plan and are being accounted for based upon the provisions of guidance for share-based payment. See Note 13 for information regarding stock-based compensation, including SARs granted to certain members of our board of directors.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plan trusts as presented in Note 12.

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 valuations use inputs, in the absence of actively quoted market prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•

Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Franchise Taxes

Franchise taxes are assessed to us by local governmental bodies, based on kWh delivered and are the principal component of “taxes other than amounts related to income taxes” as reported in the income statement. Franchise taxes are not a “pass through” item. The rates we charge customers are intended to recover the franchise taxes, but we are not acting as an agent to collect the taxes from customers.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 10 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory obligation to retire assets in the future.

Allowance For Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion of capitalized AFUDC is accounted for as other income. There was no equity AFUDC for the periods presented. See Note 15 for detail of amounts charged to interest expense.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 for details of regulatory assets and liabilities.

2. GOODWILL IMPAIRMENT

Effective with the December 1, 2011 test, we adopted new accounting guidance (see Note 1) that allows for a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relevant events. Based on the results of the 2011 assessment, we concluded that no further testing for impairment was required. Testing for impairment performed for 2010 and 2009 resulted in no additional testing and no impairment.

In the fourth quarter of 2008, we recorded a goodwill impairment charge totaling $860 million, which was not deductible for income tax-related purposes. The impairment primarily arose from the 2008 dislocation in the capital markets that increased interest rate spreads and the resulting discount rates used in estimating fair values and the effect of declines in market values of debt and equity securities of comparable companies.

The 2008 impairment determination involved significant assumptions and judgments in estimating enterprise values and the fair values of assets and liabilities. The calculations supporting the impairment determination utilized models that took into consideration multiple inputs, including debt yields, equity prices of comparable companies and other inputs. Those models were generally used in developing long-term forward discount rates for determining enterprise value and fair values of certain individual assets and liabilities. The fair value measurements resulting from such models are classified as Level 3 non-recurring fair value measurements consistent with accounting standards related to the determination of fair value.

3. REGULATORY MATTERS

2011 Rate Review

In January 2011, we filed a rate review with the PUCT and 203 original jurisdiction cities based on a test year ended June 30, 2010. In April 2011, we filed, and the administrative law judges in the rate review granted, a motion requesting abatement of the procedural schedule on the grounds that we and the other parties had reached a Memorandum of Settlement that would settle and resolve all issues in the rate review. We filed a stipulation (including a proposed order and proposed tariffs) in May 2011 that incorporated the Memorandum of Settlement along with pleadings and other documentation (Stipulation) for the purpose of obtaining final approval of the settlement. The terms of the Stipulation include an approximate $137 million base rate increase and additional provisions to address franchise fees (discussed below) and other expenses. Approximately $93 million of the increase became effective July 1, 2011, and the remainder became effective January 1, 2012. Under the Stipulation, amortization of regulatory assets increased by approximately $24 million ($14 million of which will be recognized as tax expense) annually beginning January 1, 2012. The Stipulation did not change our authorized regulatory capital structure of 60% debt and 40% equity or our authorized return on equity of 10.25%. Under the terms of the Stipulation, we cannot file another general base rate review prior to July 1, 2013, but are not restricted from filing wholesale transmission rate, TCRF, distribution-related investment and other rate updates and adjustments permitted by Texas state law and PUCT rules.

In response to concerns raised by PUCT Commissioners at a July 2011 PUCT open meeting regarding the Stipulation, we filed a modified stipulation that removed from the Stipulation a one-time payment to certain cities we serve for retrospective franchise fees (Modified Stipulation). Instead, pursuant to the terms of a separate agreement with certain cities we serve, we will make retrospective franchise fee payments to cities that accept the terms of the separate agreement. If all cities accept, the payments will total approximately $22 million. Through December 31, 2011, we had made franchise fee payments to cities under the separate agreement totaling 99% of the potential payments. The payments are subject to refund from the cities or recovery from customers after final resolution of proceedings related to the appeals from our June 2008 rate review filing (discussed below). No other significant terms of the Stipulation were revised. In August 2011, the PUCT issued a final order approving the settlement terms contained in the Modified Stipulation.

Effective July 1, 2011, pursuant to the PUCT’s final order, we no longer recover the cost of wholesale transmission service through base rates, and all wholesale transmission service expenses incurred are reconcilable to revenues billed under the TCRF rider. For this purpose, all wholesale transmission service expenses consist of amounts charged under a PUCT-approved transmission tariff including our own wholesale transmission tariff. We account for the difference between amounts charged under the TCRF rate and wholesale transmission service expense as a regulatory asset or regulatory liability (under- or over-recovered wholesale transmission service expense (see Note 1)). At December 31, 2011, approximately $20 million was deferred as over-recovered wholesale transmission service expense (see Note 5).

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to our June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. In November 2009, the PUCT issued an order on Rehearing that established a new rate class but did not change the revenue requirements. We and four other parties appealed various portions of the rate review final order to a state district court, and oral argument was held in October 2010. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. We filed an appeal with the Austin Court of Appeals in February 2011 with respect to the issues we appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. All briefing has been completed and the parties are waiting for the Court of Appeals to set a date for oral argument. We are unable to predict the outcome of the appeal.

Stipulation Approved by the PUCT

In April 2008, the PUCT entered an order, which became final in June 2008, approving the terms of a stipulation relating to a filing in 2007 by us and Texas Holdings with the PUCT pursuant to Section 14.101(b) of PURA and PUCT Substantive Rule 25.75. Among other things, the stipulation required us to file a rate review no later than July 1, 2008 based on a test year ended December 31, 2007, which we filed in June 2008. The PUCT issued a final order with respect to the rate review in August 2009. In July 2008, Nucor Steel filed an appeal of the PUCT’s order in the 200th District Court of Travis County, Texas. A hearing on the appeal was held in June 2010, and the District Court affirmed the PUCT order in its entirety. Nucor Steel appealed that ruling to the Third Court of Appeals in Austin, Texas in July 2010. Oral argument was held before the court in March 2011. There is no deadline for the court to act. While we are unable to predict the outcome of the appeal, we do not expect the appeal to affect the major provisions of the stipulation.

In addition to commitments we made in our filings in the PUCT review, the stipulation included the following provisions, among others:

•

We provided a one-time $72 million refund to our REP customers in the September 2008 billing cycle. The refund was in the form of a credit on distribution fee billings. The liability for the refund was previously recorded as part of purchase accounting.

•

Consistent with a 2006 cities rate settlement, we filed a system-wide rate review in June 2008 based on a test-year ended December 31, 2007. In August 2009, the PUCT issued a final order in this rate review. See Note 5.

•

Cash distributions to our members will be limited through December 31, 2012, to an amount not to exceed our net income (determined in accordance with US GAAP, subject to certain defined adjustments) for the period beginning October 11, 2007 and ending December 31, 2012, and are further limited by an agreement that our regulatory capital structure, as determined by the PUCT, will be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity (see Note 9).

•

We committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. Approximately 94% of this total was spent as of December 31, 2011. This spending does not include the capital spending on CREZ facilities.

•

We committed to an additional $100 million in spending over the five-year period ending December 31, 2012 on demand-side management or other energy efficiency initiatives. Approximately 75% of this total was spent at December 31, 2011. These additional expenditures will not be recoverable in rates, and this amount was recorded as a regulatory liability as part of purchase accounting and consistent with accounting standards related to the effect of certain types of regulation.

•	If our credit rating is below investment grade with two or more rating agencies, TCEH will post a letter of credit in an amount of $170 million to secure TXU Energy’s payment obligations to us.

•	We agreed not to request recovery of goodwill or any future impairment of the goodwill in our rates.

4. INCOME TAXES

The components of our reported provision in lieu of income taxes are as follows:

	Year Ended December 31,
	2011	2010	2009
Reported in operating expenses:
Current:
US federal	$(55)	$(6)	$19
State	21	21	17
Deferred:
US federal	248	183	117
State	—	—	(3)
Amortization of investment tax credits	(5)	(5)	(5)

Total	209	193	145

Reported in other income and deductions:
Current:
US federal	9	11	13
State	1	1	1
Deferred federal	10	10	14

Total	20	22	28

Total provision in lieu of income taxes	$229	$215	$173

Reconciliation of provision in lieu of income taxes computed at the US federal statutory rate to provision in lieu of income taxes:

	Year Ended December 31,
	2011	2010	2009
Income before provision in lieu of income taxes	$596	$567	$493

Provision in lieu of income taxes at the US federal statutory rate of 35%	$209	$198	$173
Amortization of investment tax credits – net of deferred tax effect	(5)	(5)	(5)
Amortization (under regulatory accounting) of statutory tax rate changes	(3)	(3)	(2)
Texas margin tax, net of federal tax benefit	14	13	12
Medicare subsidy	—	(1)	(6)
Nondeductible losses (gains) on benefit plan investments	(1)	(1)	(1)
Other, including audit settlements	15	14	2

Reported provision in lieu of income taxes	$229	$215	$173

Effective rate	38.4%	37.9%	35.1%

The net amounts of $2.018 billion and $1.827 billion reported in the balance sheets at December 31, 2011 and 2010, respectively, as liability in lieu of deferred income taxes include amounts previously recorded as net deferred tax liabilities. Upon the sale of equity interests in 2008 (see Note 9), we became a partnership for US federal income tax purposes, and the temporary differences that gave rise to the deferred taxes will, over time, become taxable to the equity holders. Under a tax sharing agreement among us and our equity holders (see Note 1), we make payments to the equity holders for income taxes as the partnership earnings become taxable to the equity holders. Accordingly, as the temporary differences become taxable, we will pay the equity holders. In the unlikely event such amounts are not paid under the tax sharing agreement, it is probable that they would be reimbursed to rate payers.

At December 31, 2011 and 2010, we had $49 million and $13 million of alternative minimum tax (AMT) credit carryforwards, respectively, available to offset future tax sharing payments. The AMT credit carryforwards have no expiration date. At December 31, 2011, we had net operating loss (NOL) carryforwards for federal income tax purposes of $248 million that expire in 2032. The NOL carryforwards can be used to offset future taxable income. We expect to use all of our NOL carryforwards prior to their expiration date.

Accounting For Uncertainty in Income Taxes

Prior to November 2008, we were a member of the EFH Corp. consolidated tax group. Effective with the November 2008 sale of equity interests, we became a partnership for US federal income tax purposes. EFH Corp. and its subsidiaries file income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of EFH Corp. and its subsidiaries’ income tax returns for the years ending prior to January 1, 2007 are complete, but the tax years 1997 through 2006 remain in appeals with the IRS. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2002. Subsequent to November 2008, we are not a member of the EFH Corp. consolidated tax group and assess our liability for uncertain tax positions in our partnership returns.

The IRS audit for the years 2003 through 2006 was concluded in June 2011. A significant number of proposed adjustments are in appeals with the IRS. The results of the audit did not affect management’s assessment of issues for purposes of determining the liability for uncertain tax positions.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Balance at January 1, excluding interest and penalties	$82	$71	$122
Additions based on tax positions related to prior years	44	31	22
Reductions based on tax positions related to prior years	—	(20)	(73)

Balance at December 31, excluding interest and penalties	$126	$82	$71

Of the balances at December 31, 2011 and 2010, $115 million and $71 million, respectively, represent tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period.

Noncurrent liabilities included a total of $21 million and $18 million in accrued interest at December 31, 2011 and 2010, respectively. Amounts recorded related to interest and penalties totaled an expense of $2 million in the year ended December 31, 2011 and a benefit of $1 million and $5 million in the years ended December 31, 2010 and 2009, respectively, as a result of reversals of previously accrued amounts (all amounts after tax). The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as liability in lieu of deferred income taxes.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. or we sustain such positions on income tax returns previously filed, our liabilities recorded would be reduced by $11 million, resulting in increased net income and a favorable impact on the effective tax rate.

We do not expect the total amount of liabilities recorded related to uncertain tax positions will significantly increase or decrease within the next 12 months.

5. REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at December 31, 2011	Carrying Amount
		December 31, 2011	December 31, 2010
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(f)	5 years	$531	$647
Employee retirement costs (g)	8 years	103	63
Employee retirement costs to be reviewed (b)(c)	To be determined	74	75
Employee retirement liability (a)(c)(d)	To be determined	707	910
Self-insurance reserve (primarily storm recovery costs) — net (g)	8 years	221	117
Self-insurance reserve to be reviewed (b)(c)	To be determined	71	135
Securities reacquisition costs (pre-industry restructure)	6 years	48	55
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	2	1
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	104	117
Rate review expenses (a)	Largely 3 years	11	6
Rate review expenses to be reviewed (b)(c)	To be determined	1	4
Advanced meter customer education costs (c)	9 years	9	8
Deferred conventional meter depreciation	9 years	107	60
Energy efficiency performance bonus (a)	1 year	8	11
Under-recovered wholesale transmission service expense (a)(c)	1 year	—	8
Wholesale transmission settlement costs	Not applicable	9	—
Other regulatory assets	Not applicable	1	—

Total regulatory assets		2,007	2,217

Regulatory liabilities:
Nuclear decommissioning cost over-recovery (a)(c)(e)	Not applicable	225	206
Estimated net removal costs	Life of utility plant	115	28
Committed spending for demand-side management initiatives (a)	2 years	25	53
Deferred advanced metering system revenues	9 years	52	68
Investment tax credit and protected excess deferred taxes	Various	33	39
Over-collection of transition bond revenues (a)(f)	5 years	37	33
Over-recovered wholesale transmission service expense (a)(c)	1 year	13	—
Energy efficiency programs (a)	Not applicable	2	8

Total regulatory liabilities		502	435

Net regulatory asset		$1,505	$1,782

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(e)	Offset by an intercompany receivable from TCEH. See Note 14.
(f)	Bondco net regulatory assets of $427 million at December 31, 2011 consist of $464 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $37 million. Bondco net regulatory assets of $516 million at December 31, 2010 consist of $549 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $33 million.
(g)	Amortization period effective January 1, 2012.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act enacted in March 2010 reduce, effective 2013, the amount of OPEB costs deductible for federal income tax purposes by the amount of the Medicare Part D subsidy received by the EFH Corp. OPEB plans in which we participate. Under income tax accounting rules, deferred tax assets related to accrued OPEB liabilities must be reduced immediately for the future effect of the legislation. Accordingly, in the first quarter of 2010, our assets in lieu of deferred tax assets were reduced by $42 million. All of this amount was recorded as a regulatory asset (before gross-up for liability in lieu of deferred income taxes) as the additional amounts due related to income taxes are expected to be recoverable in our future rates.

As a result of purchase accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount will be accreted to other income over the recovery period remaining at October 10, 2007 (approximately nine years). On August 31, 2009, the PUCT issued a final order in our rate review filed in June 2008. The rate review included a determination of the recoverability of regulatory assets at December 31, 2007, including the recoverability period of those assets deemed allowable by the PUCT. The PUCT’s findings included denial of recovery of certain regulatory assets primarily related to business restructuring costs and rate review expenses, which resulted in a $25 million charge ($16 million after tax) in the third quarter of 2009 reported as write off of regulatory assets.

In September 2008, the PUCT approved a settlement for us to recover our estimated future investment for advanced metering deployment. We began billing the advanced metering surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. We account for the difference between the surcharge billings for advanced metering facilities and the allowed revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures. As indicated in the table above, the regulatory liability at December 31, 2011 and 2010 totaled $52 million and $68 million, respectively.

In accordance with the PUCT’s August 2009 order in our rate review, the remaining net book value and anticipated removal cost of existing conventional meters that are being replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

See Note 14 for additional information regarding nuclear decommissioning cost recovery.

6. BORROWINGS UNDER CREDIT FACILITIES

In August 2011, we amended our $2.0 billion secured revolving credit facility to terminate the commitment of a subsidiary of Lehman Brothers Holdings Inc., a lender under the revolving credit facility, which had filed for bankruptcy and had an approximately $122 million unfunded commitment (net of approximately $10 million of its commitment funded under the revolving credit facility). In October 2011, we amended and restated our secured revolving credit facility (revolving credit facility). The revolving credit facility provides for up to $2.0 billion aggregate principal amount of borrowings. We may request increases of up to $500 million, in $100 million increments, provided certain conditions are met, including lender approval. The revolving credit facility has a five-year term expiring in October 2016. We have the option of requesting up to two additional one-year extensions, with such extensions subject to certain conditions and lender approval.

The revolving credit facility may be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. At December 31, 2011, we had outstanding borrowings under the revolving credit facility totaling $392 million with an interest rate of 1.40% and outstanding letters of credit totaling $6 million. At December 31, 2010, we had outstanding borrowings under the revolving credit facility totaling $377 million with an interest rate of 0.53% and outstanding letters of credit totaling $6 million. All outstanding borrowings at December 31, 2011, bore interest at LIBOR plus 1.125%, letters of credit bore interest at 1.125%, and a facility fee was payable on the unfunded commitments under the facility, each based on our current credit ratings. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time. Borrowings are classified as short-term on the balance sheet.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at December 31, 2011 and December 31, 2010 was $1.602 billion and $1.495 billion, respectively. The availability at December 31, 2010 excluded $122 million of unfunded commitments from a subsidiary of Lehman Brothers Holdings Inc. that filed for bankruptcy under Chapter 11 of the US Bankruptcy Code.

Borrowings under the revolving credit facility are secured equally and ratably with all of our other secured indebtedness by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity, which property is mortgaged under the Deed of Trust. Generally, our indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 7, the Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2011, the revolving credit facility could be fully drawn.

Loans under the revolving credit facility bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on certain credit ratings assigned to our senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1%) plus a spread ranging from 0.00% to 0.75%, depending on certain credit ratings assigned to our senior secured non-credit enhanced long-term debt. Based on our ratings as of December 31, 2011, our LIBOR-based borrowings bear interest at LIBOR plus 1.125%.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate per annum equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to our senior secured debt) of the daily unused commitments under the revolving credit facility. Based on our ratings as of December 31, 2011, our unused commitment fee is 0.125%. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that we maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. At December 31, 2011, we were in compliance with these covenants.

The revolving credit facility also contains customary events of default for facilities of this type, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control that are not permitted transactions, cross-default provisions in the event we or any of our subsidiaries (other than Bondco) defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

7. LONG-TERM DEBT

At December 31, 2011 and 2010, our long-term debt consisted of the following:

	At December 31,
	2011	2010
Oncor (a):
6.375% Fixed Senior Notes due May 1, 2012	$376	$376
5.950% Fixed Senior Notes due September 1, 2013	524	524
6.375% Fixed Senior Notes due January 15, 2015	500	500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
5.750% Fixed Senior Notes due September 30, 2020	126	126
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	300	—
Unamortized discount	(38)	(42)
Less amount due currently	(376)	—

Total Oncor	4,711	4,783

Oncor Electric Delivery Transition Bond Company LLC (b):
4.950% Fixed Series 2003 Bonds due in semiannual installments through February 15, 2013	56	101
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015 (c)	145	145
4.810% Fixed Series 2004 Bonds due in semiannual installments through November 15, 2012	63	131
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016 (c)	290	290
Unamortized fair value discount related to transition bonds	(3)	(4)
Less amount due currently	(118)	(113)

Total Oncor Electric Delivery Transition Bond Company LLC	433	550

Total long-term debt	$5,144	$5,333

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust Amendment” below for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.
(c)	Principal installments will commence in August 2012 and May 2012, respectively.

Debt-Related Activity in 2011

Debt Repayments

Repayments of long-term debt in 2011 totaled $113 million and represent transition bond principal payments at scheduled maturity dates.

Interest Rate Hedge Transaction

In August 2011, we entered into an interest rate hedge transaction hedging the variability of treasury bond rates used to determine interest rates on an anticipated issuance of senior secured notes (see below for information regarding the debt issuance). The hedges were terminated in November 2011 upon the issuance of the senior secured notes. We recognized the loss related to the fair value of the hedge transaction in accumulated other comprehensive income. Approximately $1 million of the amount reported in accumulated other comprehensive income at December 31, 2011, is expected to be reclassified into net income within twelve months.

Issuance of New Senior Secured Notes

In November 2011, we issued $300 million aggregate principal amount of 4.550% senior secured notes maturing in December 2041 (2041 Notes). We used the net proceeds of approximately $297 million from the sale of the notes to repay borrowings under our revolving credit facility, including loans under the revolving credit facility and for general corporate purposes. The notes are secured by the first priority lien described below, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the 2041 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2012. We may at our option redeem the notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The 2041 Notes were issued in a private placement and have not been registered under the Securities Act. We have agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the 2041 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the 2041 Notes. We have agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the 2041 Notes, or if required, to use commercially reasonable efforts to have one or more shelf registration statements declared effective within the later of 180 days after such shelf registration statement filing obligation arises and 270 days after the issue date of the 2041 Notes. If we do not comply with this obligation (a registration default), the annual interest rate on the notes will increase 50 basis points per annum until the earlier of the expiration of the registration default or the second anniversary of the issue date of the 2041 Notes.

Deed of Trust

Our secured indebtedness, including the 2041 Notes described above and the revolving credit facility described in Note 6, are secured equally and ratably by a first priority lien on property we acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits us to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2011, the amount of available bond credits was approximately $1.635 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $708 million.

Debt-Related Activity in 2010

Debt Repayments

Repayments of long-term debt in 2010 totaled $108 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In September 2010, we issued $475 million aggregate principal amount of 5.250% senior secured notes maturing in September 2040 (2040 Notes). We used the net proceeds of approximately $465 million from the sale of the notes to repay borrowings under our revolving credit facility, including loans under the revolving credit facility and for general corporate purposes. The notes are secured by the first priority lien described below, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the 2040 Notes is payable in cash semiannually in arrears on March 30 and September 30 of each year, and began on March 30, 2011. We may redeem the notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

Debt Exchange

In September 2010, we announced an offer to exchange up to $350 million of our outstanding 6.375% senior secured notes due 2012 and up to $325 million of our outstanding 5.950% senior secured notes due 2013 (collectively, the Original Notes) for newly issued 5.000% senior secured notes due 2017 (2017 Notes) and newly issued 5.750% senior secured notes due 2020 (2020 Notes, and together with the 2017 Notes, New Notes), respectively. In October 2010, we issued approximately $324 million aggregate principal amount of the 2017 Notes and approximately $126 million aggregate principal amount of the 2020 Notes in exchange for an equivalent principal amount of the respective Original Notes validly tendered. We did not receive any cash proceeds from the exchange. Under accounting guidelines, we recorded the exchange transaction related to the $324 million aggregate principal amount of 6.375% senior secured notes due 2012 as a debt retirement, which resulted in a fair value discount totaling $25 million and a gain deferred as a regulatory liability totaling $25 million. We recorded the exchange transaction related to the $126 million aggregate principal amount of the 5.950% senior secured notes due 2013 as a debt modification.

Deed of Trust Amendment

In September 2010, we amended the Deed of Trust. Prior to the amendment, the Deed of Trust provided that we could release the lien upon the satisfaction and discharge of all of our obligations under the revolving credit facility. The amendment to the Deed of Trust eliminated this ability to release the lien prior to the payment and performance in full of all obligations secured by the lien of the Deed of Trust. At December 31, 2010, the amount of available bond credits was approximately $1.386 billion and the amount of future debt we could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.161 billion.

Maturities

Long-term debt maturities at December 31, 2011, are as follows:

Year	Amount
2012	$494
2013	648
2014	131
2015	639
2016	41
Thereafter	3,726
Unamortized fair value discount	(3)
Unamortized discount	(38)

Total	$5,638

Fair Value of Long-Term Debt

The estimated fair value of our long-term debt (including current maturities) totaled $6.705 billion and $6.136 billion at December 31, 2011 and 2010, respectively, and the carrying amount totaled $5.638 billion and $5.446 billion, respectively. The fair value is estimated at the lesser of either the call price or the market value as determined by quoted market prices.

8. COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2011, our future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2012	$12
2013	5
2014	5
2015	3
2016	3
Thereafter	1

Total future minimum lease payments	$29

Rent charged to operation and maintenance expense totaled $15 million for each of the years ended December 31, 2011 and 2010 and $11 million for the year ended December 31, 2009.

Capital Expenditures

We and Texas Holdings agreed to the terms of a stipulation with major interested parties that was approved by the PUCT in 2008 as discussed in Note 3. As one of the provisions of this stipulation, we committed to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions. At December 31, 2011, approximately 94% of this total had been spent. These expenditures do not include the CREZ facilities.

Efficiency Spending

We are required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2012 requirement (excluding the amount in excess of regulatory requirements) is approximately $50 million.

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions as discussed below.

We are the lessee under various operating leases that obligate us to guarantee the residual values of the leased assets. At December 31, 2011, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $7 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 1.5 years.

In June 2010, for the purpose of obtaining greater access to materials, we guaranteed the repayment of borrowings under a nonaffiliated party’s $20 million credit facility maturing on June 7, 2011. In June 2011, we extended the maturity of the guarantee to December 31, 2011. In December 2011, the credit facility was reduced to $5 million and the maturity extended to December 31, 2012. The nonaffiliated party’s borrowings under the credit facility are limited to inventory produced solely to satisfy the terms of a contract with us. We would be entitled to the related inventory upon repayment of the credit facility (or payment to nonaffiliated party). At December 31, 2011, the nonaffiliated party had no outstanding borrowings under the facility.

Legal/Regulatory Proceedings

In October 2010, the PUCT established Docket No. 38780 for the remand of Docket No. 20381, the 1999 wholesale transmission charge matrix case. A joint settlement agreement was entered into effective October 6, 2003. This settlement resolves disputes regarding wholesale transmission pricing and charges for the period of January 1997 through August 1999, the period prior to the September 1, 1999 effective date of the legislation that authorized 100% postage stamp pricing for ERCOT wholesale transmission. Since a series of appeals has become final, the 1999 matrix docket has been remanded to the PUCT to address two additional issues.

The first issue is the wholesale transmission transition mechanism for the period of September 1999 through December 1999. The disputed issue is whether the PUCT should have allowed the transition mechanism to continue for the last four months of 1999. The appealing parties (Texas Municipal Power Agency, the City of Denton, the City of Garland and GEUS (formerly known as Greenville Electric Utility System)) argued that the transition mechanism was not authorized in the September 1, 1999 100% postage stamp pricing legislation. Our transmission deficit position was mitigated by approximately $8 million in the last four months of 1999 through the transition mechanism. In October 2011, certain parties filed a proposed settlement of this issue, subject to PUCT approval, in which we would pay approximately $9 million including interest through October 9, 2003. The PUCT approved the settlement at its January 12, 2012 open meeting. We anticipate making the payment in accordance with the settlement in the first quarter of 2012. We believe recovery of the settlement payment through future rates is probable.

The second issue is the San Antonio City Public Service Board’s (CPSB) claim that the PUCT did not have the authority to reduce CPSB’s requested Transmission Cost of Service (TCOS) revenue requirement. CPSB’s initial TCOS rate was in effect from 1997 through 2000. Since the period of January 1997 through August 1999 is incorporated in the joint settlement, CPSB’s remaining claim is for the period of September 1999 through December 2000. In January 2011, CPSB made a filing with the PUCT (PUCT Docket No. 39068), seeking an additional $22 million of TCOS revenue, including interest, for the 16-month period, of which we would be responsible for approximately $11 million. In late 2011, we intervened in the proceeding and, along with several other parties, filed motions to dismiss CPSB’s request. In January 2012, the PUCT upheld an administrative law judge’s earlier decision to dismiss CPSB’s request.

We are involved in other various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

Labor Contracts

Certain of our employees are represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2012.

Environmental Contingencies

We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We are in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party.

9. MEMBERSHIP INTERESTS

On February 14, 2012, our board of directors declared a cash distribution of between $42 million and $48 million to be paid to our members on February 21, 2012.

During 2011, our board of directors declared, and we paid, the following cash distributions to members:

Declaration Date	Payment Date	Amount Paid
October 25, 2011	October 26, 2011	$65
July 27, 2011	July 28, 2011	40
April 27, 2011	April 28, 2011	20
February 15, 2011	February 16, 2011	20

During 2010, our board of directors declared, and we paid, the following cash distributions to members:

Declaration Date	Payment Date	Amount Paid
October 27, 2010	November 1, 2010	$35
July 28, 2010	August 3, 2010	68
May 5, 2010	May 6, 2010	71
February 11, 2010	February 19, 2010	37

Distributions are limited to our cumulative net income and may not be paid except to the extent we maintain a required regulatory capital structure, as discussed below. At December 31, 2011, $45 million was eligible to be distributed to our members after taking into account these restrictions.

For the period beginning October 11, 2007 and ending December 31, 2012, our cash distributions (other than distributions of the proceeds of any issuance of limited liability company units) are limited by the Limited Liability Company Agreement and a stipulation agreement with the PUCT (see Note 3) to an amount not to exceed our cumulative net income determined in accordance with US GAAP, as adjusted by applicable orders of the PUCT. Such adjustments include the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. To date, the noncash impact consists of removing the effect of the 2008 $860 million goodwill impairment charge and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments are the $72 million ($46 million after tax) one-time refund to customers in September 2008 and the funds spent as part of the $100 million commitment for additional energy efficiency initiatives of which $75 million ($48 million after tax) has been spent through December 31, 2011. The goodwill impairment charge and refund are described in Notes 2 and 3. At December 31, 2011, $327 million of membership interests was available for distribution under the cumulative net income restriction.

Distributions are further limited by our required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2011, our regulatory capitalization ratio was 59.7% debt and 40.3% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2011, $45 million was available for distribution to our members under the capital structure restriction.

We are a Delaware limited liability company and upon the execution and delivery of the Limited Liability Company Agreement in 2008, our single membership interest was converted into 635,000,000 units of membership interests.

10. INVESTMENTS

Our investments balance consisted of the following:

	December 31,
	2011	2010
Assets related to employee benefit plans, including employee savings programs, net of distributions	$70	$74
Investment in unconsolidated affiliates	—	1
Land	3	3

Total investments	$73	$78

Assets Related to Employee Benefit Plans

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2009, we began paying the premiums and became the beneficiary of these life insurance policies. EFH Corp. was the previous beneficiary. At December 31, 2011 and 2010, the face amount of these policies totaled $137 million, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $46 million and $53 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Restricted Cash

	At December 31, 2011		At December 31, 2010
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Customer collections related to transition bonds used only to service debt and pay expenses	$57	$—	$53	$—
Reserve for fees associated with transition bonds	—	10	—	10
Reserve for shortfalls of transition bond charges	—	6	—	6

Total restricted cash	$57	$16	$53	$16

11. TERMINATION OF OUTSOURCING ARRANGEMENTS

In 2008, we commenced a review of certain outsourcing arrangements with Capgemini, Capgemini America, Inc. and Capgemini North America, Inc. (collectively, CgE), and executed a Separation Agreement with CgE. Simultaneous with the execution of that Separation Agreement, EFH Corp. and TCEH entered into a substantially similar agreement with CgE. The Separation Agreements principally provide for (i) notice of termination of the Master Framework Agreements, dated as of May 17, 2004, as amended, between Capgemini and TCEH and us, respectively, and the related service agreements under the Master Framework Agreements and (ii) termination of the joint venture arrangements between EFH Corp. (and its applicable subsidiaries, including us) and CgE. Under the Master Framework Agreements and related services agreements, Capgemini provided to EFH Corp.’s other subsidiaries and us outsourced support services, including information technology, customer care and billing, human resources, procurement and certain finance and accounting activities.

The effects of the termination of the outsourcing arrangements, including an accrued liability of $16 million for incremental costs to exit and transition the services, were included in goodwill under purchase accounting. We incurred $4 million of these exit liabilities during the year ended December 31, 2009. In December 2009, we recorded a $10 million reversal of a portion of these exit liabilities due primarily to a shorter than expected outsourcing services transition period, and this reversal is reflected in other income (see Note 15). The remaining accrual totaling $2 million was settled in 2010.

12. PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

Pension Plan

We are a participating employer in the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp. The EFH Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of ERISA. All benefits are funded by the participating employers. The EFH Retirement Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the participating employers’ policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations.

We also participated in an EFH Corp. supplemental retirement plan for certain employees, whose retirement benefits cannot be fully earned under the qualified Retirement Plan, the information for which is included below. We ceased participation in the EFH Corp. supplemental plan and implemented our own supplemental retirement plan effective January 1, 2010 (Oncor Plan). The Oncor Plan covers certain employees whose retirement benefits cannot be fully earned under the qualified EFH Retirement Plan and is substantially similar to the EFH Corp. supplemental retirement plan, except that we act as sponsor of the plan. At inception, the projected benefit obligation of the Oncor Plan was $32 million, which was 100% funded. We recognized $5 million, $1 million and $3 million in net pension costs related to the Oncor Plan, primarily composed of interest costs, for the years ended December 31, 2011, 2010 and 2009, respectively.

OPEB Plan

We participate with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Regulatory Recovery of Pension and OPEB Costs

PURA provides for our recovery of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility, which in addition to our active and retired employees consists largely of active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s businesses effective January 1, 2002. Accordingly, we entered into an agreement with TCEH whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel.

We are authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2011 and 2010, we had recorded regulatory assets totaling $884 million and $1.048 billion, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Pension and OPEB Costs Recognized as Expense

The pension and OPEB amounts provided herein represent our allocated amounts related to EFH Corp.’s plans based on actuarial computations and reflect our employee and retiree demographics as described above. We recognized the following net pension and OPEB costs as expense:

	Year Ended December 31,
	2011	2010	2009
Pension cost	$95	$67	$35
OPEB cost	74	63	55

Total benefit cost	169	130	90
Less amounts deferred as a regulatory asset or property or property	(132)	(93)	(66)

Net amounts recognized as expense	$37	$37	$24

EFH Corp. and participating employers use the calculated value method to determine the market-related value of the assets held in the trust. We include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2011, 2010 and 2009 measurement dates:

	Pension Plan			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2011	2010	2009	2011	2010	2009
Assumptions Used to Determine Net Periodic Pension and Benefit Cost:
Discount rate	5.50%	5.90%	6.90%	5.55%	5.90%	6.85%
Expected return on plan assets	7.70%	8.00%	8.25%	7.10%	7.60%	7.64%
Rate of compensation increase	3.74%	3.71%	3.75%	—	—	—

Components of Net Pension and Benefit Cost:
Service cost	$20	$19	$16	$7	$6	$4
Interest cost	110	106	107	54	52	52
Expected return on assets	(99)	(97)	(100)	(14)	(15)	(13)
Amortization of net transition obligation	—	—	—	1	1	1
Amortization of prior service cost (credit)	1	1	1	(1)	(1)	(1)
Amortization of net loss	63	38	11	27	20	12

Net periodic pension and benefit cost	95	67	35	74	63	55

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets:
Net loss (gain)	106	124	154	(91)	75	76
Prior service cost (credit)	—	—	—	(127)	1	—
Amortization of net loss	(63)	(38)	(11)	(27)	(20)	(12)
Amortization of transition obligation (asset)	—	—	—	(1)	(1)	(1)
Amortization of prior service (cost) credit	(1)	(1)	(1)	1	—	1
Purchase accounting adjustment	—	—	—	—	—	4

Total recognized as regulatory assets	42	85	142	(245)	55	68

Total recognized in net periodic pension and benefit costs and as regulatory assets	$137	$152	$177	$(171)	$118	$123

	Pension Plan			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2011	2010	2009	2011	2010	2009
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	5.00%	5.50%	5.90%	4.95%	5.55%	5.90%
Rate of compensation increase	3.81%	3.74%	3.71%	—	—	—

	Pension Plan		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$2,052	$1,821	$1,004	$899
Service cost	20	19	7	6
Interest cost	110	106	54	52
Participant contributions	—	—	14	14
Medicare Part D reimbursement	—	—	5	3
Plan amendments	—	—	(127)	—
Actuarial (gain) loss	119	187	(97)	83
Benefits paid	(86)	(81)	(51)	(53)

Projected benefit obligation at end of year	$2,215	$2,052	$809	$1,004

Accumulated benefit obligation at end of year	$2,063	$1,894	$—	$—

Change in Plan Assets:
Fair value of assets at beginning of year	$1,341	$1,219	$208	$206
Actual return (loss) on assets	112	160	8	23
Employer contributions	175	43	18	18
Participant contributions	—	—	14	14
Benefits paid	(86)	(81)	(51)	(53)

Fair value of assets at end of year	$1,542	$1,341	$197	$208

Funded Status:
Projected benefit obligation at end of year	$(2,215)	$(2,052)	$(809)	$(1,004)
Fair value of assets at end of year	1,542	1,341	197	208

Funded status at end of year	$(673)	$(711)	$(612)	$(796)

	Pension Plan		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Amounts Recognized in the Balance Sheet Consist of:
Other current liabilities	$(3)	$(3)	$—	$—
Other noncurrent liabilities	(670)	(708)	(612)	(796)

Net liability recognized	$(673)	$(711)	$(612)	$(796)

Amounts Recognized as Regulatory Assets Consist of:
Net loss	$659	$616	$178	$296
Prior service cost (credit)	—	—	(131)	(5)
Net transition obligation	—	—	1	3

Net amount recognized	$659	$616	$48	$294

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2011	2010
Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	9.00%	9.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2021

Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2021

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$100	$(83)
Effect on postretirement benefits cost	6	(5)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2011	2010
Pension Plans with PBO and ABO in Excess of Plan Assets :
Projected benefit obligations	$2,215	$2,052
Accumulated benefit obligations	2,063	1,894
Plan assets	1,542	1,341

Pension Plan and OPEB Plan Investment Strategy and Asset Allocations

The investment objective for the Retirement Plan is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assist in managing the volatility and magnitude of plan contributions and expense.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Asset Category	Target Allocation Ranges

US equities	12%-34%
International equities	10%-26%
Fixed income	40%-70%
Other	0%-10%

Our investment objective for the OPEB Plan primarily follows the objectives of the Retirement Plan discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2011 provided below are consistent with our asset allocation targets.

Fair Value Measurement of Pension Plan Assets

At December 31, 2011 and 2010, pension plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2011				At December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$—	$60	$—	$60	$—	$42	$—	$42
Equity securities:
US	263	54	—	317	259	58	—	317
International	152	50	—	202	152	52	—	204
Fixed income securities:
Corporate bonds (a)	—	859	—	859	—	698	—	698
US Treasuries	—	34	—	34	—	13	—	13
Other (b)	—	61	—	61	—	58	—	58
Preferred securities	—	—	9	9	—	—	9	9

Total assets	$415	$1,118	$9	$1,542	$411	$921	$9	$1,341

(a) Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.

(b) Other consists primarily of US agency securities.

There was no change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2011 and 2010, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2011				At December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Category
Interest-bearing cash	$—	$10	$—	$10	$—	$11	$—	$11
Equity securities:
US	52	3	—	55	61	4	—	65
International	23	3	—	26	27	4	—	31
Fixed income securities:
Corporate bonds (a)	—	54	—	54	—	54	—	54
US Treasuries	—	2	—	2	—	1	—	1
Other (b)	46	3	—	49	41	4	—	45
Preferred securities	—	—	1	1	—	—	1	1

Total assets	$121	$75	$1	$197	$129	$78	$1	$208

(a) Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.

(b) Other consists primarily of US agency securities.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plan strategic asset allocation is determined in conjunction with the plan’s advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

EFH Retirement Plan		OPEB Plan
Asset Class	Expected Long-Term Rate of Return	Plan Type	Expected Long-Term Returns
US equity securities	8.2%	401(h) accounts	7.4%
International equity securities	9.7%	Life Insurance VEBA	6.8%
Fixed income securities	4.4%	Union VEBA	6.8%
Preferred securities	0.0%	Non-Union VEBA	3.1%

Weighted average	7.4%	Weighted average	6.8%

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

We selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on actual corporate bond yields and at December 31, 2011 consisted of 261 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2012

In 2012, amortization of the net actuarial loss and prior service cost for the defined benefit pension plan from regulatory assets into net periodic benefit cost is expected to be $74 million and less than $1 million, respectively. Amortization of the net actuarial loss, prior service credit, and transition obligation for the OPEB Plan from regulatory assets into net periodic benefit cost is expected to be $14 million, a $20 million credit and $1 million, respectively.

Pension and OPEB Plan Cash Contributions

Our contributions to the benefit plans were as follows:

	Year Ended December 31,
	2011	2010	2009
EFH Retirement Plan contributions	$172	$40	$66
OPEB Plan contributions	18	18	18
Oncor Plan contributions	3	3	—

Total contributions	$193	$61	$84

Our estimated funding in 2012 of the EFH Retirement Plan, the OPEB Plan and the Oncor Plan is $122 million, $18 million and $3 million, respectively.

Future Benefit Payments

Estimated future benefit payments to (receipts from) beneficiaries are as follows:

	2012	2013	2014	2015	2016	2017-21
Pension benefits	$100	$105	$111	$116	$123	$721
OPEB	$48	$43	$45	$48	$51	$278
Medicare Part D subsidies	$(5)	$—	$—	$—	$—	$—

Thrift Plan

Our employees may participate in a qualified savings plan, the EFH Corp. Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the EFH Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the EFH Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Our contributions to the Thrift Plan totaled $12 million, $11 million and $11 million for the years ended December 31, 2011, 2010 and 2009, respectively.

13. STOCK-BASED COMPENSATION

In 2008, we established the SARs Plan under which certain of our executive officers and key employees may be granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. Two types of SARs may be granted under the SARs Plan. Time-based SARs (Time SARs) vest solely based upon continued employment ratably on an annual basis on each of the first five anniversaries of the grant date. Performance-based SARs (Performance SARs) vest based upon both continued employment and the achievement of a predetermined level of Oncor EBITDA over time, generally ratably over five years based upon annual Oncor EBITDA levels, with provisions for vesting if the annual levels are not achieved but cumulative two- or three-year total Oncor EBITDA levels are achieved. Time and Performance SARs may also vest in part or in full upon the occurrence of certain specified liquidity events and are exercisable only upon the occurrence of certain specified liquidity events. Since the exercisability of the Time and Performance SARs is conditioned upon the occurrence of a liquidity event, compensation expense, other than as indicated below with respect to dividends, will not be recorded until it is probable that a liquidity event will occur.

In February 2009, we also established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of our board of directors and other persons having a relationship with us may be granted SARs payable in cash, or in some circumstances, Oncor units. SARs granted under the Director SARs Plan vest in eight equal quarterly installments over a two-year period and are exercisable only upon the occurrence of certain specified liquidity events. Since the exercisability of these SARs is conditioned upon the occurrence of a liquidity event, expense will not be recorded until it is probable a liquidity event will occur.

Under both SARs plans, dividends that are paid in respect of Oncor membership interests while the SARs are outstanding are credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. Prior to September 30, 2011, we had not accrued the liability under the SARs plans related to the declared dividends. We have concluded that the liability related to the declared dividends should be accrued rather than recognized at a future liquidity event. As a result, in the third quarter of 2011, we recorded compensation expense of approximately $6 million relating to dividends since the inception of the SARs Plan ($5 million related to periods prior to January 1, 2011), which management determined was not material. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date.

SARs under the SARs Plan and the Director SARs Plan are generally payable in cash based on the fair market value of the SAR on the date of exercise. During the year ended December 31, 2011, we granted 227,000 Time SARs and 227,000 Performance SARS under the SARs Plan. At December 31, 2011, vested Time SARs totaled 5.7 million and vested Performance SARs totaled 5.7 million, which includes 1.4 million of Performance SARs eligible to vest in 2009 that did not vest in 2009 or 2010 but vested in 2011 upon our achievement of a three- year cumulative performance target. During the year ended December 31, 2010, we granted 80,000 Time SARs and 80,000 Performance SARS under the SARs Plan. At December 31, 2010, vested Time SARs totaled 4.2 million and vested Performance SARs totaled 2.8 million. No SARs were granted under the SARs Plan during the year ended December 31, 2009. We granted 55,000 SARs under the Director SARs Plan during the year ended December 31, 2009, and all such SARs were vested at December 31, 2010. No SARs were granted under the Director’s SARs Plan during the years ended December 31, 2011 and 2010. There were no SARs under either plan eligible for exercise at December 31, 2011.

14. RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions:

•

We record revenue from TCEH, principally for electricity delivery fees, which totaled $1.0 billion, $1.1 billion and $1.0 billion for the years ended December 31, 2011, 2010 and 2009, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at December 31, 2011 and 2010 reflect receivables from TCEH totaling $138 million and $143 million, respectively, primarily related to these electricity delivery fees. These revenues included approximately $2 million for each of the years ended December 31, 2011, 2010 and 2009 pursuant to a transformer maintenance agreement with TCEH.

•

We recognize interest income from TCEH with respect to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. The interest income, which is received on a monthly basis, serves to offset our interest expense on the transition bonds. This interest income totaled $32 million, $37 million and $42 million for the years ended December 31, 2011, 2010 and 2009, respectively.

•

Incremental amounts payable related to income taxes as a result of delivery fee surcharges to customers related to transition bonds are reimbursed by TCEH. Our financial statements reflect a note receivable from TCEH of $179 million ($41 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2011 and $217 million ($39 million reported as current in trade accounts and other receivables from affiliates) at December 31, 2010 related to these income taxes. We review economic conditions, TCEH’s credit ratings and historical payment activity to assess the overall collectability of these affiliated receivables. At December 31, 2011, there were no credit loss allowances related to the note receivable from TCEH.

•

EFH Corp. subsidiaries charge us for certain administrative services and shared facilities at cost. These costs, which are primarily reported in operation and maintenance expenses, totaled $38 million, $40 million and $26 million for the years ended December 31, 2011, 2010 and 2009, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility (reported on TCEH’s balance sheet) is funded by a delivery fee surcharge we collect from REPs and remit monthly to TCEH. Delivery fee surcharges totaled $17 million for the year ended December 31, 2011 and $16 million for each of the years ended December 31, 2010 and 2009. These trust fund assets are established with the intent to be sufficient to fund the estimated decommissioning liability (also reported on TCEH’s balance sheet). Income and expenses associated with the trust fund and the decommissioning liability (also reported on TCEH’s balance sheet) are offset by a net change in our intercompany receivable/payable, which in turn results in a change in our reported net regulatory asset/liability. The regulatory liability of $225 million and $206 million at December 31, 2011 and December 31, 2010, respectively, represents the excess of the trust fund balance over the net decommissioning liability (see Note 5).

•

We have a 19.5% limited partnership interest, with a carrying value of less than $1 million at December 31, 2011 and 2010, in an EFH Corp. subsidiary holding principally software-related assets. Equity losses related to this interest are reported in other deductions and totaled less than $1 million for the year ended December 31, 2011 and $2 million for each of the years ended December 31, 2010 and 2009. These losses primarily represent amortization of software assets held by the subsidiary.

•

Under the terms of a tax sharing agreement among us, Oncor Holdings, Texas Transmission, Investment LLC and EFH Corp., we are generally obligated to make payments to Texas Transmission, Investment LLC and EFH Corp., pro rata in accordance with their respective membership interests, in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. In addition, consistent with the tax sharing agreement, we remit to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if we were filing our own return. Our results are included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements under “Income Taxes.” Under the in lieu of tax concept, all in lieu of tax assets and liabilities represent amounts that will eventually be settled with our members. At December 31, 2011, we had amounts receivable from members under the agreement totaling $27 million ($22 million from EFH Corp. and $5 million from Texas Transmission and Investment LLC), which is due in 2012, and a current state income tax payable to EFH Corp. of $22 million, which are reported as a net current tax receivable from members of $5 million. At December 31, 2010, we had amounts receivable from members under the agreement totaling $93 million ($72 million from EFH Corp. and $21 million from Texas Transmission and Investment LLC). We have recorded liabilities in lieu of deferred income taxes of $2,018 million and $1,827 million and for uncertain tax positions of $147 million and $100 million as of December 31, 2011 and 2010, respectively. We received net income tax refunds from members totaling $114 million (including $25 million in federal income tax-related refunds from members other than EFH Corp.) in the year ended December 31, 2011. We made net income tax payments of $128 million (including $21 million in federal income tax-related payments to members other than EFH Corp.) and $28 million (including $9 million in federal income tax-related payments to members other than EFH Corp.) in the years ended December 31, 2010 and 2009, respectively.

•

At December 31, 2010, we held cash collateral of $4 million from TCEH related to interconnection agreements for generation units being developed by TCEH. The collateral is reported on our balance sheet in other current liabilities. In April 2011, we returned $4 million representing the balance of the collateral and paid approximately $1 million in interest pursuant to PUCT rules related to these interconnection agreements.

•

Our PUCT-approved tariffs include requirements to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of Bondco. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at December 31, 2011 and December 31, 2010, TCEH had posted letters of credit in the amount of $12 million and $14 million, respectively, for our benefit.

•

We maintain a revolving credit facility with a syndicate of financial institutions and other lenders. At September 30, 2011, the syndicate included affiliates of GS Capital Partners (a member of the Sponsor Group). In October 2011, we amended and restated the revolving credit facility (see Note 6 for information regarding the amendment and restatement) and neither GS Capital Partners nor its affiliates were members of the syndicate. Accordingly, at December 31, 2011, the syndicate does not include affiliates of GS Capital Partners. Affiliates of GS Capital Partners have from time-to-time engaged in commercial banking transactions with us in the normal course of business.

•

Goldman, Sachs & Co. (Goldman), an affiliate of the Sponsor Group, received $285,000 in fees for serving as a senior co-dealer manager in our offer to exchange up to an aggregate of $675 million of senior secured notes for the New Notes in a private placement exchange that closed in October 2010 and was subsequently registered pursuant to the terms of a registration rights agreement in April 2011. See Note 7 for additional information regarding the debt exchange.

•

In September 2010, we completed a $475 million senior secured notes private placement offering. In conjunction with the offering, we entered into a registration rights agreement with various investment banks as representatives of the initial purchasers in the private placement. KKR Capital Markets LLC, an affiliate of KKR (a member of the Sponsor Group), received $125,000 in fees for serving as a co-manager in the offering. See Note 7 for information regarding the debt offering.

•

Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses.

See Notes 4, 9 and 12 for information regarding the tax sharing agreement, distributions to members and the allocation of EFH Corp.’s pension and OPEB costs, respectively.

15. SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

We are the primary beneficiary and consolidate a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from us that is pledged as collateral to secure the bonds. We act as the servicer for this entity to collect transition charges authorized by the PUCT. These funds are remitted to the trustee and used for interest and principal payments on the transition bonds and related costs.

The material assets and liabilities of Bondco are presented separately on the face of our Consolidated Balance Sheet because the assets are restricted and can only be used to settle the obligations of Bondco, and Bondco’s creditors do not have recourse to our general credit or assets.

Our maximum exposure does not exceed our equity investment in Bondco, which was $16 million at both December 31, 2011 and 2010. We did not provide any financial support to Bondco during the years ended December 31, 2011 and 2010.

Other Income and Deductions

	Year Ended December 31,
	2011	2010	2009
Other income:
Accretion of adjustment (discount) to regulatory assets due to purchase accounting	$29	$34	$39
Reversal of exit liabilities recorded in connection with the termination of outsourcing arrangements (Note 11)	—	—	10
Net gain on sale of other properties and investments	1	2	—

Total other income	$30	$36	$49

Other deductions:
Costs related to 2006 cities rate settlement	$—	$—	$2
Professional fees	4	4	5
Equity losses in unconsolidated affiliate (Note 14)	—	2	2
Other	5	2	5

Total other deductions	$9	$8	$14

Major Customers

Revenues from TCEH represented 33%, 36% and 38% of total operating revenues for the years ended December 31, 2011, 2010 and 2009, respectively. Revenues from subsidiaries of Reliant, a nonaffiliated REP, collectively represented 12% of total operating revenues for each of the years ended December 31, 2011 and 2010 and 14% of total operating revenues for the year ended December 31, 2009. No other customer represented 10% or more of total operating revenues.

Interest Expense and Related Charges

	Year Ended December 31,
	2011	2010	2009
Interest expense	$359	$342	$338
Amortization of fair value debt discounts resulting from purchase accounting	—	2	3
Amortization of debt issuance costs and discounts	3	5	7
Allowance for funds used during construction – capitalized interest portion	(3)	(2)	(2)

Total interest expense and related charges	$359	$347	$346

Trade Accounts Receivable

	December 31,
	2011	2010
Gross trade accounts receivable	$436	$389
Trade accounts receivable from TCEH	(131)	(133)
Allowance for uncollectible accounts	(2)	(2)

Trade accounts receivable from nonaffiliates — net	$303	$254

Gross trade accounts receivable at December 31, 2011 and 2010 included unbilled revenues of $127 million and $126 million, respectively.

In April 2009, the PUCT finalized a new rule relating to the Certification of Retail Electric Providers. Under the new rule, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to the commitments made to the PUCT in 2007, we may not recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Property, Plant and Equipment

	Composite Depreciation Rate/	At December 31,
	Avg. Life at December 31, 2011	2011	2010
Assets in service:
Distribution	4.5% / 22.3 years	$9,486	$9,112
Transmission	2.9% / 35.0 years	4,919	4,372
Other assets	8.6% / 11.6 years	822	728

Total		15,227	14,212
Less accumulated depreciation		5,203	4,810

Net of accumulated depreciation		10,024	9,402
Construction work in progress		530	253
Held for future use		15	21

Property, plant and equipment – net		$10,569	$9,676

Depreciation expense as a percent of average depreciable property approximated 4.0% for 2011, 4.0% for 2010 and 3.1% for 2009.

Intangible Assets

Intangible assets other than goodwill reported in our balance sheet are comprised of the following:

	At December 31, 2011			At December 31, 2010
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$248	$77	$171	$201	$73	$128
Capitalized software	378	181	197	338	142	196

Total	$626	$258	$368	$539	$215	$324

Aggregate amortization expense for intangible assets totaled $48 million, $39 million and $27 million for the years ended December 31, 2011, 2010 and 2009, respectively. At December 31, 2011, the weighted average remaining useful lives of capitalized land easements and software were 80 years and 4 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2012	$39
2013	39
2014	39
2015	39
2016	35

At both December 31, 2011 and 2010, goodwill totaling $4.1 billion was reported on the balance sheet. None of this goodwill is being deducted for tax purposes. See Note 2 for discussion of the goodwill impairment.

Other Noncurrent Liabilities and Deferred Credits

	At December 31,
	2011	2010
Retirement plan and other employee benefits	$1,340	$1,560
Uncertain tax positions (including accrued interest)	147	100
Other	59	41

Total	$1,546	$1,701

Supplemental Cash Flow Information

	Year Ended December 31,
	2011	2010	2009
Cash payments related to:
Interest	$360	$339	$337
Capitalized interest	(3)	(2)	(2)

Interest paid (net of amounts capitalized)	357	337	335
Amounts (refunded) paid in lieu of income taxes	(114)	128	28
Noncash investing and financing activities:
Construction expenditures (a)	140	78	61
Debt exchange transactions (Note 7)	—	324	—

(a)	Represents end-of-period accruals.

Quarterly Information (unaudited)

Results of operations by quarter for the years ended December 31, 2011 and 2010 are summarized below. In our opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011
Operating revenues	$706	$756	$897	$759
Operating income	145	173	225	150
Net income	65	92	144	66

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2010
Operating revenues	$703	$702	$831	$678
Operating income	153	152	226	124
Net income	79	76	149	48

ONCOR ELECTRIC DELIVERY COMPANY LLC

Offers to Exchange

$400,000,000 aggregate principal amount of its 4.10% Senior Secured Notes due 2022, $300,000,000 aggregate principal amount of its 4.55% Senior Secured Notes due 2041 and $500,000,000 aggregate principal amount of its 5.30% Senior Secured Notes due 2042, each of which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 4.10% Senior Secured Notes due 2022, 4.55% Senior Secured Notes due 2041 and 5.30% Senior Secured Notes due 2042, respectively.

Until             , 2012, the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Oncor is a limited liability company formed under the Delaware Limited Liability Company Act (DLLCA).

Delaware Limited Liability Company Act

Section 18-108 of the DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Second Amended and Restated Limited Liability Company Agreement of Oncor

Our Limited Liability Company Agreement provides for the indemnification of (i) each officer, director, board observer and employee of Oncor, (ii) each of the members of Oncor, (iii) each officer, director and employee of each member of Oncor, and (iv) each affiliate of each member of Oncor and of each direct or indirect shareholder of any such affiliate or such shareholder’s affiliates ((i)-(iv) individually, a Covered Person and collectively, Covered Persons). Section 21 of our Limited Liability Company Agreement provides as follows:

“(a) To the fullest extent permitted by law, no Covered Person shall be liable to Oncor or any other person that is a party to or is otherwise bound by the Limited Liability Company Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Limited Liability Company Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, (i) each officer and director of Oncor, (ii) each member of Oncor and each officer, director, employee, equityholder and agent of each member of Oncor and (iii) any employee of Oncor with whom Oncor enters into a written indemnification agreement approved by a majority of Oncor’s board of directors ((i)-(iii) individually, an Indemnified Person and collectively, Indemnified Persons), shall be entitled to indemnification from Oncor for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of Oncor and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Limited Liability Company Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person’s fraud, gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under Section 21 of the Limited Liability Company Agreement by Oncor shall be provided out of and to the extent of Oncor assets only, and no member of Oncor shall have any personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Oncor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Oncor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 21 of the Limited Liability Company Agreement.

(d) An Indemnified Person shall be fully protected in relying in good faith upon the records of Oncor and upon such information, opinions, reports or statements presented to Oncor by any person as to matters the Indemnified Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of Oncor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to Oncor’s members might properly be paid.

(e) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to Oncor or to any other Indemnified Person, an Indemnified Person acting under the Limited Liability Company Agreement shall not be liable to Oncor or to any other Indemnified Person for its good faith reliance on the provisions of the Limited Liability Company Agreement or any approval or authorization granted by Oncor or any other

Indemnified Person. The provisions of the Limited Liability Company Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by Oncor’s members to replace such other duties and liabilities of such Indemnified Person.”

The Limited Liability Company Agreement also provides that the provisions of Section 21 of the Limited Liability Company Agreement shall survive any termination of the Limited Liability Company Agreement.

Certain Other Arrangements

In addition to indemnification by Oncor pursuant to its Limited Liability Company Agreement, Oncor maintains a directors’ and officers’ liability insurance policy that covers the directors and officers of Oncor in amounts that Oncor believes are customary for companies similarly situated, including for liabilities in connection with the registration, offering and exchange of the notes.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibits	Previously Filed* With File Number	As Exhibit

3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

Exhibits	Previously Filed* With File Number	As Exhibit

4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.2	—	Registration Rights Agreement, dated November 23, 2011, among Oncor and the dealer managers named therein

Exhibits	Previously Filed* With File Number	As Exhibit

4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

(5)	Opinion re Legality.

5(a)				Opinion of Baker & McKenzie LLP**

(10)	Material Contracts.

Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 2007 Form 10-K (filed March 31, 2008)	10(i)	—	Oncor Electric Delivery Company LLC Non-employee Director Compensation Arrangement.

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(q)	—	Oncor Supplemental Retirement Plan.

Exhibits	Previously Filed* With File Number	As Exhibit

10(m)	001-12833 2005 Form 10-K (filed March 6, 2006)	10(gg)	—	EFH Split Dollar Life insurance Program, as amended and restated, executed March 2, 2006, effective as of May 20, 2005.

10(n)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(n)	—	Amendment to the EFH Split Dollar Life Insurance Program, effective as of October 10, 2007.

10(o)	333-100240 Form 8-K (filed April 7, 2010)	10.1	—	Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.

10(p)	333-100240 Form 8-K (filed August 24, 2011)	10(aa)	—	Amendment No. 1 to Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.

10(q)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(w)	—	Oncor Electric Delivery Company LLC Executive Change in Control Policy.

10(r)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(x)	—	Oncor Electric Delivery Company LLC Executive Severance Plan and Summary Plan Description.

10(s)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(y)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Annual Incentive Plan.

10(t)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

Credit Agreements.

10(u)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(v)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Other Material Contracts.

10(w)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(x)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

Exhibits	Previously Filed* With File Number	As Exhibit

10(y)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(z)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(aa)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2011 Form 10-K (filed February 18, 2011)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges, and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

12(b)	333-176464 Post-Effective Amendment No. 1 to Form S-1 (filed June 1, 2012)	12(b)	—	Computation of Ratio of Earnings to Fixed Charges for the Three Months Ended March 31, 2012 and 2011

(21)	Subsidiaries of the Registrant.

21(a)	333-100240 2011 Form 10-K (filed February 18, 2011)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto)**

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm**

(24)	Power of Attorney.

24(a)	333-181876 Form S-4 (filed June 4, 2012)		—	Power of Attorney (included on the signature page of the Form S-4).

(25)	Statements of Eligibility of Trustee.

25(a)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 4.10% Senior Secured Notes due 2022†

25(b)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 4.55% Senior Secured Notes due 2041†

25(c)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.30% Senior Secured Notes due 2042†

(99)	Additional Exhibits.

99(a)			—	Form of Letter of Transmittal†

99(b)			—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

99(c)			—	Form of Letter to Clients†

99(d)			—	Form of Notice of Guaranteed Delivery†

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document†

Exhibits	Previously Filed* With File Number	As Exhibit

101.SCH			—	XBRL Taxonomy Extension Schema Document†

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document†

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document†

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document†

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document†

*	Incorporated herein by reference.
**	Filed herewith.
†	Previously filed.

(b) The consolidated financial statement schedules are included in the audited consolidated financial statements or notes thereto included in this registration statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on July 11, 2012.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/S/ ROBERT S. SHAPARD
Name:	Robert S. Shapard
Title:	Chairman of the Board and Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT S. SHAPARD Robert S. Shapard	Chairman of the Board and Chief Executive	July 11, 2012

/S/ DAVID M. DAVIS David M. Davis	Senior Vice President and Chief Financial Officer	July 11, 2012

/S/ RICHARD C. HAYS Richard C. Hays	Controller (Principal Accounting Officer)	July 11, 2012

* Nora Mead Brownell	Director	July 11, 2012

* Richard C. Byers	Director	July 11, 2012

* Thomas M. Dunning	Director	July 11, 2012

* Robert A. Estrada	Director	July 11, 2012

* Thomas D. Ferguson	Director	July 11, 2012

* Monte E. Ford	Director	July 11, 2012

* William T. Hill, Jr.	Director	July 11, 2012

* Jeffrey Liaw	Director	July 11, 2012

* Richard W. Wortham III	Director	July 11, 2012

* Steven J. Zucchet	Director	July 11, 2012

*By: /S/ E. ALLEN NYE, JR.		July 11, 2012
E. Allen Nye, Jr. Attorney-in-Fact

EXHIBIT INDEX

(a)	Exhibits:

Exhibits	Previously Filed* With File Number	As Exhibit
3(i)	Articles of Incorporation

3(a)	333-100240 Form 10-Q (filed November 14, 2007)	3(a)	—	Certificate of Formation of Oncor Electric Delivery Company LLC

3(ii)	By-laws

3(b)	333-100240 Form 10-Q (filed November 6, 2008)	3(a)	—	Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

3(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	3(c)	—	First Amendment to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of February 18, 2009, by and among Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Oncor Management Investment LLC

(4)	Instruments Defining the Rights of Security Holders, Including Indentures.

4(a)	333-100240 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(b)	001-12833 Form 8-K (filed October 31, 2005)	10.1	—	Supplemental Indenture No. 1, dated October 25, 2005, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(c)	333-100240 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated May 6, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2012 and 7.000% Senior Notes due 2032.

4(d)	333-106894 Form S-4 (filed July 9, 2003)	4(c)	—	Officer’s Certificate, dated December 20, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 6.375% Senior Notes due 2015 and 7.250% Senior Notes due 2033

4(e)	333-100240 Form 10-Q (filed May 15, 2008)	4(b)	—	Supplemental Indenture No. 2, dated May 15, 2008, to Indenture and Deed of Trust, dated as of May 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

4(f)	333-100242 Form S-4 (filed October 2, 2002)	4(a)	—	Indenture (for Unsecured Debt Securities), dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York, as Trustee

4(g)	333-100240 Form 10-Q (filed May 15, 2008)	4(c)	—	Supplemental Indenture No. 1, dated May 15, 2008, to Indenture and Deed of Trust, dated as of August 1, 2002, between Oncor Electric Delivery Company LLC and The Bank of New York

Exhibits	Previously Filed* With File Number	As Exhibit
4(h)	333-100242 Form S-4 (filed October 2, 2002)	4(b)	—	Officer’s Certificate, dated August 30, 2002, establishing the terms of Oncor Electric Delivery Company LLC’s 5% Debentures due 2007 and 7% Debentures due 2022

4(i)	333-100240 Form 8-K (filed September 9, 2008)	4.1	—	Officer’s Certificate, dated September 8, 2008, establishing the terms of Oncor Electric Delivery Company LLC’s 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038

4(j)	333-100240 Form 10-Q (filed November 6, 2008)	4(c)	—	Investor Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

4(k)	333-100240 Form 10-Q (filed November 6, 2008)	4(d)	—	Registration Rights Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Energy Future Holdings Corp. and Texas Transmission Investment LLC.

4(l)	333-100240 Form 10-Q (filed May 15, 2008)	4(a)	—	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, by Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York, as Collateral Agent

4(m)	333-100240 2008 Form 10-K (filed March 3, 2009)	4(n)	—	First Amendment to Deed of Trust, dated as of March 2, 2009, by and between Oncor Electric Delivery Company LLC and The Bank of New York Mellon (formerly The Bank of New York) as Trustee and Collateral Agent

4(n)	333-100240 Form 8-K (filed September 3, 2010)	10.1	—	Second Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of September 3, 2010 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon, as Collateral Agent

4(o)	333-100240 Form 8-K (filed November 15, 2011)	10.1	—	Third Amendment to Deed of Trust, Security Agreement and Fixture Filing dated as of November 10, 2011 by and between Oncor Electric Delivery Company LLC, as Grantor, to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as Collateral Agent

4(p)	333-100240 Form 8-K (filed September 16, 2010)	4.1	—	Officer’s Certificate, dated September 13, 2010, establishing the terms of Oncor’s 5.25% Senior Secured Notes due 2040

4(q)	333-100240 Form 8-K (filed October 12, 2010)	4.1	—	Officer’s Certificate, dated October 8, 2010, establishing the terms of Oncor’s 5.00% Senior Secured Notes due 2017 and 5.75% Senior Secured Notes due 2020

4(r)	333-100240 Form 8-K (filed November 23, 2011)	4.1	—	Officer’s Certificate, dated November 23, 2011, establishing the terms of Oncor’s 4.55% Senior Secured Notes due 2041

4(s)	333-100240 Form 8-K (filed November 23, 2011)	4.2	—	Registration Rights Agreement, dated November 23, 2011, among Oncor and the dealer managers named therein

Exhibits	Previously Filed* With File Number	As Exhibit
4(t)	333-100240 Form 8-K (filed May 18, 2012)	4.1	—	Officer’s Certificate, dated May 18, 2012, establishing the terms of Oncor’s 4.10% Senior Secured Notes due 2022 and Oncor’s 5.30% Senior Secured Notes due 2042

4(u)	333-100240 Form 8-K (filed May 18, 2012)	4.2	—	Registration Rights Agreement, dated May 18, 2012, among Oncor and the representatives of the initial purchasers of Oncor’s 4.10% Senior Secured Notes due 2022 and 5.30% Senior Secured Notes due 2042.

(5)	Opinion re Legality.

5(a)				Opinion of Baker & McKenzie LLP**

(10)	Material Contracts.

Management Contracts; Compensatory Plans, Contracts and Arrangements

10(a)	333-100240 2007 Form 10-K (filed March 31, 2008)	10(i)	—	Oncor Electric Delivery Company LLC Non-employee Director Compensation Arrangement.

10(b)	333-100240 Form 8-K (filed February 23, 2009)	10.1	—	Form of Management Stockholder Agreement (Senior Management Form).

10(c)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(l)	—	Form of Director Stockholder’s Agreement.

10(d)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(m)	—	Form of Director Sale Participation Agreement.

10(e)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(n)	—	Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan.

10(f)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(o)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Director Stock Appreciation Rights Plan.

10(g)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(p)	—	2008 Equity Interests Plan for Key Employees of Oncor Electric Delivery Company LLC and its affiliates.

10(h)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(q)	—	Form of Sale Participation Agreement (Management Form).

10(i)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(r)	—	Oncor Electric Delivery Company LLC Stock Appreciation Rights Plan.

10(j)	333-100240 2008 Form 10-K (filed March 3, 2009)	10(s)	—	Form of Stock Appreciation Rights Award Letter pursuant to the Stock Appreciation Rights Plan.

10(k)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(p)	—	Oncor Salary Deferral Program.

10(l)	333-100240 2009 Form 10-K (filed February 19, 2010)	10(q)	—	Oncor Supplemental Retirement Plan.

Exhibits	Previously Filed* With File Number	As Exhibit
10(m)	001-12833 2005 Form 10-K (filed March 6, 2006)	10(gg)	—	EFH Split Dollar Life insurance Program, as amended and restated, executed March 2, 2006, effective as of May 20, 2005.

10(n)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(n)	—	Amendment to the EFH Split Dollar Life Insurance Program, effective as of October 10, 2007.

10(o)	333-100240 Form 8-K (filed April 7, 2010)	10.1	—	Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.

10(p)	333-100240 Form 8-K (filed August 24, 2011)	10(aa)	—	Amendment No. 1 to Contract for Services by and between Oncor Electric Delivery Company LLC and Rob D. Trimble, III.

10(q)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(w)	—	Oncor Electric Delivery Company LLC Executive Change in Control Policy.

10(r)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(x)	—	Oncor Electric Delivery Company LLC Executive Severance Plan and Summary Plan Description.

10(s)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(y)	—	Oncor Electric Delivery Company LLC Second Amended and Restated Executive Annual Incentive Plan.

10(t)	333-100240 Form 10-Q (filed July 29, 2011)	10(a)	—	Oncor Electric Delivery Company LLC Third Amended and Restated Executive Annual Incentive Plan.

Credit Agreements.

10(u)	333-100240 Form 8-K (filed October 11, 2011)	10.1	—	Amended and Restated Revolving Credit Agreement, dated as of October 11, 2011, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, JPMorgan Chase Bank, N.A., as swingline lender, and JPMorgan Chase Bank, N.A., Barclays Bank PLC, The Royal Bank of Scotland plc, Bank of America, N.A. and Citibank, N.A., as fronting banks for lenders of credit issued thereunder.

10(v)	333-100240 Form 8-K (filed May 15, 2012)	10.1	—	Joinder Agreement, dated as of May 15, 2012, by and among Oncor, as Borrower, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, swingline lender and fronting bank, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and The Royal Bank of Scotland PLC, as fronting banks, and each party identified as an “Incremental Lender” on the signature pages thereto.

Other Material Contracts.

10(w)	333-100240 2004 Form 10-K (filed March 23, 2005)	10(i)	—	Agreement, dated as of March 10, 2005, by and between Oncor Electric Delivery Company LLC and TXU Energy Company LLC allocating to Oncor Electric Delivery Company LLC the pension and post-retirement benefit costs for all Oncor Electric Delivery LLC employees who had retired or had terminated employment as vested employees prior to January 1, 2002.

10(x)	333-100240 Form 10-Q (filed November 6, 2008)	10(b)	—	Amended and Restated Tax Sharing Agreement, dated as of November 5, 2008, by and among Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC, Oncor Management Investment LLC, Texas Transmission Investment LLC and Energy Future Holdings Corp.

Exhibits	Previously Filed* With File Number	As Exhibit

10(y)	001-12833 2007 Form 10-K (filed March 31, 2008	10(eee)	—	Stipulation as approved by the PUCT in Docket No. 34077.

10(z)	001-12833 2007 Form 10-K (filed March 31, 2008)	10(fff)	—	Amendment to Stipulation Regarding Section 1, Paragraph 35 and Exhibit B in Docket No. 34077.

10(aa)	333-100240 2010 Form 10-K (filed February 18, 2011)	10(ae)	—	PUCT Order on Rehearing in Docket No. 34077.

(12)	Statement Regarding Computation of Ratios.

12(a)	333-100240 2011 Form 10-K (filed February 18, 2011)	12(a)	—	Computation of Ratio of Earnings to Fixed Charges, and Ratio of Earnings to Combined Fixed Charges and Preference Dividends

12(b)	333-176464 Post-Effective Amendment No. 1 to Form S-1 (filed June 1, 2012)	12(b)	—	Computation of Ratio of Earnings to Fixed Charges for the Three Months Ended March 31, 2012 and 2011

(21)	Subsidiaries of the Registrant.

21(a)	333-100240 2011 Form 10-K (filed February 18, 2011)	21(a)	—	Subsidiaries of Oncor Electric Delivery Company LLC

(23)	Consents of Experts and Counsel.

23(a)			—	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5(a) hereto)**

23(b)			—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm**

(24)	Power of Attorney.

24(a)	333-181876 Form S-4 (filed June 4, 2012)		—	Power of Attorney (included on the signature page of the Form S-4).

(25)	Statements of Eligibility of Trustee.

25(a)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 4.10% Senior Secured Notes due 2022†

25(b)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 4.55% Senior Secured Notes due 2041†

25(c)			—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture governing the 5.30% Senior Secured Notes due 2042†

(99)	Additional Exhibits.

99(a)			—	Form of Letter of Transmittal†

99(b)			—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

99(c)			—	Form of Letter to Clients†

99(d)			—	Form of Notice of Guaranteed Delivery†

(101)	Interactive Data File.

101.INS			—	XBRL Instance Document†

Exhibits	Previously Filed* With File Number	As Exhibit

101.SCH			—	XBRL Taxonomy Extension Schema Document†

101.CAL			—	XBRL Taxonomy Extension Calculation Linkbase Document†

101.DEF			—	XBRL Taxonomy Extension Definition Linkbase Document†

101.LAB			—	XBRL Taxonomy Extension Labels Linkbase Document†

101.PRE			—	XBRL Taxonomy Extension Presentation Linkbase Document†

*	Incorporated herein by reference.
**	Filed herewith.
†	Previously filed.